Form 10-K405, Exhibit 13
period 1996-12-31
COMMUNITY FINANCIAL CORP /IL/
filed 1997-03-31
CIK 934858

COMMUNITY FINANCIAL CORP.



     [LOGO OF COMMUNITY FINANCIAL CORP. APPEARS HERE]



                                                              1996 ANNUAL REPORT

COMMUNITY FINANCIAL CORP.
================================================================================

     Community Financial Corp. (the "Company") was incorporated in December 1994 at the direction of the Board of Directors of Community Bank & Trust, sb, the predecessor of Community Bank & Trust, N.A. (the "Bank"), to become the holding company for the Bank upon its conversion from mutual to stock form (the "Conversion"). In June 1995, the Company used the proceeds from its initial public offering to acquire all the outstanding capital stock of the Bank. The Company has no significant assets other than the outstanding stock of the Bank, the portion of and earnings on the net proceeds from its initial public offering that it retained and a note receivable from the Company's Employee Stock Ownership Plan ("ESOP"). The Company's principal business is overseeing and directing the business of the Bank and investing the Company's assets. The Company has registered with the Board of Governors of the Federal Reserve System as a bank holding company.

     The Bank is a national bank operating through five offices serving Richland, Coles, Jasper, Lawrence and Wayne Counties, Illinois and contiguous counties in southeastern Illinois. The Bank was chartered in 1883 as Olney Building and Loan Association. In 1961, the Bank changed its name to Olney Savings and Loan Association. The Bank expanded its branch office network through a series of acquisitions of other financial institutions, acquiring its Lawrenceville and Fairfield offices in 1983, its Charleston office in 1989 and its Newton office in 1990. The Bank became an Illinois state savings bank in July 1992, at which time it adopted the title Community Bank & Trust, sb, converted to a federally chartered mutual savings bank under the name Community Bank & Trust, fsb in February 1995 and converted to a national bank in June 1995, at which time it adopted its present name.

     In December 1996, the Company signed an agreement for the purchase of all the outstanding stock of American Bancshares, Inc., the holding company for American Bank of Illinois in Highland, an $18 million asset commercial bank with branches in Highland and Pocohontas, Illinois. The acquisition is expected to be completed in the second quarter of 1997.

     The principal business of the Bank historically consists of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on single-family residences in the Bank's market area. To an increasing extent, the Bank originates agricultural loans because of the economic base of the surrounding communities, and has recently placed more emphasis on the origination of automobile loans and commercial business loans. The Bank's origination of agricultural, automobile and commercial business loans arises from management's perception of minimal anticipated growth in residential loan demand within the Bank's market area and a local demand for nonresidential loans.

MARKET INFORMATION
================================================================================

     The Company's common stock began trading under the symbol "CFIC" on the Nasdaq National Market System on June 30, 1995. There are currently 2,387,112 shares of the common stock outstanding and approximately 703 holders of record of the common stock. Since issuance of the common stock, on January 15, 1997 the Company paid a cash dividend of $.25 per share to stockholders of record as of December 30, 1996. No other dividends have been paid on the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported by Nasdaq during the periods indicated.

                               High      Low
                              -------  -------
            1995
            ----
            Second quarter..  $ 11.75  $ 10.75
            Third quarter...    13.00    12.50
            Fourth quarter..    13.375   13.00
            1996
            ----
            First quarter...  $ 13.75    12.25
            Second quarter..    13.25    12.00
            Third quarter...    13.625   11.75
            Fourth quarter..    13.50    12.625

TABLE OF CONTENTS
================================================================================

Community Financial Corp...............................................................  Inside Front Cover
Market Information.....................................................................  Inside Front Cover
Letter to Stockholders.................................................................                   1
Selected Consolidated Financial and Other Data.........................................                   2
Management's Discussion and Analysis of Financial Condition and Results of Operations..                   4
Consolidated Financial Statements......................................................                  19
Corporate Information..................................................................                  48

Dear Stockholder:

The Directors, Officers, and Staff of Community Financial Corp. and Community Bank & Trust, N.A. proudly present our Annual Report to Stockholders. This report presents an exciting and productive year for our bank.

We recently announced the signing of an agreement for the acquisition of American Bancshares Inc., the holding company for American Bank of Illinois in Highland, with branches in Highland and Pocohontas, Illinois, a strong bank with assets of $18 million. This opens up a new market area and adds diversity to our organization's geography. We continue to search for acquisitions that will enhance our performance and fit into our long range plans.

The performance of the bank remains strong. Net income was $773,000, which included a one-time special assessment of $703,000, net of taxes, paid to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Also during the year, we completed a ten percent (10%) stock repurchase, and have regulatory permission to repurchase another five percent (5%). We continue to maintain very good asset quality. The company declared a dividend of $.25 per share to stockholders of record on December 30, 1996.

We remain committed to the "Community Bank" concept. Decision making is left in the hands of local management and their boards. We encourage our employees to become involved in the communities in which they serve and live. A new facility is being constructed at the Charleston location to better serve the community and to enhance our growth in the market area. It is this strong "local community" presence and involvement that will be the key to Community Bank & Trust's future success.

The Directors and Officers of Community Financial Corp. and Community Bank & Trust, N.A. want to thank our stockholders and customers for their confidence and support of our organization. We especially want to thank our employees for the loyalty and support they put forth on a daily basis that truly makes our job easier and the organization a team effort. We will continue to endeavor to maintain a high level of customer satisfaction and enhance shareholder value in the year to come.

Sincerely,

/s/ Shirley B. Kessler
----------------------
Shirley B. Kessler
President and Chief
Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================

SELECTED FINANCIAL CONDITION DATA

                                                                At December 31,
                                                ------------------------------------------------
                                                  1996      1995      1994      1993      1992
                                                --------  --------  --------  --------  --------
                                                                (In thousands)

Assets........................................  $185,799  $186,513  $164,633  $163,226  $164,613
Loans receivable, net.........................   122,307   114,494   111,369    99,641    86,587
Investment securities (1):
  Available for sale..........................    13,990    19,347     7,716        --        --
  Held to maturity............................     3,362     3,113     2,255    10,289     3,874
Cash and cash equivalents and time deposits...    12,618     9,877     5,638     5,065    16,766
Mortgage-backed and related
 securities (1)...............................    28,319    35,520    32,310    44,260    52,848
Deposits......................................   139,100   144,277   151,078   150,290   151,545
FHLB advances.................................     7,500     3,000     1,050        --        --
Other borrowings..............................     3,121        --        --        --     1,959
Retained earnings - substantially restricted..    34,082    38,106    11,254    12,228    10,503

------------------

(1) In connection with its adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994, the Bank classified certain investment securities and all mortgage-backed and related securities as available for sale.

-------------------------------------------------------------------------------


SELECTED OPERATIONS DATA

                                                                   Year Ended December 31,
                                                   -------------------------------------------------
                                                     1996     1995      1994         1993      1992
                                                   -------   -------   -------      -------   -------
                                                                      (In thousands)


Interest income..................................  $13,875   $13,267   $11,776      $12,225   $13,634
Interest expense.................................   (6,728)   (6,747)   (5,576)      (6,224)   (7,972)
                                                   -------   -------   -------      -------   -------
Net interest income..............................    7,147     6,520     6,200        6,001     5,662
Provision for loan losses........................      (10)     (113)     (212)        (144)     (112)
                                                   -------   -------   -------      -------   -------
Net interest income after
 provision for loan losses.......................    7,137     6,407     5,988        5,857     5,550
Noninterest income...............................      777     1,033       953          703       578
Noninterest expense..............................   (6,798)   (4,437)   (4,691)      (3,747)   (3,562)
Gain (loss) on sale of assets....................       --       137       (26)          10       203
                                                   -------   -------   -------      -------   -------
Income before provision for income tax...........    1,116     3,140     2,224        2,823     2,769
Provision for income tax.........................     (343)   (1,107)     (813)      (1,073)   (1,016)
                                                   -------   -------   -------      -------   -------
Income before extraordinary item and cumulative
 effect of change in accounting principle........      773     2,033     1,411        1,750     1,753
Extraordinary items..............................       --        --      (701)(1)       --        --
Cumulative effect of change in
 accounting principle (2)........................       --        --        --          (25)       --
                                                   -------   -------   -------      -------   -------
Net income.......................................  $   773   $ 2,033   $   710      $ 1,725   $ 1,753
                                                   =======   =======   =======      =======   =======

------------------

(1) Consists of a $701,000 expense representing the recapture of the Bank's tax bad debt reserve taken in the quarter ended December 31, 1994 in connection with the Board of Directors' determination to effectuate the conversion to a national bank.
(2) For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards -- Accounting for Income Taxes."

KEY OPERATING RATIOS:


                                                          At or for the
                                                --------------------------------
                                                     Year Ended December 31,
                                                ---------------------------------
                                                 1996            1995        1994
                                                -----           -----       -----


PERFORMANCE RATIOS:
  Return on average assets (net income
    divided by average total assets)..........     .42%(1)       1.15%         .86%(2)
  Return on average equity (net income
    divided by average retained earnings (3)..    2.15 (1)       8.09        12.17 (2)
  Interest rate spread (combined weighted
    average interest rate earned less
    combined weighted average interest
    rate cost)................................    3.17           3.17         3.78
  Net yield on interest-earning assets........    4.03           3.79         3.95
  Ratio of average interest-earning assets
    to average interest-bearing liabilities...  122.58          115.59      104.86
  Ratio of noninterest expense to average
    total assets..............................    3.66            2.51        2.86

ASSET QUALITY RATIOS:
  Nonperforming assets to total assets
    at end of period..........................     .20             .28         .51
  Nonperforming loans to total loans..........     .26             .34         .62
  Allowance for loan losses to total
    loans at end of period....................    1.23            1.31        1.45
  Allowance for loan losses to nonperforming
     loans (4) at end of period...............  477.99          382.32      238.52
  Provision for loan losses to total loans
     at end of period.........................     .01             .10         .19
  Net charge-offs to average loans............      --             .21         .19

CAPITAL RATIOS:
  Retained earnings to total assets at
    end of period.............................   18.34           20.43        7.86
  Average retained earnings to average
    assets....................................   19.19           14.21        7.85

------------------

(1) Ratios are based on net income, which includes a one-time special assessment of $703,000, net of taxes, paid to recapitalize the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). After restating to eliminate this expense, return on average assets and return on average equity would have been .80% and 4.11%, respectively.
(2) Ratios are based on net income before extraordinary item. After including the extraordinary item, for the year ended December 31, 1994, return on average assets was 0.43%, and return on average equity was 6.13%.
(3) Average retained earnings reflects unrealized losses on securities available for sale for the years ended December 31, 1996 and 1995.
(4) Nonperforming loans consist of nonaccrual loans and accruing loans which are contractually past due 90 days or more.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
===============================================================================


GENERAL

     The Company's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan and mortgage-backed and related securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Company's net income also is affected by the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees.

     The operations of the Company are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Company's market area.

RECENT DEVELOPMENTS

     In December 1996, the Company signed an agreement for the purchase of all the outstanding stock of American Bancshares, Inc., the holding company for American Bank of Illinois in Highland, an $18 million asset commercial bank with branches in Highland and Pocohontas, Illinois. The acquisition is expected to be completed in the second quarter of 1997.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1994, 1995 AND 1996

     The Company's financial condition increased by $21.9 million, or 13.3%, from $164.6 million at December 31, 1994 to $186.5 million at December 31, 1995 due to the receipt of proceeds from the sale of the Company's common stock in connection with the conversion from mutual to a stock form during 1995. Assets decreased by $714,000, or .4%, from $186.5 million at December 31, 1995 to $185.8 million at December 31, 1996.

     The Company's net loans receivable have increased steadily in recent years, increasing by $3.1 million, or 2.8% from $111.4 million at December 31, 1994 to $114.5 million at December 31, 1995 and by $7.8 million, or 6.8% to $122.3 million at December 31, 1996. The increases in net loans receivable during the year ended December 31, 1996 were due to increases in agricultural and commercial business lending. The Company has increasingly emphasized such lending in recent years by offering more competitive rates in response to demand in its market area and the higher yields on such loans relative to yields on single-family residential mortgage loans. Agricultural loans and commercial business loans generally involve greater risks than loans secured by single-family residential real estate.

     The Company's investment securities increased by $12.3 million, or 125.3%, from $10.0 million at December 31, 1994 to $22.5 million at December 31, 1995. Investment securities decreased by $5.1 million, or 22.7%, to $17.4 million at December 31, 1996. The decrease during 1996 was due to reinvestment of proceeds from maturing investment securities in other interest earning assets. Cash and cash equivalents and time deposits increased by $4.2 million, or 75.2% to $5.6 million at December 31, 1994 to $9.9 million at December 31, 1995. The 1995 increases were primarily due to the investment of net Conversion proceeds in investment securities and cash and cash equivalents and time deposits. Cash and cash equivalents increased by $2.7 million, or 27.8%, to $12.6 million at December 31, 1996.

     The Company's mortgage-backed and related securities increased by $3.2 million, or 9.9%, from $32.3 million at December 31, 1994 to $35.5 million at December 31, 1995 primarily due to the investment of net Conversion proceeds in mortgage-backed and related securities. Mortgage-backed and related securities decreased by $7.2 million, or 20.3%, to $28.3 million at December 31, 1996. The decrease is the result of principal payback and maturities. The proceeds were reinvested in other interest-earning assets.

     Deposits were $151.1 million, $144.3 million and $139.1 million at December 31, 1994, 1995 and 1996, respectively. The primary reason for the decrease in deposits in 1995 was the non-renewal of certain short-term jumbo certificates of deposit and money market accounts by schools, municipalities and other local entities. As these deposits mature, the Bank bids against other financial institutions to retain these deposits. As a result, these funds are less likely to remain on deposit at the Bank upon maturity than smaller certificates of deposit maintained by the Bank's retail customers. In 1996, a repurchase program was introduced to attract large depositors. At December 31, 1996, this program had a balance of $3.1 million.

     Historically, the Company has not made significant use of borrowings. However, the Bank has obtained FHLB advances as needed for liquidity purposes. At December 31, 1996, the Bank had $7.5 million in FHLB advances with an interest rate of 5.8%.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     Net Income. Net income was $773,000 for the year ended December 31, 1996, as compared to $2.0 million for the year ended December 31, 1995. This represents a decrease of $1.2 million, or 62.0%. The decrease in net income reflects (on a pre-tax basis) a $627,000, or 9.6%, increase in net interest income, a $393,000, or 33.6%, decrease in non-interest income and a $2.4 million, or 53.2%, increase in non-interest expense.

     Net Interest Income. Net interest income increased by $627,000, or 9.6%, from $6.5 million for the year ended December 31, 1995 to $7.1 million for the year ended December 31, 1996. The increase in net interest income reflects an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 115.6% for the year ended December 31, 1995 to 122.6% for the year ending December 31, 1996. The interest received on interest-earning assets increased by $608,000, or 4.6%, from $13.3 million for the year ended December 31, 1995 to $13.9 million for the year ended December 31, 1996 due to a 3.1% increase in average interest-earning assets coupled with a 12 basis point improvement in average yields from 7.70% at December 31, 1995 to 7.82% at December 31, 1996. The cost of interest-bearing liabilities decreased by $19,000, or .3%, as the average interest-bearing liabilities decreased by $4.1 million, or 2.8%, from $149.0 million at December 31, 1995 to $144.8 million at December 31, 1996, while the average cost increased by 12 basis points from 4.53% at December 31, 1995 to 4.65% at December 31, 1996.

     Interest Income. Interest income was $13.9 million for the year ended December 31, 1996, as compared to $13.3 million for the year ended December 31, 1995, representing an increase of $608,000, or 4.6%. The increase is primarily due to a $5.3 million, or 3.1%, increase in average earning assets from $172.2 million for the year ended December 31, 1995 to $177.5 million for the year ended December 31, 1996. The increase in the average earning assets is primarily due to the averages reflecting a full year performance of proceeds obtained from the sale of the Company's common stock in connection with the Bank's conversion from mutual to stock form (the "Conversion").

     Interest on loans increased by $639,000, or 6.5%, from $9.8 million for the year ended December 31, 1995 to $10.5 million for the year ended December 31, 1996. The increase in interest on loans was due to an increase of $5.4 million, or 4.7%, in the average balance of loans from $114.4 million for the year ended December 31, 1995 to $119.8 million for the year ended December 31, 1996. Loans primarily increased through the increased origination of agricultural and commercial business loans. Interest on mortgage-backed and related securities decreased by $251,000, or 11.0%, from $2.3 million for the year ended December 31, 1995 to $2.0 million for the year ended December 31, 1996. Such decrease was due to a decrease of $3.4 million, or 9.9%, in the average balance of mortgage-backed and related securities from $34.9 million for the year ended December 31, 1995 to $31.5 million for the year ended December 31, 1996. The decrease in the average balance of mortgage-backed and related securities was the result of changes in the portfolio mix of interest-earning assets. Interest on securities available for sale increased $149,000, or 21.2%, from $703,000 for the year ended December 31, 1995 to $852,000 for the year ended December 31, 1996. The increase was due to an increase in the average balance of $1.8 million, or 12.6%, from $14.2 million for the year ended December 31, 1995 to $16.0 million for the year ended December 31, 1996. Interest on cash and cash equivalents increased by $50,000, or 15.1%, from $331,000 for the year ended December 31, 1995 to $381,000 for the year ended December 31, 1996. The increase was due to an increase in the average balance of $1.1 million, or 19.3%, from $5.9 million for the year ended December 31, 1995 to $7.0 million for the year ended December 31, 1996.

     Interest Expense. Interest expense, which consists primarily of interest on deposits, decreased by $19,000, or 0.3%, from $6.7 million for the year ended December 31, 1995 to $6.7 million for the year ended December 31, 1996.
Interest on deposits decreased $353,000, or 5.3%, from $6.7 million for the year ended December 31, 1995 to $6.3 million for the year ended December 31, 1996. The decrease is primarily due to the decrease in the average balance of deposit accounts. The average balance of deposit accounts decreased by $10.7 million, or 7.3%, from $147.5 million for the year ended December 31, 1995 to $136.8 million for the year ended December 31, 1996. To offset the decrease in average deposits, the Company used other borrowings in the form of Federal Home Loan Bank ("FHLB") advances and repurchase agreements. This is reflected in the increase in average borrowings of $6.6 million, or 437.7%, from $1.5 million for the year ended December 31, 1995 to $8.1 million for the year ended December 31, 1996. The Company has used FHLB advances in the past as indicated by the average balance increasing $4.5 million, or 300.0%, from $1.5 million for the year ended December 31, 1995 to $6.0 million for the year ended December 31, 1996. The average cost of the FHLB advances increased $233,000, or 323.6%, from $72,000 for the year ended December 31, 1995 to $305,000 for the year ended December 31, 1996. The increase in the average cost of FHLB advances was not only due to the average balance increase but also due to a 28 basis point increase in the average rate from 4.8% for the year ended December 31, 1995 to 5.1% for the year ended December 31, 1996. The increase in the average balance of borrowings also reflected the introduction in 1996 of repurchase agreements. Repurchase agreements had an average balance of $2.1 million and an average cost of 4.9% for the year ended December 31, 1996.

     Provision for Loan Losses. The Company established provisions for loan losses of $10,000 and $113,000 for the years ended December 31, 1996 and 1995, respectively. The Company's provisions for loan losses approximated net charge-offs during such periods and were made to maintain the allowance for loan losses at an adequate level during those periods.

     Non-Interest Income. Noninterest income decreased by $393,000, or 33.6%, from $1.2 million for the year ended December 31, 1995 to $777,000 for the year ended December 31, 1996. For the year ended December 31, 1995 two non-recurring events totaling $391,000 (pre-tax) were included. Restating noninterest income for the year ended December 31, 1995, removing the gain from the sale of the insurance agency of $142,000 and the recovery of the litigation settlement of $249,000, would have been $779,000. Other than these non-recurring events in 1995, non-interest income remained stable.

     Non-Interest Expense. Noninterest expense increased by $2.4 million, or 53.2%, from $4.4 million for the year ended December 31, 1995 to $6.8 million for the year ended December 31, 1996. For the year ended December 31, 1996 two non-recurring events totalling $1.6 million (pre-tax) were included. Restating noninterest expense for the year ended December 31, 1996, removing the one time SAIF assessment of $1.0 million and the approximated cost to close a defined benefit plan of $622,000, would have been $5.1 million. The restated noninterest expense reflected an increase for the year ended December 31, 1996 of $724,000, or 16.3%. The increase after restatement of noninterest expense for the year ended December 31, 1996 was primarily due to a full year of operation of the Company in 1996 and the benefit expenses that were approved following the Conversion. The Management Recognition Plan (MRP) amounted to $393,000 and the allocation of the Employee Stock Ownership Plan
(ESOP) amounted to $116,000.

     Income Taxes. The Company's income tax was $343,000 and $1.1 million for the years ended December 31, 1996 and 1995, respectively, which resulted in effective income tax rates of 30.7% and 35.3%, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     Net Income. Net income was $2.0 million for the year ended December 31, 1995, as compared to $710,000 for the year ended December 31, 1994. This represents an increase of $1.3 million, or 186.3%. The increase in net income reflects a $225,000, or 23.7%, increase in non-interest income and a decrease of $925,000 or 18.0% in non-interest expense, as well as a $701,000 expense during fiscal 1994 representing the recapture of the Bank's tax bad debt reserve in connection with the Board of Directors' determination to effectuate the conversion to a national bank.

     Net Interest Income. Net interest income increased by $320,000 or 5.2%, from $6.2 million for the year ended December 31, 1994 to $6.5 million for the year ended December 31, 1995. The increase in net interest income reflects an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 104.86% for the year ended December 31, 1994 to 115.59% for the year ended December 31, 1995. The increase in the ratio of average interest-earning assets to average interest-bearing liabilities was due to the investment of net income earned during the year ended December 31, 1995 and investing the proceeds from the Conversion in interest-earning assets. The investment of Conversion proceeds in interest-earning assets caused average interest-earning assets to increase by $15.4 million, or 9.8%, from $156.8 million for the year ended December 31, 1994 to $172.2 million for the year ended December 31, 1995. The cost of interest-bearing liabilities increased by $1.2 million, or 21.0%, from $5.6 million for the year ended December 31, 1994 to $6.7 million for the year ended December 31, 1995 as rising interest rates caused an 80 basis point increase in the cost of interest-bearing liabilities from 3.73% for the year ended December 31, 1994 to 4.53% for the year ended December 31, 1995. The average yield on interest-earning assets increased by only 19 basis points from 7.51% for the year ended December 31, 1994 to 7.70% for the year ended December 31, 1995, while average cost of funds increased by 80 basis points from 3.73% for the year ended December 31, 1994 to 4.53% for the year ended December 31, 1995. This is reflected in the average spread declining 61 basis points from 3.78% for the year ended December 31, 1994 to 3.17% for the year ended December 31, 1995. After the time that the Company received and invested the net Conversion proceeds, interest rates subsequently increased, which contributed to the yield on interest-earning assets increasing less than the cost of interest-bearing liabilities. The net Conversion proceeds were invested in short-term (less than three years to maturity) investments, and as these investments mature, the proceeds have been and will be reinvested at prevailing interest rates.

     Interest Income. Interest income was $13.3 million for the year ended December 31, 1995, as compared to $11.8 million for the year ended December 31, 1994, representing an increase of $1.5 million, or 12.7%. The increase was primarily due to the investment of Conversion proceeds and a 19 basis point increase in the average yield.

     Interest on loans increased by $1.1 million, or 12.5%, from $8.7 million for the year ended December 31, 1994 to $9.8 million for the year ended December 31, 1995. The increase in interest on loans was due to an increase of $7.8 million, or 7.3%, in the average balance of loans from $106.7 million for the year ended December 31, 1994 to $114.4 million for the year ended December 31, 1995 and a 40 basis point increase in the average yield from 8.18% for the year ended December 31, 1994 to 8.58% for the year ended December 31, 1995. Loans primarily increased through the increased origination of commercial business loans and automobile loans. Interest on mortgage-backed and related securities decreased by $102,000 or 4.3%, from $2.4 million for the year ended December 31, 1994 to $2.3 million for the year ended December 31, 1995. Such decrease was due to a decrease of $1.9 million, or 5.1% in the average balance of mortgage-backed and related securities from $36.8 million for the year ended December 31, 1994 to $34.9 million for the year ended December 31, 1995. Interest on securities available for sale increased $342,000, or 94.7%, from $361,000 for the year ended December 31, 1994 to $703,000 for the year ended December 31, 1995. The increase was due to an increase in the average balance of $6.8 million, or 90.8%, from $7.5 million for the year ended December 31, 1994 to $14.2 million for the year ended December 31, 1995. The increase was due to short-term investments of the Conversion proceeds. Interest on cash and cash equivalents increased $147,000, or 79.9%, from $184,000 for the year ended December 31, 1994 to $331,000 for the year ended December 31, 1995. The increase was due to an increase in the average balance of $2.8 million, or 88.6%, from $3.1 million for the year ended December 31, 1994 to $5.9 million for the year ended December 31, 1995. The increase was due to short-term investment of Conversion proceeds.

     Interest Expense. Interest expense, which consists primarily of interest on deposits, increased by $1.1 million, or 19.6%, from $5.6 million for the year ended December 31, 1994 to $6.7 million for the year ended December 31, 1995. The average balance of deposit accounts remained fairly unchanged with an increase of $445,000, or .30%, from $147.0 million for the year ended December 31, 1994 to $147.4 million for the year ended December 31, 1995. Interest on the deposits increased $1.2 million, or 22.8%, from $5.4 million for the year ended December 31, 1994 to $6.7 million for the year ended December 31, 1995. The increase is reflected in the increase in the average cost of 83 basis points, from 3.70% for the year ended December 31, 1994 to 4.53% for the year ended December 31, 1995. This increase is due to higher prevailing market rates and a shift in the composition of deposits from lower rate products to the higher rate products. During the year ended December 31, 1995 and 1994, the Company also made use of FHLB advances for liquidity purposes. The company incurred interest expense of $72,000 and $139,000 during the years ended December 31, 1995 and 1994, respectively, on FHLB advances.

     Provision for Loan Losses. The Company established provisions for loan losses of $113,000 and $212,000 for the years ended December 31, 1995 and 1994, respectively. The Company's provisions for loan losses approximated net charge-offs during such periods and were made to maintain the allowance for loan losses at an adequate level during those periods.

     Non-Interest Income. Noninterest income increased by $248,000, or 36.8%, from $927,000 for the year ended December 31, 1994 to $1.2 million for the year ended December 31, 1995. The increase was due to the gain on the sale of the insurance agency of $142,000 and the recovery of the litigation settlement of $249,000 which was booked in 1994.

     Non-Interest Expense. Noninterest expense decreased by $250,000 or 5.3%, from $4.7 million for the year ended December 31, 1994 to $4.4 million for the year ended December 31, 1995. The decrease was due to the $257,000 expense for litigation that was recorded on the financials at year end December 31, 1994.

     Extraordinary Item. During the year ended December 31, 1994, the Bank had a $701,000 extraordinary expense reflecting the recapture of the tax bad debt reserve taken in connection with the Board of Directors' determination to effectuate the conversion to a national bank. No comparable extraordinary item was recorded during the year ended December 31, 1995.

     Income Taxes. The Company's income tax was $1.1 million and $813,000 for the years ended December 31, 1995 and 1994, respectively, which resulted in effective income tax rates of 35.3% and 36.6%, respectively.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

     The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.


                                                                              Year Ended December 31,
                                         -------------------------------------------------------------------------------------------

                                                     1996                           1995                           1994
                                         -----------------------------  ----------------------------    ---------------------------

                                                              Average                        Average                        Average
                                          Average              Yield/    Average              Yield/    Average              Yield/
                                          Balance   Interest    Cost     Balance   Interest    Cost     Balance   Interest    Cost
                                         ---------  --------  --------  ---------  --------  --------  ---------  --------  --------

                                                                              (Dollars in thousands)

Interest-earning assets:
  Loans receivable, net (1)............. $119,828    $10,462     8.73%  $114,449    $ 9,823     8.58%  $106,684    $ 8,730     8.18%

  Investment securities:
     Securities available for sale......   16,007        852     5.32     14,221        703     4.94      7,454        361     4.84
     Securities held to maturity........    3,217        142     4.41      2,754        122     4.43      2,738        111     4.05
  Mortgage-backed and related
    securities..........................   31,453      2,038     6.48     34,892      2,288     6.56     36,786      2,390     6.50
  Cash and cash equivalents.............    7,029        381     5.42      5,892        331     5.62      3,124        184     5.89
                                         --------    -------            --------    -------            --------    -------
     Total interest-earning assets......  177,534     13,875     7.82    172,208     13,267     7.70    156,786     11,776     7.51
                                                     -------                        -------                        -------
Noninterest-earning assets..............    7,982                          4,578                          7,472
                                         --------                       --------                       --------
     Total assets....................... $185,516                       $176,786                       $164,258
                                         ========                       ========                       ========

Interest-bearing liabilities:
  Deposits.............................. $136,764      6,322     4.62   $147,476      6,675     4.53   $147,031      5,437     3.70
  Borrowings............................    8,066        406     5.03      1,500         72     4.80      2,485        139     5.59
                                         --------    -------            --------    -------            --------    -------
     Total interest-bearing
       liabilities......................  144,830      6,728     4.65    148,976      6,747     4.53    149,516      5,576     3.73
                                                     -------                        -------                        -------   ------
Noninterest-bearing liabilities.........    5,080                          2,693                          3,152
                                         --------                       --------                       --------
     Total liabilities..................  149,910                        151,669                        152,668
Retained earnings.......................   35,937                         25,698                         12,900
Unrealized losses on securities.........     (331)                          (581)                        (1,310)
                                         --------                       --------                       --------
Total liabilities and retained
  earnings.............................. $185,516                       $176,786                       $164,258
                                         ========                       ========                       ========

Net interest income.....................             $ 7,147                        $ 6,520                        $ 6,200
                                                     =======                        =======                        =======
Interest rate spread....................                         3.17%                          3.17%                          3.78%
                                                               ======                         ======                         ======
Net yield on interest-earning assets....                         4.03%                          3.79%                          3.95%
                                                               ======                         ======                         ======
Ratio of average interest-earning
  assets to average interest-bearing]
  liabilities...........................                       122.58%                        115.59%                        104.86%
                                                               ======                         ======                         ======

--------------------

(1)  Includes nonaccrual loans.

RATE/VOLUME ANALYSIS

     The following table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).


                                                                     Year Ended December 31,
                                          ----------------------------------------------------------------------------
                                           1996            vs.           1995     1995           vs.             1994
                                          ------------------------------------   -------------------------------------
                                                  Increase (Decrease)                    Increase (Decrease)
                                                         Due to                                  Due to
                                          ------------------------------------   -------------------------------------
                                                               Rate/                                  Rate/
                                          Volume      Rate     Volume    Total   Volume     Rate      Volume    Total
                                          ------     ------    ------    -----   ------     ------    ------   -------
                                                                         (In thousands)

Interest Income:
  Loans receivable, net.................  $  462     $  169    $    8    $ 639   $  635     $  427    $ 31     $ 1,093
  Investment securities:
    Securities available for sale.......      88         54         7      149      328          7       7         342
    Securities held to maturity.........      21         (1)       --       20        1         10       1          12
  Mortgage-backed and related
    securities..........................    (225)       (28)        3     (250)    (123)        22      (1)       (102)
  Cash and cash equivalents.............      64        (12)       (2)      50      163         (8)     (8)        147
                                          ------     ------      ----    -----   ------     ------     ---     -------
    Total interest-earning assets.......     410        182        16      608    1,004        458      30       1,492
                                          ------     ------      ----    -----   ------     ------     ---     -------

Interest expense:
  Deposits..............................    (485)       142       (10)    (353)      16      1,220       3       1,239
  Borrowings............................     315          4        15      334      (55)       (20)      8         (67)
                                          ------     ------     -----     ----    -----     ------    ----     -------
    Total interest-bearing liabilities..    (170)       146         5      (19)     (39)     1,200      11       1,172
                                          ------     ------     -----     ----    -----     ------    ----     -------

Change in net interest income...........  $  580     $   36    $   11    $ 627   $1,043     $ (742)   $ 19     $   320
                                          ======     ======    ======    =====   ======     ======    ====     =======


ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of the Company's net income, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Company has sought to reduce its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Company's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Company's net portfolio value.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, the Company's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Company's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Company's policy is to mitigate interest rate risk by avoidance of the origination of long-term loans funded by short-term deposits and by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

     The Company has established an Asset and Liability Management Committee which currently is comprised of four non-employee directors and senior management of the Company. This Committee meets on a quarterly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

     Management's principal strategy in managing interest rate risk has been to maintain short- and intermediate-term assets in portfolio, including locally originated one- to five-year balloon mortgage loans, as well as increased levels of agricultural, commercial business and consumer loans, which typically are for short or intermediate terms and carry higher interest rates than residential mortgage loans. In addition, in managing the Company's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that mature on a basis that approximates as closely as possible the estimated maturities of the Company's liabilities. The Company does not engage in hedging activities. On January 1, 1994, the Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at which time it transferred investment and mortgage-backed and related securities to a portfolio of investment and mortgage-backed and related securities available for sale. The Company is holding these investment and mortgage-backed and related securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

     In addition to shortening the average repricing period of its assets, the Company has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

     The Company's Board of Directors is responsible for reviewing the Company's asset and liability policies. The Board meets monthly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management is responsible for administering the policies and determinations of the Board of Directors with respect to asset and liability goals and strategies.

INTEREST RATE SENSITIVITY ANALYSIS

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1996, the Company had a negative one-year interest rate sensitivity gap of 2.4%, as a result of which its net interest income could be adversely affected by rising interest rates and positively affected by falling interest rates. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996 which are expected to mature or reprice in each of the time periods shown.


                                                              Over One   Over Five     Over Ten       Over
                                                One Year      Through     Through       Through      Twenty
                                                 or Less    Five Years   Ten Years   Twenty Years     Years      Total
                                                --------    ----------   ---------   ------------    -------   --------
                                                                           (In thousands)

Interest-earning assets:
 Investment securities (1)...................    $ 7,791       $ 6,865     $ 2,721        $   198    $    --   $17,575
 Interest-earning deposits...................     11,333            --          --             --         --    11,333
 Fixed-rate single-family mortgage loans.....      3,526        22,016       6,772          7,124        664    40,102
 Mortgage-backed and related securities (1)..     11,162        12,721       3,193          1,422         37    28,535
 Other loans.................................     27,343        49,768       6,353            261         --    83,725
                                                 -------      --------     -------        -------    -------  --------
   Total.....................................     61,155        91,370      19,039          9,005        701   181,270
                                                 -------      --------     -------        -------    -------  --------

Interest-bearing liabilities:
 Deposits....................................     54,901        80,359          --             --         --   135,260
 Borrowings..................................     10,621            --          --             --         --    10,621
                                                  ------       -------     -------        -------    -------  --------
   Total.....................................     65,522        80,359          --             --         --   145,881
                                                  ------       -------     -------        -------    -------  --------

Interest sensitivity gap.....................    $(4,367)      $11,011     $19,039        $ 9,005    $   701   $35,389
                                                 =======       =======     =======        =======    =======  ========
Cumulative interest sensitivity gap..........    $(4,367)      $ 6,644     $25,683        $34,688    $35,389   $35,389
                                                 =======       =======     =======        =======    =======  ========
Ratio of interest-earning assets
  to interest-bearing liabilities............       93.3%       113.70%      N/A  %         N/A  %     N/A  %    124.3%
                                                 =======       =======     =======        =======    =======  ========
Ratio of cumulative gap to total assets......       (2.4)%         3.6%       13.8%          18.7%      19.0%     19.0%
                                                 =======       =======     =======        =======    =======  ========

--------------------

(1) Investment securities and mortgage-backed and related securities are included at amortized cost. These securities have not been adjusted for any available for sale valuation reserves.


     The preceding table was prepared utilizing certain assumptions regarding prepayment and decay rates provided by a private data processing and research firm. While management believes that these assumptions are reasonable, the actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The following assumptions were used: (i) the current prepayment rate on fixed-rate mortgage loans is assumed to be 5%, (ii) adjustable-rate mortgage loans are presented as of their earliest repricing schedule, (iii) commercial and other loans are cash flowed based on their amortization schedule with no prepayments, (iv) fixed- and adjustable-rate mortgage-backed and related securities are analyzed at the cusip level with prepayment assumptions dependent upon the underlying collateral mortgage rates. In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and that other deposits are withdrawn or repriced at an annual rate of 20%.

      The interest rate-sensitivity of the Company's assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used. If passbook and NOW accounts were assumed to mature in one year or less, the Company's one-year gap would have been more negative.

     Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

LIQUIDITY AND CAPITAL RESOURCES

     Since the completion of the Conversion, the Company has had no business other than that of the Bank and investing the Conversion proceeds retained by it. Management believes that the net proceeds retained by the Company, earnings on such proceeds and principal and interest payments on the ESOP loan, together with dividends that may be paid from the Bank to the Company, will provide sufficient funds for its initial operations and liquidity needs; however, no assurance can be given that the Company will not have a need for additional funds in the future.

     At December 31, 1996, the Bank exceeded all regulatory minimum capital requirements. The following table sets forth the Bank's capital levels relative to OCC requirements.

                                                                          Percent
                                                              Amount     of Assets
                                                              -------   -----------

             Tier 1 (core) capital to total assets..........  $25,219      14.28%
             Tier 1 capital requirement.....................    5,292       3.00
                                                              -------      -----
                Excess......................................  $19,927      11.28%
                                                              =======      =====

             Tier 1 (core) capital to risk-weighted assets..  $25,219      21.86%
             Tier 1 capital requirement.....................    4,615       3.00
                                                              -------      -----
                Excess......................................  $20,604      18.86%
                                                              =======      =====

             Total capital to risk-weighted assets..........  $26,662      23.11%
             Total capital requirement......................    9,231       8.00
                                                              -------      -----
                Excess......................................  $17,431      15.11%
                                                              =======      =====


     The Company's primary sources of funds are deposits and proceeds from maturing mortgage-backed and related securities and principal and interest payments on loans and mortgage-backed and related securities. While maturities and scheduled amortization of mortgage-backed and related securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

     The primary investing activity of the Company is the purchase of investment securities. Other investing activities include originations of loans and purchases of mortgage-backed and related securities. The primary financing activity of the Bank is accepting savings deposits and obtaining short-term borrowings through FHLB advances.

     The Company has other sources of liquidity if there is a need for funds. The Company has a portfolio of investment securities and mortgage-backed and related securities with an aggregate market value of $42.3 million at December 31, 1996 classified as available for sale. Another source of liquidity is the ability to obtain advances from the FHLB of Chicago. In addition, the Company maintains a portion of its investments in interest-bearing deposits that will be available when needed.

     The Bank is required to maintain minimum levels of liquid assets as defined by OCC regulations. This requirement is based upon a percentage of deposits and short-term borrowings. Management seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing.

Because liquid assets generally provide for lower rates of return, the Company's relatively high liquidity will, to a certain extent, result in lower rates of return on assets.

     The Company's most liquid assets are cash and interest-bearing deposits and time deposits, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash, and include interest-bearing deposits. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period.

     The Company anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1996, the Bank had commitments to originate loans of $13.0 million. Certificates of deposit which are scheduled to mature in less than one year at December 31, 1996 totaled $45.8 million. Management believes that a significant portion of such deposits will remain with the Bank.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     Accounting for Certain Investments in Debt and Equity Securities. In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993 as of the beginning of the fiscal year (i.e., January 1, 1994 for the Bank).

     SFAS No. 115 requires classification of investments into three categories. Debt securities that the Bank has the positive intent and ability to hold to maturity must be reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities must be considered available for sale and must be reported at fair value, with unrealized gains and losses excluded from earnings but reported as a separate component of stockholder's equity (net of tax effects).

     The Bank adopted SFAS No. 115 as of January 1, 1994. Upon implementation of SFAS No. 115, certain investment securities and all mortgage-backed and related securities at December 31, 1993 with a carrying amount aggregating $52.2 million and an approximate market value of $52.9 million were transferred to a portfolio of securities available for sale. At January 1, 1994, the after-tax impact of adoption on the Bank's consolidated financial statements was an increase in retained earnings of approximately $401,000. At December 31, 1996, investment securities and mortgage-backed and related securities with an aggregate amortized cost of $42.7 million and an aggregate market value of $42.3 million were included in the portfolio of securities available for sale. The aggregate impact on retained earnings of the adoption of SFAS No. 115 was an after-tax decrease of $263,000 as of December 31, 1996.

     Accounting for Impairment of a Loan. In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," and is effective for fiscal years beginning after

December 15, 1994, i.e., January 1, 1995 for the Bank. Earlier application is permitted. The statement addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a trouble debt restructuring involving a modification of terms. However, if a loan that was restructured in a troubled debt restructuring involving a modification of terms before the effective date of this Statement is not impaired based on the terms specified by the restructuring agreement, a creditor may continue to account for the loan in accordance with the provisions of SFAS No. 15, "Accounting for Troubled Debt Restructurings" prior to its amendment by this statement.

     SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank adopted the provisions of SFAS No. 114, as amended by SFAS No. 118, effective January 1, 1995. Adoption of these statements did not have a material effect on the Bank's financial position.

     Accounting for Postretirement and Postemployment Benefits. SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," was issued by the FASB in December 1990. The statement is effective for fiscal years beginning after December 15, 1992, except that the application of the statement for certain small nonpublic enterprises such as the Bank and certain other entities is delayed to fiscal years beginning after December 15, 1994. SFAS No. 112 "Employers' Accounting for Postemployment Benefits" was issued by the FASB in November 1992. The statement is effective for fiscal years beginning after December 15, 1994. The statements generally require a calculation of the actuarial present value of anticipated benefits to be provided and an accrual and allocation of those benefits through a charge to operating expense in the periods in which employees must render the services to receive such benefits. Currently, the Bank does not offer any postretirement benefit plans or postemployment benefit plans. However, in the future, such plans may be offered and the provisions of SFAS Nos. 106 and 112 would apply.

     Accounting for Employee Stock Ownership Plans. The Accounting Standards Division of the AICPA approved SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and applies to shares of capital stock of sponsoring employers acquired by employee stock ownership plans after December 31, 1992 that had not been committed to be released as of January 1, 1992. SOP 93-6 will, among other things, change the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of employee stock ownership plan shares. To the extent that the fair value of the Bank's ESOP shares, committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Company's consolidated financial statements.

     Accounting for Stock-Based Compensation. In June 1993, the FASB issued an exposure draft entitled "Accounting for Stock-Based Compensation." The exposure draft would establish new financial accounting and reporting standards for stock-based compensation paid to employees. Employee stock compensation arrangements would be classified as either an equity or liability instrument. The proposed statement would require that entities recognize the fair value of an award of stock or stock options as additional equity on the grant date with an offsetting charge to expense. Amounts attributable to future services would be recognized as prepaid compensation and amortized ratably over the period the employee services are rendered. If the plan requires a cash payment or if the employee can compel the employer to settle a stock award by cash payment, the plan would be considered compensatory liability and compensation expense would be recognized based on the estimated liability. The proposed effective date for the proposed statement is for awards granted after December 31, 1996. The Bank is unable to predict whether or not the exposure draft will become a final statement in its present form without major revisions, or whether, if adopted in its present form, the exposure draft would have a material effect on the Bank's financial position or results of operations.

     Accounting for Mortgage Servicing Rights. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires the Bank to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. If the Bank acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained, the Bank should allocate the total cost of the mortgage loans to mortgage servicing rights retained, the Bank should allocated the total cost of the mortgage loans to mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The mortgage servicing rights should be amortized in proportion to and over the period of estimated net servicing income. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. The Bank was required to adopt SFAS No. 122 for the year ended December 31, 1996; however, the Bank does not have any loans with mortgage servicing rights.

     Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, the FASB issued SFAS No. 124, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 requires that an entity should only recognize those assets that it controls and liabilities it has incurred. Assets should be recognized until control has been surrendered, and liabilities should be recognized until they have been extinguished. Recognition of financial assets and liabilities will not be affected by the sequence of transactions unless the effect of the transactions is to maintain effective control over a transferred financial asset. SFAS No. 125 is effective for transactions after December 31, 1996. The Bank believes the adoption of SFAS No. 125 will not have a material effect on the consolidated financial statements.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                [LETTERHEAD OF LARSON, WOODYARD & HENSON LLP]

                         Independent Auditors' Report



To the Board of Directors
Community Financial Corp.
  and Subsidiary
Olney, Illinois

We have audited the accompanying consolidated balance sheets of Community Financial Corp. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Financial Corp. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Larsson Woodyard & Henson LLP

January 30, 1997, except for Note V, as to which the date is February 28, 1997

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

ASSETS                                                                December 31,
                                                                -----------------------
                                                                   1996         1995
                                                                ---------     ---------
                                                                       (1,000's)
                                                                -----------------------
Cash and Cash Equivalents:
      Cash                                                       $  1,285      $  1,255
      Interest bearing deposits                                    11,333         8,622
                                                                ---------     ---------
       Total Cash and Cash Equivalents                             12,618         9,877
Securities available for sale (amortized cost of $14,213
 and $19,527 in 1996 and 1995, respectively) (Note B)              13,990        19,347
Securities held to maturity (estimated market value of
 $3,378 and $3,112 in 1996 and 1995, respectively) (Note B)         3,362         3,113
Mortgage-backed and related securities available for sale
 (amortized cost of $28,535 and $35,434 at 1996 and 1995,
  respectively) (Note C)                                           28,319        35,520
Loans receivable, net (Note D)                                    122,307       114,494
Foreclosed real estate, net                                            53             5
Real estate held for sale                                               0           132
Accrued interest receivable (Note E)                                1,239         1,218
Premises and equipment, net (Note F)                                2,609         2,364
Prepaid income taxes (Note K)                                         166             0
Deferred income taxes (Note K)                                        409           280
Other assets                                                          727           163
                                                                ---------     ---------
       Total Assets                                              $185,799      $186,513
                                                                =========     =========
    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note G)                                                $139,100      $144,277
Federal Home Loan Bank advances (Note H)                            7,500         3,000
Repurchase agreements (Note H)                                      3,121             0
Advances from borrowers for taxes and insurance                        40            34
Accrued interest payable                                              160           114
Accrued income taxes (Note K)                                           0           535
Other liabilities (Note L)                                          1,796           447
                                                                ---------     ---------
       Total Liabilities                                          151,717       148,407
                                                                ---------     ---------
Commitments and contingencies (Note N)

Stockholders' Equity:
      Common stock $.01 par value; 7,000,000 shares
       authorized; 2,387,112  and 2,645,000 shares
       issued at December 31, 1996 and
       December 31, 1995, respectively                                 26            26
      Additional paid-in capital                                   25,397        25,280
      Treasury stock                                               (3,411)            0
      Shares held for management recognition plan                  (1,123)            0
      Unearned employee stock ownership plan (ESOP) shares         (1,693)       (2,116)
      Unrealized loss on securities available for sale,
       net of related taxes (Notes B and C)                          (263)          (56)
      Retained earnings (Note I)                                   15,149        14,972
                                                                ---------     ---------
       Total Stockholders' Equity                                  34,082        38,106
                                                                ---------     ---------
       Total Liabilities and Stockholders' Equity                $185,799      $186,513
                                                                =========     =========

          See accompanying notes to consolidated financial statements.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  December 31,
                                                          --------------------------
                                                            1996     1995       1994
                                                          --------  --------  --------
                                                                   (1,000's)
                                                          ----------------------------

Interest income:
  Interest on loans                                       $ 10,462  $  9,823  $  8,730
  Interest on mortgage-backed and related securities         2,038     2,289     2,390
  Interest on securities and interest-bearing deposits       1,375     1,155       656
                                                          --------  --------  --------
   Total interest income                                    13,875    13,267    11,776
                                                          --------  --------  --------

Interest expense:
  Interest on deposits (Note G)                              6,322     6,675     5,437
  Interest on other borrowed funds (Note H)                    406        72       139
                                                          --------  --------  --------
   Total interest expense                                    6,728     6,747     5,576
                                                          --------  --------  --------
   Net interest income                                       7,147     6,520     6,200

Provision for loan losses (Note D)                             (10)     (113)     (212)
                                                          --------  --------  --------
   Net interest income after provision
    for loan losses                                          7,137     6,407     5,988
                                                          --------  --------  --------
Non-interest income (Note J)                                    777    1,170       927
                                                          --------  --------  --------
Non-interest expense (Note J and X)                          6,798     4,437     4,691
                                                          --------  --------  --------
   Income before income taxes and
      extraordinary item                                     1,116     3,140     2,224
Provision for income taxes (Note K)                            343     1,107       813
                                                          --------  --------  --------
     Income before extraordinary item                          773     2,033     1,411

Extraordinary item - recapture of income tax basis
 tax reserves (Note I)                                           0         0      (701)
                                                          --------  --------  --------
   Net income                                             $    773  $  2,033  $    710
                                                          ========  ========  ========
Earnings per share                                        $    .35  $    .42
                                                          ========  ========

          See accompanying notes to consolidated financial statements.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                 Net
                                                                                                              Unrealized
                                                              Management                                       Loss on
                                                              Recognition   Unearned   Additional             Securities
                                            Common  Treasury     Plan         ESOP      Paid-in    Retained   Available
                                             Stock   Stock       Stock       Shares     Capital    Earnings    For Sale    Total
                                            ------  --------  -----------   --------   ----------  --------   ----------  ---------
                                                                                (1,000's)
                                            ---------------------------------------------------------------------------------------
Balance, December 31, 1993                  $    0  $      0  $         0   $      0   $        0  $ 12,229    $       0   $ 12,229

Change in accounting  for securities as of
  January 1, 1994, net of related tax                                                                                401        401
Net income                                                                                              710                     710
Change in unrealized loss on securities
  available for sale                                                                                         (     2,086)(    2,086)
                                            ------  --------  -----------   --------   ----------  --------   ----------  ---------
Balance, December 31, 1994                       0         0            0          0            0    12,939  (     1,685)    11,254
Net income                                                                                            2,033                   2,033
Sale of common stock                            26                                         25,280                            25,306
Guarantee of ESOP indebtedness                                             (   2,116)                                    (    2,116)
Change in net unrealized loss on securities
 available for sale                                                                                             1,629         1,629
                                            ------  --------  -----------   --------   ----------  --------   ----------  ---------
Balance,  December 31, 1995                     26         0            0  (   2,116)      25,280    14,972  (        56)    38,106
Net income                                                                                              773                     773
Dividends paid                                                                                    (     596)             (      596)
Purchase of treasury stock                         (   3,411)                                                            (    3,411)
Shares held for MRP                                          (      1,123)                                               (    1,123)
Amortization of ESOP shares                                                      423          117                               540
Change in net unrealized loss on securities
 available for sale                                                                                          (       207)(      207)
                                            ------  --------  -----------   --------   ----------  --------   ----------  ---------
Balance,  December 31, 1996                 $   26 ($  3,411)($     1,123) ($  1,693)  $   25,397  $ 15,149  ($      263) $  34,082
                                            ======  ========  ===========   ========   ==========  ========   ==========  =========

          See accompanying notes to consolidated financial statements.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          December 31,
                                                                        ---------------------------------------------
                                                                           1996              1995             1994
                                                                        ----------        ----------       ----------
                                                                                           (1,000's)
                                                                        ---------------------------------------------
Operating activities:
   Net income                                                           $    773            $ 2,033         $    710
   Adjustments to reconcile net income to net cash
    provided by operating activities:
       Provision for depreciation                                            240                220              180
       Provision for loan losses                                              10                113              212
       Accretion of discounts on securities                                  (56)               (31)              (5)
       Amortization of premiums on securities                                 38                 16               25
       (Increase) decrease in accrued interest receivable                    (21)              (313)             118
       (Increase) decrease in deferred income taxes                         (129)             1,224           (1,175)
       (Increase) decrease in other assets                                  (564)               122             (196)
       (Decrease) increase in accrued income taxes                          (701)               (38)             537
       Increase in accrued interest payable                                   46                 23               32
       Increase (decrease) in other liabilities                            1,349                (97)              30
       Federal Home Loan Bank stock dividends received                         0                (11)               0
       Dividends on securities                                                 0                  0              (77)
       Loss (gain) on sale of securities and mortgage-backed
        and related securities                                                 0                  5               26
       Loss on sale of premises and equipment                                  0                  0               83
                                                                        ----------        ----------       ----------
        Net cash provided by operating activities                            985              3,266              500
                                                                        ----------        ----------       ----------

Investing activities:
   Proceeds from sales of securities available for sale                        0                  0              366
   Proceeds from maturities of securities held to maturity                   321                 72              409
   Proceeds from maturities of securities available for sale               6,500              3,713              600
   Proceeds from sales of mortgage-backed and related
    securities available for sale                                              0                863                0
   Proceeds from maturing time deposits                                        0                199              743
   Purchase of securities available for sale                              (1,003)           (18,857)            (350)
   Purchase of securities held to maturity                                  (650)            (2,559)          (1,122)
   Purchase of time deposits                                                   0                  0             (344)
   Purchase of loans                                                           0               (249)             (32)
   Increase in loans receivable                                           (7,823)            (2,455)         (11,908)
   Principal collected on mortgage-backed and related securities           7,201              2,483           10,266
   (Increase) decrease in foreclosed real estate                             (48)                25               61
   Decrease in real estate held for sale                                     132                  0                0
   Purchase of premises and equipment                                       (485)               (62)            (456)
   Proceeds from sale of premises and equipment                                0                  0               11
   Purchase of Federal Reserve Bank stock                                    (49)              (332)               0
   Purchase of Federal Home Loan Bank stock                                 (200)                 0                0
   Proceeds from sale of Federal Home Loan Bank stock                          0                  0              369
                                                                        ----------        ----------       ----------
      Net cash provided by (used in) investing activities                  3,896            (17,159)          (1,387)
                                                                        ----------        ----------       ----------


                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         December 31,
                                                         ------------------------------------------------------------------------
                                                               1996                          1995                         1994
                                                         ----------------              ---------------              -------------
                                                                                          (1,000's)
                                                         ------------------------------------------------------------------------
Financing activities:
      Net (decrease) increase in deposits               ($          5,177)            ($         6,801)             $         788
      Increase (decrease) in advances from borrowers
        for taxes and insurance                                         6             (              9)            (           56)
      Increase in short-term borrowings                             4,500                        1,950                      1,050
      Increase in repurchase agreements                             3,121                            0                          0
      Proceeds from sale of stock                                       0                       25,307                          0
      Purchase of treasury stock                        (           3,411)                           0                          0
      Purchase of MRP stock                             (           1,123)                           0                          0
      Unearned employee stock ownership plan stock                    423             (          2,116)                         0
      ESOP adjustment                                                 117                            0                          0
      Dividends accrued                                 (             596)                           0                          0
                                                         ----------------              ---------------              -------------

        Net cash (used in) provided by
          financing activities                          (           2,140)                      18,331                      1,782
                                                         ----------------              ---------------              -------------


        Increase in cash and cash equivalents                       2,741                        4,438                        895

Cash and cash equivalents at beginning of year                      9,877                        5,439                      4,544
                                                         ----------------              ---------------              -------------

Cash and cash equivalents at end of year                 $         12,618              $         9,877              $       5,439
                                                         ================              ===============              =============

Supplemental Disclosures:
  Additional Cash Flows Information:
      Cash paid for:
       Interest on deposits, advances and
        other borrowings                                 $          6,682              $         6,724              $       5,544
       Income taxes:
          Federal                                        $            857              $         1,171              $         645
          State                                          $            177              $           106              $         340

Schedule of Noncash Investing Activities:
      Stock dividends were distributed by the
        Federal Home Loan Bank of Chicago                $              0              $            11              $           0
      Securities, mortgage-backed and related
        securities transferred to available for sale     $              0              $             0              $      52,213

      Change in unrealized gain (loss)
        on securities available for sale                ($            348)             $         2,714             ($       2,808)
      Change in deferred income taxes
        attributed to unrealized gain (loss)
        on securities available for sale                 $            141             ($         1,085)             $       1,123

          See accompanying notes to consolidated financial statements.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

  Description of the Business

    Community Financial Corp. (the Company) was incorporated in December 1994 at the direction of the Board of Directors of Community Bank & Trust, sb, the predecessor of Community Bank & Trust, N.A. (the Bank), to become the holding company for the Bank upon its conversion from mutual to stock form (the Conversion). In June 1995, the Company used the proceeds from its initial public offering to acquire all the outstanding capital stock of the Bank. The Company has no significant assets other than the outstanding stock of the Bank, the portion of the net proceeds from its initial public offering that it retained and a note receivable from the Company's Employee Stock Ownership Plan (ESOP). The Company's principal business is overseeing and directing the business of the Bank and investing the Company's assets. The Company has registered with the Board of Governors of the Federal Reserve System as a bank holding company.

    The Bank is a national bank operating through five offices serving Richland, Coles, Jasper, Lawrence, and Wayne Counties, Illinois and contiguous counties in southeastern Illinois. The Bank was chartered in 1883 as Olney Building and Loan Association. In 1961, the Bank changed its name to Olney Savings and Loan Association. The Bank expanded its branch office network through a series of acquisitions of other financial institutions, acquiring its Lawrenceville and Fairfield offices in 1983, its Charleston office in 1989 and its Newton office in 1990. The Bank became an Illinois state savings bank in July 1992, at which time it adopted the title Community Bank & Trust, sb, converted to a national bank in June 1995, at which time it adopted its present name.

    The principal business of the Bank historically consists of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on single-family residences in the Bank's market area. To an increasing extent, the Bank originates agricultural loans because of the economic base of the surrounding communities, and has recently placed more emphasis on the origination of automobile loans, commercial business loans and other consumer credit loans. The Bank's origination of these loans arises from management's perception of minimal anticipated growth in residential loan demand within the Bank's market area and a local demand for nonresidential loans.

  Basis of Financial Statement Presentation

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Community Bank & Trust, N.A. All material intercompany transactions and accounts have been eliminated.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

  Basis of Financial Statement Presentation

    Management believes the allowance for loan losses and real estate owned is adequate. Management uses available information to recognize losses on loans and foreclosed real estate. Future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

  Cash Equivalents

    For purposes of the consolidated statements of cash flows, the Company considers all cash, daily interest demand deposits, federal funds sold, and interest bearing deposits and securities having original maturities of three months or less to be cash equivalents.

  Securities Held to Maturity

    Securities classified as held to maturity are those debt securities the Company has the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, which are recognized in interest income using the interest method over the period to maturity.

  Securities Available for Sale

    Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity and marketable equity securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost, adjusted for amortization of premium and accretion of discounts, which are recognized in interest income using the interest method over their contractual lives, results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

  Loans

    Loans are considered a held-to-maturity asset and, accordingly, are carried at historical cost. Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using the interest method. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method when in excess of loan origination cost. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

  Loans

    Loans are placed on nonaccrual when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb probable losses in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

  Real Estate Held for Investment and Foreclosed Real Estate

    Direct investments in real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value.

    Foreclosed real estate held for sale is carried at the lower of cost or estimated fair market value, net of estimated selling costs. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements, which are capitalized to the extent that carrying value does not exceed estimated fair market value, net of estimated selling cost.

  Premises and Equipment

    Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are ten to fifty years for buildings and improvements and five to fifteen years for equipment.

  Income Taxes

    Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

  Earnings Per Share

    Earnings per share is computed based on the weighted average common shares outstanding during the period. Unallocated shares held for the ESOP and the MRP are not considered common shares outstanding for this calculation. The weighted average common shares outstanding for 1996 was 2,226,644. Earnings per share for 1995 have been computed by dividing net earnings ($1,022,000), from the date of conversion, June 29, 1995, by the weighted average number of common stock shares (2,433,400) outstanding. The earnings per share amount has not been presented for the year ended December 31, 1994, which was prior to the stock conversion.

  New Accounting Standards

    Accounting for Mortgage Servicing Rights

      In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122 (FAS 122), "Accounting for Mortgage Servicing Rights." FAS 122 requires the Bank to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. If the Bank acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained, the Bank should allocate the total cost of the mortgage loans to mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The mortgage servicing rights should be amortized in proportion to and over the period of estimated net servicing income. FAS 122 is effective for fiscal years beginning after December 15, 1995. The Bank was required to adopt FAS 122 for the year ended December 31, 1996; however, the Bank does not have any loans with mortgage servicing rights.

    Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

      In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (FAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." FAS 125 requires that an entity should only recognize those assets that it controls and liabilities it has incurred. Assets should be recognized until control has been surrendered, and liabilities should be recognized until they have been extinguished. Recognition of financial assets and liabilities will not be affected by the sequence of transactions unless the effect of the transactions is to maintain effective control over a transferred financial asset. FAS 125 is effective for transactions after December 31, 1996. The Bank believes the adoption of FAS 125 will not have a material effect on the consolidated financial statements.

  Reclassifications

    Certain reclassifications have been made to the balances as of December 31, 1995 and 1994, with no effect on net income, to be consistent with the classifications adopted for December 31, 1996.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

  Securities available for sale are summarized as follows:

                                                  December 31, 1996
                                   -----------------------------------------------
                                                 Gross       Gross     Approximate
                                   Amortized   Unrealized  Unrealized    Market
                                      Cost       Gains       Losses      Value
                                   ----------  ----------  ----------  -----------
                                                     (1,000's)
                                   -----------------------------------------------
U. S. government and
 agency securities                    $12,101         $ 5        $220      $11,886
State and municipal obligations           836           0           8          828
FRB stock                                 381           0           0          381
FHLB stock                                895           0           0          895
                                   ----------  ----------  ----------  -----------

                                      $14,213         $ 5        $228      $13,990
                                   ==========  ==========  ==========  ===========

                                                  December 31, 1995
                                   -----------------------------------------------
                                                 Gross       Gross     Approximate
                                   Amortized   Unrealized  Unrealized    Market
                                      Cost       Gains       Losses      Value
                                   ----------  ----------  ----------  -----------
                                                     (1,000's)
                                   -----------------------------------------------
U. S. government and
 agency securities                    $17,576         $44        $212      $17,408
State and municipal obligations           924           0          12          912
FRB stock                                 332           0           0          332
FHLB stock                                695           0           0          695
                                   ----------  ----------  ----------  -----------
                                      $19,527         $44        $224      $19,347
                                   ==========  ==========  ==========  ===========

The amortized cost and approximate market value of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options.

                                                    December 31,
                                   -----------------------------------------------
                                           1996                   1995
                                   ----------------------  -----------------------
                                               Approximate             Approximate
                                   Amortized     Market    Amortized     Market
                                      Cost       Value        Cost       Value
                                   ----------  ----------  ----------  -----------
                                                     (1,000's)
                                   -----------------------------------------------

Due in one year or less               $ 2,687     $ 2,670     $ 7,681      $ 7,491
Due after one year through
 five years                             8,017       7,913       9,474        9,500
Due after five years through
 ten years                              2,233       2,131       1,345        1,329
Due after ten years                     1,276       1,276       1,027        1,027
                                   ----------  ----------  ----------  -----------

                                      $14,213     $13,990     $19,527      $19,347
                                   ==========  ==========  ==========  ===========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

  Securities held to maturity are summarized as follows:

                                                              December 31, 1996
                                            -----------------------------------------------
                                                          Gross       Gross     Approximate
                                            Amortized   Unrealized  Unrealized    Market
                                               Cost       Gains       Losses      Value
                                            ----------  ----------  ----------  -----------
                                                              (1,000's)
                                            -----------------------------------------------


State and municipal obligations                 $3,362      $   33      $   17      $3,378
                                            ==========  ==========  ==========  ==========

                                                              December 31, 1995
                                            -----------------------------------------------
                                                          Gross       Gross     Approximate
                                            Amortized   Unrealized  Unrealized    Market
                                               Cost       Gains       Losses      Value
                                            ----------  ----------  ----------  -----------
                                                              (1,000's)
                                            -----------------------------------------------

State and municipal obligations                 $3,113      $   24      $   25       $3,112
                                            ==========  ==========  ==========  ===========

The amortized cost and approximate market value of securities held to maturity, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options.

                                                              December 31
                                            -----------------------------------------------
                                                    1996                   1995
                                            ----------------------- -----------------------
                                                        Approximate             Approximate
                                            Amortized     Market    Amortized     Market
                                               Cost       Value        Cost       Value
                                            ----------  ----------  ----------  -----------
                                                              (1,000's)
                                            -----------------------------------------------

 Due in one year or less                        $  330      $  330      $  366       $  362
 Due after one year through five years           1,636       1,636         843          833
 Due after five years through ten years          1,396       1,412       1,707        1,718
 Due after ten years                                 0           0         197          199
                                            ----------  ----------  ----------  -----------
                                                $3,362      $3,378      $3,113       $3,112
                                            ==========  ==========  ==========  ===========

Proceeds from sales of securities, gross gains and gross losses from such sales were as follows:

                                                     Year Ended December 31,
                                             ------        ------       ------
                                              1996          1995         1994
                                             ------        ------       ------
                                                          (1,000's)
                                             ---------------------------------
Proceeds from sales                          $    0        $    0       $  366
                                             ======        ======       ======

Gross gains                                  $    0        $    0       $    0
Gross losses                                      0             0          (26)
                                             ------        ------       ------

                                             $    0        $    0       ($  26)
                                             ======        ======       ======

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C.  Mortgage-Backed and Related Securities Available for Sale

  Mortgage-backed and related securities available for sale are summarized as follows:

                                                  December 31, 1996
                                   -----------------------------------------------
                                                 Gross       Gross     Approximate
                                   Amortized   Unrealized  Unrealized    Market
                                      Cost       Gains       Losses      Value
                                   ----------  ----------  ----------  -----------
                                                     (1,000's)
                                   -----------------------------------------------

GNMA certificates                     $ 3,072     $   129     $     0      $ 3,201
GNMA collateralized
   mortgage obligations                 1,469           0          17        1,452
FNMA certificates                       2,397          21           5        2,413
  FNMA collateralized
 mortgage obligations                   4,135           1         111        4,025
FHLMC certificates                      7,883         135         115        7,903
FHLMC collateralized
 mortgage obligations                   9,579           1         255        9,325
                                   ----------  ----------  ----------  -----------

                                      $28,535     $   287     $   503      $28,319
                                   ==========  ==========  ==========  ===========

                                                  December 31, 1995
                                   -----------------------------------------------
                                                  Gross       Gross    Approximate
                                   Amortized   Unrealized  Unrealized    Market
                                      Cost        Gains      Losses       Value
                                   ----------  ----------  ----------  -----------
                                                     (1,000's)
                                   -----------------------------------------------
GNMA certificates                     $ 3,669     $   211     $     0      $ 3,880
GNMA collateralized
 mortgage obligations                   2,001           0           6        1,995
FNMA certificates                       2,659          76          18        2,717
FNMA collateralized
 mortgage obligations                   5,416           0          83        5,333
FHLMC certificates                     10,288         199         102       10,385
FHLMC collateralized
 mortgage obligations                  11,401           3         194       11,210
                                   ----------  ----------  ----------  -----------

                                      $35,434     $   489     $   403      $35,520
                                   ==========  ==========  ==========  ===========

Mortgage-backed and related securities with a carrying amount of $24,562,000 and $19,624,000 at December 31, 1996 and 1995 were pledged to secure public deposits and for other purposes as required or permitted by law.

The weighted average interest rate on mortgage-backed and related securities is 6.46% and 6.51% at December 31, 1996 and 1995, respectively.

The Bank had gross realized losses of $5,000 on $863,000 of sales proceeds on mortgage-backed and related securities for the year ended December 31, 1995. There were no sales for the years ended December 31, 1996 and 1994.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note D.  Loans Receivable

 Loans receivable consisted of the following:

                                                     December 31,
                                                 ------------------
                                                  1996       1995
                                                 --------  --------
                                                      (1,000's)
                                                 ------------------
  Real estate loans:
    Single-family residential                    $ 46,501  $ 46,959
    Construction                                      770       576
    Multi-family residential and commercial         2,494     2,994
    Agricultural                                   12,226     8,763
    Commercial                                     20,129    12,316
                                                 --------   -------
                                                   82,120    71,608
  Consumer loans:
    Automobile                                     30,360    33,506
    Credit card                                     1,879     1,743
    Mobile home                                       850       978
    Educational                                        29        40
    Deposit accounts                                  807       705
    Home improvement                                  694       819
    Other                                           7,184     6,836
                                                 --------   -------
                                                  123,923   116,235
  Less:
    Loans in process                                   96       227
    Allowance for losses                            1,520     1,514
                                                 --------   -------

                                                 $122,307  $114,494
                                                 ========  ========

Certain consumer loans are shown net of add on interest at December 31, 1996 and 1995. The add on interest amounted to $1,621,000 and $2,639,000, respectively.

Changes in allowance for loan losses are as follows:

                                                      December 31,
                                               ------------------------
                                                1996     1995     1994
                                               ------   ------   ------
                                                       (1,000's)
                                               ------------------------
Balance at January 1                           $1,514    $1,641  $1,629

  Provision for loan losses                        10       113     212
  Recoveries                                      397       312     154
  Loans charged off                              (401)     (552)   (354)
                                               ------   -------  ------

 Balance at December 31                        $1,520    $1,514  $1,641
                                               ======    ======  ======

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note D.  Loans Receivable

Principal balance of non-accrual loans totaled approximately $318,000 and $389,000 at December 31, 1996 and 1995, respectively. The interest discontinues accruing when the loan becomes more than ninety days past due and in management's judgment the collection of interest is impaired. The amount of interest not recognized was $21,000, $20,000, and $52,000 for the years ended December 31, 1996, 1995, and 1994, respectively. The Bank has sold a 95% participation interest in single-family mortgage loans to FHLMC in prior years. The participation amounted to $257,000 and $388,000 at December 31, 1996 and 1995, respectively.

Weighted average interest rate on loans consisted of the following:

                                           December 31,
                                  -------------------------------
                                        1996          1995
                                  --------------  ---------------

 Mortgage loans                         8.51%          8.50%
 Nonmortgage loans                      8.78%          8.20%
  Total loans                           8.68%          8.33%


Note E.  Accrued Interest Receivable

  Accrued interest receivable consisted of the following:

                                                        December 31,
                                                    -------------------
                                                      1996       1995
                                                    --------   --------
                                                          (1,000's)
                                                    -------------------
     Loans                                          $  845       $  656
     Mortgage-backed and related securities            181          224
     Securities                                        213          338
                                                    ------       ------

                                                    $1,239       $1,218
                                                    ======       ======

Note F.  Premises and Equipment

  Premises and equipment are summarized by major classifications as presented below:.

                                                       December 31,
                                                   -------------------
                                                     1996       1995
                                                   --------   --------
                                                        (1,000's)
                                                   -------------------
    Land                                            $  608     $  475
     Building                                        2,291      2,195
     Furniture and equipment                         1,540      1,283
                                                   -------    -------
                                                     4,439      3,953
     Accumulated depreciation                       (1,830)    (1,589)
                                                   -------    -------

                                                    $2,609     $2,364
                                                   =======    =======

Depreciation included in the consolidated statements of income amounted to $240,000, $220,000, and $180,000 for the years ended December 31, 1996, 1995 and
1994, respectively.

The Bank is building a new branch facility in Charleston, Illinois. It is anticipated the branch will be completed by July, 1997. It is anticipated the total cost of this new branch facility to be $1,000,000.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G.  Deposit Analysis

  Deposits and weighted average interest rates are summarized as follows (amounts in thousands):

                                                                   December 31,
                                               ----------------------------------------------------
                                                         1996                        1995
                                               -----------------------     -----------------------
                                                             Weighted                    Weighted
                                                              Average                     Average
                                                Amount         Rate         Amount         Rate
                                               --------     ---------      --------     ---------

Passbook                                       $ 14,045         2.75%     $ 14,598          2.75%
Demand deposits                                  18,567         1.88%       18,299          2.04%
Money market                                     19,272         3.26%       21,027          3.27%
Certificates                                     87,216         5.58%       90,353          5.69%
                                               --------                   --------

                                               $139,100         4.48%     $144,277         4.58%
                                               ========                   ========

Certificates had the following remaining maturities (amounts in thousands):

                                                             December 31, 1996
                                               ----------------------------------------------
                                                                            Two        After
                                               Less Than    One to Two    to Three     Three
  Rate                                         One Year       Years         Years      Years      Totals
                                               ---------    ----------    --------    -------    --------
 2 - 3.99%                                      $   638       $     0      $     0    $     0    $   638
 4 - 5.99%                                       40,095        13,268        6,401      2,410     62,174
 6 - 7.99%                                        4,437         3,284        6,511      8,995     23,227
 8 - 9.99%                                          676             5            0        496      1,177
                                                -------       -------      -------    -------    -------

                                                $45,846       $16,557      $12,912    $11,901    $87,216
                                                =======       =======      =======    =======    =======

                                                             December 31, 1996
                                               ----------------------------------------------
                                                                            Two        After
                                               Less Than    One to Two    to Three     Three
  Rate                                         One Year       Years         Years      Years      Totals
                                               ---------    ----------    --------    -------    --------

 2 - 3.99%                                      $ 3,235       $   608      $     0    $     0     $ 3,843
 4 - 5.99%                                       33,089         7,258        6,840      3,051      50,238
 6 - 7.99%                                       12,175         4,222        3,735     14,989      35,121
 8 - 9.99%                                          662             5            5        479       1,151
                                                -------      --------      -------    -------     -------

                                                $49,161      $ 12,093      $10,580    $18,519     $90,353
                                                =======      ========      =======    =======     =======


                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G.  Deposit Analysis

  Interest expense on deposits is summarized as follows:


                   Year Ended December 31,
                   -----------------------
                    1996     1995    1994
                   -------  ------  ------
                          (1,000's)
                   -----------------------

Passbook            $  406  $  438  $  564
Demand deposits        351     351     343
Money market           662     752   1,045
Certificates         4,903   5,134   3,485
                    ------  ------  ------

                    $6,322  $6,675  $5,437
                    ======  ======  ======

  At December 31, 1996 and 1995, the Bank had $15,540,000 and $15,499,000,
  respectively, of deposits accounts with balances of $100,000. The Bank did not have brokered deposits at December 31, 1996 and 1995. Deposits in excess of $100,000 are not federally insured.

  The Bank has pledged mortgage-backed and related securities, when requested by depositors, for deposits of $100,000 or more. Deposits which had securities pledged amounted to $11,240,000 and $11,876,000 at December 31, 1996 and 1995,
  respectively.

Note H.  Other Borrowed Funds

 Federal Home Loan Bank (FHLB) advances consisted of the following (amounts in thousands):

                                                  December 31,
                                        ----------------------------------
                                               1996             1995
                                        ----------------  ----------------
                                                Weighted          Weighted
                                                Average           Average
                                        Amount   Rate     Amount   Rate
                                        ------  --------  ------  --------

Open line of credit                     $7,500     5.41%  $3,000     5.83%
                                        ======     ====   ======     ====

 Advances are pursuant to several different programs each of which has its own interest rates and range of maturities. The Bank has borrowed on the daily overnight basis which requires collateral of the FHLB stock and up to 100% of real estate mortgage loans for this type of advance. The Bank's interest expense for FHLB advances amounted to $305,000, $72,000, and $139,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

 The Bank has entered into repurchase agreements with its customers during the current year. These agreements are not insured by SAIF. These agreements have an average maturity of less than three months. For 1996, the average balance was $2,066,000 with the highest month end balance of $3,213,000 at an average rate of 4.90%. The Bank incurred interest expense for the year of $101,000 which was included in interest on other borrowed funds.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I.  Stockholders' Equity

  Regulatory Capital Requirements

    National banks are required to satisfy three capital requirements: (i) a requirement that "core capital" equal or exceed 3% of adjusted total assets,
    (ii) a requirement that "core capital" equal or exceed 4% of risk-weighted assets, and (iii) a requirement that "risk-based capital" equal or exceed 8% of risk-weighted assets. At December 31, 1996, the Bank exceeded each of the three capital requirements.

  The following is a summary of the Bank's regulatory capital position at December 31, 1996 (amounts in thousands):

                                              Actual                Requirement               Excess
                                     -----------------------  -----------------------  -----------------------
                                       Amount      Percent      Amount      Percent      Amount      Percent
                                     ----------  -----------  ----------  -----------  ----------  -----------

Bank's stockholders' equity             $24,956                   $                      $
Adjustment for unrealized
 losses on securities available
 for sale, net                              263
                                    -----------

Core capital to total assets            $25,219        14.28%     $5,292         3.00%   $19,927        11.28%
                                     ==========               ==========               ==========

Core capital to risk-weighted
 assets                                 $25,219        21.86%     $4,615         4.00%   $20,604        18.86%
                                     ==========               ==========               =========

Plus allowable portion of general
 allowance for loan losses                1,443
                                     ----------

Risk-based capital                      $26,662        23.11%     $9,231         8.00%   $17,431        15.11%
                                     ==========               ==========               =========

The Bank's total risk-weighted assets at December 31, 1996, were approximately $115,386,000.

Restricted Retained Earnings

  The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date during the current calendar year plus the two preceding year's net income less any dividends paid or declared during the two prior years. Additional limitation on dividends declared or paid on, or repurchases of, the Bank's capital stock are tied to the Bank's level of compliance with its regulatory capital requirements.

Treasury Stock

  During 1996, the Company authorized the purchase of up to 257,888 shares of the Company's stock which represented approximately 9.75% of the outstanding stock at December 31, 1995. These shares were purchased in 1996 at a cost of $3,411,000 with an average cost per share of $13.23.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note J.  Non-Interest Income and Expense

  Non-interest income and expense is summarized as follows:

                                                     Year Ended December 31,
                                                   ---------------------------
                                                    1996       1995      1994
                                                   ------     ------    ------
                                                            (1,000's)
                                                   ---------------------------
Non-interest income
 Service fees                                      $  505     $  432    $  379
 Insurance and annuity commissions                    210        282       497
 Net loss on sale of securities (Note B)                0          0       (26)
 Net loss on sale of mortgage-backed
  and related securities (Note C)                       0         (5)        0
 Net gain on sale of assets                             0        142         0
 Recovery of litigation fees                            0        249         0
 Other                                                 62         70        77
                                                   ------     ------    ------

                                                   $  777     $1,170    $  927
                                                   ======     ======    ======

Non-interest expense
 Salaries and employee benefits (Notes L and R)    $3,580     $2,323    $2,311
 Occupancy expense                                    221        216       201
 Equipment and furnishing expense                     383        353       300
 Data processing expense                              412        461       344
 Federal insurance premium (Note X)                 1,275        378       342
 Litigation settlement                                  0          0       257
 Other (Note Q)                                         0          0       120
 Other                                                927        706       816
                                                   ------     ------    ------

                                                   $6,798     $4,437    $4,691
                                                   ======     ======    ======

Note K.  Income Tax

  The components of the provision for income taxes are summarized as follows:


                                                     Year Ended December 31,
                                                   ----------------------------
                                                    1996       1995       1994
                                                   ------     ------     ------
                                                             (1,000's)
                                                   ----------------------------
Currently payable:  Federal                        $  281     $  950    $  633
                    State                              52        184       128
  Deferred:  Federal                                    8        (22)       42
             State                                      2         (5)       10
                                                   ------     ------    ------

                                                   $  343     $1,107    $  813
                                                   ======     ======    ======


                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note K.  Income Tax

  Income tax expense for the years ended December 31, 1996, 1995 and 1994 has been provided at an effective rate of approximately 30.74%, 35.25% and 36.56%, respectively. An analysis of such expense for the three years setting forth the reasons for the variations from the federal statutory rates is as follows:

                                                                           Year Ended December 31,
                                                                         ---------------------------
                                                                          1996       1995      1994
                                                                         ------     ------    ------
                                                                                  (1,000's)
                                                                         ---------------------------

Computed tax at statutory rates                                          $  383     $1,067    $  756
Increase (decrease) in tax expenseresulting from:
  State income tax, net                                                      36        130        85
  Other                                                                   (  28)        20        11
  Tax exempt income - net                                                 (  48)       (42)      (39)
  Stock dividends on FHLB stock                                               0         (5)        0
  Nontaxable gains                                                            0        (63)        0
                                                                         ------     ------    ------

Income tax expense                                                       $  343     $1,107    $  813
                                                                         ======     ======    ======

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                      December 31,
                                      ------------
                                      1996   1995
                                      -----  -----
                                        (1,000's)
                                      ------------
Deferred tax assets:
 Allowance for unrealized losses on
  securities available for sale       $ 176  $  38
 Allowance for loan losses              496    508
 Other                                    8      8
                                      -----  -----
                                        680    554
                                      -----  -----
Deferred tax liabilities:
 Federal Home Loan Bank stock         $  39  $  39
 Premises and equipment                 214    214
 Other                                   18     21
                                      -----  -----
                                        271    274
                                      -----  -----

Net deferred tax asset                $ 409  $ 280
                                      =====  =====

No valuation allowance was required for deferred tax assets at December 31, 1996 and 1995. As a result of the Bank's decision to convert to a national bank, the excess tax bad debt deduction allowed for thrifts has been restored to income and taxes thereon has been accrued in the 1994 consolidated financial statements. The Bank's 1994 consolidated financial statements reflected a $701,000 expense for the recapture of the excess tax bad debt deduction and is included in accrued income taxes. The taxes will be paid ratably over a six-year period beginning in 1995.

During 1995, the Bank sold the insurance agency of the service corporation at a gain of $187,000. This gain, for tax purposes, has been offset against the capital loss carryover. The capital loss carryover, as of December 31, 1996, amounts to $329,000 and will start to expire in 2006. No deferred taxes have been recorded for this carryover.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note L.  Employee Benefit Plans

  The Olney Savings and Loan Association Defined Benefit Pension Plan was terminated and benefits were frozen as of May 31, 1996. The plan termination date will be April 30, 1997. The actuary for the plan, performed a preliminary calculation and has determined that the plan assets are underfunded by approximately $622,000. The Bank has accrued this liability and is included in other liabilities, for the year ended December 31, 1996.

  The Olney Savings and Loan Association Defined Benefit Pension Plan was a noncontributory plan which covered all employees who qualify as to age and length of service.

  The following table sets forth the plan's funded status:

                                                                                                 December 31,
                                                                                             --------------------
                                                                                               1995        1994
                                                                                             --------    --------
                                                                                                  (1,000's)
                                                                                             --------------------
  Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested benefits of
    $546,000 (1995) and $480,000 (1994)                                                       $  785       $  689
   Effect of projected future compensation                                                       353          334
                                                                                             -------      -------
   Projected benefit obligation for service rendered to date                                   1,138        1,023
   Plan assets at fair value                                                                     831          870
                                                                                             -------      -------
   Plan assets in excess of projected benefit obligation                                     (   307)     (   153)
   Unrecognized net gain                                                                         138           91
   Unrecognized net transition obligation (asset)                                            (    77)     (    85)
                                                                                             -------      -------

   Accrued pension cost                                                                      ($  246)     ($  147)
                                                                                             =======      =======

The components of net pension expense for the years ended December 31, 1995 and 1994 are:

                                                                                                 December 31,
                                                                                             --------------------
                                                                                               1995        1994
                                                                                             -------     --------
                                                                                                  (1,000's)
                                                                                             --------------------

   Service cost-benefits earned during the period                                             $   99       $   90
   Interest cost on projected benefit obligation                                                  74           68
   Actual return on plan assets                                                             (     19)         (29)
   Amortization and deferral                                                                (     55)         (49)
                                                                                            --------      -------

      Net pension expense                                                                    $    99      $    80
                                                                                            ========      =======

                                                                                              1995         1994
                                                                                            -------       -------
   Assumptions used to develop the net periodic
    pension cost were:
     Discount rate                                                                            7.5%          7.5%
     Expected long-term rate of return on assets                                              7.0%          7.0%
     Rate of increase in compensation levels                                                  6.0%          6.0%

  The Bank participates in the Manual Life 401K Plan. Under the plan voluntary contributions made by eligible employees are matched 100% by Bank contributions up to a specified percent of their compensation. The cost of the plan was $72,000, $64,000 and $64,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and is included in compensation and employee benefits in the consolidated statements of income.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M.  Economic Dependency

  The Bank is a nondiscriminatory lender in their market area as defined by their Community Reinvestment Act. The Bank is a full service institution with facilities located in Richland, Lawrence, Wayne, Jasper, and Coles counties in southeastern central Illinois. The Bank has no economic dependency other than the general market area. Concentration of credit risk has been disclosed in Note D concerning lending portfolio.

Note N.  Commitments and Contingencies

  In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, liquidity, and operating results of the Bank.

  The Bank had outstanding firm commitments to originate loans as follows:

                                      December 31,
                                   -----------------
                                    1996       1995
                                   ------     ------
                                       (1,000's)
                                   -----------------

Real estate                        $   96     $  294
Other loans                             0      1,195
Credit card loans                   5,889      5,810
                                   ------     ------

Commitments to originate loans     $5,985     $7,299
                                   ======     ======

Unused lines of credit             $6,973     $4,106
                                   ======     ======

  Interest rates on the above commitments ranged from 6.00% to 13.90% and 6.00% to 13.90% at December 31, 1996 and 1995, respectively.

  There were no outstanding commitments to purchase or sell securities at December 31, 1996 and 1995, respectively.

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note N.  Commitments and Contingencies

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. The Bank generally requires signed notes to be executed when a letter of credit is exercised.

Note O.  Related Parties

  The Bank has entered into transactions with its directors, key management and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of loans to such related parties is as follows:


                                 December 31,
                              ------------------
                               1996        1995
                              ------      ------
                                  (1,000's)
                              ------------------

Balance December 31            $426         $512
New loans                       293          224
Repayments                    ( 167)       ( 310)
                              -----        -----

Balance December 31            $552          426
                              =====        =====

Note P.  Carrying Amounts and Fair Value of Financial Instruments

  In December 1991, the Financial Accounting Standards Board issued Standard No.107, "Disclosures about Fair Value of Financial Instruments," which requires disclosing information about the fair value of all financial instruments, both assets and liabilities on and off balance sheet, for which it is practicable to estimate their values and pertinent descriptions of those instruments for which such values are not readily available. Accordingly, the following information is set forth below.


                                                   1996                   1995
                                          ---------------------   ---------------------
                                          Carrying   Estimated    Carrying   Estimated
                                           Amount    Fair Value    Amount    Fair Value
                                          --------  -----------   --------   ----------
                                                (1,000's)               (1,000's)
                                          ---------------------   ---------------------
Financial Assets
 Cash and cash equivalents                $ 12,618   $ 12,618     $  9,877      $9,877
 Securities                                 17,352     17,368       22,460      22,459
 Mortgage-backed and related securities     28,319     28,319       35,520      35,520
 Loans receivable                          122,307    118,107      114,494     112,541
 Allowance for loan losses
 Accrued interest receivable                 1,239      1,239        1,218       1,218

Financial Liabilities
 Deposits                                  139,100    139,894      144,277     147,069
 FHLB advances                               7,500      7,497        3,000       3,000
 Repurchase agreements                       3,121      3,121            0           0
 Accrued interest payable                      160        160          114         114

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note P.  Carrying Amounts and Fair Value of Financial Instruments

  The fair value of securities and mortgage-backed securities is based on quoted market prices or dealer quotes. The fair value of certain of these financial instruments represent the estimated amount the Bank would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.

  The fair values of performing loans for all portfolios, except residential mortgage loans, are calculated by discounting scheduled cash flows through estimated maturity dates. Expected cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Estimated market yields also reflect a component for the estimated cost of servicing the portfolio.

  For performing residential mortgage loans, fair values are estimated by segmenting the loan portfolio into homogeneous pools based on loan types, coupon rates, maturities, prepayment assumptions and credit risk, and comparing the values of the individual pools to mortgage-backed securities with similar characteristics. It is not considered practicable to calculate a fair value for nonperforming loans less than $1,000,000. Accordingly, they are included in fair value disclosures at net cost.

  The fair value of noninterest bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1996 and 1995. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. This value, which includes such cost assumptions related to interest rates, deposit run-off, maintenance costs and float opportunity costs, is presented on a discounted cash flow basis. The value related to the recorded cost of acquired deposits is also included therein.

  Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the brokerage network, deferred tax assets, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. The Bank has not disclosed the estimated fair value of the off-balance sheet financial instruments as they are issued at fair value.

  Core deposit estimated fair value was based on the discounting of future cash flows. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note Q.  Service Corporation Activities

  Olney Savings Service Corporation (OSSC) was involved in a partnership to conduct business as an insurance agency. In 1993 this partnership was dissolved with OSSC acquiring the insurance agency. As part of this transaction, OSSC recorded goodwill and noncompetition agreement as an asset in the amount of $120,000. With the plan of conversion to a national bank, OSSC will no longer be able to conduct an insurance agency. The Bank sold the insurance agency on May 9, 1995. The gain on sale is recorded in non-interest income for the year ended December 31, 1995. OSSC was dissolved in 1996. The Bank recognized no gain or loss on the dissolution.

Note R.  Employee Stock Ownership Plan (ESOP)

  In June 1995 the Company established an Employee Stock Ownership Plan (the
  ESOP) in connection with the stock conversion in which employees meeting age and service requirements are eligible to participate. A participant is 100% vested after three years of credit service. The ESOP borrowed $2,116,000 from the Company and purchased 211,600 shares of common stock of the Company at the date of the conversion. This debt carries an interest rate at prime, as stated in the Wall Street Journal on January 1, and requires annual principal and interest payments. The Company has committed to make annual contributions to the ESOP necessary to repay the loan including interest.

  As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to pay debt servicing costs. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $270,000 and $275,000 for December 31, 1996 and 1995. The ESOP shares were as follows:

    Allocated shares                                        $   21,160
    Shares ratably released for allocation                      21,160
    Unallocated shares                                         169,280
                                                            ----------

    Total ESOP shares                                          211,600
                                                            ==========

    Fair value of unreleased shares at December 31, 1996    $2,158,000
                                                            ==========

Note S.  Management Recognition Plans

  The Company adopted a Management Recognition Plan (the MRP) on January 12, 1996 in connection with the stock conversion. The plan provides for the granting of shares of stock to eligible directors and officers in the form of stock, which vest over a five-year period at the rate of 20% per year. Under the plan, 105,800 shares of stock were granted.

  During 1996, the Company purchased shares to fund the MRP plan on the open market. The cost of these shares amounted to $1,403,000 or at an average cost of $13.26 per share. In addition to the MRP plan, the Company approved the tax bonus plan for the recipients of the MRP shares in the amount of 40% of the MRP amount. For the current year, the Company had $275,000 and $110,000 of compensation expense for the MRP and tax bonus plan, respectively.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note T.  Stock Option Plan

  The Company adopted a stock option plan on January 12, 1996 in connection with the stock conversion. The plan provides for the granting of options for the purpose of attracting and retaining key personnel and to facilitate their purchase of a stock interest in the Company. Options on 264,500 shares were granted at an exercise price of $13.125 per share. Stock options are exercisable at 20% per year for a five-year period starting January 12, 1997; if unused, the options expire January 12, 2006. No stock options were exercised during 1996 and market value of the stock was 12.75 at December 31, 1996.

Note U.  Stock Appreciation Rights

  The Company, at its sole discretion, may from time to time grant stock appreciation rights (SARs) to employees either in conjunction with, or independently of, any options granted. The exercise price as to any SARs shall not be less than the market value of the shares at the time of the grant. No SARs had been granted.

Note V.  Early Retirement Plan

  In December of 1996, the Board approved an early retirement plan for all employees age 50 or older. This plan effective date was in January of 1997 and was offered to twelve employees of which seven took early retirement. This plan includes provisions for length of employment, one month of salary per year of service, and immediate vesting in the MRP plan, stock option plan, and bonus plan on the MRP plan amount. The stock option plan had a ninety day period the options could be exercised. Both employees that had stock options, a total of 23,805 shares, exercised these options in February of 1997. Total estimated cost to the Company for the early retirement plan is $438,000 which will be recorded as an expense in 1997.

Note W.  Acquisitions

  In December 1996, the Company signed an agreement for the purchase of all the outstanding stock of American Bancshares, Inc.; the holding company of American Bank of Illinois located in Highland; which is an $18 million asset commercial bank with branches in Highland and Pocohontas, Illinois. The acquisition is expected to be completed in the second quarter of 1997 at a cost not to exceed $2,150,000.

Note X.  Savings Association Insurance Fund (SAIF) Assessment

  Banking legislation enacted September 30, 1996 requires the Bank to pay a one-time special assessment to capitalize the SAIF, payable on November 27, 1996. The assessment, 65.7 basis points of the assessment base calculated as of March 31, 1996, is approximately $1,015,000 and has been included in noninterest expense in the accompanying 1996 consolidated financial statements. In addition, this banking legislation includes provisions that provide for a substantial reduction in SAIF premiums paid by the Bank, beginning January 1, 1997. Other provisions provide for the mergers of the bank and savings association charters, and the SAIF and the Bank Insurance Fund (BIF) by January 1, 1999.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note X.  Community Financial Corp. Condensed Financial Information

  The parent company's principal assets are its investment in the Bank, investment securities and receivable from subsidiary. The following are the condensed statements of financial condition for the parent company only as of December 31, 1996 and 1995 and its condensed statements of operations and cash flows for the year ended December 31, 1996, and for the period from July 1, 1995 to December 31, 1995.

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                              At December 31,
                                                           ---------------------
                                                             1996         1995
                                                           --------    ---------
Assets:
 Cash and cash equivalents                                 $ 6,331       $ 2,457
 Securities held to maturity                                 1,205           720
 Securities available for sale                               2,357         7,448
 Investment in subsidiary                                   11,007        13,416
 Receivable from subsidiary                                  1,693         2,219
 Other assets                                                   49           160
                                                           -------       -------

                                                           $22,642       $26,420
                                                           =======       =======

Liabilities and Stockholders' Equity:
 Accrued expenses and other liabilities                    $   817       $   148
                                                           -------       -------

 Stockholders' equity:
  Common stock                                                  26            26
  Additional paid-in capital                                25,397        25,280
  Unearned MRP shares                                      ( 1,123)            0
  Treasury stock                                           ( 3,411)            0
  Unrealized loss on securities available for sale, net    (   263)          (56)
  Retained earnings, subject to certain restrictions         1,199         1,022
                                                           -------       -------
   Total stockholders' equity                               21,825        26,272
                                                           -------       -------

                                                           $22,642       $26,420
                                                           =======       =======


                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note X.  Community Financial Corp. Condensed Financial Information

                       CONDENSED STATEMENT OF OPERATIONS

                                                       Year Ended  Period Ended
                                                        Dec. 31,     Dec. 31,
                                                          1996        1995
                                                       ----------  ------------

Interest income                                            $ 592       $  439
Equity in earnings of subsidiary                             783          793
Compensation and employee benefits                        (  507)           0
Professional service expenses                             (   80)     (    11)
Other                                                     (   61)     (    72)
                                                       ----------  ----------
 Income before income taxes                                   727       1,149
Income tax benefit (expense)                                   46     (   127)
                                                       ----------  ----------

 Net income                                                $  773      $1,022
                                                       ==========  ==========

                       CONDENSED STATEMENTS OF CASH FLOW

                                                       Year Ended  Period Ended
                                                             December 31,
                                                           1996        1995
                                                       ----------  ------------
Cash flows from operating activities:
  Net income                                             $   773    $  1,022
  Adjustments to reconcile net income to net
   cash provided by operating activities
   Equity in earnings of subsidiary                     (    783)   (    793)
   Dividends received from subsidiary                      3,000           0
   Stock employee benefit plans                              387           0
   Other, net                                                194    (     12)
                                                        --------    --------
     Net cash provided by operating activities             3,571         217
                                                        --------    --------

Cash flows from investing activities:
  Purchase investment in subsidiary                            0    ( 12,692)
  Purchases of investment securities                    ( 11,490)   ( 11,490)
  Maturities of investment securities                     16,081       3,334
  Receivable from subsidiary                                 526    (  2,219)
                                                        --------    --------
     Net cash provided by (used in) investing
      activities                                           5,117    ( 23,067)
                                                        --------    --------

Cash flows from financing activities:
  Proceeds from stock issuance                                 0      25,307
  Common stock repurchased                              (  4,814)          0
  Dividends paid on common stock                               0           0
                                                        --------    --------
    Net cash (used in) provided by financing
     activities                                         (  4,814)     25,307
                                                        --------    --------

Net increase in cash and cash equivalents                  3,874       2,457
Cash and cash equivalents at beginning of period           2,457           0
                                                        --------    --------

Cash and cash equivalents at end of period               $ 6,331     $ 2,457
                                                         ========    =======

                              BOARD OF DIRECTORS

CHARLES M. DICIRO
Chairman of the Board

ALLEN D. WELKER
Retired

MICHAEL F. BAUMAN
Co-Owner of Bauman Cement, Inc.

SHIRLEY B. KESSLER
President and Chief Executive Officer

ROGER A. CHARLESTON
Civil Engineer; Owner, Charleston Engineering

WILLIAM O. CANTWELL
Retired

CLYDE R. KING
Retired

BRAD A. JONES
Co-Owner of Rural King Supply

ROGER L. HABERER*
Information Services Manager of Western Staff Services (Midwest Region)

*  Director of Bank only

                              EXECUTIVE OFFICERS

SHIRLEY B. KESSLER
President and Chief Executive Officer

WAYNE H. BENSON
Executive Vice President

DOUGLAS W. TOMPSON
Chief Financial Officer

                               OFFICE LOCATIONS

MAIN OFFICE:
240 E. Chestnut
Olney, IL 62450

BRANCH OFFICES:
Fairfield Branch
303 W. Delaware
Fairfield, IL  62837

Charleston Branch
511 Jackson
Charleston, IL  61920

Lawrenceville Branch
1601 State
Lawrenceville, IL  62439

Newton Branch
601 W. Jourdan, P.O. Box 361
Newton, IL  62448

                             CORPORATE INFORMATION

INDEPENDENT CERTIFIED ACCOUNTANTS
Larsson, Woodyard & Henson, CPAs
702 E. Court Street
Paris, Illinois 61944

GENERAL COUNSEL
Ray W. Vaughn, Attorney
308 S. Kitchell
Olney, Illinois  62450

TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Co., Cranford, New Jersey

SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C.  20036

ANNUAL MEETING
The 1997 Annual Meeting of Stockholders will be held on April 28, 1997 at 1:00 p.m. at the Holiday Motel, located at 1300 South West, Olney, Illinois.
ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR THE 1997 ANNUAL MEETING UPON WRITTEN REQUEST TO CORPORATE SECRETARY, COMMUNITY FINANCIAL CORPORATION, 240 E. CHESTNUT STREET, OLNEY, ILLINOIS 62450-2295