Form 10-K405, Exhibit 13
period 1997-12-31
COMMUNITY FINANCIAL CORP /IL/
filed 1998-03-31
CIK 934858

COMMUNITY FINANCIAL CORP.






  [LOGO]



                                                              1997 ANNUAL REPORT

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Community Financial Corp.................................................. (i)

Market Information........................................................ (i)

Letter to Stockholders...................................................... 1

Selected Consolidated Financial and Other Data.............................. 2

Management's Discussion and Analysis of Financial
Condition and Results of Operations ........................................ 4

Consolidated Financial Statements.......................................... 16

Corporate Information........................................Inside Back Cover

COMMUNITY FINANCIAL CORP.
-------------------------------------------------------------------------------

         Community Financial Corp. (the "Company") is a bank holding company with five wholly owned bank subsidiaries headquartered in Illinois: Community Bank & Trust, N.A. in Olney; American Bank of Illinois in Highland; The Egyptian State Bank in Carrier Mills; Saline County State Bank in Stonefort; and MidAmerica Bank of St. Clair County in O'Fallon. The Company's principal business is overseeing the business of its wholly owned bank subsidiaries and investing its assets.

         Community Bank & Trust, N.A. ("CB&T") is a national bank operating through five offices serving Richland, Coles, Jasper, Lawrence and Wayne Counties and contiguous counties in Southeastern Illinois. CB&T was chartered in 1883 as Olney Building and Loan Association. In 1961, the Bank changed its name to Olney Savings and Loan Association. CB&T expanded its branch office network through a series of acquisitions of other financial institutions, acquiring its Lawrenceville and Fairfield offices in 1983, its Charleston office in 1989 and its Newton office in 1990. CB&T became an Illinois state savings bank in July 1992, at which time it adopted the title Community Bank & Trust, sb, and converted to a federally chartered mutual savings bank under the name Community Bank & Trust, fsb in February 1995. In June 1995, CB&T became a national bank and adopted its present name. At December 31, 1997, CB&T had total assets of $210.5 million and total deposits of $147.2 million.

         American Bank of Illinois in Highland ("ABI") is an Illinois commercial bank operating through two offices located in Highland and Pocahontas, Illinois and serving Bond and Madison Counties in Western Illinois. At December 31, 1997, ABI had total assets of $20.6 million and total deposits of $19.0 million.

         The Egyptian State Bank ("Egyptian") is an Illinois commercial bank operating through a single office located in Carrier Mills, Illinois and serving Saline County in Southern Illinois. At December 31, 1997, Egyptian had total assets of $26.3 million and total deposits of $21.1 million.

         Saline County State Bank ("Saline") is an Illinois commercial bank operating through two offices located in Stonefort and Creal Springs, Illinois and serving Saline and Williamson Counties in Southern Illinois. At December 31, 1997, Saline had total assets of $17.6 million and total deposits of $14.8 million.

         MidAmerica Bank of St. Clair County ("MidAmerica") is an Illinois commercial bank operating through a single office located in O'Fallon, Illinois and serving St. Clair County in Western Illinois. At December 31, 1997, MidAmerica had total assets of $22.7 million and total deposits of $17.0 million.

MARKET INFORMATION
--------------------------------------------------------------------------------

         The Company's common stock began trading under the symbol "CFIC" on the Nasdaq National Market System on June 30, 1995. There are currently 2,360,612 shares of the common stock outstanding and approximately 641 holders of record of the common stock. Since issuance of the common stock, on January 15, 1998 the Company paid a cash dividend of $.25 per share to stockholders of record as of December 30, 1997, and on January 15, 1997 the Company paid a cash dividend of $.25 per share to stockholders of record as of December 30, 1996. No other dividends have been paid on the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported by Nasdaq during the periods indicated.

                                   High        Low                                           High          Low
                                   ----        ---                                           ----          ---
1996                                                        1997
----                                                        ----
First Quarter................  $  11.750    $  10.750       First Quarter.............  $   16.625     $  12.750
Second Quarter...............     13.000       12.500       Second Quarter............      15.688        14.000
Third Quarter................     13.375       13.000       Third Quarter.............      20.250        14.500
Fourth Quarter...............     13.500       12.625       Fourth Quarter............      19.750        16.250


                                      (i)

Dear Shareholder:

         Your company enters 1998 riding the wave of momentum from 1997's dramatic growth. With a starting point of a one-bank holding company, we acquired American Bancshares, owner of American Bank of Illinois in Highland, with a branch in Pocahontas, in May. Combined assets of $17.5 million and the location, 25 miles East of St. Louis, Missouri, will allow us to make an impact in this area. In October, the acquisition of Egyptian Bancshares, owner of Egyptian State Bank, Carrier Mills and Saline County State Bank, Stonefort with a branch in Creal Springs, added another $40.9 million in combined assets and provides a strong foundation for long-term generation of income. In November, we acquired the newly-chartered MidAmerica Bank in O'Fallon with assets of $19.3 million increasing our penetration into the metro-East area and one of the fastest growing communities in the state.

         These acquisitions move us closer to our goals of expanding our market share and contributing to the profitability of your company. As each of these institutions will continue to operate as independent community banks, an additional benefit is the quality of the management and associates already in place. With this individual diversity and strength at the community level and the integration of support services at the holding corporation level, Community Financial Corp. will be a dominant force in community banking in Illinois.

         Assets at the end of 1997 were $304 million with stockholders' equity of $35.7 million, 11.7% of total assets. Average stockholders' equity to average assets is 15.33%. The average return on assets was .62% and the average return on equity was 4.02%. The earnings per share of $0.62 was the result of the implementation of several steps taken this year to allow accelerated growth in the future, specifically, the implementation and closing of an early retirement package. Our higher than average ratio of non-performing assets to performing assets was a result of a non-performing loan to one commercial borrower in the aggregate amount of $1.1 million dollars. However, through the diligent efforts of our staff, the bulk of the collateral on this loan has been liquidated and it appears there will be minimal loss to the Bank.

         Community Financial Corp. stock price performance reflected our efforts toward acceleration of earnings and expansion of market share by soaring 42% in value in 1997. This recognition of our value by the market is validating our ability to build strong assets and increase earnings in order to continue the recognition in the market.

         We are consistently working toward the vision expressed in our Mission
Statement: COMMUNITY FINANCIAL CORP. WILL FULFILL THE FINANCIAL NEEDS OF THE COMMUNITIES IN WHICH IT SERVES WHILE ENHANCING THE RETURN AND INCREASING THE VALUE OF SHAREHOLDER INVESTMENT.

         Our charge is to enhance shareholder value by improving earnings to peer bank levels at all affiliates, standardizing procedures, and eliminating duplication. Our dual plan is to strengthen our services to community bank customers and to continue seeking potential acquisition candidates.

         We are extremely proud and excited about the progress made this past year and deeply appreciate the support and loyalty of our shareholders. We look forward to the opportunity to serve you in the coming year.

Sincerely,



Shirley B. Kessler
President and Chief
Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

Selected Financial Condition Data


                                                                       At December 31,
                                               ----------------------------------------------------------------
                                                  1997           1996         1995         1994         1993
                                                 ------         ------       ------       ------       ------
                                                                         (In thousands)
Assets......................................   $ 304,265      $ 185,799    $ 186,513    $ 164,633    $ 163,226
Loans receivable, net.......................     162,318        122,307      114,494      111,369       99,641
Investment securities (1):
   Available for sale.......................      57,283         13,990       19,347        7,716           --
   Held to maturity.........................      18,318          3,362        3,113        2,255       10,289
Cash and cash equivalents and time deposits.      26,724         12,618        9,877        5,638        5,065
Mortgage-backed and related securities
  available for sale (1)....................      23,895         28,319       35,520       32,310       44,260
Mortgage-backed and related securities
  held-to-maturity..........................         891             --           --           --           --
Deposits....................................     218,915        139,100      144,277      151,078      150,290
FHLB advances...............................      37,000          7,500        3,000        1,050           --
Other borrowings............................      10,923          3,121           --           --           --
Stockholders' equity........................      35,727         34,082       38,106       11,254       12,228


------------------
(1) In connection with its adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994, the Bank classified certain investment securities and all mortgage-backed and related securities as available for sale.

--------------------------------------------------------------------------------

Selected Operations Data


                                                                      At December 31,
                                               ------------------------------------------------------------------
                                                   1997           1996         1995         1994         1993
                                                 --------       --------     --------     --------     --------
                                                             (In thousands, except per share data)
Interest income.............................   $  17,008      $  13,875    $  13,267    $  11,776    $  12,225
Interest expense............................      (8,670)        (6,728)      (6,747)      (5,576)      (6,224)
                                               ---------     ----------   ----------   ----------    ---------
Net interest income.........................       8,338          7,147        6,520        6,200        6,001
Provision for loan losses...................        (236)           (10)        (113)        (212)        (144)
                                               ---------     ----------   ----------   ----------    ---------
Net interest income after
  provision for loan losses.................       8,102          7,137        6,407        5,988        5,857
Noninterest income..........................       1,129            777        1,033          953          703
Noninterest expense.........................      (7,152)        (6,798)      (4,437)      (4,691)      (3,747)
Gain (loss) on sale of assets...............          (2)            --          137          (26)          10
                                               ---------     ----------   ----------   ----------    ---------
Income before provision for income tax......       2,077          1,116        3,140        2,224        2,823
Provision for income tax....................        (675)          (343)      (1,107)        (813)      (1,073)
                                               ---------     ----------   ----------   ----------    ---------
Income before extraordinary item and
  cumulative effect of change in
  accounting principle......................       1,402            773        2,033        1,411        1,750
Extraordinary items.........................          --             --           --         (701) (1)      --
Cumulative effect of change in
  accounting principle (2)..................          --             --           --           --          (25)
                                               ---------     ----------   ----------   ----------    ---------
Net income..................................   $   1,402     $      773   $    2,033   $      710    $   1,725
                                               =========     ==========   ==========   ==========    =========
Net income per share........................   $     .62     $      .35   $      .42      N/A          N/A
                                               =========     ==========   ==========   ==========    =========
Cash dividends declared per share...........   $     .25     $      .25   $       --      N/A          N/A
                                               =========     ==========   ==========   ==========    =========


----------------
(1) Consists of a $701,000 expense representing the recapture of the Bank's tax bad debt reserve taken in the quarter ended December 31, 1994 in connection with the Board of Directors' determination to effectuate the conversion to a national bank.
(2) For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards -- Accounting for Income Taxes."

Key Operating Ratios:

                                                                            At or for the
                                                                         Year Ended December 31,
                                                                ---------------------------------------
                                                               1997               1996             1995
                                                               ----               ----             ----

Performance Ratios:
  Return on average assets (net income
    divided by average total assets)......................     .62%               .42%  (1)        1.15%
  Return on average equity (net income
    divided by average stockholders' equity (2)...........    4.02               2.15   (1)        8.09
  Interest rate spread (combined weighted
    average interest rate earned less
    combined weighted average interest
    rate cost)............................................    3.05               3.17              3.17
  Net yield on interest-earning assets....................    3.80               4.03              3.79
  Ratio of average interest-earning assets
    to average interest-bearing liabilities...............  119.04             122.58            115.59
  Ratio of noninterest expense to average
    total assets..........................................    3.15               3.66              2.51

Asset Quality Ratios:
  Nonperforming assets to total assets
    at end of period......................................     .81   (3)          .27              .28
  Nonperforming loans to total loans (4)..................    1.29                .36              .34
  Allowance for loan losses to total
    loans at end of period................................    1.18               1.23             1.31
  Allowance for loan losses to nonperforming
     loans at end of period...............................     .91   (5)       339.29           382.32
  Provision for loan losses to total loans
     at end of period.....................................     .15                .01              .10
  Net charge-offs to average loans........................     .19                 --              .21

Capital Ratios:
  Stockholders' equity to total assets at end of period...   11.74              18.34            20.43
  Average stockholders' equity to average assets..........   15.33              19.19            14.21

-----------
(1) Ratios are based on net income, which includes a one-time special assessment of $703,000, net of taxes, paid to recapitalize the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). After restating to eliminate this expense, return on average assets and return on average equity would have been .80% and 4.11%, respectively.
(2) Average stockholders' equity reflects average unrealized losses on securities available for sale for the years ended December 31, 1996 and 1995 and average unrealized gains on securities available for sale for the year ended December 31, 1997.
(3) Nonperforming assets include a $1.1 million nonperforming loan on which minimal losses are expected. The ratio for nonperforming assets to total assets would be .46% restated to exclude this loan.
(4) Nonperforming loans consist of nonaccrual loans and accruing loans which are contractually past due 90 days or more. Nonperforming loans at December 31, 1997 included a $1.1 million nonperforming loan on which minimal losses are expected. The ratio of nonperforming loans to total loans would be .64% restated to exclude this loan.
(5) Nonperforming assets included a $1.1 million nonperforming loan on which minimal losses are expected. The ratio of the allowance for loan losses to nonperforming loans at December 31, 1997 would be 184.18% restated to exclude this loan.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
General

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

Forward-Looking Statements

         When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Possible Year 2000 Computer Program Problems

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Company. Data processing is also essential to most other financial institutions and many other companies.

         All of the material data processing of the Company that could be affected by this problem is provided by third party suppliers. Management closely monitors the progress of the suppliers in resolving this potential problem and reports the status of their progress to the Board of Directors on a quarterly basis. The suppliers have advised the

Company that they expect to resolve this potential problem before the year 2000 by completing all implementation procedures by December 31, 1998 to allow for testing to occur in 1999. However, if any of the suppliers is unable to resolve this potential problem in time and the Company is unable to find an alternative supplier, the Company would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operations of the Company.

Comparison of Financial Condition at December 31, 1997, 1996 and 1995

         The Company's financial condition remained fairly unchanged for the periods 1995 to 1996 as reflected by the decrease in total assets of $714,000, or .4%, from $186.5 million at December 31, 1995 to $185.8 million at December 31, 1996. The Company's financial condition began to change in 1997 as assets increased by $118.5 million, or 63.8%, from $185.8 million at December 31, 1996 to $304.3 million at December 31, 1997. The increase was primarily due to the acquisitions of American Bank of Highland in May adding $20.6 million at December 31, 1997, The Egyptian State Bank in October adding $26.2 million at December 31, 1997, Saline County State Bank in October adding $17.6 million at December 31, 1997 and MidAmerica Bank of St. Clair County in November adding $22.7 million at December 31, 1997.

         The Company's net loans receivable have increased steadily in recent years, increasing by $7.8 million, or 6.8% from $114.5 million at December 31, 1995 to $122.3 million at December 31, 1996 and by $40.0 million, or 32.7% to $162.3 million at December 31, 1997. The increase in net loans receivable during the year ended December 31, 1997 was due to the acquisitions of American Bank of Highland adding $11.2 million, Egyptian State Bank adding $8.8 million, Saline County State Bank adding $8.0 million and MidAmerica Bank of St. Clair County adding $13.1 million.

         The Company's investment securities decreased by $5.1 million, or 22.7%, from $22.5 million at December 31, 1995 to $17.4 million at December 31, 1996. Investment securities increased by $58.2 million or 334.5%, to $75.6 million at December 31, 1997. The increase during 1997 was partly due to the acquisitions of American Bank of Highland adding $5.9 million, Egyptian State Bank adding $8.8 million, Saline County State Bank adding $5.8 million and MidAmerica Bank of St. Clair County adding $2.9 million. The primary reason for the increase was due to Community Bank & Trust investment securities increasing $35.3 million mainly through using arbitrage.

         The Company's mortgage-backed and related securities decreased by $7.2 million, or 20.3%, from $35.5 million at December 31, 1995 to $28.3 million at December 31, 1996. Mortgage-backed and related securities decreased by $4.4 million, or 15.5%, to $23.9 million at December 31, 1997. The decrease is the result of principal payback, sales and maturities. The proceeds were reinvested in other interest-earning assets.

         Deposits were $144.3 million, $139.1 million and $218.9 million at December 31, 1995, 1996 and 1997, respectively. The increase of $79.8 million, or 57.4% from $139.1 million at December 31, 1996 to $218.9 million at December 31, 1997 was due primarily to acquisitions. American Bank of Highland added $19.0 million, The Egyptian State Bank added $21.3 million, Saline County State Bank added $14.9 million and MidAmerica Bank of St. Clair County added $17.1 million. In addition, Community Bank & Trust deposits increased $7.5 million primarily due to certain short-term jumbo certificates of deposit and money market accounts by schools, municipalities and other local entities. As these deposits mature, Community Bank & Trust bids against other financial institutions to retain these deposits. As a result, these funds are less likely to remain on deposit at maturity than smaller certificates of deposit maintained by other customers.

         The Company's repurchase agreements increased by $2.2 million, or 71.0%, from $3.1 million at December 31, 1996 to $5.3 million at December 31, 1997. The repurchase program was introduced in 1996 to attract large depositors. These deposits are not insured by the FDIC.

         The Company's Federal Home Loan Bank advances increased $29.5 million, or 393.3%, from $7.5 million at December 31, 1996 to $37.0 million at December 31, 1997. The increase was used to arbitrage by acquiring investment securities. The investments purchased have a weighted average yield of 7.1% with the advances having a weighted average cost of 5.4%. The arbitrage is matched as both the investments and the advances have similar call features.

         The Company entered into a line of credit agreement during 1997 which provides the availability of a $10.0 million line of credit at the prime rate. The Company used $5.6 million of this to acquire MidAmerica Bank of St. Clair County in November 1997.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

         Net Income. Net income was $1.4 million for the year ended December 31, 1997, as compared to $773,000 for the year ended December 31, 1996. This represents an increase of $627,000, or 81.1%. The increase in net income reflects (on a pre-tax basis) a $1.2 million, or 16.9%, increase in net interest income, a $349,000, or 44.9%, increase in non-interest income and a $354,000, or 5.2%, increase in non-interest expense.

         Net Interest Income. Net interest income increased by $1.2 million, or 16.9%, from $7.1 million for the year ended December 31, 1996 to $8.3 million for the year ended December 31, 1997. The increase in net interest income reflects an increase in interest income of $3.1 million, or 22.3%, from $13.9 million for the year ended December 31, 1996 to $17.0 million for the year ended December 31, 1997 due to an increase of 23.5% in average interest-earning assets from $177.5 million for the year ended December 31, 1996 to $219.3 million for the year ended December 31, 1997. The cost of interest-bearing liabilities increased by $2.0 million, or 29.9%, from $6.7 million for the year ended December 31, 1996 to $8.7 million for the year ended December 31, 1997 due to an increase of $39.4 million, or 27.2%, in the average balance of interest-bearing liabilities from $144.8 million for the year ended December 31, 1996 to $184.2 million for the year ended December 31, 1997.

         Interest Income. Interest income was $17.0 million for the year ended December 31, 1997, as compared to $13.9 million for the year ended December 31, 1996, representing an increase of $3.1 million, or 22.3%. The increase is partly due to interest on loans increasing by $1.6 million, or 15.2%, from $10.5 million for the year ended December 31, 1996 to $12.1 million for the year ended December 31, 1997. This is due to an increase of $20.5 million, or 17.1%, in the average loans receivable (net), which reflects the acquisitions of American Bank of Illinois in Highland in May 1997, The Egyptian State Bank in October 1997, Saline County State Bank in October 1997, and MidAmerica Bank of St. Clair County in November 1997. The increase is also due to interest on investments and interest-bearing deposits increasing by $1.8 million, or 128.6%, from $1.4 million for the year ended December 31, 1996 to $3.2 million for the year ended December 31, 1997. This is due to the average balance of securities available for sale increasing $19.9 million, or 124.4%, from $16.0 million for the year ended December 31, 1996 to $35.9 million for the year ended December 31, 1997. In addition, the average balance of cash and cash equivalents increased by $6.7 million, or 95.7%, from $7.0 million for the year ended December 31, 1996 to $13.7 million for the year ended December 31, 1997 as a result of the arbitrage.

         Interest Expense. Interest expense, which consists primarily of interest on deposits, increased by $2.0 million, or 29.9%, from $6.7 million for the year ended December 31, 1996 to $8.7 million for the year ended December 31, 1997. Interest on deposits increased by $900,000 or 14.3%, from $6.3 million for the year ended December 31, 1996 to $7.2 million for the year ended December 31, 1997. The increase was partly due to the increase of $21.9 million, or 16.0%, in the average balance of deposits, which reflects the acquisitions made in 1997. In addition, interest and other borrowed funds increased $1.1 million, or 266.5%, from $406,000 for the year ended December 31, 1996 to $1.5 million for the year ended December 31, 1997. This increase is due to the increase of $17.4 million, or 214.8%, in the average balance of borrowings which is primarily due to borrowings used to arbitrage.

         Provision for Loan Losses. The Company established provisions for loan losses of $236,000 and $10,000 for the years ended December 31, 1997 and 1996, respectively. A significant portion of the increase was related to a $1.1 million loan that became nonaccruing during the year ended December 31, 1997.

         Non-Interest Income. Non-interest income increased by $349,000, or 44.9%, from $777,000 for the year ended December 31, 1996 to $1.1 million for the year ended December 31, 1997. The increase is primarily due to the acquisitions of American Bank of Illinois in Highland in May 1997, The Egyptian State Bank in October 1997, Saline County State Bank in October 1997, and MidAmerica Bank of St. Clair County in November 1997.

         Non-Interest Expense. Non-interest expense increased by $400,000, or 5.9%, from $6.8 million for the year ended December 31, 1996 to $7.2 million for the year ended December 31, 1997. For the year ended December 31, 1996 two non-recurring events totaling $1.6 million (pre-tax) were included. Restating non-interest expense by removing the one time SAIF assessment of $1.0 million and the approximated cost to close a defined benefit plan of $622,000, would have been $5.1 million. For the year ended December 31, 1997, non-interest expense reflects a non-recurring charge of $506,000 for an early retirement program offered to twelve employees of which seven accepted. Restating non-interest expense by removing the early retirement expense of $506,000 would have been $6.6 million. Restated non-interest expense increased by $1.5 million, or 29.4%, from $5.1 million for the year ended December 31, 1996 to $6.6 million for the year ended December 31, 1997. Restated compensation and benefits increased $855,000, or 26.9%, from $3.0 million (restated $3.6 million less $622,000) at the year ended December 31, 1996 to $3.8 million (restated $4.3 million less $506,000) at the year end December 31, 1997. This increase is partly due to benefit expenses, that were approved by the stockholders, in total amounting to $584,000 for the annual funding of the Management Recognition Plan
(MRP) for $372,000 and the Employee Stock Ownership Plan (ESOP) for $212,000. The remaining portion of the increase in non-interest expense was primarily due to the acquisitions made in 1997.

         Income Taxes. The Company's income tax was $675,000 and $343,000 for the years ended December 31, 1997 and 1996, respectively, which resulted in effective income tax rates of 32.5% and 30.7%, respectively.

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

         Non-Interest Expense. Noninterest expense increased by $2.4 million, or 53.2%, from $4.4 million for the year ended December 31, 1995 to $6.8 million for the year ended December 31, 1996. For the year ended December 31, 1996 two non-recurring events totaling $1.6 million (pre-tax) were included. Restating noninterest expense for the year ended December 31, 1996, removing the one time SAIF assessment of $1.0 million and the approximated cost to close a defined benefit plan of $622,000, would have been $5.1 million. The restated noninterest expense reflected an increase for the year ended December 31, 1996 of $724,000, or 16.3%. The increase after restatement of noninterest expense for the year ended December 31, 1996 was primarily due to a full year of operation of the Company in 1996 and the benefit expenses that were approved following the Conversion. The Management Recognition Plan (MRP) amounted to $393,000 and the allocation of the Employee Stock Ownership Plan (ESOP) amounted to $116,000.

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


                                                     Year Ended December 31,
                                               --------------------------------
                                                              1997
                                               --------------------------------
                                                                         Average
                                               Average                   Yield/
                                               Balance      Interest      Cost
                                               -------      --------     -------
                                                    (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1).................   $  140,306   $ 12,143       8.65%
  Investment securities:
     Securities available for sale..........       35,853      2,250       6.28
     Securities held to maturity............        3,349        166       4.95
  Mortgage-backed and related securities:
     Securities available for sale..........       25,939      1,696       6.54
     Securities held-to-maturity............          148          8       5.35
  Cash and cash equivalents.................       13,681        745       5.45
                                               ----------   --------
     Total interest-earning assets..........      219,276     17,008       7.76
Noninterest-earning assets..................        8,079
                                               ----------
     Total assets...........................   $  227,355
                                               ==========

Interest-bearing liabilities:
  Deposits..................................   $  158,654      7,182       4.53
  Borrowings................................       25,547      1,488       5.82
                                               ----------   --------
     Total interest-bearing liabilities.....      184,201      8,670       4.71
                                                            --------
Noninterest-bearing liabilities.............        8,303
                                               ----------
     Total liabilities......................      192,504
Stockholders' equity........................       35,033
Unrealized losses on securities.............         (182)
                                               ----------
Total liabilities and retained earnings.....   $  227,355
                                               ==========

Net interest income.........................                  $  8,338
                                                              ========
Interest rate spread........................                               3.05%
                                                                        =======
Net yield on interest-earning assets........                               3.80%
                                                                        =======
Ratio of average interest-earning assets
  to average interest-bearing liabilities...                             119.04%
                                                                         ======

                                                     Year Ended December 31,
                                               --------------------------------
                                                              1996
                                               --------------------------------
                                                                         Average
                                               Average                   Yield/
                                               Balance      Interest      Cost
                                               -------      --------     -------
                                                    (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1).................   $  119,828   $ 10,462       8.73%
  Investment securities:
     Securities available for sale..........       16,007        852       5.32
     Securities held to maturity............        3,217        142       4.41
  Mortgage-backed and related securities:
     Securities available for sale..........       31,453      2,038       6.48
     Securities held-to-maturity............           --         --         --
  Cash and cash equivalents.................        7,029        381       5.42
                                               ----------   --------
     Total interest-earning assets..........      177,534     13,875       7.82
Noninterest-earning assets..................        7,982   --------
                                               ----------
     Total assets...........................   $  185,516
                                               ==========

Interest-bearing liabilities:
  Deposits..................................   $  136,764      6,322       4.62
  Borrowings................................        8,066        406       5.03
                                               ----------   --------
     Total interest-bearing liabilities.....      144,830      6,728       4.65
                                                            --------
Noninterest-bearing liabilities.............        5,080
                                               ----------
     Total liabilities......................      149,910
Stockholders' equity........................       35,937
Unrealized losses on securities.............         (331)
                                               ----------
Total liabilities and retained earnings.....   $  185,516
                                               ==========

Net interest income.........................                  $  7,147
                                                              ========
Interest rate spread........................                               3.17%
                                                                        =======
Net yield on interest-earning assets                                       4.03%
                                                                        =======
Ratio of average interest-earning assets
  to average interest-bearing liabilities...                             122.58%
                                                                         ======

                                                     Year Ended December 31,
                                               --------------------------------
                                                              1995
                                               --------------------------------
                                                                         Average
                                               Average                   Yield/
                                               Balance      Interest      Cost
                                               -------      --------     -------
                                                    (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1).................   $  114,449   $  9,823       8.58%
  Investment securities:
     Securities available for sale..........       14,221        703       4.94
     Securities held to maturity............        2,754        122       4.43
  Mortgage-backed and related securities:
     Securities available for sale..........       34,892      2,288       6.56
     Securities held-to-maturity............           --         --         --
  Cash and cash equivalents.................        5,892        331       5.62
                                               ----------   --------
     Total interest-earning assets..........      17,2084     13,267       7.70
Noninterest-earning assets..................        4,578   --------
                                               ----------
     Total assets...........................   $  176,786
                                               ==========

Interest-bearing liabilities:
  Deposits..................................   $  147,476      6,675       4.53
  Borrowings................................        1,500         72       4.80
                                               ----------   --------
     Total interest-bearing liabilities.....      148,976      6,747       4.53
                                                            --------
Noninterest-bearing liabilities.............        2,693
                                               ----------
     Total liabilities......................      151,669
Stockholders' equity........................       25,698
Unrealized losses on securities.............         (581)
                                               ----------
Total liabilities and retained earnings.....   $  176,786
                                               ==========

Net interest income.........................                  $  6,520
                                                              ========
Interest rate spread........................                               3.17%
                                                                        =======
Net yield on interest-earning assets........                               3.79%
                                                                        =======
Ratio of average interest-earning assets
  to average interest-bearing liabilities...                             155.59%
                                                                         ======

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

                                                                         Year Ended December 31,
                                    -----------------------------------------------------------------------------------------------
                                      1997                vs.            1996       1996                   vs.               1995
                                    -------------------------------------------   -------------------------------------------------
                                                Increase (Decrease)                                Increase (Decrease)
                                                     Due to                                             Due to
                                    -------------------------------------------   -------------------------------------------------
                                                             Rate/                                          Rate/
                                      Volume     Rate       Volume     Total        Volume      Rate        Volume      Total
                                      ------     ----       ------     -----        ------      ----        ------      -----
                                                                         (In thousands)
Interest Income:
  Loans receivable, net............   $ 1,788    $   (91)   $   (16)   $ 1,681      $   462    $    169     $     8    $   639
  Investment securities:
    Securities available for sale..     1,056        153        189      1,398           88          54           7        149
    Securities held to maturity....         6         17          1         24           21          (1)         --         20
  Mortgage-backed and related
    securities:
    Securities available for sale..      (357)        19         (4)      (342)        (225)        (28)         3        (250)
    Securities held-to-maturity....        --         --          8          8           --          --          --         --
  Cash and cash equivalents........       361          1          2        364           64         (12)         (2)        50
                                      -------    -------    -------    -------      -------      ------     -------     ------
    Total interest-earning assets..     2,854         99        180      3,133          410         182          16        608
                                      -------    -------    -------    -------      -------      ------     -------     ------

Interest expense:
  Deposits.........................     1,012       (131)       (21)       860         (485)        142         (10)      (353)
  Borrowings.......................       880         64        138      1,082          315           4          15        334
                                      -------    -------    -------    -------      -------      ------     -------     ------
    Total interest-bearing
      liabilities..................     1,892        (67)       117      1,942         (170)        146           5        (19)
                                      -------    -------    -------    -------      -------      ------     -------     ------

Change in net interest income......   $   962    $   166    $    63    $ 1,191      $   580      $   36     $    11     $  627
                                      =======    =======    =======    =======      =======      ======     =======     ======


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

         Management's principal strategy in managing interest rate risk has been to maintain short- and intermediate- term assets in portfolio, including locally originated one- to five-year balloon mortgage loans, as well as increased levels of agricultural, commercial business and consumer loans, which typically are for short or intermediate terms and carry higher interest rates than residential mortgage loans. In addition, in managing the Company's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that mature on a basis that approximates as closely as possible the estimated maturities of the Company's liabilities. The Company does not engage in hedging activities. On January 1, 1994, the Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at which time it transferred investment and mortgage-backed and related securities to a portfolio of investment and mortgage-backed and related securities available for sale. The Company is holding these investment and mortgage-backed and related securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

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

Interest Rate Sensitivity Analysis

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1997, the Company had a negative one-year interest rate sensitivity gap of 4.2%, as a result of which its net interest income could be adversely affected by rising interest rates and positively affected by falling interest rates. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997 which are expected to mature or reprice in each of the time periods shown.


                                                               Over One      Over Five      Over Ten         Over
                                                One Year        Through       Through        Through        Twenty
                                                 or Less      Five Years     Ten Years    Twenty Years       Years       Total
                                                ---------     ----------     ---------    ------------      -------      -----
                                                                                    (In thousands)

Interest-earning assets:
  Investment securities (1)..................   $  14,328     $   20,230     $  41,043     $      --      $     --     $  75,601
  Interest-earning deposits..................      18,117             --            --            --            --        18,117
  Fixed-rate single-family mortgage loans....      46,116         20,372            --            --            --        66,488
  Mortgage-backed and related securities (1).       4,711          6,744        13,331            --            --        24,786
  Other loans................................      81,535         16,229            --            --            --        97,764
                                                ---------     ----------     ---------     ---------      --------     ---------
     Total...................................     164,807         63,575        54,374            --            --       282,756
                                                ---------     ----------     ---------     ---------      --------     ---------

Interest-bearing liabilities:
  Deposits...................................     172,211         34,921            --            --            --       207,132
  Borrowings.................................       5,323         42,600            --            --            --        47,923
                                                ---------     ----------     ---------     ---------      --------     ---------
     Total...................................     177,534         77,521            --            --            --       255,055
                                                ---------     ----------     ---------     ---------      --------     ---------

Interest sensitivity gap.....................   $ (12,727)    $  (13,946)    $  54,374     $      --      $     --     $  27,701
                                                =========     ==========     =========     =========      ========     =========
Cumulative interest sensitivity gap..........   $ (12,727)    $  (26,673)    $  27,701     $ 27,701       $ 27,701     $  27,701
                                                =========     ==========     =========     =========      ========     =========
Ratio of interest-earning assets
   to interest-bearing liabilities...........        92.8%          82.0%         N/A            N/A           N/A         11.09%
                                                =========     ==========     =========     =========      ========     =========
Ratio of cumulative gap to total assets......        (4.2)%         (8.8)%         9.1%          9.1%          9.1%          9.1%
                                                =========     ==========     =========     =========      ========     =========

---------------
(1) Investment securities and mortgage-backed and related securities are included at amortized cost. These securities have not been adjusted for any available for sale valuation reserves.


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

Liquidity and Capital Resources

         The Company has no business other than that of its subsidiary banks and investing its assets. Management believes that the Company's current assets, earnings on such assets and principal and interest payments on the ESOP loan, together with dividends that may be paid from the subsidiary banks to the Company, will provide sufficient funds for its initial operations and liquidity needs; however, no assurance can be given that the Company will not have a need for additional funds in the future.

         The Company's primary sources of funds are deposits and borrowings, as well as proceeds from maturing mortgage-backed and related securities and principal and interest payments on loans and mortgage-backed and related securities. While maturities and scheduled amortization of mortgage-backed and related securities and loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. In addition, during the year ended December 31, 1997, the Company obtained a $10.0 million line of credit, of which the Company had borrowed $5.6 million at December 31, 1997. The interest rate on such borrowings is the prime rate, which currently is 8.5%.

         The primary investing activity of the Company is the origination of loans. Other investing activities include the purchase of investment securities and purchases of mortgage-backed and related securities. The primary financing activity of the Bank is accepting savings deposits and obtaining short-term borrowings through FHLB advances.

         The Company has other sources of liquidity if there is a need for funds. The Company has a portfolio of investment securities and mortgage-backed and related securities with an aggregate market value of $81.2 million at December 31, 1997 classified as available for sale. Another source of liquidity is the ability to obtain advances from the FHLB of Chicago. In addition, the Company maintains a portion of its investments in interest-bearing deposits that will be available when needed.

         The Company's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash, and include interest-bearing deposits. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period.

         The Company anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1997, the Company had commitments to originate loans of $15.7 million. Certificates of deposit which are scheduled to mature in less than one year at December 31, 1997 totaled $75.1 million. Management believes that a significant portion of such deposits will remain with the Company.

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

Impact of New Accounting Standards

         Earnings per Share. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, which is effective for financial statements issued for periods ending after December 15, 1997. This Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. Management believes the adoption of this Statement will not have a significant effect on the Company's EPS.

         Disclosure of Information About Capital Structure. In February 1997, the FASB issued SFAS No. 129, which establishes standards for disclosing information about capital structure. This Statement is effective for fiscal years ending after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the Company's financial statements.

         Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, which establishes standards for the reporting and display of comprehensive income and its components. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the Company's financial statements.

         Disclosures About Segments of an Enterprise and Related Income. In June 1997, the FASB issued SFAS No. 131, which establishes standards for the way public companies report information about operating segments in the annual and interim financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the financial statements of the Company.

         [LETTERHEAD OF LARSSON, WOODYARD & HENSON, LLP APPEARS HERE]

                          Independent Auditors Report

To the Board of Directors
Community Financial Corp.
and Subsidiaries
Olney, Illinois

We have audited the accompanying consolidated balance sheets of Community Financial Corp. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Financial Corp. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Larsson, Woodyard & Henson, LLP

January 28, 1998

                    COMMUNITY FINANCIAL CORP AND SUSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

     ASSETS                                                                 December 31,
                                                                     --------------------------
                                                                         1997          1996
                                                                     -----------   ------------
                                                                             (1,000's)
                                                                     --------------------------
Cash and Cash Equivalents
  Cash                                                               $  8,607          $  1,285
  Interest bearing deposits                                            18,117            11,333
                                                                     --------          --------

    Total Cash and Cash Equivalents                                    26,724            12,618


Securities available for sale (amortized cost of $57,282
 and $14,213 in 1997 and 1996, respectively)                           57,283            13,990
Securities held to maturity (estimated market value of
 $18,403 and $3,378 in 1997 and 1996, respectively)                    18,318             3,362
Mortgage-backed and related securities available for sale (amortized
 cost of $23,878 and $28,535 at 1997 and 1996, respectively)           23,895            28,319
Mortgage-backed and related securities held to maturity
 (estimated market value at $927 and $0 at 1997 and 1996,
 respectively)                                                            891                 0
Loans receivable, net                                                 162,318           122,307
Foreclosed real estate, net                                               126                53
Accrued interest receivable                                             2,675             1,239
Premises and equipment, net                                             5,853             2,609
Prepaid income taxes                                                        0               166
Deferred income taxes                                                     289               409
Goodwill                                                                5,109                 0
Core deposit intangible                                                   527                 0
Other assets                                                              257               727
                                                                     --------          --------

    Total Assets                                                     $304,265          $185,799
                                                                     ========          ========


     LIABILITIES AND STOCKHOLDERS' EQUITY                                   December 31,
                                                                      -------------------------
                                                                         1997           1996
                                                                      -----------   -----------
                                                                             (1,000's)
                                                                      -------------------------
Deposits                                                              $218,915         $139,100
Federal Home Loan Bank advances                                         37,000            7,500
Repurchase agreements                                                    5,323            3,121
Other borrowings                                                         5,600                0
Advances from borrowers for taxes and insurance                             41               40
Accrued interest payable                                                   457              160
Accrued income taxes                                                        46                0
Other liabilities                                                        1,156            1,796
                                                                      --------         --------
    Total Liabilities                                                  268,538          151,717
                                                                      --------         --------
Commitments and contingencies

Stockholders' Equity:
  Common stock $.01 par value, 7,000,000 shares authorized;
   2,360,612 and 2,387,112 shares issued at December 31, 1997
   and December 31, 1996, respectively                                      26               26
  Additional paid-in capital                                            25,754           25,397
  Treasury stock                                                      (  3,803)        (  3,411)
  Shares held for management recognition plan                         (    750)        (  1,123)
  Unearned employee stock ownership plan (ESOP) shares                (  1,428)        (  1,693)
  Unrealized gain (loss) on securities available for sale,
   net of related taxes                                                     11         (    263)
  Retained earnings                                                     15,917           15,149
                                                                      --------         --------
    Total Stockholders' Equity                                          35,727           34,082
                                                                      --------         --------
    Total Liabilities and Stockholders' Equity                        $304,265         $185,799
                                                                      ========         ========

See accompanying notes to consolidated financial statements.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                 December 31,
                                                                      ----------------------------------
                                                                        1997         1996         1995
                                                                      --------     --------     --------
                                                                                   (1,000's)
                                                                      ----------------------------------
Interest income:
  Interest on loans                                                   $ 12,143     $ 10,462     $  9,823
  Interest on mortgage-backed and related securities                     1,651        2,038        2,289
  Interest on securities and interest-bearing deposits                   3,214        1,375        1,155
                                                                      --------     --------     --------
    Total interest income                                               17,008       13,875       13,267
                                                                      --------     --------     --------

Interest expense:
  Interest on deposits                                                   7,182        6,322        6,675
  Interest on other borrowed funds                                       1,488          406           72
                                                                      --------     --------     --------
    Total interest expense                                               8,670        6,728        6,747
                                                                      --------     --------     --------

    Net interest income                                                  8,338        7,147        6,520

Provision for loan losses                                             (    236)    (     10)    (    113)
                                                                      --------     --------     --------

    Net interest income after provision
      for loan losses                                                    8,102        7,137        6,407
                                                                      --------     --------     --------

Non-interest income                                                      1,127          777        1,170
                                                                      --------     --------     --------

Non-interest expense                                                     7,152        6,798        4,437
                                                                      --------     --------     --------

    Income before income taxes                                           2,077        1,116        3,140

Provision for income taxes                                                 675          343        1,107
                                                                      --------     --------     --------

    Net income                                                        $  1,402     $    773     $  2,033
                                                                      ========     ========     ========

Basic earnings per share                                              $    .62     $    .33     $    .42
                                                                      ========     ========     ========

Dilutive earnings per share                                           $    .60     $    .33     $    .42
                                                                      ========     ========     ========

         See accompanying notes to consolidated financial statements.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                              Net
                                                                                                           Unrealized
                                                         Management                                        Gain (Loss)
                                                         Recognition  Unearned    Additional              on Securities
                                   Common      Treasury     Plan        ESOP        Paid-In     Retained    Available
                                    Stock       Stock       Stock       Shares      Capital     Earnings    For Sale      Total
                                   ------      --------  -----------  --------    ----------    --------  -------------  -------
                                                                            (1,000's)
                                   ---------------------------------------------------------------------------------------------

Balance, December 31, 1994         $    0      $     0   $      0     $      0    $       0     $12,939    ($ 1,685)     $11,254
Net Income                                                                                        2,033                    2,033
Sale of common stock                   26                                            25,280                               25,306
Guarantee of ESOP indebtedness                                       (   2,116)                                           (2,116)
Change in net unrealized loss on
 securities available for sale                                                                                1,629        1,629
                                   ------      -------   --------     --------    ---------     -------     -------      -------
Balance, December 31, 1995             26            0          0    (   2,116)      25,280      14,972    (     56)      38,106

Net income                                                                                          773                      773
Dividends paid, at $0.25 per share                                                             (    596)                (    596)
Purchase of treasury stock                    (  3,411)                                                                 (  3,411)
Shares held for MRP                                     (   1,123)                                                      (  1,123)
Amortization of ESOP shares                                                423          117                                  540
Change in net unrealized loss on
 securities available for sale                                                                             (    207)    (    207)
                                   ------      -------   --------     --------    ---------     -------     -------      -------
Balance, December 31, 1996             26     (  3,411) (   1,123)   (   1,693)      25,397      15,149    (    263)      34,082

Net income                                                                                        1,402                    1,402
Income American Bank of Illinois
 at time of acquisition                                                                        (     54)                (     54)
Dividends paid, at $0.25 per
 share                                                                                         (    590)                (    590)
Purchase of treasury stock                    (    392)                                                                 (    392)
Shares held for MRP                                           373                       144                                  517
Amortization of ESOP shares                                                265          213                                  478
Change in net unrealized gain
 (loss) on securities
 available for sale                                                                                  10         274          284
                                   ------      -------   --------     --------    ---------     -------     -------      -------

Balance, December 31, 1997         $   26     ($ 3,803) ($    750)   ($  1,428)   $  25,754     $15,917     $    11      $35,727
                                   ======      =======   ========     ========    =========     =======     =======      =======

         See accompanying notes to consolidated financial statements.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                      December 31,
                                                                                            ----------------------------------
                                                                                              1997         1996         1995
                                                                                            --------     --------     --------
                                                                                                         (1,000's)
                                                                                            ----------------------------------
Operating activities:
 Net income                                                                                $   1,402    $     773    $   2,033
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for depreciation                                                                    342          240          220
   Provision for loan losses                                                                     236           10          113
   Accretion for discounts on securities                                                   (      65)   (      56)   (      31)
   Amortizaiton of premiums on securities                                                         45           38           16
   Amortization of intangibles                                                                    73            0            0
   (Increase) decrease in accrued interest receivable                                      (     629)   (      21)   (     313)
   Decrease (increase) in deferred income taxes                                                  120    (     129)       1,224
   Decrease (increase) in other assets                                                           567    (     564)         122
   Increase (decrease) in accrued income taxes                                                   226    (     701)   (      38)
   Increase in accrued interest payable                                                    (     105)          46           23
   (Decrease) increase in other liabilities                                                (     871)       1,349    (      97)
   Federal Home Loan Bank stock dividends received                                                 0            0    (      11)
   (Gain) loss on sale of securities and mortgage-backed and related securities            (      34)           0            5
   Loss on sale of premises and equipment                                                          2            0            0
                                                                                            --------     --------     --------
     Net cash provided by (used in) operating activities                                       1,309          985        3,266
                                                                                            --------     --------     --------
Investing activities:
 Proceeds from sales of securities available for sale                                          1,000            0            0
 Proceeds from maturities of securities held to maturity                                       4,513          321           72
 Proceeds from maturities of securities available for sale                                    24,647        6,500        3,713
 Proceeds from maturities of mortgage-backed securities available for sale                     1,420            0            0
 Proceeds from sales of mortgage-backed and related securities available for sale                632            0          863
 Proceeds from maturing time deposits                                                              0            0          199
 Purchase of securities available for sale                                                 (  58,043)   (   1,003)   (  18,857)
 Purchase of securities held to maturity                                                   (   4,480)   (     650)   (   2,559)
 Purchase of mortgage-backed securities available for sale                                 (   1,812)           0            0
 Acquisitions net of cash and cash equivalents acquired of 14,573                          (     942)           0            0
 Purchase of loans                                                                                 0            0    (     249)
 Decrease (increase) in loans receivable                                                         134    (   7,823)   (   2,455)
 Principal collected on mortgage-backed and related securities                                 4,493        7,201        2,483
 (Increase) decrease in foreclosed real estate                                             (     203)   (      48)          25
 Decrease in real estate held for sale                                                             0          132            0
 Purchase of premises and equipment                                                        (     963)   (     485)   (      62)
 Proceeds from sale of premises and equipment                                                    114            0            0
 Purchase of Federal Reserve Bank stock                                                            0    (      49)   (     332)
 Purchase of Federal Home Loan Bank stock                                                  (   1,080)   (     200)           0
                                                                                            --------     --------     --------
   Net cash provided by (used in) investing activities                                     (  30,570)       3,896    (  17,159)
                                                                                            --------     --------     --------


                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               December 31,
                                                                     ----------------------------------
                                                                       1997         1996         1995
                                                                     --------     --------     --------
                                                                                  (1,000's)
                                                                     ----------------------------------
Financing Activities:
 Net increase (decrease) in deposits                                 $  6,055    ($  5,177)   ($ 6,801)
 Increase (decrease) in advances from borrowers
  for taxes and insurance                                           (       3)           6    (      9)
 Increase in borrowings                                                35,100        4,500       1,950
 Increase in repurchase agreements                                      2,202        3,121           0
 Proceeds from sale of stock                                                0            0      25,307
 Purchase of treasury stock                                         (     392)   (   3,411)          0
 Retirement (purchase) of MRP stock                                       373    (   1,123)          0
 Unearned employee stock ownership plan stock                             265          423    (  2,116)
 ESOP adjustment                                                          357          117           0
 Dividends paid (accrued)                                           (     590)   (     596)          0
                                                                     --------     --------    --------
  Net cash provided by (used in) financing activities                  43,367    (   2,140)     18,331
                                                                     --------     --------    --------

  Increase in cash and cash equivalents                                14,106        2,741       4,438

Cash and cash equivalents at beginning of year                         12,618        9,877       5,439
                                                                     --------     --------    --------
Cash and cash equivalents at end of year                             $ 26,724     $ 12,618    $  9,877
                                                                     ========     ========    ========
Supplemental Disclosures:
 Additional Cash Flows Information:
  Cash paid for:
  Interest on deposits, advances and other borrowings                $  8,373     $  6,682    $  6,724
  Income taxes:
   Federal                                                           $    264     $    857    $  1,171
   State                                                             $      0     $    177    $    106

Schedule of Noncash Investing Activities:
 Stock dividends were distributed by the
  Federal Home Loan Bank of Chicago                                  $      0     $      0    $     11
 Change in unrealized gain (loss) on
  securities available for sale                                      $    478    ($    348)   $  2,714
 Change in deferred income taxes
  attributed to unrealized gain (loss)
  on securities available for sale                                  ($    183)    $    141   ($  1,085)


         See accompanying notes to consolidated financial statements.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

 Description of the Business

     Community Financial Corp. (the Company) was incorporated in December 1994 at the direction of the Board of Directors of Community Bank & Trust, sb, the predecassor of the Community Bank & Trust, N.A., to become the holding company for the Bank upon its conversion from mutual to stock form (the Conversion). In June 1995, the Company used the proceeds from its initial public offering to acquire all the outstanding capital stock of Community Bank & Trust, N.A. The Company's principal business is overseeing and directing the business of the banks and investing the Company's assets. The Company has registered with the Board of Governors of the Federal Reserve System as a bank holding company.

     The Community Bank & Trust, N.A. is a national bank operating through five offices serving Richland, Coles, Jasper, Lawrence, and Wayne Counties, Illinois. During 1997 the Company acquired American Bancshares, Inc., a single bank holding company for America Bank of Illinois, Egyptian Bancshares, Inc., the holding company for the Egyptian State Bank and Saline County State Bank, and MidAmerica Bank of St. Clair County. Egyptian Bancshares, Inc. was dissolved in 1997. American Bank of Illinois has two offices serving Bond and Clinton Counties, Illinois. The Egyptian State Bank and Saline County State Bank has offices serving Saline County, Illinois. MidAmerica Bank of St. Clair County has an office serving St. Clair County, Illinois.

     The principal business of the banks historically consists of attracting deposits from the general public and investing these desposits in loans secured by first mortgages on single-family residences in the banks' market area. To an increasing extent, the banks originate agricultural loans because of the economic base of the surrounding communities, and has recently placed more emphasis on the origination of automobile loans, commercial business loans and other consumer credit loans. The banks origination of these loans arise from management's perception of minimal anticipated growth in residential loan demand within the Banks' market area and a local demand for nonresidential loans.

 Basis of Financial Statement Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Community Bank & Trust, N.A., American Bancshares, Inc., The Egyptian State Bank, Saline County State Bank and MidAmerica Bank of St. Clair County. All material intercompany transactions and accounts have been eliminated.

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

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

 Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash equivalents consist of daily interest bearing demand deposits, federal funds sold, and interest bearing deposits and securities having original maturities of three months or less.

 Investments and Mortgage-Backed Securities

     Investment and mortgage-based securities available for sale include securities that management intends to use as part of its overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other related factors. Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) are excluded from earnings but are included in stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities for which the Bank as positive intent and ability to hold to maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities. Trading account securities are adjusted to market value through earnings. There were no trading account securities during the years ended December 31, 1997 or 1996.

     Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale, held to maturity, or held for trading at the purchase date.

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

     Loans are placed on nonaccrual when collection of principal or interest is considered doubtful ( generally loans past due 90 days or more). Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on nonaccrual loans unless the likelihood of further loss is remote. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

     The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb probable losses in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Loans are charged off when management believes there has been permanent impairment of their carrying values.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

 Loans

     The Bank also provides a reserve for losses on specific loans which are deemed to be impaired. Groups of small balance homogeneous basis loans (generally residential real estate and consumer loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the bank will be unable to collect, on a timely basis, all principal and interest according to the contractual terms of the loan's original agreement. When a specific loan is determined to be impaired, the reserve for possible loan losses is increased through a charge to expense for the amount of the impairment. For all non-consumer loans, impairment is measured based on value of the underlying collateral. The value of the underlying collateral is determined by reducing the collateral's estimated current value by anticipated selling costs. The bank's impaired loans are the same as those non-consumer loans currently reported as nonaccrual. The Bank recognizes interest income on impaired loans only to the extent that cash payments are received.

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

 Goodwill

     Goodwill reflects the excess of cost over fair value of net assets which were acquired during 1997. Note 22 more fully describes the purchase transaction. Goodwill is amortized over 15 years which approximates the periods estimated to be benefited from the assets acquired and liabilities assumed. Accumulated amortization at December 31, 1997 was $50,000.

 Core Deposit Intangible

     Core deposit intangible represents the intangible value of deposit relationships resulting from deposit liabilities assumed in the 1997 acquisitions and is amortized using an accelerated method based on an estimated runoff of the related deposits, not exceeding 7 years. Accumulated amortization at December 31, 1997 was $23,000.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

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

 Earnings Per Share

     Earnings per share is computed based on the weighted average common shares outstanding during the period. Unallocated shares held for the ESOP are not considered common shares outstanding for this calculation. Earnings per share for 1995 have been computed by dividing net earnings ($1,022,000), from the date of conversion, June 29, 1995, by the weighted average number of common stock shares (2,433,400) outstanding.

 Off-Balance-Sheet Financial Instruments

     In the ordinary course of business, the Company's subsidiaries have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such instruments are recorded in the consolidated financial statements when they become payable.

 Trust Assets

     Assets held by the Company's subsidiaries in fiduciary or agency capacity for customers are not included in the consolidated financial statements as such items are not assets of the Company or its subsidiaries.

 New Accounting Standards

     If February of 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," that specifies standards for disclosing information about an entity's capital structure. SFAS is effective for financial statements ending after December 15, 1997. Implementation of SFAS No. 129 had no disclosure effect of its financial statements.

     In June of 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires classification of items of other comprehensive income by their nature in the financial statements and display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997 and the Company will implement this for its year ended December 31, 1998.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

 New Accounting Standards

     In June of 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments in annual financial statements and requires that the businesses report selective information about operating segments an interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for fiscal years beginning after December 31, 1997. This statement requires disclosure in information in the financial statements and the Company will implement this for their year ended December 31, 1998.

     In February of 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The management of the Company plans to adopt the appropriate provisions of the statements at January 1, 1998, and does not currently believe that the future adoption of this statement will have a material effect on the Company's financial position or operating results.

 Reclassifications

     Certain reclassifications have been made to the balances as of December 31, 1996 and 1995, with no effect on net income, to be consistent with the classifications adopted for December 31, 1997.

Note 2. Securities

 Securities available for sale are summarized as follows:

                                                                     December 31, 1997
                                          -------------------------------------------------------------------
                                                                 Gross             Gross         Approximate
                                          Amortized            Unrealized        Unrealized        Market
                                             Cost                Gains             Losses          Value
                                          ---------            ----------        ----------      -----------
                                                                        (1,000's)
                                          -------------------------------------------------------------------
U. S. Government and agency securities     $ 53,924            $      115        $      114      $   53,925
State and municipal                           1,000                     2                 2           1,000
FRB stock                                       381                     0                 0             381
FHLB stock                                    1,975                     0                 0           1,975
Other securities                                  2                     0                 0               2
                                          ---------            ----------        ----------      ----------

                                          $  57,282            $      117        $      116      $   57,283
                                          =========            ==========        ==========      ==========

                                                                     December 31, 1996
                                          -------------------------------------------------------------------
                                                                 Gross             Gross         Approximate
                                          Amortized            Unrealized        Unrealized        Market
                                             Cost                Gains             Losses          Value
                                          ---------            ----------        ----------      -----------
                                                                        (1,000's)
                                          -------------------------------------------------------------------
U. S. Government and agency securities     $12,101               $      5          $    220        $   11,886
State and municipal                            836                      0                 8               828
FRB stock                                      381                      0                 0               381
FHLB stock                                     895                      0                 0               895
                                           -------               --------          --------        ----------
                                           $14,213               $      5          $    228        $   13,990
                                          ========               ========          ========        ==========

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

     The amortized cost and approximate market value of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options.

                                                            December 31,
                                        ----------------------------------------------------
                                                 1997                       1996
                                        ----------------------------------------------------
                                                    Approximate                 Approximate
                                        Amortized      Market      Amortized       Market
                                          Cost         Value         Cost          Value
                                        ---------   -----------    ---------    ------------
                                                             (1,000)
                                        ----------------------------------------------------
Due in one year or less                 $ 11,443      $ 11,441      $ 2,687       $ 2,670
Due after one year through five years     12,038        12,041        8,017         7,913
Due after five years through ten years    31,442        31,442        2,233         2,131
Due after ten years                        2,359         2,359        1,276         1,276
                                        ----------------------------------------------------
                                        $ 57,282      $ 57,283      $14,213       $13,990
                                        ====================================================

Securities held to maturity are summarized as follows:

                                                              December 31, 1997
                                           --------------------------------------------------------
                                                                   (1,000's)
                                           --------------------------------------------------------
                                                             Gross          Gross       Approximate
                                             Amortized     Unrealized     Unrealized       Market
                                               Cost           Gains         Losses          Value
                                           -----------     ----------     ----------    -----------
U.S. Government and agency securities      $    11,695     $       23     $       12    $    11,706
State and municipal obligations                  6,623             96             22          6,697
                                           -----------     ----------     ----------    -----------
                                           $    18,318            119     $       34    $    18,403
                                           ===========     ==========     ==========    ===========

                                                               December 31, 1996
                                           --------------------------------------------------------
                                                             Gross          Gross       Approximate
                                             Amortized     Unrealized     Unrealized       Market
                                               Cost          Gains          Losses         Value
                                           --------------------------------------------------------
                                                                    (1,000's)
                                           --------------------------------------------------------
State and municipal obligations            $     3,362     $       33     $       17    $     3,378
                                           ===========     ==========     ==========    ===========

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

     The amortized cost and approximate market value of securities held to maturity, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call and prepayment options

                                                                  December 31,
                                            ------------------------------------------------------
                                                      1997                        1996
                                            --------------------------   -------------------------
                                                           Approximate                 Approximate
                                            Amortized        Market       Amortized       Market
                                              Cost           Value           Cost         Value
                                            ---------      -----------    ---------    -----------
                                                                   (1,000's)
                                            ------------------------------------------------------
Due in one year or less                     $   7,021      $     7,018    $     330    $       330
Due after one year through five years           8,879            8,929        1,636          1,636
Due after five years through ten years          2,418            2,456        1,396          1,412
Due after ten years                                 0                0            0              0
                                            ---------      -----------    ---------    -----------
                                            $  18,318      $    18,403    $   3,362    $     3,378
                                            =========      ===========    =========    ===========

     Securities with a carrying amount of $29,681,000 and $0 at December 31, 1997 and 1996 were pledged to secure public deposits and for other purposes as required or permitted by law.

     Proceeds from sales of securities, gross gains and gross losses from such sales were as follows:

                                   Year Ended December 31,
                                -----------------------------
                                  1997       1996      1995
                                --------   --------  --------
                                          (1,000's)
                                -----------------------------
Proceeds from sales             $  1,000   $      0  $      0
                                ========   ========  ========
Gross gains                     $      0   $      0  $      0
Gross losses                           0          0         0
                                --------   --------  --------
                                $      0   $      0  $      0
                                ========   ========  ========

Note 3. Mortgage-Backed and Related Securities

     Mortgage-backed and related securities available for sale are summarized as follows:

                                        December 31, 1997
                         --------------------------------------------------
                                        Gross         Gross     Approximate
                         Amortized    Unrealized    Unrealized     Market
                            Cost         Gains       Losses        Value
                         ---------    ----------    ----------  -----------
                                               1,000's
                         --------------------------------------------------
GNMA certificates        $  2,454     $      130    $        0  $     2,584
GNMA collateralized
 mortgage obligations       1,121              8            29        1,100
FNMA certificates           2,158             55            18        2,195
FNMA collateralized
 mortgage obligations       3,077              2            67        3,012
FHLMC certificates          5,358             99            80        5,377
FHLMC collateralized
 mortgage obligations       9,710             40           123        9,627
                         --------     ----------    ----------  -----------
                         $ 23,878     $      334    $      317  $    23,895
                         ========     ==========    ==========  ===========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARYS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Mortgage-Backed and Related Securities

 Mortgage-backed and related securities available for sale are summarized as follows:

                                         December 31, 1996
                         -------------------------------------------------
                                        Gross        Gross     Approximate
                         Amortized    Unrealized   Unrealized    Market
                            Cost        Gains        Losses       Value
                         ---------    ----------   ----------  -----------
                                               1,000's
                         -------------------------------------------------
GNMA certificates        $   3,072    $      129   $        0  $     3,201
GNMA collateralized
 mortgage obligations        1,469             0           17        1,452
FNMA certificates            2,397            21            5        2,413
FNMA collateralized
 mortgage obligations        4,135             1          111        4,025
FHLMC certificates           7,883           135          115        7,903
FHLMC collateralized
 mortgage obligations        9,579             1          255        9,325
                         ---------    ----------   ----------  -----------
                         $  28,535    $      287   $      503  $    28,319
                         =========    ==========   ==========  ===========


 Mortgage-backed and related securities held to maturity are summarized as follows:

                                        December 31, 1997
                         -------------------------------------------------
                                        Gross        Gross    Approximate
                         Amortized    Unrealized   Unrealized   Market
                           Cost         Gains        Losses      Value
                         ---------    ----------   ----------  -----------
                                             1,000's
                         -------------------------------------------------
GNMA certificates        $     475    $       30   $        0  $       505
FNMA collateralized
 mortgage obligations          314             2            0          316
FHLMC certificates             102             4            0          106
                         ---------    ----------   ----------  -----------

                         $     891    $       36   $        0  $       927
                         =========    ==========   ==========  ===========

Mortgage-backed and related securities with a carrying amount of $15,233,000 and $24,562,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The weighted average interest rate on mortgage-backed and related securities is 6.59% and 6.46% at December 31, 1997 and 1996, respectively.

The Bank had gross realized gains of $36,000 and gross realized losses of $2,000 on $632,000 of sales proceeds on mortgage-backed and related securities for the year ended December 31, 1997. The Bank had gross realized losses of $5,000 on $863,000 of sales proceeds on mortgage-backed and related securities for the year ended December 31, 1995. There were no sales for the year ended December 31, 1996.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans Receivable

 Loans receivable consisted of the following:

                                               December 31,
                                             -----------------
                                               1997      1996
                                             -------   -------
                                                 (1,000's)
                                             -----------------
Real estate loans:
 Single-family residential                   $64,893   $46,501
 Construction                                  3,174       770
 Multi-family residential and commercial       9,682     2,494
 Agricultural                                 17,865    12,226
 Commercial                                   26,511    20,129
                                            --------  --------
                                             122,125    82,120

Consumer loans:
 Automobile                                   27,104    30,360
 Credit Card                                   2,107     1,879
 Mobile Home                                     905       850
 Educational                                      25        29
 Deposit accounts                              1,552       807
 Home Improvement                                560       694
 Other                                        10,743     7,184
                                            --------  --------
                                             165,121   123,923

Less:
 Loans in process                                869        96
 Allowance for losses                          1,934     1,520
                                            --------  --------

                                            $162,318  $122,307
                                            ========  ========

Certain consumer loans are shown net of add on interest at December 31, 1997 and 1996. The add on interest amounted to $1,097,000 and $1,621,000, respectively.

Changes in allowance for loan losses are as follows:

                                                             December 31,
                                                   ----------------------------------
                                                      1997       1996         1995
                                                   ---------   ---------    ---------
                                                                (1,000's)
                                                   ----------------------------------
Balance at January 1                               $   1,520   $   1,514    $   1,641

  Provision for loan losses                              236          10          113
  Recoveries                                             238         397          312
  Loans charged off                                (     510)  (     401)   (     552)
  Adjustments: charges incident to acquisitions          450           0            0
                                                   ---------   ---------    ---------
Balance at December 31                             $   1,934   $   1,520    $   1,514
                                                   =========   =========    =========

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans Receivable

Principal balance of non-accrual loans totaled approximately $1,676,000 and $318,000 at December 31, 1997 and 1996, respectively. The interest discontinues accruing when the loan becomes more than ninety days past due and in manage-ment's judgment the collection of interest is impaired. The amount of interest not recognized was $71,000, $21,000, and $20,000 for the years ended December 31, 1997, 1996, and 1995, respectively. Interest income recognized on nonaccrual loans during the years ended December 31, 1997, 1996, and 1995 was insignifi-cant. The Bank has sold a 95% participation interest in single-family mortgage loans to FHLMC in prior years. The participation amounted to $183,000 and $257,000 at December 31, 1997 and 1996, respectively.

Weighted average interest rate on loans consisted of the following:

                                       December 31,
                                 ------------------------
                                   1997           1996
                                 ------------------------
     Mortgage loans                8.50%          8.51%
     Nonmortgage loans             9.09%          8.78%
       Total loans                 8.81%          8.68%

Note 5. Accrued Interest Receivable

 Accrued interest receivable consisted of the following:

                                                     December 31,
                                                  -------------------
                                                    1997        1996
                                                  --------     ------
                                                        (1,000's)
                                                  -------------------
     Loans                                        $  1,547    $   845
     Mortgage-backed and related securities            149        181
     Securities                                        979        213
                                                  --------    -------
                                                  $  2,675    $ 1,239
                                                  ========    =======

Note 6. Premises and Equipment

 Premises and equipment are summarized by major classifications as presented below.

                                       December 31,
                                -----------------------
                                  1997          1996
                                ---------     ---------
                                       (1,000's)
                                -----------------------
Land                            $     890     $     690
Building                            5,291         2,291
Furniture and equipment             2,779         1,540
                                ---------     ---------
                                    8,960         1,540
Accumulated depreciation        (   3,107)    (   1,830)
                                ---------     ---------

                                $   5,853     $   4,439
                                =========     =========

Depreciation included in the consolidated statements of income amounted to $342,000, $240,000, and $220,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                    COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes 7. Deposit Analysis

 Deposits and weighted average interest rates are summarized as follows (amounts in thousands)

                                                                  December 31,
                                          --------------------------------------------------------
                                                      1997                          1996
                                          ---------------------------     ------------------------
                                                            Weighted                     Weighted
                                                             Average                      Average
                                            Amount            Rate          Amount         Rate
                                          ----------       ----------     ---------      ---------
Demand deposits, non-interest bearing     $   13,530          0.00%       $   6,172        0.00%
Demand deposits, interest bearing             25,733          3.19%          12,395        2.82%
Passbook                                      25,999          2.89%          14,045        2.75%
Money market                                  23,499          3.70%          19,272        3.26%
Certificates                                 130,154          5.66%          87,216        5.58%
                                          ----------                      ---------
                                          $  218,915          4.48%       $ 139,100        4.48%
                                          ==========                      =========

Certificates had the following remaining maturities (amounts in thousands):

                                       December 31, 1997
               --------------------------------------------------------------------
                                                Two
               Less Than      One to Two      to Three       After Three
   Rate        One Year         Years          Years           Years           Total
   ----        --------       ----------      --------       -----------     ---------
 2 - 3.99%     $    73        $        0      $      0       $         0     $      73
 4 - 5.99%      66,100            28,028         4,310             2,498       100,936
 6 - 7.99%       8,226             9,001         9,250             1,469        27,946
 8 - 9.99%         691                 0           508                 0         1,199
               -------        ----------      --------       -----------     ---------

               $75,090        $   37,029      $ 14,068       $     3,967     $ 130,154
               =======        ==========      ========       ===========     =========

                                       December 31, 1997
               --------------------------------------------------------------------
                                                Two
               Less Than      One to Two      to Three       After Three
   Rate        One Year         Years          Years            Years          Total
   ----        --------       ----------      --------       -----------     ---------
 2 - 3.99%     $    638       $        0      $      0       $         0      $    638
 4 - 5.99%       40,095           13,268         6,401             2,410        62,174
 6 - 7.99%        4,437            3,284         6,511             8,995        23,227
 8 - 9.99%          676                5             0               496         1,177
               --------       ----------      --------       -----------      --------
               $ 45,846       $   16,557      $ 12,912       $    11,901      $ 87,216
               ========       ==========      ========       ===========      ========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Deposit Analysis

 Interest expense on deposits is summarized as follows:

                                              December 31,
                                 --------------------------------------
                                    1997          1996          1995
                                 ---------      ---------     ---------
                                               (1,000's)
                                 --------------------------------------
Passbook                         $     577      $     406     $     438
Demand deposits                        487            351           351
Money market                           679            662           752
Certificates                         5,439          4,903         5,134
                                 ---------      ---------     ---------
                                 $   7,182      $   6,322     $   6,675
                                 =========      =========     =========

     At December 31, 1997 and 1996, the Bank had $33,758,000 and $15,540,000,
     respectively, of deposit accounts with balances in excess of $100,000. The Bank did not have brokered deposits at December 31, 1997 and 1996. Deposits in excess of $100,000 are not federally insured.

     The Bank has pledged mortgage-based and related securities, when requested by depositors, for deposits of $100,000 or more. Deposits which had securities pledged amounted to $31,837,000 and $11,240,000 at December 31, 1997 and 1996, respectively.

Note 8. Other Borrowed Funds

     Advances from the FHLB consisted of fixed rate callable notes as of December 31, 1997. The advances all have a call date at one year with quarterly calls after that. Advances at December 31, 1996 consisted of an open line of credit of $7,500,000 at 5.41% interest rate. Advances are secured for both years by FHLB stock and a blanket assignment of Community Bank & Trust N.A.'s unpledged qualifying mortgage loans. Interest expense for advances amounted to $1,196,000, $305,000, and $72,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The advances at december 31, 1997 consisted of the following (amounts in thousands);

          Issue                  Maturity                             Interest
          Date                     Date                Amount           Rate
     ----------------         -----------------      ----------      ----------
     June 17, 1997            June 18, 2002          $    5,000         5.71%
     July 28, 1997            July 31, 2000               5,000         5.71%
     August 6, 1997           August 8, 2002             15,000         5.40%
     December 8, 1997         December 11, 2002           6,000         5.19%
     December 8, 1997         December 11, 2002           6,000         5.19%
                                                     ----------

                                                     $   37,000
                                                     ==========

Scheduled principal reduction of these advances at December 31, 1997 is as follows: 1998 - $0, 1999 - $0; 2000 - $5,000,000; 2001 - $0;
and 2002 - $32,000,000.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8. Other Borrowed Funds

  The subsidiary banks have entered into repurchase agreements with customers at various interest rates and average maturities of less than three months. Interest expense amounted to $242,000, $101,000, and $0 for years ended December 31, 1997, 1996, and 1995, respectively. These agreements are not insured by FDIC.

  The Company entered into a loan agreement with UMB Bank of St. Louis during 1997 which provides the availability of $10,000,000 at prime interest rate payable quarterly. The Company borrowed $5,600,000 during 1997. At maturity of this loan on October 31, 1998, the loan will be converted to a one year note, at prime rate of interest, with a ten year amortization period and renewed on an annual basis subject to approval of UMB Bank. This loan is secured by 100% of the outstanding stock of Community Bank & Trust, N.A., The Egyptian State Bank, Saline County State Bank, and MidAmerica Bank of St. Clair County. Interest expense amounted to $50,000 for the year ended December 31, 1997.

                                                       FHLB Advances
                                                   ---------------------
                                                   Open Line     Item       Repurchase     Short Term
                       1997                        of Credit     Notes      Agreements        Notes
    --------------------------------------------   ---------   ---------    -----------    ----------
    Balance at December 31                         $       0   $  37,000    $     5,323    $    5,600
    Average amount outstanding during the year         9,264      11,375          4,340           568
    Maximum amount outstanding at any month end       19,500      37,000          5,627         5,600
    Weighted average interest rate:
       During the year                                  6.13%       5.53%          5.58%         8.50%
       End of year                                      0.00%       5.45%          5.37%         8.50%

                                                     FHLB
                                                   Open Line   Repurchase
                       1996                        of Credit   Agreements
    --------------------------------------------   ---------   ----------
    Balance at December 31                         $   7,500   $    3,121
    Average amount outstanding during the year         6,000        2,066
    Maximum amount outstanding at any month end        9,000        3,213
    Weighted average interest rate:
       During the year                                  5.08%        4.88%
       End of year                                      5.41%        4.90%

Note 9. Stockholders' Equity

  Regulatory Restrictions and Capital Requirements

    The principal source of income and funds for the Company is dividends from its banking subsidiaries. During 1997, the amount of dividends that the banking subsidiaries could pay to the Company without prior regulatory approval was exceeded. The Company received $6,500,000 in dividends from banking subsidiaries to fund acquisitions in 1997 with prior regulatory approval. As a practical matter, the banks may restrict dividends to a lesser amount because of the need to maintain adequate capital structures.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Stockholders' Equity

     The Company and its banking subsidiaries are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and probably additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and its banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios. Management believes, that as of December 31, 1997, the Company and its banking subsidiaries meet all capital adequacy requirements to which it is subject.

     The subsidiary banks' actual and minimum required capital amounts and ratios as mandated by the Federal Reserve Board at December 31, 1997, were as follows:

                                                                                                        Requirements
                                                                                 Minimum              To be Classified
                                                          Actual              Requirements          as "Well Capitalized"
     Risk-Based Capital to                          ------------------      -----------------      -----------------------
       risk weighted assets                         Amount       Ratio      Amount      Ratio      Amount            Ratio
                                                    ------       -----      ------      -----      ------            -----

     Community Financial Corp.                     $32,267       20.35%     $12,681     8.00%      $15,851           10.00%
     Community Bank and Trust N.A.                  21,958       11.37%      15,453     8.00%       19,317           10.00%
     American Bank of Illinois                       1,438       13.02%         883     8.00%        1,104           10.00%
     Egyptian State Bank                             5,081       29.77%       1,366     8.00%        1,707           10.00%
     Saline County State Bank                        2,016       15.46%       1,043     8.00%        1,304           10.00%
     MidAmerica Bank of St. Clair County             5,735       25.80%       1,778     8.00%        2,223           10.00%

     Tier 1 Capital to risk weighted assets

     Community Financial Corp.                      30,333       19.14%       6,341     4.00%        9,511            6.00%
     Community Bank and Trust N.A.                  20,451       10.59%       7,727     4.00%       11,590            6.00%
     American Bank of Illinois                       1,322       11.97%         442     4.00%          662            6.00%
     Egyptian State Bank                             4,991       29.24%         683     4.00%        1,024            6.00%
     Saline County State Bank                        1,947       14.93%         522     4.00%          782            6.00%
     MidAmerica Bank of St. Clair County             5,584       25.12%         889     4.00%        1,334            6.00%

     Tier 1 Capital to average assets

     Community Financial Corp.                      30,333       10.52%      11,528     4.00%       14,410            5.00%
     Community Bank and Trust N.A.                  20,451       10.43%       7,845     4.00%        9,806            5.00%
     American Bank of Illinois                       1,322        6.72%         787     4.00%          983            5.00%
     Egyptian State Bank                             4,991       19.62%       1,018     4.00%        1,272            5.00%
     Saline County State Bank                        1,947       11.92%         653     4.00%          817            5.00%
     MidAmerica Bank of St. Clair County             5,584       27.74%         805     4.00%        1,006            5.00%

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Stockholders' Equity

     At the time of the conversion of Community Bank & Trust, N.A. to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible accounts holders who continue to maintain their accounts in the Bank after the conversion in June of 1995. In the event of a complete liquidation, each eligible and the supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for account then held. Community Bank & Trust N.A. may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

Treasury Stock

     During 1997, the Company authorized purchasing 5% of the outstanding shares of stock as of December 31, 1996. The Company purchased 26,500 shares, or 1.11% of outstanding shares, for $392,000 with an average cost per share of $14.80.

     During 1996, the Company authorized the purchase of up to 257,888 shares of the Company's stock which represented approximately 9.75% of the outstanding stock at December 31, 1995. These shares were purchased in 1996 at a cost of $3,411,000 with an average cost per share of $13.23.

Note 10. Non-Interest Income and Expense

   Non-interest income and expense is summarized as follows:

                                                    Year Ended December 31,
                                                 ------------------------------
                                                  1997        1996        1995
                                                 ------      ------      ------
                                                            (1,000's)
                                                 ------------------------------
     Non-interest income
      Service fees                               $  830      $  505      $  432
      Insurance and annuity commissions             214         210         282
      Net gain (loss) on sale of securities          34           0           0
      Net loss on sale of mortgage-backed
        and related securities                        0           0      (    5)
      Net gain (loss) on sale of assets         (     2)          0           0
      Recovery of litigation fees                     0           0         249
      Other                                          51          62         212
                                                -------      ------      ------
                                                $ 1,127      $  777      $1,170
                                                =======      ======      ======

      Non-interest expense
        Salaries and employee benefits          $ 4,319      $3,580      $2,323
        Occupancy expense                           328         221         216
        Equipment and furnishing expense            484         383         353
        Data processing expense                     497         412         461
        Federal insurance premium                    89       1,275         378
        Other                                     1,435         927         706
                                                -------      ------      ------
                                                $ 7,152      $6,798      $4,437
                                                =======      ======      ======


                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Tax

     The components of the provision for income taxes are summarized as follows:

                                                      Year Ended December 31,
                                                    ---------------------------
                                                      1997     1996     1995
                                                    -------- -------- ---------
                                                             (1,000's)
                                                    ---------------------------
Currently payable:   Federal                        $   662  $   281  $   950
                     State                               17       52      184
Deferred:  Federal                                 (      3)       8 (     22)
           State                                   (      1)       2 (      5)
                                                    -------  -------  -------

                                                    $   675  $   343  $ 1,107
                                                    =======  =======  =======

Income tax expense for the years ended December 31, 1997, 1996 and 1995 has been provided at an effective rate of approximately 32.50%, 30.74% and 35.25%, respectively. An analysis of such expense for the three years setting forth the reasons for the variations from the federal statutory rates is as follows:

                                                      Year Ended December 31,
                                                    ---------------------------
                                                      1997     1996     1995
                                                    -------- -------- ---------
                                                             (1,000's)
                                                    ---------------------------
Computed tax at statutory rates                      $  706   $  383   $ 1,067
Increase (decrease) in tax expense resulting from:
  State income tax, net                                  12       36       130
  Other                                                   1  (    28)       20
  Tax exempt income - net                           (    44) (    48) (     47)
  Nontaxable gains                                        0        0  (     63)
                                                     ------   ------   -------
Income tax expense                                   $  675   $  343   $ 1,107
                                                     ======   ======   =======

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                             December 31,
                                                    ----------------------------
                                                       1997              1996
                                                    ----------        ----------
Deferred tax assets:
  Allowance for unrealized losses on
    securities available for sale                   $        0        $      176
  Allowance for loan losses                                331               496
  NOL carryover                                            173                 0
  Acquisition adjustments                                  182                 0
  Other                                                     21                 8
                                                    ----------        ----------
                                                           707               680
                                                    ----------        ----------
Deferred tax liabilities:
  Allowance for unrealized gains on
    securities available for sale                            7                 0
  Federal Home Loan Bank stock                              39                39
  Premises and equipment                                   227               214
  Core deposit intangible                                  100                 0
  Other                                                     45                18
                                                    ----------        ----------
                                                           418               271
                                                    ----------        ----------

    Net deferred tax asset                          $      289        $      409
                                                    ==========        ==========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Tax

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryback years, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the deferred tax assets are deductible, at December 31, 1997 and 1996, management believes it is more likely than not that the Bank will realize the benefits of these deductible differences.

     During 1995, the Community Bank & Trust N.A. sold the insurance agency of the service corporation at a gain of $187,000. This gain, for tax purposes, has been offset against the capital loss carryover. The capital loss carryover, as of December 31, 1996, amounts to $329,000 and will start to expire in 2006. No deferred taxes have been recorded for this carryover.

Note 12. Employee Benefit Plans

     The Olney Savings and Loan Association Defined Benefit Pension Plan was terminated and benefits were frozen as of May 31, 1996. Olney Savings and Loan Association was predecessor of Community Bank & Trust N.A. The plan termination date was tentatively set at April 30, 1997. The actuary for the plan, performed a preliminary calculation and has determined that the plan assets are underfunded by approximately $622,000. This liability was accrued and is included in other liabilities, for the year ended December 31, 1996. This plan was not terminated in 1997 as originally planned. Additional expense will be incurred from the delay in termination which has not been determined.

     The Olney Savings and Loan Association Defined Benefit Pension Plan was a noncontributory plan which covered all employees who qualify as to age and length of service.

     The following table sets forth the plan's funded status:

                                                                        December 31,
                                                                            1995
                                                                        ------------
                                                                          (1,000's)
                                                                        ------------
     Actuarial present value of benefit obligations:
       Acccumulated benefit obligation, including vested benefits of
        $546,000 (1995)                                                 $        785
       Effect of projected future compensation                                   353
                                                                        ------------
       Projected benefit obligation for service rendered to date               1,138
       Plan assets at fair value                                                 831
                                                                        ------------
       Plan assets in excess of projected benefit obligation           (         307)
       Unrecognized net gain                                                     138
       Unrecognized net transition obligation (asset)                  (          77)
                                                                        ------------

       Accrued pension cost                                            ($        246)
                                                                        ============

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12. Employee Benefit Plans

 The components of net pension expense for the years ended December 31, 1995 are:

                                                                 Year Ended
                                                                 December 31,
                                                                 ------------
                                                                     1995
                                                                 ------------
                                                                   (1,000's)
                                                                 ------------
     Service cost-benefits earned during the period              $         99
     Interest cost on projected benefit obligation                         74
     Actual return on plan assets                                (         19)
     Amortization and deferral                                   (         55)
                                                                 ------------

            Net pension expense                                  $         99
                                                                 ============
                                                                     1995
                                                                 ------------
     Assumptions used to develop the net periodic
      pension cost were:
        Discount rate                                                7.5%
        Expected long-term rate of return on assets                  7.0%
        Rate of increase in compensation levels                      6.0%


 The Company participates in the Manulife 401K Plan. Under the plan voluntary contributions made by eligible employees are matched 100% by contributions up to a specific percent of their compensation. The cost of the plan was $66,000, $72,000 and $64,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and is included in compensation and employee benefits in the consolidated statements of income.

Note 13. Commitments and Contingencies

 In the ordinary course of business, the Banks have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Banks are defendants in various matters of litigation generally incidental to their business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, liquidity, and operating results of the Banks.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13. Commitments and Contingencies

 The subsidiary banks had outstanding firm commitments to originate loans as follows:
                                                 December 31,
                                          -------------------------
                                               1997         1996
                                          ----------    -----------
                                                   (1,000's)
                                          -------------------------

  Real estate                             $       869   $        96
  Other loans                                       0             0
  Credit card loans                             6,342         5,889
                                          -----------   -----------

  Commitments to originate loans          $     7,211   $     5,985
                                          ===========   ===========

  Unused lines of credit                  $     8,453   $     6,973
                                          ===========   ===========


Interest rates on the above commitments ranged from 7.25% to 16.90% and 6.00% to 13.90% at December 31, 1997 and 1996, respectively.

There were no outstanding commitments to purchase or sell securities at December 31, 1997 and 1996, respectively.

The subsidiary banks are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

The subsidiary bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Generally, signed notes are required to be executed when a letter of credit is exercised.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Related Parties

   The Banks have entered into transactions with its directors, key management and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of loans to such related parties is as follows:

                                                            December 31,
                                                    ----------------------------
                                                       1997              1996
                                                    ----------        ----------
                                                              (1,000's)
                                                    ----------------------------

Balance December 31                                 $    552          $    426
Loans incident to acquisitions                           404                 0
New loans                                                283               293
Repayments                                          (    272)         (    167)
                                                    --------          --------

Balance December 31                                 $    967          $    552
                                                    ========          ========

Note 15. Carrying Amounts and Fair Value of Financial Instruments

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

                                         1997                     1996
                                 ----------------------   ----------------------
                                 Carrying    Estimated    Carrying    Estimated
                                 Amount      Fair Value   Amount      Fair Value
                                 --------    ----------   --------    ----------
                                       (1,000's)                (1,000's)
                                 ----------------------   ----------------------
Financial Assets
   Cash and cash equivalents     $  26,724   $   26,724   $  12,618   $  12,618
   Securities                       75,601       75,686      17,352      17,368
   Mortgage-backed and related
    securities                      24,786       24,822      28,319      28,319
   Loans receivable                162,318      162,876     122,307     118,707
   Accrued interest receivable       2,675        2,675       1,239       1,239

Financial Liabilities
   Deposits                        218,915      215,738     139,100     139,894
   FHLB advances                    37,000       35,695       7,500       7,497
   Repurchase agreements             5,323        5,323       3,121       3,121
   Other borrowings                  5,600        5,600           0           0
   Accrued interest payable            457          457         160         160

The fair value of cash and interest bearing deposit, including federal funds sold, are considered short term investments and carrying value was considered to be a reasonable estimate of fair value.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15. Carrying Amounts and Fair Value of Financial Instruments

  The fair value of securities and mortgage-backed securities is based on quoted market prices or dealer quotes. The fair value of certain of these financial instruments represent the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

  The fair value for Federal Home Loan Bank advances was based upon the discounted value of the cash flows. The discount rates utilized were based on rates currently available with similar terms and maturities.

  The fair value of repurchase agreements and other borrowings are considered short term liabilities and the carrying value was considered to be a reasonable estimate of fair value.

  The fair value of noninterest bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1997 and 1996. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. This value, which includes such cost assumptions related to interest rates, deposit run-off, maintenance costs and float opportunity costs, is presented on a discounted cash flow basis. The value related to the recorded cost of acquired deposits is also included therein.

  The foregoing fair value estimates are made at a specific point in time, based on pertinent market data and relevant information on the financial instrument. These estimates do not include any premium or discount that could result from an offer to sell, at one time, an entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

  Since these fair value approximations were made solely for on- and off-balance sheet financial instruments, no attempt was made to estimate the value of anticipated future business and the value of nonfinancial statement assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the retail branch delivery system, its existing core deposit base, premises and equipment and goodwill. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

               COMMUNITY FINANCIAL CORP. AND SUMMARY INFORMATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Service Corporation Activities

   Olney Savings Corporation (OSSC) was involved in partnership to conduct business agency. In 1993 this partnership was dissolved with OSSC acquiring the insurance agency. As part of this transaction, OSSC recorded goodwill and non competition agreement as an asset in the amount of $120,000. The Company sold the insurance agency on May 9, 1995. The Gain on sale is recorded in non-interest income for the year ended December 31, 1995. OSSC was dissolved in 1996. The Company recognized no gain or loss on the dissolution.

Note 17. Employee Stock Ownership Plan (ESOP)

   In June 1995 the Company established an Employee Stock Ownership Plan (the
   ESOP) in connection with the stock conversion in which employees meeting age and service requirements are eligible to participate. A participant is 100% vested after three years of credit service. The ESOP borrowed $2,116,000 from the Company and purchased 211,600 shares of common stock of the Company at the date of the conversion. This debt carries an interest rate at prime, as stated in the Wall Street Journal on January 1, and requires annual principal and interest payments. The Company has committed to make annual contributions to the ESOP necessary to repay the loan included interest.

   As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the shares pledged as collateral are reported as unearned ESOP shared in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earning per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to release additional shares. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $422,00, $270,000 and $275,000 for December 31, 1997,1996, and 1995.
   The ESOP shares were as follows:

                                                      1997              1996
                                                   ----------        -----------
Allocated shares                                       47,610             21,160
Shares ratable released for allocation                 21,160             21,160
Unallocated shares                                    142,830            169,280
                                                   ----------        -----------

Total ESOP shares                                     211,600            211,600
                                                   ==========        ===========

Pair value of unreleased shares at December 31     $2,589,000         $2,158,000
                                                   ==========        ===========

Note 18. Management Recognition Plans

   The Company adopted a Management Recognition Plan (the MRP) on January 12, 1996 in connection with the stock conversion. The plan provides for the granting of shares of stock to eligible directors and officers in the form of stock, which vest over a five-year period at the rate of 20% per year, unless disabled or retired, then immediately. Under the plan, 105,800 shares of stock were granted.

   During 1996, the Company purchased shares of fund the MRP plan on the open market. The cost of these shares amounted to $1,403,000 or at a average cost of $13.26 per share. In addition to the MRP plan, the Company approved the tax bonus plan for the recipients of the MRP shares in the amount of 40% of the MRP amount.

               COMMUNITY FINANCIAL CORP. AND SUMMARY INFORMATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 26. Acquisitions

   During 1997, Community Financial Corp. completed acquisitions of two bank holding companies and one bank accounted as purchase transactions. The consolidated statement for 1997 includes the results of operations from the a acquisition dates. Under this method of accounting, assets and liabilities of the acquired are adjusted to their estimated fair value and combined with the historical recorded book values of the assets and liabilities of Community Financial Corp. The actual recalculation of the acquired net assets is subject to the completion of studies and evaluations by management. Community Financial Corp. purchased all of the outstanding shares of the businesses acquired for cash of $15,515,000. Community Financial Corp. borrowed $5,600,000 from UMB Bank of St. Louis to fund these acquisitions. For additional information please see note 8, Other Borrowed Money. Egyptian Bancshares, Inc. was acquired as of October 31, 1997 and was dissolved as of November 1, 1997. Egyptian Bancshares, Inc. was the holding company for Egyptian State Bank and Saline County State Bank. For presentation in the following schedules, Egyptian State Bank and Saline County State Bank have been presented as if their parent had not existed at the time of acquisition. The premiums paid and estimated fair value adjustments have been pushed down to the acquired banks. The preliminary allocations of the purchase price are subject to the change as the fair values are finalized.

                                                      American         Egyptian         Saline           MidAmerica
                                                     Bancshares,       State Bank       County              Bank
                                                        Inc.          October 31,     October 31,        November 30,
                                                    May 22, 1997          1997            1997              1997
                                                    ------------     ------------     ------------     --------------
                                                                               (1,000's)
                                                    -----------------------------------------------------------------

      Cash consideration paid to shareholders             $2,150           $5,000            2,764              5,601
      Historical net assets  acquired                      1,254            3,493            1,930              3,402
                                                    ------------    -------------      -----------     --------------
      Premium paid                                           896            1,507              834              2,199
                                                    ============    =============      ===========     ==============

Increased (decreased) in net asset values as result of estimated fair values adjustments are as follows:


                                                     American         Egyptian         Saline           MidAmerica
                                                    Bancshares,       State Bank       County              Bank
                                                       Inc.          October 31,     October 31,        November 30,
                                                   May 22, 1997          1997            1997              1997
                                                   ------------     ------------     ------------     --------------
                                                                              (1,000's)
                                                   -----------------------------------------------------------------

      Intangible assets:
           Goodwill                                $        492     $      1,303     $        567     $        2,111
           Core deposit intangible                          355              353              235                101
                                                   ------------     ------------     ------------     --------------
              Total intangible assets                       847            1,656              802              2,212
           Securities                                         0               73               42                  0
           Loans                                             80     (        317)              10                (21)
           Fixed assets                                                                                            0
           Deferred income tax                     (         31)              95     (         20)                 8
                                                   ------------     ------------     ------------     --------------
                                                   $        896     $      1,507     $        834     $        2,199
                                                   ============     ============     ============     ==============

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18.  Management Recognition Plans

  Compensation expense for the Management Recognition Plan was as follows:

                                                          December 31,
                                                -----------------------------
                                                     1997             1996
                                                --------------   ------------
                                                           (1,000's)
                                                -----------------------------
   MRP vesting                                  $          358   $        275
   MRP tax bonus                                           129            110
   Retirement MRP vesting                                   48              0
   Retirement MRP tax bonus                                 19              0
                                                --------------   ------------
                                                $          554   $        385
                                                ==============   ============

Note 19.  Stock Appreciation Rights

  The Company, at its sole discretion, may from time to time grant stock appreciation rights (SARs) to employees either in conjunction with, or independently of, any options granted. The exercise price as to any SARs shall not be less than the market value of the shares at the time of the grant No SARs had been granted.

Note 20.  Early Retirement Plan

  In December of 1996, the Board approved an early retirement plan for all employees age 50 or older. This plan effective date was in January of 1997 and was offered to twelve employees of which seven took early retirement. This plan includes provisions for length of employment, one month of salary per year of service, and immediate vesting in the MRP plan, stock option plan, and bonus plan on the MRP plan amount. The stock option plan had a ninety day period the options could be exercised. Employees exercised stock options, a total of 23,805 shares, in February of 1997. Total estimated cost to the Company for the early retirement plan was as follows:

                                                      December 31,
                                                          1997
                                                      ------------

   Stock options exercised                            $     80,000
   MRP allocation                                           91,000
   MRP tax bonus                                            36,000
   Compensation package                                    231,000
                                                      ------------

                                                      $    438,000
                                                      ============

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT

Note 21.  Stock Option and Incentive Plan

  Also on January 12, 1996, the stockholders of the Company approved a fixed stock option and incentive plan. The option plan provides for the granting of stock options and stock appreciation rights to certain employees and directors and has a term of ten years from the effective date of the plan after which no awards may be granted. The plan intends to reserve 264,506 authorized, but unissued shares (or treasury shares) of common stock for issuance upon the future exercise of options or stock appreciation rights. At the effective date of the plan, certain executive officers and directors will receive a grant of an option under the plan to purchase up to 264,506 shares of common stock at an exercise price per share equal to its fair market value on that date. The plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date the option was granted. The Company applies APB Opinion 25 in accounting for its fixed stock option plan. Recognition of compensation expense for stock options is not required when options are granted at an exercise price equal to or exceeding the fair market value of the Company's common stock on the date the option is granted. Therefore, no expense related to the fixed stock option plan is reflected on the accompanying financial statements.

Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been reduced as follows:


                                                                 1997
                                                             -------------
                                                               (1,000's)
                                                             -------------
Net Income
----------
  As reported                                                $       1,402
                                                             =============
  Pro forma                                                  $       1,142
                                                             =============

Basis earnings per share
------------------------
  As reported                                                $         .62
                                                             =============
  Pro forma                                                  $         .50
                                                             =============

Diluted earnings per share
--------------------------
  As reported                                                $         .60
                                                             =============
  Pro forma                                                  $         .49
                                                             =============

The following is a summary of the status of the fixed plan during 1997:

                                                Number of        Exercise
                                                  Shares           Price
                                               -----------      ----------

Outstanding at January 1, 1997                           0      $        0
Granted                                            264,606          13.125
Exercised                                      (    23,805)         13.125
Forfeited                                                0               0
                                               -----------       ---------

Outstanding at December 31, 1997                   240,701       $  13.125
                                               ===========       =========

Options exercisable at December 31, 1997            48,146       $  13.125
                                               ===========       =========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Stock Option and Incentive Plan

  The following is a summary of the status of fixed options outstanding at December 31, 1997:


                                     Outstanding Options              Exercisable Options
                             ----------------------------------       ---------------------
                                           Average     Weighted                    Weighted
                                          Remaining    Average                     Average
        Exercise                         Contractual   Exercise                    Exercise
      Price Range            Number         Life        Price         Number         Price
      -----------            -------     -----------   --------       ------       --------
        $  13.125            240,701       9 years     $ 13.125       48,146       $ 13.125

Note 22. Earnings per Share

  The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                                                    1997             1996
                                                                                 ----------      -----------
                                                                                          (1,000's)
                                                                                 ---------------------------
     Income available to common stockholders used in basic EPS                   $    1,402      $       773
                                                                                 ==========      ===========
     Income available to common stockholders after assumed conversions
       of dilutive securities                                                    $    1,402      $       773
                                                                                 ==========      ===========
     Weighted average number of common shares used in basic EPS                    2,275,233        2,319,798

     Effect of dilutive securities:
       Stock options                                                                 48,140                0
                                                                                 ----------      -----------
     Weighted number of common shares and dilutive potential common
       stock used in diluted EPS                                                  2,323,373        2,319,798
                                                                                 ==========      ===========

  Earnings per share amounts for 1996 have been restated to give effect to the application of SFAS No. 128 which was adopted by the Company in 1997.

Note 23. Employment Agreements

  The Company and the Banks have entered into separate employment agreements with certain officers of the Company. These agreements provide for salary terms, potential severance benefits, and potential benefits which could be due to these officers in the event of a change in control of the Company.

Note 24. Savings Association Insurance Fund (SAIF) Assessment

  Banking legislation enacted September 30, 1996 required Community Bank & Trust N.A. to pay a one-time special assessment to capitalize the SAIF, payable on November 27, 1996. The assessment 65.7 basis points of the assessment base calculated as of March 31, 1995, was approximately $1,015,000 and has been included in noninterest expense in the accompanying 1996 consolidated financial statements. In addition, this banking legislation included provisions for a substantial reduction in SAIF premiums paid, beginning January 1, 1997. Other provisions provide for the mergers of the bank and savings association charters, and the SAIF and the Bank Insurance Fund (BIF) by January 1, 1999.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

Note 25. Community Financial Corp. Condensed Financial Information

     The parent company's principal assets are its investment in subsidiary banks investment securities and receivable from subsidiaries. The following are the condensed statements of financial condition for the parent company only as of December 31, 1997 and 1996 and its condensed statements of operations and cash flows for the years ended December 31, 1997, and 1996 and for the period from July 1, 1995 to December 31, 1995.

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                   At December 31,
                                                                ---------------------
                                                                  1997         1996
                                                                --------     --------
Assets:
  Cash and cash equivalents                                     $  2,827     $  6,331
  Securities held to maturity                                      1,651        1,205
  Securities available for sale                                    1,247        2,357
  Investment in subsidiaries                                      34,237       23,264
  Receivable from subsidiaries                                     1,428        1,693
  Other assets                                                       893           49
                                                                --------     --------

                                                                $ 42,283     $ 34,899
                                                                ========     ========
Liabilities and Stockholders' Equity:
  Accrued expenses and other liabilities                        $  6,556     $    817
                                                                --------     --------
  Stockholders' equity:
    Common stock                                                      26           26
    Additional paid-in capital                                    25,754       25,397
    Unearned MRP shares                                         (    750)    (  1,123)
    Treasury stock                                              (  3,803)    (  3,411)
    Unearned ESOP shares                                        (  1,428)    (  1,693)
    Unrealized gain (loss) on securities
      available for sale, net                                         11     (    263)
    Retained earnings, subject to certain restrictions            15,917       15,149
                                                                --------     --------
      Total stockholders' equity                                  35,727       34,082
                                                                --------     --------
                                                                $ 42,283     $ 34,899
                                                                ========     ========


                         CONDENSED STATEMENT OF INCOME

                                                                   Year Ended
                                                              ---------------------  Period Ended
                                                              Dec. 31,     Dec. 31,     Dec. 31,
                                                              --------     --------     --------
                                                                1997         1996         1995
                                                              --------     --------     --------
Dividends from subsidiaries bank                              $  6,500     $  3,000     $      0
Interest income                                                    585          592          439
Non-interest expense                                          (  1,443)    (    648)    (     83)
                                                              --------     --------     --------
  Income before income taxes                                     5,642        2,944          356
Income taxes                                                       356           46     (    127)
                                                              --------     --------     --------
  Income before undistributed earnings of subsidiaries           5,998        2,990          229
Undistributed (distributions in excess of) earnings of
  subsidiaries                                                (  4,596)    (  2,217)         793
                                                              --------     --------     --------
  Net income                                                  $  1,402     $    773     $  1,022
                                                              ========     ========     ========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 25.  Community Financial Corp. Condensed Financial Information

                       CONDENSED STATEMENTS OF CASH FLOW

                                                           Year Ended
                                                   --------------------------        Period Ended
                                                     Dec. 31,        Dec. 31,          Dec. 31,
                                                   -----------      ---------        -------------
                                                       1997            1996              1995
                                                   -----------      ---------        -------------
Cash flows from operating activities:
  Net income                                       $     1,402      $     773        $       1,022
  Adjustments to reconcile net income to net
    cash provided by operating activities
  Equity in earnings of subsidiaries               (     1,904)     (     783)       (         793)
  Dividends received from subsidiaries                   6,500          3,000                    0
  Stock employee benefit plans                           1,016            387                    0
  Other, net                                               559            194        (          12)
                                                   -----------      ---------        -------------
    Net cash provided by operating activities            7,573          3,571                  217
                                                   -----------      ---------        -------------

Cash flows from investing activities:
  Purchase investment in subsidiaries              (    15,515)             0        (      12,692)
  Purchase of investment securities                (       515)     (  11,490)       (      11,490)
  Maturities of investment securities                       69         16,081                3,334
  Receivable from subsidiaries                             266            526        (       2,219)
                                                   -----------      ---------        -------------
    Net cash provided by (used in)
      investing activities                         (    15,695)         5,117        (      23,067)
                                                   -----------      ---------        -------------

Cash flows from financing activities:
  Proceeds from stock issuance                               0              0               25,307
  Common stock repurchased                         (       392)     (   4,814)                   0
  Proceeds from long-term debt                           5,600              0                    0
  Dividends paid on common stock                   (       590)             0                    0
                                                   -----------      ---------        -------------
    Net cash provided by (used in)
      financing activities                               4,618      (   4,814)              25,307
                                                   -----------      ---------        -------------
Net increase in cash and cash equivalents          (     3,504)         3,874                2,457
Cash and cash equivalents at beginning of period         6,331          2,457                    0
                                                   -----------      ---------        -------------
Cash and cash equivalents at end of period         $     2,827      $   6,331        $       2,457
                                                   ===========      =========        =============

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 26. Acquisitions

Estimated fair values of net assets at the acquisition date are summarized as follows:

                                                 American            Egyptian         Saline        MidAmerica
                                                Bancshares,         State Bank        County           Bank
                                                   Inc.             October 31,     October 31,    November 30,
                                               May 22, 1997            1997            1997            1997
                                               ------------         -----------     -----------    ------------
                                                                             (1,000's)
                                               ----------------------------------------------------------------
Cash and cash equivalents                       $   3,468            $   7,710       $   2,315      $   1,080
Securities, held to maturity                            0               10,814           5,221              0
Securities, available for sale                      4,602                  984             976          2,898
Loans                                              10,287                8,732           7,815         13,299
Foreclosed Real Estate                                  0                  184              92              0
Premises and equipment                                489                  167             398          1,685
Goodwill                                              492                1,303             567          2,111
Core deposit intangible                               355                  353             235            101
Other assets                                          177                  482             124            426
                                                ---------            ---------       ---------      ---------
                                                   19,870               30,729          17,743         21,600
                                                ---------            ---------       ---------      ---------

Deposits                                           17,492               25,471          14,916         15,879
Other liabilities                                     228                  258              63            120
                                                ---------            ---------       ---------      ---------
                                                   17,720               25,729          14,979         15,999
                                                ---------            ---------       ---------      ---------

   Fair value of assets acquired                $   2,150            $   5,000       $   2,764      $   5,601
                                                =========            =========       =========      =========

The information below presents on a proforma basis, amounts as if the acquisitions had been acquired as of the beginning of each year presented:


                                                        Year Ended December 31,
                                                        -----------------------
                                                           1997         1996
                                                        -----------------------

Interest income                                         $  20,647    $   18,385
Interest expense                                           10,351         8,794
                                                        ---------    ----------
  Net interest income                                      10,296         9,591
Provision for loan losses                                     390           116
                                                        ---------    ----------
  Net interest income after provision for loan losses       9,906         9,475
Security transactions                                          35             0
Noninterest income                                          1,197         1,120
Noninterest expense                                     (   9,340)   (    9,678)
                                                        ---------    ----------
  Income before income taxes                                1,798           917
Income taxes                                            (     636)   (      251)
                                                        ---------    ----------

  Pro forma net income                                      1,162           666
                                                        =========    ==========

  Pro forma net income per share of common stock        $    0.51    $     0.29
                                                        =========    ==========

Included in the pro forma information above is net amortization of approximately $368,000 before income taxes related to acquisition-related premium, discounts and intangible assets for the years ended December 31, 1997 and 1996.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 27. Condensed Quarterly Results of Operations

                                                                                1997
                                                          -------------------------------------------------
                                                             Forth       Third       Second       First
                                                            Quarter     Quarter      Quarter      Quarter
                                                          ---------   ---------     ---------    ---------
Interest income                                            $  5,064    $  4,311      $  4,131     $  3,502
Interest expense                                          (   2,751)  (   2,227)    (   2,002)   (   1,690)
                                                           --------    --------      --------     --------

   Net interest income                                        2,313       2,084         2,129        1,812

Provision for loan losses                                 (     122)  (      59)    (      22)   (      33)
Noninterest income                                              319         304           282          222
Noninterest expense                                       (   2,134)  (   1,672)    (   1,409)   (   1,937)
                                                           --------    --------      --------     --------

   Income (loss) before income tax expense                      376         657           980           64

Income tax (expense) benefit                                     15   (     271)    (     397)   (      22)
                                                           --------    --------      --------     --------

Net income (loss)                                          $    391    $    386      $    583     $     42
                                                           ========    ========      ========     ========

Earnings (loss) per share                                  $   0.17    $   0.17      $   0.26     $   0.02
                                                           ========    ========      ========     ========

                                                                                1996
                                                           ------------------------------------------------
                                                             Forth       Third       Second       First
                                                            Quarter     Quarter      Quarter      Quarter
                                                           --------    --------      --------     --------
Interest income                                            $  3,492    $  3,510      $  3,418     $  3,455
Interest expense                                          (   1,682)  (   1,696)    (   1,657)   (   1,693)
                                                           --------    --------      --------     --------

   Net interest income                                        1,810       1,814         1,761        1,762

Provision for loan losses                                        24   (      45)    (      40)          51
Noninterest income                                              192         192           196          197
Noninterest expense                                       (   1,386)  (   2,883)    (   1,211)   (   1,318)
                                                           --------    --------      --------     --------

   Income (loss) before income tax expense                      640   (     922)          706          692

Income tax (expense) benefit                              (     136)        351     (     310)   (     248)
                                                           --------    --------      --------     --------

Net income (loss)                                          $    504   ($    571)     $    396     $    444
                                                           ========    ========      ========     ========

Earnings (loss) per share                                 ($   0.22)  ($   0.25)     $   0.17     $   0.19
                                                           ========    ========      ========     ========

                              BOARD OF DIRECTORS

Charles M. DiCiro
Chairman of the Board

Allen D. Welker
Retired

Michael F. Bauman
Retired

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

                              EXECUTIVE OFFICERS

Shirley B. Kessler
President and Chief Executive Officer

Wayne H. Benson
Executive Vice President

Douglas W. Tompson
Chief Financial Officer

                               SUBSIDIARY BANKS

Community Bank & Trust, N.A.
240 E. Chestnut
Olney, IL 62450

Saline County State Bank
1115 Wilson Street
Stonefort, IL 62987

American Bank of Illinois in Highland
12616 Route 143
Highland, IL 62249

MidAmerica Bank of St. Clair County
350 Hartford Lane
O'Fallon, IL 62269

The Egyptian State Bank
2 South Main Street
Carrier Mills, IL 62917

                             CORPORATE INFORMATION

Independent Certified Accountants
Larsson, Woodyard & Henson, CPAs
702 E. Court Street
Paris, Illinois 61944

General Counsel
Ray W. Vaughn, Attorney
308 S. Kitchell
Olney, Illinois 62450

Transfer Agent and Registrar
Registrar and Transfer Co., Cranford,
New Jersey

Special Counsel
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036

Annual Meeting
The 1998 Annual Meeting of Stockholders
will be held on May 4, 1998 at 1:00 p.m. at 501 East Main Street, Olney, Illinois.

Annual Report on Form 10-K

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date for the 1998 Annual Meeting upon written request to Corporate Secretary, Community Financial Corporation, 240 E. Chestnut Street, Olney, Illinois 62450-2295