Form 10-K, Exhibit 13
period 1998-12-31
COMMUNITY FINANCIAL CORP /IL/
filed 1999-03-29
CIK 934858

                                                                      Exhibit 13
COMMUNITY FINANCIAL CORP.





         [LOGO]






                              1998 ANNUAL REPORT

TABLE OF CONTENTS


Community Financial Corp....................................            (i)

Market Information..........................................            (i)

Letter to Stockholders......................................             1

Selected Consolidated Financial and Other Data..............             2

Management's Discussion and Analysis of Financial Condition
      and Results of Operations.............................             4

Consolidated Financial Statements...........................            16

Corporate Information............... .......................  Inside Back Cover

COMMUNITY FINANCIAL CORP.

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

      Community Bank & Trust, N.A. ("CB&T") is a national bank operating through five offices serving Richland, Coles, Jasper, Lawrence and Wayne Counties and contiguous counties in Southeastern Illinois. At December 31, 1998, CB&T had total assets of $214.2 million and total deposits of $148.1 million.

      American Bank of Illinois in Highland ("ABI") is an Illinois commercial bank operating through two offices located in Highland and Pocahontas, Illinois and serving Bond and Madison Counties in Western Illinois. At December 31, 1998, ABI had total assets of $23.9 million and total deposits of $19.9 million.

      The Egyptian State Bank ("Egyptian") is an Illinois commercial bank operating through a single office located in Carrier Mills, Illinois and serving Saline County in Southern Illinois. At December 31, 1998, Egyptian had total assets of $24.5 million and total deposits of $21.2 million.

      Saline County State Bank ("Saline") is an Illinois commercial bank operating through two offices located in Stonefort and Creal Springs, Illinois and serving Saline and Williamson Counties in Southern Illinois. At December 31, 1998, Saline had total assets of $16.8 million and total deposits of $14.8 million.

      MidAmerica Bank of St. Clair County ("MidAmerica") is an Illinois commercial bank operating through a single office located in O'Fallon, Illinois and serving St. Clair County in Western Illinois. At December 31, 1998, MidAmerica had total assets of $25.8 million and total deposits of $20.3 million.

MARKET INFORMATION

      The Company's common stock began trading under the symbol "CFIC" on the Nasdaq National Market System on June 30, 1995. There are currently 2,242,612 shares of the common stock outstanding and approximately 609 holders of record of the common stock. Since issuance of the common stock, on January 15, 1999, the Company paid a cash dividend of $.25 per share to stockholders of record as of December 25, 1998, on January 15, 1998, the Company paid a cash dividend of $.25 per share to stockholders of record as of December 26, 1997, and on January 15, 1997, the Company paid a cash dividend of $.25 per share to stockholders of record as of December 30, 1996. No other dividends have been paid on the common stock. Following are the high and low closing sale prices, by fiscal quarter, as reported by Nasdaq during the periods indicated.

                                   High        Low
                                   ----        ---
1997
----
First Quarter................  $  16.625    $  12.750
Second Quarter...............     15.688       14.000

Third Quarter................     20.250       14.500
Fourth Quarter...............     19.750       16.250

                                   High         Low
                                   ----         ---
1998
----
First Quarter................  $  21.000    $  18.750
Second Quarter...............     23.500       16.250

Third Quarter................     17.250       11.750
Fourth Quarter...............     13.125       11.000

                                      (i)

Dear Stockholder:

      It is a pleasure to present to you the annual report of Community Financial Corp. for 1998. Community Financial Corp. is a multi-bank holding company incorporated under the laws of the State of Illinois whose principal office is located in Olney, Illinois. Our vision continues to focus on providing top quality service to our clientele while taking great care to ensure our endeavors contribute to the enhancement of shareholder value. The Company's overriding strategy for the attainment of this vision has been to employ the best people, armed with the latest proven technology, to service markets and/or lines of business with which we have a unique familiarity. As a Company with strong community ties, in the markets we serve, we are better positioned to serve our customers than our larger competitors.

      A number of actions are in motion that will position the Company for the future. New computer equipment has been installed enabling us to achieve compliance with the Year 2000 as mandated by our regulatory agencies. This equipment, while helping us achieve compliance for the Year 2000, will also allow us to better meet our customers' needs while retaining our competitive edge.

      Having announced my plan to retire at the end of 1999, I would like to reassure you that the Board of Directors and Management have addressed the issue of my retirement and completed a succession plan allowing for a seamless transition in management.

      You will find the detail of our financial results elsewhere in this annual report showing that, during the year ended December 1998, our total assets increased from $304.3 million to $309.8 million, or 1.81 percent with net income of $1.2 million.

      We welcome your comments as we move forward with the growth of our company. I would like to thank the directors, officers, and staff for working with me making my career with the Company both pleasant and fulfilling.







                                                     /s/ Shirley B. Kessler
                                                     Shirley B. Kessler
                                                     President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

                                                                           At December 31,
                                               --------------------------------------------------------------------

                                                     1998          1997         1996         1995        1994
                                                   --------      --------     --------     --------    ---------
                                                                          (In thousands)
Assets......................................   $  309,840       $ 304,265  $   185,799    $ 186,513  $  164,633
Loans receivable, net.......................      157,207         162,318      122,307      114,494     111,369
Investment securities:
   Available for sale.......................       52,102          57,283       13,990       19,347       7,716
   Held to maturity.........................       16,921          18,318        3,362        3,113       2,255
Cash and cash equivalents and time deposits.       22,902          26,724       12,618        9,877       5,638
Mortgage-backed and related securities
  available for sale (1)....................       42,797          23,895       28,319       35,520      32,310
Mortgage-backed and related securities
  held-to-maturity..........................          442             891         --           --           --
Deposits....................................      223,933         218,915      139,100      144,277     151,078
FHLB advances...............................       44,100          37,000        7,500        3,000       1,050
Other borrowings............................        4,296          10,923        3,121         --          --
Stockholders' equity........................       35,266          35,727       34,082       38,106      11,254

-------------------------------------------------------------------------------

Selected Operations Data


                                                                          At December 31,
                                               ---------------------------------------------------------------------
                                                    1998        1997         1996          1995         1994
                                               ------------- -----------  -----------  ------------  ------------
                                                                  (In thousands, except per share data)
Interest income.............................   $     22,231  $   17,008   $   13,875   $   13,267    $  11,776
Interest expense............................        (12,815)     (8,670)      (6,728)      (6,747)      (5,576)
                                                -----------  ----------   ----------   ----------    ---------
Net interest income.........................          9,416       8,338        7,147        6,520        6,200
Provision for loan losses...................           (441)       (236)         (10)        (113)        (212)
                                               ------------  ----------   ----------   ----------    ---------
Net interest income after
  provision for loan losses.................          8,975       8,102        7,137        6,407        5,988
Noninterest income..........................          1,681       1,129          777        1,033          953
Noninterest expense.........................         (8,880)     (7,152)      (6,798)      (4,437)      (4,691)
Gain (loss) on sale of assets...............            (18)         (2)          --          137          (26)
                                               ------------  ----------   ----------   ----------    ---------
Income before provision for income tax......          1,758       2,077        1,116        3,140        2,224
Provision for income tax....................           (521)       (675)        (343)      (1,107)        (813)
                                               ------------  ----------   ----------   ----------    ---------
Income before extraordinary item and
  cumulative effect of change in
  accounting principle......................          1,237       1,402          773        2,033        1,411
Extraordinary items.........................             --          --           --           --         (701) (1)
                                               ------------  ----------   ----------   ----------    ---------
Net income..................................   $      1,237  $    1,402   $      773   $    2,033    $     710
                                               ============  ==========   ==========   ==========    =========
Basic earnings per share....................   $        .57  $      .62   $      .33   $      .42       N/A
                                               ============  ==========   ==========   ==========    =========
Diluted earnings per share.................    $        .55  $      .60   $      .33   $      .42
                                               ============  ==========   ==========   ==========    =========
Cash dividends declared per share...........   $        .25  $      .25   $      .25   $       --       N/A
                                               ============  ==========   ==========   ==========    =========

------------
(1) Consists of a $701,000 expense representing the recapture of the Bank's tax bad debt reserve taken in the quarter ended December 31, 1994 in connection with the Board of Directors' determination to effectuate the conversion to a national bank.

Key Operating Ratios:

                                                                             At or for the
                                                                        Year Ended December 31,
                                                           -----------------------------------------------
                                                                1998              1997           1996
                                                           -------------    -------------   --------------
Performance Ratios:
  Return on average assets (net income
    divided by average total assets)......................        .40%               .62%            .42% (1)
  Return on average equity (net income
    divided by average stockholders' equity (2)...........       3.43               4.02            2.15  (1)
  Interest rate spread (combined weighted average
    interest rate earned less combined weighted
    average interest rate cost)...........................       2.79               3.05            3.17
  Net yield on interest-earning assets....................       3.18               3.80            4.03
  Ratio of average interest-earning assets
    to average interest-bearing liabilities...............     109.02             119.04          122.58
  Ratio of noninterest expense to average
    total assets..........................................       2.84               3.15            3.66

Asset Quality Ratios:
  Nonperforming assets to total assets
    at end of period......................................        .53                .81 (3)         .27
  Nonperforming loans to total loans......................        .75               1.29 (4)         .36
  Allowance for loan losses to total
    loans at end of period................................       1.24               1.18            1.23
  Allowance for loan losses to nonperforming
     loans at end of period...............................     164.78                .91 (5)      339.29
  Provision for loan losses to total loans
     at end of period.....................................        .28                .15             .01
  Net charge-offs to average loans........................        .25                .19             --

Capital Ratios:
  Stockholders' equity to total assets at end of period...      11.38              11.74           18.34
  Average stockholders' equity to average assets..........      11.54              15.33           19.19

----------
(1) Ratios are based on net income, which includes a one-time special assessment of $703,000, net of taxes, paid to recapitalize the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). After restating to eliminate this expense, return on average assets and return on average equity would have been .80% and 4.11%, respectively.

(2) Average stockholders' equity reflects average unrealized losses on securities available for sale for the year ended December 31, 1996 and average unrealized gains on securities available for sale for the years ended December 31, 1997 and 1998 respectively.

(3) Nonperforming assets included a $1.1 million nonperforming loan on which minimal losses are expected. The ratio for nonperforming assets to total assets would be .46% restated to exclude this loan.

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

Year 2000 Readiness Disclosure

      The following information constitutes "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act.

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

         The Company has conducted a comprehensive review of its computer system to identify applications that could be affected by the "Year 2000" issue, and has developed an implementation plan to address the issue. All of the material data processing of the Company that could be affected by this problem is provided by third party suppliers. Management closely monitors the progress of the suppliers in resolving this potential problem and reports the status of their progress to the Board of Directors on a monthly basis. During the fourth quarter of 1998, the Company conducted testing of its mission critical banking applications through the third party data processing suppliers. The results of the testing were favorable. The Company has a contingency plan, scheduled for testing in the first quarter of 1999, that addresses how it will operate should a natural disaster affect any of the Company's operating segments or mission critical data processing suppliers. The Company is developing a business resumption plan, scheduled for completion in the first quarter of 1999, which addresses how it will resume operations should an uncontrollable situation, such as power failure or loss of telecommunication, occur due to a "Year 2000" issue. The Company is developing a customer awareness plan, scheduled for completion in the first quarter of 1999, that is designed to promote and educate its customers and the general public on the issues of how the Company and the entire banking industry is preparing for the "Year 2000". In the fourth quarter of 1998 the Company completed a risk assessment of its commercial and agricultural borrowers, with indebtedness to the company of $250,000 for Community Bank & Trust, NA and $100,000 or more for all other affiliates, concerning their compliance with the "Year 2000" issue. The Company has projected that the expenses of these plans should not exceed $163,000. The regulatory bodies, which regulate the Company, have established detailed timeframes for compliance with the Federal Financial Institutions Examination Council (FFIEC) specified time tables for "Year 2000" preparedness plans and the Company has achieved those timeframes.

Comparison of Financial Condition at December 31, 1998, 1997 and 1996

         The Company's financial condition began to change in 1997 as assets increased by $118.5 million, or 63.8%, from $185.8 million at December 31, 1996 to $304.3 million at December 31, 1997. The increase was primarily due to the acquisitions of American Bank of Highland in May adding $20.6 million at December 31, 1997, The Egyptian State Bank in October adding $26.2 million at December 31, 1997, Saline County State Bank in October adding $17.6 million at December 31, 1997 and MidAmerica Bank of St. Clair County in November adding $22.7 million at December 31, 1997. The Company's total assets remained fairly unchanged for the 1998 period as reflected by a modest increase in total assets of $5.5 million or 1.8% from $304.3 million at December 31, 1997 to $309.8 million at December 31, 1998.

         The Company's net loans receivable increased by $40.0 million, or 32.7% from $122.3 million at December 31, 1996 to $162.3 million at December 31, 1997. The increase was primarily due to the acquisitions of American Bank of Highland adding $11.2 million, Egyptian State Bank adding $8.8 million, Saline County State Bank adding $8.0 million and MidAmerica Bank of St. Clair County adding $13.1 million. Net loans receivable had a modest decrease of $5.1 million, or 3.1% from $162.3 million at December 31, 1997 to $157.2 million at December 31, 1998. The decrease is primarily due to a decrease in automobile loans of $2.9 million, or 10.7% from $27.1 million at December 31, 1997 to $24.2 million at December 31, 1998, as competition against the rates offered by the major automakers credit divisions was too low for the Company to compete against. The market for used automobiles is strong and the Company works with numerous automobile dealers to obtain this business. The credit risk associated with this type of credit requires the Company's credit policy to be followed, resulting in a reduced number of the dealer contracts being accepted.

         The Company's investment securities increased by $58.2 million, or 334.5%, from $17.4 million at December 31, 1996 to $75.6 million at December 31, 1997. Investment securities decreased by $6.6 million or 8.7%, to $69.0 million at December 31, 1998. The increase during 1997 was partly due to the acquisitions of American Bank of Highland adding $5.9 million, Egyptian State Bank adding $8.8 million, Saline County State Bank adding $5.8 million and MidAmerica Bank of St. Clair County adding $2.9 million. The primary reason for the increase was due to Community Bank & Trust investment securities increasing $35.3 million through leveraging Federal Home Loan Bank Advances. The primary reason for the decrease during 1998 was due to a change in the investing strategy from shorter term callable notes to longer-term mortgage-backed and related securities.

         The Company's mortgage-backed and related securities decreased by $3.5 million, or 12.4%, from $28.3 million at December 31, 1996 to $24.8 million at December 31, 1997. The decrease is the result of principal payback, sales and maturities. The proceeds were reinvested in other interest-earning assets. Mortgage-backed and related securities increased by $18.4 million, or 74.2%, to $43.2 million at December 31, 1998. The increase in 1998 is the result of a change in the investment strategy from shorter term callable securities to longer-term mortgage-backed and related securities. The increase was funded primarily through decreases in cash and cash equivalents of $3.8 million, investment securities of $6.6 million and an increase in deposits of $5.0 million.

         Deposits were $139.1 million, $218.9 million and $223.9 million at December 31, 1996, 1997 and 1998, respectively. The increase of $79.8 million, or 57.4% from $139.1 million at December 31, 1996 to $218.9 million at December 31, 1997 was due primarily to acquisitions. American Bank of Highland added $19.0 million, The Egyptian State Bank added $21.3 million, Saline County State Bank added $14.9 million and MidAmerica Bank of St. Clair County added $17.1 million. The increase of $5.0 million, or 2.3% from $218.9 million at December 31, 1997 to $223.9 million at December 31, 1998 was primarily due to an increase of $4.7 million, or 3.6% in certificate of deposits from $130.2 million at December 31, 1997 to $134.9 million at December 31, 1998.

         The Company's repurchase agreements increased by $2.2 million, or 71.0%, from $3.1 million at December 31, 1996 to $5.3 million at December 31, 1997. The Company's repurchase agreements decreased by $1.0 million, or 18.9%, from $5.3 million at December 31, 1997 to $4.3 million at December 31, 1998. The repurchase program was introduced in 1996 to attract large depositors. The FDIC does not insure these liabilities.

         The Company's Federal Home Loan Bank advances increased $29.5 million, or 393.3%, from $7.5 million at December 31, 1996 to $37.0 million at December 31, 1997. The increase was used as leverage to acquire investment securities. The investments purchased had a weighted average yield of 6.8% with the advances having a weighted average cost of 5.4%. Federal Home Loan Bank advances increased $7.1 million, or 19.2%, from $37.0 million at December 31, 1997 to $44.1 million at December 31, 1998. The increase was used as leverage to acquire investment securities. The investments purchased have a weighted average yield of 6.2% with the advances having weighted average cost of 5.1%.

         The Company entered into a line of credit agreement during 1997 which provides the availability of a $10.0 million line of credit at the prime rate. The Company used $5.6 million of this to acquire MidAmerica Bank of St. Clair County in November 1997. During 1998, the Company retired the $5.6 million debt.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

         Net Income. Net income was $1.2 million for the year ended December 31, 1998, as compared to $1.4 million for the year ended December 31, 1997. This represents a decrease of $165,000, or 11.8%. The decrease in net income reflects (on a pre-tax basis) a $1.1 million, or 13.3%, increase in net interest income, a $536,000, or 47.6%, increase in non-interest income and a $1.7 million, or 23.6%, increase in non-interest expense. The results of operations for the year ended December 31, 1997 does not reflect a full year of operations for all the acquisitions made in 1997, while the results for the year ended December 31, 1998 includes all acquisitions. The decrease, is partly due to an increase in provisions for loan losses of $205,000, or 86.9% from $236,000 for the year ended December 31, 1997 to $441,000 for the year ended December 31, 1998. The increase in the provision for loan losses is the result of the acquisition made in 1997 as the loan review process determined that the reserves for the acquired banks was not in compliance with the Company's policies. In the first quarter of 1998 was the final non-recurring pre-tax charge of $147,000 to terminate the defined benefit plan. The following represents acquisition cost that are reported for the year ended December 31, 1998: interest cost of $302,000 on funds borrowed to make acquisitions in 1997 and $366,000 on goodwill and core deposit intangibles.

         Net Interest Income. Net interest income increased by $1.1 million, or 13.3%, from $8.3 million for the year ended December 31, 1997 to $9.4 million for the year ended December 31, 1998. The increase in net interest income reflects an increase in interest income of $5.2 million, or 30.6%, from $17.0 million for the year ended December 31, 1997 to $22.2 million for the year ended December 31, 1998. The increase was due to an increase in volume, as the average interest earning assets increased $77.2 million, or 35.2% from $219.3 million for the year ended December 31, 1997 to $296.5 million for the year ended December 31, 1998, while the average yield declined from 7.8% to 7.5% for the years ended December 31, 1997 and 1998, respectively. The interest rate spread declined .26%, from 3.05% at December 31, 1997 to 2.79% at December 31, 1998. The decrease was primarily the result of the average yields on assets decreasing by .26%. This decrease was primarily the result of declining average yields on investment securities due to having $50.2 million of investment securities available for sale invested in callable securities that were called during the year and invested in lower yielding securities. In the fourth quarter of 1998, the investment committee changed the investment strategy to reduce the volatile nature of callable securities and to invest in mortgage-backed securities as funds became available. The cost of interest-bearing liabilities increased by $4.1 million, or 47.1%, from $8.7 million for the year ended December 31, 1997 to $12.8 million for the year ended December 31, 1998. The increase was due to an increase in volume of $87.8 million, or 47.7%, in the average balance of interest-bearing liabilities from $184.2 million for the year ended December 31, 1997 to $272.0 million for the year ended December 31, 1998.


         Interest Income. Interest income was $22.2 million for the year ended December 31, 1998, as compared to $17.0 million for the year ended December 31, 1997, representing an increase of $5.2 million, or 30.6%. The increase was primarily due to a volume increase in the average earning assets of $77.2 million, or 35.2% from $219.3 million at December 31, 1997 to $296.5 million for the year ended December 31, 1998 as the yield decrease from 7.8% to 7.5% for the years ended December 31, 1997 and 1998 respectively. Interest on loans increased by $1.9 million, or 15.7%, from $12.1 million for the year ended December 31, 1997 to $14.0 million for the year ended December 31, 1998. This is due to a volume increase of $18.4 million, or 13.1%, in the average loans receivable
(net), which reflects a full-year of operations in 1998 for the acquisitions of The Egyptian State Bank in October 1997, Saline County State Bank in October 1997, and MidAmerica Bank of St. Clair County in November 1997. The increase is also due to interest on investments and interest-bearing deposits increasing by $3.1 million, or 97.0%, from $3.2 million for the year ended December 31, 1997 to $6.3 million for the year ended December 31, 1998. The increase was primarily the result of a volume increase in the average balance of investment securities increasing $45.0 million, or 114.8%, from $39.2 million for the year ended December 31, 1997 to $84.2 million for the year ended December 31, 1998. In addition, the average balance of cash and cash equivalents experienced a volume increase of $10.9 million, or 79.6%, from $13.7 million for the year ended December 31, 1997 to $24.6 million for the year ended December 31, 1998.

         Interest Expense. Interest expense, which consists primarily of interest on deposits, increased by $4.1 million, or 47.1%, from $8.7 million for the year ended December 31, 1997 to $12.8 million for the year ended December 31, 1998. Interest on deposits increased by $2.7 million or 37.5%, from $7.2 million for the year ended December 31, 1997 to $9.9 million for the year ended December 31, 1998. The increase is due to a volume increase on average deposits of $64.4 million, or 40.6%, from $158.7 million for the year ended December 31, 1997 to $223.1 million for the year ended December 31, 1998, which reflects a full year of reporting for the acquisitions made in 1997. In addition, interest on other borrowed funds increased $1.5 million, or 100.0%, from $1.5 million for the year ended December 31, 1997 to $3.0 million for the year ended December 31, 1998. Of this increase $1.1 million was due to the increase of $23.1 million, or 112.1%, in the average balance in Federal Home Loan Bank advances from $20.6 million at December 31, 1997 to $43.7 million at December 31, 1998. The Company leveraged these funds with higher yielding assets.

         Provision for Loan Losses. The Company established provisions for loan losses of $441,000 and $236,000 for the years ended December 31, 1998 and 1997, respectively. The Company's provisions for loan losses has been increased to reflect the net charge offs for the period. Net charge offs to average loans was
 .25% and .19% for the periods ending December 31, 1998 and 1997 respectively. Provisions for loan losses to total loans was .28% and .15% for the periods ending December 31, 1998 and 1997 respectively.

         Non-Interest Income. Non-interest income increased by $536,000, or 47.6%, from $1.1 million for the year ended December 31, 1997 to $1.7 million for the year ended December 31, 1998. The increase is primarily due to the report reflecting a full year of operations for the acquisitions of The Egyptian State Bank in October 1997, Saline County State Bank in October 1997, and MidAmerica Bank of St. Clair County in November 1997. Of the increase, $254,000 was contributed by the acquisitions made in 1997 reflecting on the 1998 balances. The remainder was primarily the increase of $191,000 in the collection of late fees as the result of increased collection efforts.

         Non-Interest Expense. Non-interest expense increased by $1.7 million, or 23.6%, from $7.2 million for the year ended December 31, 1997 to $8.9 million for the year ended December 31, 1998. The increase is primarily due to the report reflecting a full year of operations for the acquisitions made in 1997 reflecting on the 1998 balances. A non-recurring pre-tax expense of $147,000 was recognized in the first quarter of 1998 to close the defined benefit plan.

         Income Taxes. The Company's income tax was $521,000 and $675,000 for the years ended December 31, 1998 and 1997, respectively, which resulted in effective income tax rates of 29.6% and 32.5%, respectively.


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

         Non-Interest Expense. Non-interest expense increased by $400,000, or 5.9%, from $6.8 million for the year ended December 31, 1996 to $7.2 million for the year ended December 31, 1997. For the year ended December 31, 1996, two non-recurring events totaling $1.6 million (pre-tax) were included. Restating non-interest expense by removing the one time SAIF assessment of $1.0 million and the approximated cost to close a defined benefit plan of $622,000, would have been $5.1 million. For the year ended December 31, 1997, non-interest expense reflects a non-recurring charge of $506,000 for an early retirement program offered to twelve employees of which seven accepted. Restating non-interest expense by removing the early retirement expense of $506,000 would have been $6.6 million. Restated non-interest expense increased by $1.5 million, or 29.4%, from $5.1 million for the year ended December 31, 1996 to $6.6 million for the year ended December 31, 1997. Restated compensation and benefits increased $855,000, or 26.9%, from $3.0 million (restated $3.6 million less $622,000) at the year ended December 31, 1996 to $3.8 million (restated $4.3 million less $506,000) at the year end December 31, 1997. This increase is partly due to benefit expenses, that were approved by the stockholders, in total amounting to $584,000 for the annual funding of the Management Recognition Plan
(MRP) for $372,000 and the Employee Stock Ownership Plan (ESOP) for $212,000. The remaining portion of the increase in non-interest expense was primarily due to the acquisitions made in 1997.

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

                                                                         Year Ended December 31,
                                               -----------------------------------------------------------------------------
                                                         1998                      1997                     1996
                                               ------------------------ ------------------------- --------------------------
                                                                 Average                  Average                    Average
                                                Average          Yield/   Average          Yield/   Average          Yield/
                                                Balance Interest  Cost    Balance Interest  Cost    Balance Interest  Cost
                                               -------- -------- ------  -------- -------- ------  -------- -------- -------
                                                                          (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1).................   $158,716 $ 13,993  8.82%  $140,306  $ 12,143  8.65% $119,828  $ 10,462  8.73%
  Investment securities:
     Securities available for sale..........     64,934    4,006  6.17     35,853     2,250  6.28    16,007       852  5.32
     Securities held to maturity............     19,288    1,020  5.29      3,349       166  4.95     3,217       142  4.41
  Mortgage-backed and related securities:
     Securities available for sale..........     28,388    1,862  6.56     25,939     1,696  6.54    31,453     2,038  6.48
     Securities held-to-maturity............        616       33  5.36        148         8  5.35      --         --    --
  Cash and cash equivalents.................     24,578    1,317  5.36     13,681       745  5.45     7,029       381  5.42
                                                -------  -------         -------- ---------        --------  --------
     Total interest-earning assets..........    296,520   22,231  7.50    219,276    17,008  7.76   177,534    13,875  7.82
Noninterest-earning assets..................     16,198                     8,079                     7,982
                                               --------                 ---------                 ---------
     Total assets...........................   $312,718                 $ 227,355                  $185,516
                                               ========                 =========                  ========

Interest-bearing liabilities:
  Deposits..................................   $223,086    9.865  4.42   $158,654     7,182  4.53  $136,764     6,322  4.62
  Borrowings................................     48,891    2,950  6.03     25,547     1,488  5.82     8,066       406  5.03
                                               --------   ------         -------- ---------        --------    ------
     Total interest-bearing liabilities.....    271,977   12,815  4.71    184,201     8,670  4.71   144,830     6,728  4.65
                                                          ------                  ---------                    ------
Noninterest-bearing liabilities.............      4,647                     8,303                     5,080
                                               --------                  --------                  --------
     Total liabilities......................    276,624                   192,504                   149,910
Stockholders' equity........................     36,068                    35,033                    35,937
Unrealized losses on securities.............         26                      (182)                     (331)
                                               --------                  --------                  --------
Total liabilities and retained earnings.....   $312,718                 $ 227,355                  $185,516
                                               ========                 =========                  ========

Net interest income.........................             $ 9,416                  $  8,338                     $7,147
                                                         =======                  ========                     ======

Interest rate spread........................                      2.79%                      3.05%                     3.17%
                                                                 =====                      =====                     =====

Net yield on interest-earning assets........                      3.18%                      3.80%                     4.03%
                                                                 =====                      =====                     =====
Ratio of average interest-earning assets
  to average interest-bearing liabilities...                    109.02%                    119.04%                   122.58%
                                                                ======                     ======                    ======

-----------
(1)   Includes nonaccrual loans.

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

                                                                        Year Ended December 31,
                                        -------------------------------------------------------------------------------------------
                                                           1998 vs.1997                            1997 vs. 1996
                                        -------------------------------------------------   ---------------------------------------

                                                    Increase (Decrease)                              Increase (Decrease)
                                                          Due to                                           Due to
                                        -------------------------------------------------   --------------------------------------

                                                                      Rate/                                         Rate/
                                        Volume           Rate        Volume     Total       Volume      Rate        Volume  Total
                                        ------           ----        ------     -----       ------      ----        ------  -----
                                                                                (In thousands)
Interest Income:
  Loans receivable, net................  $  1,593     $   227    $      30   $  1,850     $1,788     $   (91)     $  (16)  $ 1,681
  Investment securities:
    Securities available for sale......     1,826         (38)         (32)     1,756      1,056         153         189     1,398
    Securities held to maturity........       790          11           53        854          6          17           1        24
  Mortgage-backed and related
    securities:
    Securities available for sale......       160           5            1        166       (357)         19          (4)     (342)

    Securities held-to-maturity........        25           0            0         25        --          --            8         8
  Cash and cash equivalents............       594         (12)           0        572        361           1           2       364
                                         --------     --------      ------     ------     ------     -------      ------   -------
   Total interest-earning assets.......     4,988         193           42      5,223      2,854          99         180     3,133
                                         --------     ---------     ------     ------     ------     -------      ------   -------
Interest expense:
  Deposits.............................     2,917        (166)         (68)     2,683      1,012        (131)        (21)      860
  Borrowings...........................     1,360          53           49      1,462        880          64         138     1,082
                                         --------     -------     --------   --------     ------     -------      ------   -------
   Total interest-bearing liabilities..     4,277        (113)         (19)     4,145      1,892         (67)        117     1,942
                                         --------     -------     --------   --------     ------     -------      ------   -------
Change in net interest income..........  $    711     $   306     $     61   $  1,078     $  962     $   166      $   63   $ 1,191
                                         ========     ========    ========    =======       ======    =======     =======  =======



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

      The Company has established an Asset and Liability Management Committee which currently is comprised of five non-employee directors and senior management of the Company. This Committee meets on a quarterly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

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

Interest Rate Sensitivity Analysis

      The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1998, the Company had a negative one-year interest rate sensitivity gap of 11.2%, as a result of which its net interest income could be adversely affected by rising interest rates and positively affected by falling interest rates. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 which are expected to mature or reprice in each of the time periods shown.

                                                            Over One       Over Five      Over Ten         Over
                                               One Year      Through        Through        Through        Twenty
                                               or Less     Five Years      Ten Years    Twenty Years       Years      Total
                                              --------     ---------      ---------    ------------  -------------  ---------
                                                                           (In thousands)
Interest-earning assets:
  Investment securities (1).................. $ 57,400      $ 11,121       $    568     $         0   $          0   $ 69,089
  Interest-earning deposits..................   14,768             0              0               0              0     14,768
  Fixed-rate single-family mortgage loans....   22,955        26,677         15,278               0              0     64,910
  Mortgage-backed and related securities (1).    4,845           903         37,421               0              0     43,169
  Other loans................................   37,228        51,464          5,584               0              0     94,276
                                              --------     ---------      ---------    ------------  -------------  ---------
     Total...................................  137,196        90,165         58,851               0              0    286,212
                                              --------     ---------      ---------    ------------  -------------   --------

Interest-bearing liabilities:
  Deposits..................................   167,747        43,638              0               0              0    211,385
  Borrowings................................     4,296        37,000          7,100               0              0     48,396
                                            ----------     ---------      ---------    ------------   ------------  ---------
     Total..................................   172,043        80,638          7,100               0              0    259,781
                                              --------     ---------      ---------    ------------   ------------   --------
Interest sensitivity gap....................  $(34,847)    $   9,527       $ 51,751     $         0   $          0   $ 26,431
                                              ========     =========       ========     ===========   ============   ========
Cumulative interest sensitivity gap.........  $(34,847)     $(25,320)      $ 26,431     $    26,431   $     26,431   $ 26,431
                                              ========      ========       ========     ===========   ============   ========
Ratio of interest-earning assets
   to interest-bearing liabilities..........      79.7 %       111.8 %        828.9 %           N/A %          N/A %    110.2 %
                                              ========      ========       ========     ===========   ============   ========
Ratio of cumulative gap to total assets.....     (11.2)%        (8.2)%          8.5 %           8.5 %          8.5 %      8.5 %
                                              ========      ========       ========     ===========   ============   ========

-------------
(1) Investment securities and mortgage-backed and related securities are included at amortized cost. These securities have not been adjusted for any available for sale valuation reserves.

      The preceding table was prepared utilizing certain assumptions regarding repricing. While management believes that these assumptions are reasonable, the actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The following assumptions were used: (i) adjustable-rate mortgage loans are presented as of their earliest repricing schedule, (ii) commercial and other loans are cash flowed based on their amortization schedule with no prepayments, (iii) fixed- and adjustable-rate mortgage-backed and related securities are analyzed at the cusip level for repricing date and average remaining life. In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and that other deposits are withdrawn or repriced at an annual rate.

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

      The primary investing activity of the Company is the origination of loans. Other investing activities include the purchase of investment securities and purchases of mortgage-backed and related securities. The primary financing activity of the Company is accepting savings deposits and obtaining short-term borrowings through FHLB advances.

      The Company has other sources of liquidity if there is a need for funds. The Company has a portfolio of unpledged investment securities and mortgage-backed and related securities with an aggregate market value of $36.1 million at December 31, 1998 classified as available for sale. Another source of liquidity is the ability to obtain advances from the FHLB of Chicago. In addition, the Company maintains a portion of its investments in interest-bearing deposits that will be available when needed.

      The Company's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash, and include interest-bearing deposits. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period.

      The Company anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1998, the Company had commitments to originate loans of $16.8 million. Certificates of deposit which are scheduled to mature in less than one year at December 31, 1998 totaled $91.2 million. Management believes that a significant portion of such deposits will remain with the Company.

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

Impact of New Accounting Standards


      Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

      This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The Company has adopted the provisions of the statement in 1998 and has presented comprehensive income information in the consolidated statements of financial condition and statements of stockholders' equity.

      Disclosures about Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The management of the Company has adopted the appropriate provisions of the statement for 1998.

      Employers' Disclosure about Pension and Other Postretirement Benefits. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The management of the Company has adopted the appropriate provisions of the statements at January 1, 1998.

      Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarters subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position or operating results.

      Accounting for Mortgage-Backed Securities. In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends the earlier SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The new statement requires that, after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities should classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The statement is effective for the first fiscal quarter beginning after December 15, 1998. The management of the Company does not currently believe that its activities meet the definition of "mortgage banking activities," and therefore does not anticipate that this statement will have a material effect on the Company's financial position or operating results.

                [LETTERHEAD OF LARSSON WOODYARD & HENSON, LLP]

                          Independent Auditors' Report



To the Board of Directors
Community Financial Corp.
 and Subsidiaries
Olney, Illinois

We have audited the accompanying consolidated balance sheets of Community Financial Corp. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Financial Corp. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ Larsson Wodyard & Henson, LLP

February 5, 1999
Paris, Illinois

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                      December 31,
                                                                                             ----------------------------
                                                                                                 1998           1997
                                                                                             ------------   -------------
                                                                                                      (1,000's)
                                                                                             ----------------------------
Cash                                                                                         $      8,134   $      8,607
Interest bearing deposits                                                                          14,768         18,117
                                                                                             ------------   -------------
      Total Cash and Cash Equivalents                                                              22,902         26,724

Securities available for sale (amortized cost of $52,168
   and $57,282 in 1998 and 1997, respectively)                                                     52,102         57,283
Securities held to maturity (estimated market value of
   $17,133 and $18,403 in 1998 and 1997, respectively)                                             16,921         18,318
Mortgage-backed and related securities available for sale (amortized
   cost of $42,727 and $23,878 at 1998 and 1997, respectively)                                     42,797         23,895
Mortgage-backed and related securities held to maturity
(estimated market value of $463 and $927 at 1998 and 1997, respectively)                              442            891
Loans receivable, net                                                                             157,207        162,318
Foreclosed real estate, net                                                                           436            126
Accrued interest receivable                                                                         3,094          2,675
Premises and equipment, net                                                                         7,635          5,853
Prepaid income taxes                                                                                    0              0
Deferred income taxes                                                                                 275            289
Goodwill and other intangibles                                                                      4,456          5,109
Core deposit intangibles                                                                              517            527
Other assets                                                                                        1,056            257
                                                                                             ------------   -------------
Total Assets                                                                                 $    309,840   $    304,265
                                                                                             ============   =============
                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                                     $    223,933   $    218,915
Federal Home Loan Bank advances                                                                    44,100         37,000
Repurchase agreements                                                                               4,296          5,323
Other borrowings                                                                                        0          5,600
Advances from borrowers for taxes and insurance                                                        32             41
Accrued interest payable                                                                              493            457
Accrued income taxes                                                                                   58             46
Other liabilities                                                                                   1,662          1,156
                                                                                             ------------   -------------
    Total Liabilities                                                                             274,574        268,538
                                                                                             ------------   -------------
Commitments and contingencies

Stockholders' Equity:
   Preferred stock $0.01 par value; 1,000,000 shares authorized;
     0 shares issued at December 31,1998 and 1997
   Common stock $.01 par value; 7,000,000 shares authorized;
     2,242,612 and 2,360,612 shares issued at December 31, 1998 and 1997, respectively                 26             26
   Additional paid-in capital                                                                      25,649         25,754
   Treasury stock                                                                                  (5,273)        (3,803)
   Shares held for management recognition plan                                                       (569)          (750)
   Unallocated employee stock ownership plan (ESOP) shares                                         (1,164)        (1,428)
   Accumulated other comprehensive income                                                               4             11
   Retained earnings                                                                               16,593         15,917
                                                                                             ------------   -------------
Total Stockholders' Equity                                                                         35,266         35,727
                                                                                             ------------   -------------
Total Liabilities and Stockholders' Equity                                                   $    309,840   $    304,265
                                                                                             ============   =============

          See accompanying notes to consolidated financial statements.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                              December 31,
                                                                            ---------------------------------------------
                                                                                 1998              1997          1996
                                                                            -------------      ------------    ----------
                                                                                                 (1,000's)
                                                                            ---------------------------------------------
Interest income:
   Interest on loans                                                        $     13,993     $     12,143   $    10,462
   Interest on mortgage-backed and related securities                              1,895            1,651         2,038
   Interest on securities and interest-bearing deposits                            6,343            3,214         1,375
                                                                            ------------     ------------   -----------
     Total interest income                                                        22,231           17,008        13,875
                                                                            ------------     ------------   -----------

Interest expense:
   Interest on deposits                                                            9,865            7,182         6,322
   Interest on other borrowed funds                                                2,950            1,488           406
                                                                            ------------     ------------   -----------
     Total interest expense                                                       12,815            8,670         6,728
                                                                            ------------     ------------   -----------
     Net interest income                                                           9,416            8,338         7,147

Provision for loan losses                                                           (441)            (236)          (10)
                                                                            ------------     ------------   -----------

     Net interest income after provision for loan losses                           8,975            8,102         7,137

Non-interest income                                                                1,663            1,127           777

Non-interest expense                                                               8,880            7,152         6,798
                                                                            ------------     ------------   -----------
     Income before income taxes                                                    1,758            2,077         1,116

Provision for income taxes                                                           521              675           343
                                                                            ------------     ------------   -----------
     Net income                                                             $      1,237     $      1,402   $       773
                                                                            ============     ============   ===========
Basic earnings per share                                                    $        .57     $        .62   $       .33
Diluted earnings per share                                                  $        .55     $        .60   $       .33

          See accompanying notes to consolidated financial statements.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                            Accumulated
                                                             Unallocated                    Other Compre-
                                Common   Paid-in    Treasury    ESOP         MRP   Retained    hensive                 Comprehensive
                                 Stock     Capital   Stock     Shares       Stock  Earnings     Income        Total       Income
                                -------  ---------- --------- ---------   -------- --------  -------------   -------  --------------
                                                                           1,000's
                                ----------------------------------------------------------------------------------------------------

Balance, December 31, 1995       $  26     $ 25,280  $     0  $  (2,116)  $     0  $ 14,972    $   (56)    $  38,106
Comprehensive Income
   Net income                                                                           773                      773     $      773
                                                                                                                         ----------
   Other comprehensive income
     Unrealized gain (loss)
       on securities                                                                                                           (345)

     Related tax effects                                                                                                        138
                                                                                                                         ----------
     Total other
       comprehensive income                                                                       (207)         (207)          (207)

                                                                                                                         ----------
     Total comprehensive income                                                                                                 566
                                                                                                                         ==========
ESOP shares allocated                           117                 423                                          540
Common stock acquired for
  Management Recognition Plan                                              (1,123)                            (1,123)
Treasury stock                                        (3,411)                                                 (3,411)
Dividends ($.25 per share)                                                             (596)                    (596)
                                 -----     -------- --------  ---------   -------- --------    -------       -------
Balance, December 31, 1996          26       25,397   (3,411)    (1,693)   (1,123)   15,149       (263)       34,082
Comprehensive Income
   Net income                                                                         1,402                    1,402     $    1,402
                                                                                                                         ----------
   Other comprehensive income
     Unrealized gain (loss)
       on securities                                                                                                            480
     Related tax effects                                                                                                       (192)

     Less reclassification
      adjustment for gains
      included in net income                                                                                                    (23)

     Related tax effects                                                                                                          9
                                                                                                                         ----------
   Total other
     comprehensive income                                                                          274           274            274
                                                                                                                         ----------
   Total comprehensive income                                                                                            $    1,676
                                                                                                                         ==========
ESOP shares allocated                           213                265                                           478
Amortization of
  Management Recognition Plan                   144                           373                                517
Treasury stock                                         (392)                                                    (392)
Other                                                                                   (44)                     (44)
Dividends ($.25 per share)                                                             (590)                    (590)
                                 -----     -------- --------  ---------   -------- --------    -------      --------
Balance, December 31, 1997          26       25,754  (3,803)    (1,428)      (750)   15,917         11        35,727
Comprehensive Income
   Net income                                                                         1,237                    1,237     $    1,237
                                                                                                                         ----------
   Other comprehensive income
     Unrealized gain
       (loss) on securities                                                                                                     (11)

     Related tax effects                                                                                                          4
                                                                                                                         ----------
   Total other
     comprehensive income                                                                           (7)           (7)            (7)

                                                                                                                         ----------
   Total comprehensive income                                                                                            $    1,230
                                                                                                                         ==========
ESOP shares allocated                            66                 264                                          330
Amortization of
  Management Recognition Plan                  (111)                          181                                 70
Treasury stock                                       (1,470)                                                  (1,470)
Stock options exercised                         (60)                                                             (60)
Dividends ($.25 per share)                                                             (561)                    (561)
                                 -----     --------  -------  ---------   --------  -------    -------     ---------
Balance, December 31, 1998       $  26     $ 25,649  $(5,273) $  (1,164)  $  (569)  $16,593    $     4     $  35,266
                                 =====     ========  =======  =========   ========  =======    =======     =========

          See accompanying notes to consolidated financial statements.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             December 31,
                                                                             ----------------------------------------------
                                                                                 1998            1997              1996
                                                                             ------------  ---------------  ---------------
                                                                                               (1,000's)
                                                                             ----------------------------------------------
Operating activities:
   Net income                                                                      1,237    $       1,402    $         773
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Provision for depreciation                                                      552              342              240
     Provision for loan losses                                                       441              236               10
     Accretion of discounts on securities                                           (160)             (65)             (56)
     Amortization of premiums on securities                                          125               45               38
     Amortization of intangibles                                                     366               73                0
     Increase in accrued interest receivable                                        (419)            (629)             (21)
     Decrease (increase) in deferred income taxes                                     14              120             (129)
     Decrease (increase) in other assets                                            (502)             567             (564)
     Increase (decrease) in accrued income taxes                                      12              226             (701)
     Increase (decrease) in accrued interest payable                                  36             (105)              46
     (Decrease) increase in other liabilities                                        506             (871)           1,349
     Gain on sale of securities and mortgage-backed
        and related securities                                                         0              (34)               0
     Loss on sale of premises and equipment                                           18                2                0
                                                                             ------------  ---------------  ---------------
        Net cash provided by operating activities                                  2,226            1,309              985
                                                                             ------------  ---------------  ---------------

Investing activities:
   Proceeds from sales of securities available for sale                                0            1,000                0
   Proceeds from maturities of securities held to maturity                         9,442            4,513              321
   Proceeds from maturities of securities available for sale                      50,226           24,647            6,500
   Proceeds from maturities of mortgage-backed securities
     available for sale                                                                0            1,420                0
   Proceeds from sales of mortgage-backed and related
     securities available for sale                                                     0              632                0
   Purchase of securities available for sale                                     (44,886)         (58,043)          (1,003)
   Purchase of securities held to maturity                                        (8,050)          (4,480)            (650)
   Purchase of mortgage-backed securities available for sale                     (28,363)          (1,812)               0
   Acquisitions net of cash and cash equivalents
     acquired of 14,573                                                                0             (942)               0
   Decrease (increase) in loans receivable                                         4,670              134           (7,823)
   Principal collected on mortgage-backed and related securities                   9,909            4,493            7,201
   Increase in foreclosed real estate                                               (310)            (203)             (48)
   Decrease in real estate held for sale                                               0                0              132
   Purchase of premises and equipment                                             (2,352)            (963)            (485)
   Proceeds from sale of premises and equipment                                        0              114                0
   Purchase of Federal Reserve Bank stock                                              0                0              (49)
   Purchase of Federal Home Loan Bank stock                                         (125)          (1,080)            (200)
                                                                             ------------  ---------------  ---------------
      Net cash (used in) provided by investing activities                         (9,839)         (30,570)           3,896
                                                                             ------------  ---------------  ---------------

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             December 31,
                                                                          -------------------------------------------------
                                                                                1998            1997              1996
                                                                          ---------------   --------------  ---------------
                                                                                              (1,000's)
                                                                          -------------------------------------------------
Financing activities:
   Net increase (decrease) in deposits                                     $       5,018    $       6,055    $      (5,177)
   Increase (decrease) in advances from borrowers
     for taxes and insurance                                                          (9)              (3)               6
   Proceeds from borrowings                                                        7,100           42,600            4,500
   Repayments of borrowings                                                       (5,600)          (7,500)               0
   Decrease in repurchase agreements                                              (1,027)           2,202            3,121
   Purchase of treasury stock                                                     (1,470)            (392)          (3,411)
   Retirement (purchase) of MRP stock                                                181              373           (1,123)
   Amortization of MRP                                                              (111)               0                0
   Stock options                                                                     (60)               0                0
   Earned ESOP stock                                                                 264              265              423
   ESOP adjustment                                                                    66              357              117
   Dividends paid (accrued)                                                         (561)            (590)            (596)
                                                                          ---------------   --------------  ---------------
      Net cash provided by (used in) financing activities                          3,791           43,367           (2,140)
                                                                          ---------------   --------------  ---------------
(Decrease) increase in cash and cash equivalents                                  (3,822)          14,106            2,741

Cash and cash equivalents at beginning of year                                    26,724           12,618            9,877
                                                                          ---------------   --------------  ---------------
Cash and cash equivalents at end of year                                   $      22,902    $      26,724    $      12,618
                                                                          ===============   ==============  ===============
Supplemental Disclosures:
   Additional Cash Flows Information:
      Cash paid for:
         Interest on deposits, advances and other borrowings               $      12,779    $       8,373    $       6,682
   Income taxes:
      Federal                                                              $         626    $         264    $         857
      State                                                                $          40    $           0    $         177

Schedule of Noncash Investing Activities:
   Change in unrealized gain (loss)
     on securities available for sale                                      $          14    $         457    $        (348)
   Change in deferred income taxes
     attributed to unrealized gain (loss)
     on securities available for sale                                      $          (7)   $        (183)   $         141

          See accompanying notes to consolidated financial statements.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies

   Description of the Business

      Community Financial Corp. (the Company) was incorporated in December 1994 at the direction of the Board of Directors of Community Bank & Trust, sb, the predecessor of Community Bank & Trust, N.A., to become the holding company for the Bank upon its conversion from mutual to stock form (the Conversion). In June 1995, the Company used the proceeds from its initial public offering to acquire all the outstanding capital stock of Community Bank & Trust, N.A. The Company's principal business is overseeing and directing the business of the banks and investing the Company's assets. The Company is registered with the Board of Governors of the Federal Reserve System as a bank holding company.

      Community Bank & Trust, N.A. is a national bank operating through five offices serving Richland, Coles, Jasper, Lawrence, and Wayne Counties, Illinois. During 1997 the Company acquired American Bancshares, Inc., a single bank holding company for American Bank of Illinois, Egyptian Bancshares, Inc., the holding company for The Egyptian State Bank and Saline County State Bank, and MidAmerica Bank of St. Clair County. Egyptian Bancshares, Inc. was dissolved in 1997. American Bank of Illinois has two offices serving Bond and Madison Counties, Illinois. The Egyptian State Bank and Saline County State Bank has offices serving Saline and Williamson Counties, Illinois. MidAmerica Bank of St. Clair County has an office serving St. Clair County, Illinois.

      The Company's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan and mortgage-backed and related securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Company's net income also is affected by the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees. The operations of the Company are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Company's market area.

   Basis of Financial Statement Presentation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Community Bank & Trust, N.A., American Bancshares, Inc. and its wholly owned subsidiary American Bank of Illinois, The Egyptian State Bank, Saline County State Bank and MidAmerica Bank of St. Clair County.

      The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. All significant intercompany balances and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Basis of Financial Statement Presentation

      Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties. A substantial portion of the Bank's loans are secured by collateral in the State of Illinois. Accordingly, as with most financial institutions in the market area, the collectibility of a substantial portion of the carrying value of the Bank's loan portfolio is susceptible to changes in market conditions.

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

    Securities and Mortgage-Backed Securities

      Investment and mortgage-backed securities available for sale include securities that management intends to use as part of its overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other related factors. Securities available for sale are carried at fair value, and unrealized gains and losses (net of related tax effects) are excluded from earnings but are included in stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities for which the Bank has positive intent and ability to hold to maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

      Trading account securities are adjusted to market value through earnings. There were no trading account securities during the years ended December 31, 1998, 1997, and 1996.

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

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Loans

      Loans are placed on nonaccrual when collection of principal or interest is considered doubtful (generally loans past due 90 days or more). Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on nonaccrual loans unless the likelihood of further loss is remote. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

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

      The Bank also provides a reserve for losses on specific loans, which are deemed to be impaired. Groups of small balance homogeneous basis loans (generally residential real estate and consumer loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the bank will be unable to collect, on a timely basis, all principal and interest according to the contractual terms of the loan's original agreement. When a specific loan is determined to be impaired, the reserve for possible loan losses is increased through a charge to expense for the amount of the impairment. For all non-consumer loans, impairment is measured based on value of the underlying collateral. The value of the underlying collateral is determined by reducing the collateral's estimated current value by anticipated selling costs. The Bank's impaired loans are the same as those non-consumer loans currently reported as nonaccrual. The Bank recognizes interest income on impaired loans only to the extent that cash payments are received.

   Foreclosed Real Estate

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

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Goodwill

      Goodwill reflects the excess of cost over fair value of net assets which were acquired during 1997. Note 22 more fully describes the purchase transaction. Goodwill is amortized over 15 years which approximates the periods estimated to be benefited from the assets acquired and liabilities assumed. Accumulated amortization at December 31, 1998 and 1997 was $327,000 and 50,000, respectively.

   Core Deposit Intangible

      Core deposit intangible represents the intangible value of deposit relationships resulting from deposit liabilities assumed in the 1997 acquisitions and is amortized using an accelerated method based on an estimated runoff of the related deposits, not exceeding 7 years. Accumulated amortization at December 31, 1998 and 1997 was $112,000 and $23,000, respectively.

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

   Per Share Data

      The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 revises the manner in which earnings per share (EPS) is calculated by replacing the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period less unvested MRP and unallocated ESOP shares. Diluted earnings per common share is calculated by dividing net income by the weighted average number of common shares used to compute basic EPS plus the incremental amount of potential common stock determined by the treasury stock method.

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

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Trust Assets

      Assets held by the Company's subsidiaries in fiduciary or agency capacity for customers are not included in the consolidated financial statements as such items are not assets of the Company or its subsidiaries.

New Accounting Standards

    Comprehensive Income

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

      This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The Company has adopted the provisions of the statement in 1998 and has presented comprehensive income information in the consolidated statements of financial condition and statements of stockholders' equity.

    Disclosures about Segments of an Enterprise and Related Information

      In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company has adopted the appropriate provisions of the statement for 1998.

   Employers' Disclosure about Pension and Other Postretirement Benefits

      In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company has adopted the appropriate provisions of the statements at January 1, 1998.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Accounting for Derivative Instruments and Hedging Activities

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarters subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position or operating results.

   Accounting for Mortgage-Backed Securities

      In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends the earlier SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The new statement requires that, after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities should classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The statement is effective for the first fiscal quarter beginning after December 15, 1998. The management of the Company does not currently believe that its activities meet the definition of "mortgage banking activities," and therefore does not anticipate that this statement will have a material effect on the Company's financial position or operating results.

   Reclassifications

      Certain reclassifications have been made to the balances as of December 31, 1997 and 1996, with no effect on net income, to be consistent with the classifications adopted for December 31, 1998.

Note 2.  Securities

   Securities available for sale are summarized as follows:

                                                                               December 31, 1998
                                                      ---------------------------------------------------------------
                                                                            Gross          Gross        Approximate
                                                        Amortized        Unrealized     Unrealized         Market
                                                           Cost            Gains          Losses            Value
                                                      --------------    ------------   -------------   --------------
                                                                                       (1,000's)
                                                      ---------------------------------------------------------------

         U.S. government and agency securities                48,847             131             209           48,769
         State and municipal obligations                         660              12               0              672
         FRB stock                                               381               0               0              381
         FHLB stock                                            2,280               0               0            2,280
                                                      --------------    ------------   -------------   --------------
                                                      $       52,168    $        143   $         209   $       52,102
                                                      ==============    ============   =============   ==============

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities

                                                                               December 31, 1997
                                                      ---------------------------------------------------------------
                                                                           Gross          Gross        Approximate
                                                       Amortized        Unrealized     Unrealized         Market
                                                          Cost             Gains          Losses           Value
                                                      --------------    ------------   -------------  ---------------
                                                                                   (1,000's)
                                                      ---------------------------------------------------------------
         U.S. government and agency securities        $       53,924    $        115   $         114   $       53,925
         State and municipal obligations                       1,000               2               2            1,000
         FRB stock                                               381               0               0              381
         FHLB stock                                            1,975               0               0            1,975
         Other                                                     2               0               0                2
                                                      --------------    ------------   -------------   --------------
                                                      $       57,282    $        117   $         116   $       57,283
                                                      ==============    ============   =============   ==============


      The amortized cost and approximate market value of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options.

                                                                               December 31,
                                                     ------------------------------------------------------------------
                                                                  1998                                 1997
                                                     --------------------------------  --------------------------------
                                                                         Approximate                      Approximate
                                                      Amortized           Market         Amortized          Market
                                                         Cost              Value            Cost             Value
                                                     --------------   --------------   --------------    --------------
                                                                                   (1,000's)
                                                     ------------------------------------------------------------------

      Due in one year or less                        $        3,325   $        3,328   $       11,443    $       11,441
      Due after one year through five years                  22,646           22,615           12,038            12,041
      Due after five years through ten years                 23,534           23,496           31,442            31,442
      Due after ten years                                     2,663            2,663            2,359             2,359
                                                     --------------   --------------   --------------    --------------
                                                     $       52,168   $       52,102   $       57,282    $       57,283
                                                     ==============   ==============   ==============    ==============


   Securities held to maturity are summarized as follows:

                                                                                December 31, 1998
                                                     --------------------------------------------------------------------
                                                                          Gross             Gross           Approximate
                                                      Amortized        Unrealized       Unrealized            Market
                                                          Cost            Gains             Losses            Value
                                                     --------------   --------------   --------------    ----------------
                                                                                    (1,000's)
                                                     --------------------------------------------------------------------
      U.S. government and agency securities          $       11,450   $           49    $          5      $        11,494
      State and municipal obligations                         5,471              171               3                5,639
                                                     --------------   --------------   --------------    ----------------
                                                     $       16,921   $          220    $          8      $        17,133
                                                     ==============   ==============   ==============    ================

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Securities


                                                                                December 31, 1997
                                                     --------------------------------------------------------------------
                                                                          Gross             Gross           Approximate
                                                      Amortized        Unrealized       Unrealized             Market
                                                          Cost            Gains            Losses              Value
                                                     --------------   --------------    ---------------   ---------------
                                                                                          (1,000's)
                                                     --------------------------------------------------------------------

      U.S. government and agency securities          $       11,695   $           23    $            12   $        11,706
      State and municipal obligations                         6,623               96                 22             6,697
                                                     --------------   --------------    ---------------   ---------------
                                                     $       18,318   $          119    $            34   $        18,403
                                                     ==============   ==============    ===============   ===============



      The amortized cost and approximate market value of securities held to maturity, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call and prepayment options.


                                                                              December 31,
                                                     ----------------------------------------------------------------
                                                                  1998                               1997
                                                     -------------------------------   ------------------------------
                                                                         Approximate                     Approximate
                                                      Amortized            Market        Amortized         Market
                                                          Cost             Value            Cost            Value
                                                     --------------   --------------   -------------   --------------
                                                                                   (1,000's)
                                                     ----------------------------------------------------------------
      Due in one year or less                                 3,249            3,271   $       7,021   $        7,018
      Due after one year through five years                  12,269           12,412           8,879            8,929
      Due after five years through ten years                  1,403            1,450           2,418            2,456
      Due after ten years                                         0                0               0                0
                                                     --------------   --------------   -------------   --------------
                                                             16,921           17,133   $      18,318   $       18,403
                                                     ==============   ==============   =============   ==============


      Securities with a carrying amount of $41,011,000 and $29,681,000 at December 31, 1998 and 1997 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

      Proceeds from sales of securities, gross gains and gross losses from such sales were as follows:



                                           Year Ended December 31,
                               -----------------------------------------------
                                    1998             1997           1996
                               --------------    ------------    -------------
                                                  (1,000's)
                               -----------------------------------------------
      Proceeds from sales      $            0    $      1,000    $           0
                               ==============    ============    =============

      Gross gains              $            0    $          0    $           0
      Gross losses                          0               0                0
                               --------------    ------------    -------------
                               $            0    $          0    $           0
                               ==============    ============    =============

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Mortgage-Backed and Related Securities

      Mortgage-backed and related securities available for sale are summarized as follows:


                                                                              December 31, 1998
                                                        --------------------------------------------------------------
                                                                             Gross           Gross         Approximate
                                                        Amortized          Unrealized      Unrealized         Market
                                                           Cost              Gains           Losses            Value
                                                        ---------          ----------      ----------      -----------
                                                                                   (1,000's)
                                                        --------------------------------------------------------------
     GNMA certificates                               $       26,843               88              19           26,912
     GNMA collateralized
       mortgage obligations                                     998                7               7              998
     FNMA certificates                                        1,509               35               2            1,542
     FNMA collateralized mortgage obligations                 2,375               11              34            2,352
     FHLMC certificates                                       3,960               55              33            3,982
     FHLMC collateralized
       mortgage obligations                                   7,042               14              45            7,011
                                                     --------------             ----            ----          -------
                                                             42,727              210             140           42,797
                                                     ==============             ====            ====          =======

                                                                              December 31, 1997
                                                        --------------------------------------------------------------
                                                                             Gross           Gross         Approximate
                                                        Amortized          Unrealized      Unrealized         Market
                                                           Cost              Gains           Losses            Value
                                                        ---------          ----------      ----------      -----------
                                                                                   (1,000's)
                                                        --------------------------------------------------------------
     GNMA certificates                               $        2,454   $          130   $           0   $        2,584
     GNMA collateralized
       mortgage obligations                                   1,121                8              29            1,100
     FNMA certificates                                        2,158               55              18            2,195
     FNMA collateralized mortgage obligations                 3,077                2              67            3,012
     FHLMC certificates                                       5,358               99              80            5,377
     FHLMC collateralized
       mortgage obligations                                   9,710               40             123            9,627
                                                     --------------   --------------   -------------   --------------
                                                     $       23,878   $          334   $         317   $       23,895
                                                     ==============   ==============   =============   ==============

      Mortgage-backed and related securities held to maturity are summarized as follows:

                                                                                December 31, 1998
                                                        --------------------------------------------------------------
                                                                             Gross           Gross         Approximate
                                                        Amortized          Unrealized      Unrealized         Market
                                                           Cost              Gains           Losses            Value
                                                        ---------          ----------      ----------      -----------
                                                                                   (1,000's)
                                                        --------------------------------------------------------------
      GNMA certificates                              $          364   $           18   $           0   $          382
      FHLMC certificates                                         78                3               0               81
                                                     --------------    -------------    ------------    -------------
                                                     $          442    $          21    $          0    $         463
                                                     ==============    =============    ============    =============

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Mortgage-Backed and Related Securities


                                                         December 31, 1997
                                   ------------------------------------------------------------
                                                       Gross            Gross       Approximate
                                   Amortized        Unrealized      Unrealized          Market
                                       Cost           Gains            Losses            Value
                                   ---------        ----------      ----------      -----------
                                                              (1,000's)
                                   ------------------------------------------------------------
      GNMA certificates           $    475         $     30         $     0         $    505
      FNMA collateralized
        mortgage obligations           314                2               0              316
      FHLMC certificates               102                4               0              106
                                  --------         --------         -------         --------
                                  $    891         $     36         $     0         $    927
                                  ========         ========         =======         ========


      Mortgage-backed and related securities with a carrying amount of $17,369,000 and $15,233,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

      The weighted average interest rate on mortgage-backed and related securities is 6.62% and 6.59% at December, 31, 1998 and 1997, respectively.

      Expected maturities of mortgage-backed securities will differ from contractual maturities because issuers may have the right to prepay obligations with or without penalties. The contractual weighted average life of mortgage-backed securities is 20 years at December 31, 1998.

      The Bank had gross realized gains of $36,000 and gross realized losses of $2,000 on $632,000 of sales proceeds on mortgage-backed and related securities for the year ended December 31, 1997. There were no sales of mortgage-backed and related securities for the years ended December 31, 1998 and 1996.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Loans Receivable

   Loans receivable consisted of the following:

                                                                 December 31,
                                                            -----------------------
                                                              1998           1997
                                                            ------------------------
                                                                    (1,000's)
                                                            ------------------------
      Real estate loans:
         Single-family residential                          $  68,057   $    69,188
         Construction                                           4,470         3,174
         Multi-family residential and commercial                9,451         9,682
         Agricultural                                           6,988         5,482
         Commercial                                            12,954        15,096

      Other loans:
         Agricultural                                          10,636        12,383
         Commercial                                            11,752        11,415
         Automobile                                            24,199        27,104
         Credit card                                            2,015         2,107
         Mobile home                                              997           905
         Educational                                               13            25
         Deposit accounts                                       1,697         1,552
         Home improvement                                         852           560
         Other                                                  5,486         6,448
                                                            ---------   -----------
                                                              159,567       165,121
       Less:
         Loans in process                                         381           869
         Allowance for losses                                   1,979         1,934
                                                            ---------   -----------
                                                            $ 157,207   $   162,318
                                                            =========   ===========


      Certain consumer loans are shown net of add on interest at December 31, 1998 and 1997. The add on interest amounted to $397,000 and $1,097,000, respectively.

      Changes in allowance for loan losses are as follows:

                                                                                        December 31,
                                                                      ----------------------------------------------
                                                                           1998            1997             1996
                                                                      ----------------------------------------------
                                                                                          (1,000's)
                                                                      -----------------------------------------------
      Balance at January 1                                            $        1,934    $      1,520    $       1,514

         Provision for loan losses                                               441             236               10
         Recoveries                                                              280             238              397
         Loans charged off                                                      (676)           (510)            (401)
         Adjustments:  changes incident to acquisitions                            0             450                0
                                                                      --------------    ------------    -------------
      Balance at December 31                                          $        1,979    $      1,934    $       1,520
                                                                      ==============    ============    =============

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Loans Receivable

      Principal balance of non-accrual loans totaled approximately $1,201,000 and $1,676,000 at December 31, 1998 and 1997, respectively. The interest discontinues accruing when the loan becomes more than ninety days past due and in management's judgment, the collection of interest is impaired. The amount of interest not recognized was $49,000, $71,000, and $21,000 for the years ended December,31, 1998, 1997, and 1996, respectively. Interest income recognized on nonaccrual loans during the years ended December 31, 1998, 1997, and 1996 was insignificant.

      Weighted average interest rate on loans consisted of the following:


                                                            December 31,
                                                   ----------------------------
                                                       1998            1997
                                                   ----------------------------
      Mortgage loans                                   8.44%           8.50%
      Other loans                                      8.93%           9.09%
         Total loans                                   8.68%           8.81%

Note 5.  Accrued Interest Receivable

      Accrued interest receivable consisted of the following:

                                                           December 31,
                                                 ------------------------------
                                                     1998             1997
                                                 ------------------------------
                                                             (1,000's)
                                                 ------------------------------
         Loans                                   $       1,679   $        1,547
         Mortgage-backed and related securities            261              149
         Securities                                      1,154              979
                                                 -------------   --------------
                                                 $       3,094   $        2,675
                                                 =============   ==============

Note 6.  Premises and Equipment

      Premises and equipment are summarized by major classifications as presented below:.

                                                December 31,
                                       -----------------------------
                                           1998            1997
                                       -----------------------------
                                                   (1,000's)
                                       -----------------------------
         Land                          $    1,317    $       890
         Building                           5,844          5,291
         Furniture and equipment            4,009          2,779
                                       ----------    -----------
                                           11,170          8,960
         Accumulated depreciation          (3,535)        (3,107)
                                       ----------    -----------
                                       $    7,635    $     5,853
                                       ==========    ===========


      Depreciation included in the consolidated statements of income amounted to $552,000, $342,000, and $240,000 for the years ended December 31, 1998,
      1997 and 1996, respectively.

      Improvements to the bank facility are being constructed in Highland, Illinois at a project cost of $837,000 with cost incurred in 1998 of $396,000. Completion of this project is anticipated during second quarter of 1999.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deposit Analysis

      Deposits and weighted average interest rates are summarized as follows (amounts in thousands):

                                                                                         December 31,
                                                              ---------------------------------------------------------
                                                                           1998                           1997
                                                              ----------------------------- ---------------------------
                                                                                 Weighted                      Weighted
                                                                                  Average                      Average
                                                                Amount             Rate        Amount            Rate
                                                              -------------- -------------- --------------- -----------
         Demand deposits, non-interest bearing                $      12,548          0.00%   $      13,530       0.00%
         Demand deposits, interest bearing                           27,933          2.17%          25,733       3.19%
         Passbook                                                    26,111          2.90%          25,999       2.89%
         Money market                                                22,462          3.52%          23,499       3.70%
         Certificates                                               134,879          5.55%         130,154       5.66%
                                                              -------------                   ------------
                                                              $     223,933          4.31%    $    218,915       4.48%
                                                              =============                   ============


      Certificates had the following remaining maturities (amounts in thousands):

                                                       December 31, 1998
                     ---------------------------------------------------------------------------
                                                           Two
                         Less Than      One to Two      to Three      After Three
           Rate          One Year          Years          Years          Years          Totals
           ----      ------------- --------------- -------------- ----------------- ----------------
       2 - 3.99%     $          76  $           0   $          0   $           1   $          77
       4 - 5.99%            70,791         18,751          7,480           4,096         101,118
       6 - 7.99%            19,682          9,883            990           1,922          32,477
       8 - 9.99%               691            516              0               0           1,207
                     -------------  -------------   ------------   -------------   -------------
                     $      91,240  $      29,150   $      8,470   $       6,019   $     134,879
                     =============  =============   ============   =============   =============
                                               December 31, 1997
                     ---------------------------------------------------------------------------
                                                         Two
                         Less Than     One to Two     to Three       After Three
           Rate          One Year        Years           Years          Years          Totals
           ----      ------------- --------------- -------------- ----------------- ----------------
       2 - 3.99%     $          73  $           0   $          0   $           0   $          73
       4 - 5.99%            66,100         28,028          4,310           2,498         100,936
       6 - 7.99%             8,226          9,001          9,250           1,469          27,946
       8 - 9.99%               691              0            508               0           1,199
                     -------------  -------------   ------------   -------------   -------------
                     $      75,090  $      37,029   $     14,068   $       3,967   $     130,154
                     =============  =============   ============   =============   =============


                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deposit Analysis

      Interest expense on deposits is summarized as follows:

                                    Year Ended December 31,
                         --------------------------------------------
                             1998           1997            1996
                         --------------------------------------------
                                             (1,000's)
                         --------------------------------------------
      Passbook           $        837   $         577   $         406
      Demand deposits             713             487             351
      Money market                838             679             662
      Certificates              7,477           5,439           4,903
                         ------------   -------------   -------------
                         $      9,865   $       7,182   $       6,322
                         ============   =============   =============


      At December 31, 1998 and 1997, the Bank had $43,713,000 and $33,758,000,
      respectively, of deposit accounts with balances in excess of $100,000. The Bank did not have brokered deposits at December 31, 1998 and 1997. Deposits in excess of $100,000 are not federally insured.

      The Bank has pledged mortgage-backed and related securities, when required by depositors, for deposits of $100,000 or more. Deposits which had securities pledged amounted to $27,032,000 and $31,837,000 at December,31, 1998 and 1997, respectively.

Note 8.  Other Borrowed Funds

      Advances from the FHLB consisted of fixed rate callable notes as of December 31, 1998 and 1997. The advances all have a call date at one year with quarterly calls thereafter. Advances are secured by FHLB stock, investment securities, and a blanket assignment of unpledged qualifying mortgage loans. Interest expense for advances amounted to $2,384,000, $1,196,000, and $305,000 for the years ended December 31, 1998, 1997, and
      1996, respectively. The advances at December 31, 1998 consisted of the following (amounts in thousands):


                    Issue                Maturity                       Interest
                    Date                   Date           Amount          Rate
            -----------------       -----------------   -----------   ----------
            June 17, 1997           June 18, 2002       $     5,000        5.71%
            July 28, 1997           July 31, 2000             5,000        5.71%
            August 6, 1997          August 8, 2002           15,000        5.40%
            December 8, 1997        December 11, 2002         6,000        5.19%
            December 8, 1997        December 11, 2002         6,000        5.19%
            January 16, 1998        January 16,2008           5,000        5.30%
            February 19, 1998       February 19, 2008         1,000        4.75%
            April 6, 1998           April 6, 2008             1,100        4.80%
                                                        -----------
                                                        $    44,100
                                                        ===========

      Scheduled principal reduction of these advances at December 31, 1998 is as follows: 1999 - $0; 2000 - $5,000,000; 2001 - $0; 2002 - $32,000,000; and
      2008 - $7,100,000.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Other Borrowed Funds

      The advances at December 31, 1997 consisted of the following (amounts in thousands):


             Issue              Maturity                        Interest
             Date                 Date              Amount        Rate
     ----------------      -----------------       --------     ---------
     June 17, 1997         June 18, 2002           $  5,000       5.71%
     July 28, 1997         July 31, 2000              5,000       5.71%
     August 6, 1997        August 8, 2002            15,000       5.40%
     December 8, 1997      December 11, 2002          6,000       5.19%
     December 8, 1997      December 11, 2002          6,000       5.19%
                                                   --------
                                                   $ 37,000
                                                   ========


      Scheduled principal reduction of these advances at December 31, 1997 is as follows: 1998 - $0; 1999 - $0; 2000 - $5,000,000; 2001 - $0; and 2002 -
      $32,000,000.

      The subsidiary banks have entered into repurchase agreements with customers at various interest rates and average maturities of less than three months. Interest expense amounted to $264,000, $242,000, and $101,000 for years ended December 31, 1998, 1997, and 1996, respectively. These agreements are not insured by FDIC.

      The Company entered into a loan agreement with UMB Bank of St. Louis during 1997 which provides the availability of $10,000,000 at prime interest rate payable quarterly. The Company borrowed $5,600,000 during 1997. At maturity of this loan on October 31, 1998, the loan will be converted to a one year note, at prime rate of interest, with a ten year amortization period and renewed on an annual basis subject to approval of UMB Bank. This loan is secured by 100% of the outstanding stock of Community Bank & Trust, N.A., The Egyptian State Bank, Saline County State Bank, and MidAmerica Bank of St. Clair County. Interest expense amounted to $50,000 for the year ended December 31, 1997. The loan was paid off during 1998 and interest expense amounted to $302,000 for year ended December 31, 1998.

                                                       FHLB
                                                      Advances
                                                        Term        Repurchase     Short Term
                     1998                               Notes      Agreements         Notes
      -------------------------------------------    ---------    -----------      -----------
      Balance at December 31                            44,100        4,296                0
      Average amount outstanding during the year        43,742        4,963            3,554
      Maximum amount outstanding at any month end       44,100        5,874            5,600
      Weighted average interest rate:
         During the year                                 5.45%        5.26%            8.50%
         End of year                                     5.37%        4.92%            0.00%

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Other Borrowed Funds

                                                        FHLB Advances
                                                  -------------------------
                                                   Open Line        Term       Repurchase   Short Term
                    1997                           of Credit        Notes      Agreements      Notes
      ------------------------------------------  ------------  -----------   ------------  -----------
      Balance at December 31                      $        0        37,000    $      5,323  $   5,600
      Average amount outstanding during the year       9,264        11,375           4,340        568
      Maximum amount outstanding at any month end     19,500        37,000           5,627      5,600
      Weighted average interest rate:
         During the year                               6.13%         5.53%           5.58%      8.50%
         End of year                                   0.00%         5.45%           5.37%      8.50%


Note 9.  Stockholders' Equity

   Regulatory Restrictions and Capital Requirements

      The principal source of income and funds for the Company is dividends from its banking subsidiaries. During 1998, the amount of dividends that the bank subsidiaries could pay to the Company without prior regulatory approval was exceeded. The Company received $3,500,000 in dividends from the bank subsidiaries to repay debt incurred with the 1997 bank acquisitions with prior regulatory approval. During 1997, the amount of dividends that the banking subsidiaries could pay to the Company without prior regulatory approval was exceeded. The Company received $6,500,000 in dividends from banking subsidiaries to fund acquisitions in 1997 with prior regulatory approval. As a practical matter, the banks may restrict dividends to a lesser amount because of the need to maintain adequate capital structures.

      The Company and its banking subsidiaries are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and probable additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and its banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios. Management believes, that as of December 31, 1998, the Company and its banking subsidiaries meet all capital adequacy requirements to which it is subject.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Stockholders' Equity

      The subsidiary banks' actual and minimum required capital amounts and ratios as mandated by the Federal Reserve Board at December 31, 1998, were as follows:

                                                                                                        Requirements
                                                                                 Minimum               To be Classified
                                                          Actual              Requirements          as "Well Capitalized"
      Risk-Based Capital to                       ---------------------    ---------------------    ---------------------
         risk weighted assets                        Amount     Ratio         Amount      Ratio       Amount       Ratio
                                                  ----------  ---------    ----------  ---------    -----------  --------
      Community Financial Corp.                     $ 32,438      20.69%   $   12,540       8.00%   $   15,675      10.00%
      Community Bank and Trust, N.A.                  20,137      17.84%        9,030       8.00%       11,287      10.00%
      American Bank of Illinois                        1,559      10.03%        1,243       8.00%        1,554      10.00%
      Egyptian State Bank                              3,183      20.02%        1.272       8.00%        1,590      10.00%
      Saline County State Bank                         1,273      18.12%          562       8.00%          703      10.00%
      MidAmerica Bank of St. Clair County              3,536      16.45%        1,720       8.00%        2,150      10.00%

      Tier 1 Capital to risk weighted assets

      Community Financial Corp.                       30,459      19.43%        6,270       4.00%        9,405       6.00%
      Community Bank and Trust, N.A.                  18,725      16.59%        4,515       4.00%        6,772       6.00%
      American Bank of Illinois                        1,439       9.26%          621       4.00%          932       6.00%
      Egyptian State Bank                              3,094      19.46%          636       4.00%          954       6.00%
      Saline County State Bank                         1,179      16.78%          281       4.00%          422       6.00%
      MidAmerica Bank of St. Clair County              3,121      14.52%          860       4.00%        1,290       6.00%

      Tier 1 Capital to average assets

      Community Financial Corp.                       30,459       9.84%       12,376       4.00%       15,470       5.00%
      Community Bank and Trust, N.A.                  18,725       8.64%        8,667       4.00%       10,834       5.00%
      American Bank of Illinois                        1,439       5.58%        1,031       4.00%        1,289       5.00%
      Egyptian State Bank                              3,094      13.11%          944       4.00%        1,180       5.00%
      Saline County State Bank                         1,179       7.36%          641       4.00%          801       5.00%
      MidAmerica Bank of St. Clair County              3,121      13.86%          901       4.00%        1,126       5.00%



      At the time of the conversion of Community Bank & Trust, N.A. to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account, $13,950,000, will be maintained for the benefit of eligible account holders and the supplemental eligible accounts holders who continue to maintain their accounts in the Bank after the conversion in June of 1995. In the event of a complete liquidation, each eligible and the supplemental eligible account holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Community Bank & Trust, N.A. may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Stockholders' Equity

    Treasury Stock

      During 1998, the Company authorized purchasing 5% of the outstanding shares of stock as of December 31, 1997. The Company purchased 118,500 shares, or 5.0% of outstanding shares, for $1,470,000 with an average cost per share of $12.46.

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

Note 10.  Non-Interest Income and Expense

   Non-interest income and expense is summarized as follows:

                                                                                         Year Ended December 31,
                                                                                 --------------------------------------
                                                                                     1998         1997         1996
                                                                                 -----------  -------------  ----------
                                                                                                (1,000's)
                                                                                 --------------------------------------

     Non-interest income
      Service fees                                                               $     1,370   $       830   $       505
      Insurance and annuity commissions                                                  203           214           210
      Net gain on sale of mortgage-backed securities                                       0            34             0
      Net gain (loss) on sale of assets                                                  (18)           (2)            0
      Other                                                                              108            51            62
                                                                                 -----------   -----------   -----------
                                                                                 $     1,663   $     1,127   $       777
                                                                                 ===========   ===========   ===========
     Non-interest expense
      Salaries and employee benefits                                             $     4,322   $     4,319    $    3,580
      Occupancy expense                                                                  503           328           221
      Equipment and furnishing expense                                                   563           484           383
      Data processing expense                                                            659           497           412
      Professional fees                                                                  363           284           223
      Federal insurance premium                                                           97            89         1,275
      Amortization of intangibles                                                        366            73             0
      Other                                                                            2,007         1,078           704
                                                                                 -----------   -----------   -----------
                                                                                 $     8,880   $     7,152   $     6,798
                                                                                 ===========   ===========   ===========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Tax

      The components of the provision for income taxes are summarized as follows:

                                                Year Ended December 31,
                                        --------------------------------------
                                           1998          1997          1996
                                        ----------  -------------  -----------
                                                      (1,000's)
                                        --------------------------------------
      Currently payable:   Federal      $   514    $      662   $       281
                           State              0            17            52
      Deferred:   Federal                     7            (3)            8
                  State                       0            (1)            2
                                        -------    ----------   -----------
                                        $   521    $      675   $       343
                                        =======    ==========   ===========

      Income tax expense for the years ended December 31, 1998, 1997 and 1996 has been provided at an effective rate of approximately 29.64%, 32.50% and 30.74%, respectively. An analysis of such expense for the three years setting forth the reasons for the variations from the federal statutory rates is as follows:

                                                                                       Year Ended December 31,
                                                                                  --------------------------------------
                                                                                     1998         1997          1996
                                                                                  ----------   -----------   -----------
                                                                                                   (1,000's)
                                                                                  --------------------------------------
      Computed tax at statutory rates                                             $      598    $      706   $       383
      Increase (decrease) in tax expense resulting from:
         State income tax, net                                                             0            12            36
         Other                                                                            (8)            1           (28)
         Tax exempt income - net                                                         (69)          (44)          (48)
                                                                                 -----------    ----------   -----------
      Income tax expense                                                         $       521    $      675   $       343
                                                                                 ===========    ==========   ===========

      The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                      December 31,
                                                                     1998      1997
                                                                     ------  ------
                                                                        (1,000's)
                                                                     ---------------
Deferred tax assets:
  Allowance for loan losses                                          $ 606     $ 703
  Acquisition adjustments                                              135       182
  Other                                                                  5        21
                                                                     -----     -----
                                                                       746       906
                                                                     -----     -----
Deferred tax liabilities:
  Allowance for unrealized gains on securities available for sale        0         7
  Recapture of bed debt reserves                                       180       270
  Federal Home Loan Bank stock                                          29        29
  Premises and equipment                                                86       118
  Core deposit intangible                                              120       152
      Other                                                             56        41
                                                                     -----     -----
                                                                       471       617
                                                                     -----     -----
  Net deferred tax asset                                             $ 275     $ 289
                                                                     =====     =====

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Income Tax

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryback years, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the deferred tax assets are deductible, at December 31, 1998 and 1997, management believes it is more likely than not that the Bank will realize the benefits of these deductible differences.

      During 1995, the Community Bank & Trust, N.A. sold the insurance agency of the service corporation at a gain of $187,000. This gain, for tax purposes, has been offset against the capital loss carryover. The capital loss carryover, as of December 31, 1996, amounts to $329,000 and will start to expire in 2006. No deferred taxes have been recorded for this carryover.

Note 12.  Employee Benefit Plans

      The Olney Savings and Loan Association Defined Benefit Pension Plan was terminated and benefits were frozen as of May 31, 1996. Olney Savings and Loan Association was predecessor of Community Bank & Trust, N.A. The plan termination date was tentatively set at April 30, 1997. The actuary for the plan performed a preliminary calculation and has determined that the plan assets are underfunded by approximately $622,000. This liability was accrued in 1996. The Company incurred $4,000 in fees during 1997 and $147,000 additional funding with $7,000 administration fees during 1998.

      The Company participates in the Manulife 401K Plan. Under the plan, voluntary contributions made by eligible employees are matched 100% by contributions up to a specified percent of their compensation. The cost of the plan was $44,000, $66,000 and $72,000 for the years ended December 31, 1998, 1997 and 1996, respectively, and is included in compensation and employee benefits in the consolidated statements of income.

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

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Commitments and Contingencies

      The subsidiary banks had outstanding firm commitments to originate loans as follows:

                                                    December 31,
                                            --------------------------
                                                1998           1997
                                            -----------    -----------
                                                       (1,000's)
                                            --------------------------
      Real estate                           $     1,316    $       869
      Credit card loans                           6,807          6,342
                                            -----------    -----------
      Commitments to originate loans        $     8,123    $     7,211
                                            ===========    ===========
      Unused lines of credit                $     8,655    $     8,453
                                            ===========    ===========


      Interest rates on the above commitments ranged from 6.66% to 16.90% and 7.25% to 16.90% at December 31, 1998 and 1997, respectively.

      There were no outstanding commitments to purchase or sell securities at December 31, 1998 and 1997, respectively.

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

      The subsidiary banks exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments.

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

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

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

                                               December 31,
                                         -------------------------
                                            1998           1997
                                         ----------     ----------
                                                  (1,000's)
                                         -------------------------
      Balance December 31                $      967     $      552
      Loans incident to acquisitions              0            404
      New loans                                 823            283
      Repayments                                (78)          (272)
                                         ----------     ----------
      Balance December 31                $    1,712     $      967
                                         ==========     ==========

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

                                                                        1998                       1997
                                                             -------------------------  ------------------------
                                                               Carrying     Estimated     Carrying   Estimated
                                                                Amount      Fair Value     Amount    Fair Value
                                                             ------------  ----------- -----------  ------------
                                                                      (1,000's)                (1,000's)
                                                             ------------------------- -------------------------
Financial Assets
Cash and cash equivalents                                    $     22,902   $  22,902  $  26,724    $  26,724
Securities                                                         69,023      69,235     75,601       75,686
Mortgage-backed and related securities                             43,239      43,260     24,786       24,822
Loans receivable                                                  157,207     157,632    162,318      162,876
Accrued interest receivable                                         3,094       3,094      2,675        2,675

Financial Liabilities
Deposits                                                          223,933     222,240    218,915      215,738
FHLB advances                                                      44,100      41,864     37,000       35,695
Repurchase agreements                                               4,296       4,296      5,323        5,323
Other borrowings                                                        0           0      5,600        5,600
Accrued interest payable                                              493         493        457          457
Advances for taxes and insurance                                       32          32         41           41

      The fair value of cash and interest bearing deposits, including federal funds sold, are considered short term investments and carrying value was considered to be a reasonable estimate of fair value.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  Carrying Amounts and Fair Value of Financial Instruments

      The fair value of securities and mortgage-backed securities is based on quoted market prices or dealer quotes. The fair value of these financial instruments represent the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan and each loan category is further segmented into fixed and adjustable rate categories. The fair values of performing loans for all portfolios, except residential mortgage loans, are calculated by discounting scheduled cash flows through estimated maturity dates. Expected cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Estimated market yields also reflect a component for the estimated cost of servicing the portfolio. For performing residential mortgage loans, fair values are estimated by coupon rates, maturities, prepayment assumptions and credit risk, and comparing the values to prevailing market rates. It is not considered practicable to calculate a fair value for nonperforming loans less than $1,000,000. Accordingly, they are included in fair value disclosures at net cost.

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

      The fair value of noninterest bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1998 and 1997. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. This value, which includes such cost assumptions related to interest rates, deposit run-off, maintenance costs and float opportunity costs, is presented on a discounted cash flow basis. The value related to the recorded cost of acquired deposits is also included therein.

      The foregoing fair value estimates are made at a specific point in time, based on pertinent market data and relevant information on the financial instrument. These estimates do not include any premium or discount that could result from an offer to sell, at one time, an entire holding of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the financial instruments, fair value estimates were necessarily based on judgements with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  Carrying Amounts and Fair Value of Financial Instruments

      Since these fair value approximations were made solely for on and off-balance sheet financial instruments, no attempt was made to estimate the value of anticipated future business and the value of nonfinancial statement assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the retail branch delivery system, its existing core deposit base, premises and equipment and goodwill. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.


Note 16.  Employee Stock Ownership Plan (ESOP)

      In June 1995, the Company established an Employee Stock Ownership Plan (the ESOP) in connection with the stock conversion in which employees meeting age and service requirements are eligible to participate. A participant is 100% vested after three years of credit service. The ESOP borrowed $2,116,000 from the Company and purchased 211,600 shares of common stock of the Company at the date of the conversion. This debt carries an interest rate at prime, as stated in the Wall Street Journal on January 1, and requires annual principal and interest payments. The Company has committed to make annual contributions to the ESOP necessary to repay the loan including interest.

      As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to release additional shares. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $403,000, $422,000 and $270,000 for December 31, 1998, 1997 and 1996. The ESOP shares were as follows:

                                                                          1998         1997
                                                                       ----------   ----------
            Allocated shares                                               74,033       47,610
            Shares ratably released for allocation                         21,160       21,160
            Unallocated shares                                            116,407      142,830
                                                                       ----------   ----------
            Total ESOP shares                                             211,600      211,600
                                                                       ==========   ==========
            Fair value of unreleased shares at December 31             $1,310,000   $2,589,000
                                                                       ==========   ==========


Note 17.  Management Recognition Plans

      The Company adopted a Management Recognition Plan (the MRP) on January 12, 1996 in connection with the stock conversion. The plan provides for the granting of shares of stock to eligible directors and officers, which vest over a five-year period at the rate of 20% per year, unless disabled or retired, then the shares immediately vest. Under the plan, 105,800 shares of stock were granted.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17.  Management Recognition Plans

      During 1996, the Company purchased shares to fund the MRP plan on the open market. The cost of these shares amounted to $1,403,000 or at an average cost of $13.26 per share. The plan provides for additional shares to be granted for new members of the Board of Directors. During 1998, the Company purchased additional 6,348 shares for new board members at a cost of $16.63 per share. In addition to the MRP plan, the Company approved the tax bonus plan for the recipients of the MRP shares in the amount of 40% of the MRP amount.

      Compensation expense for the Management Recognition Plan was as follows:

                                            December 31,
                                      ----------------------
                                       1998    1997     1996
                                      -----  -------  ------
                                             (1,000's)
      MRP vesting                     $ 253   $ 358   $ 275
      MRP tax bonus                      94     129     110
      Retirement MRP vesting             31      48       0
      Retirement MRP tax bonus           11      19       0
                                      -----   -----   -----
                                      $ 389   $ 554   $ 385
                                      =====   =====   =====


Note 18.  Stock Appreciation Rights

      The Company, at its sole discretion, may from time to time grant stock appreciation rights (SARs) to employees either in conjunction with, or independently of, any options granted. The exercise price as to any SARs shall not be less than the market value of the shares at the time of the grant. No SARs had been granted.

Note 19.  Early Retirement Plan

      In December of 1996, the Board approved an early retirement plan for all employees age 50 or older. This plan effective date was in January of 1997 and was offered to twelve employees of which seven took early retirement. This plan includes provisions for length of employment, one month of salary per year of service, and immediate vesting in the MRP plan, stock option plan, and bonus plan on the MRP plan amount. The stock option plan had a ninety-day period during which the options could be exercised. Employees exercised stock options, a total of 23,805 shares, in February of 1997. Total estimated cost to the Company for the early retirement plan was as follows:

                                   December 31,
                                      1997
                                    ---------
                                    (1,000's)
                                    ---------
      Stock options exercised       $  80,000
      MRP allocation                   91,000
      MRP tax bonus                    36,000
      Compensation package            231,000
                                    ---------
                                    $ 438,000
                                    =========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20.  Stock Option and Incentive Plan

      Also on January 12, 1996, the stockholders of the Company approved a fixed stock option and incentive plan. The option plan provides for the granting of stock options and stock appreciation rights to certain employees and directors and has a term of ten years from the effective date of the plan after which no awards may be granted. The plan reserved 264,506 authorized, but unissued shares (or treasury shares) of common stock for issuance upon the future exercise of options or stock appreciation rights. At the effective date of the plan, certain executive officers and directors received a grant to purchase up to 264,506 shares of common stock at an exercise price per share equal to its fair market value on that date. The plan provides for additional stock options to be granted for new members to the Board of Directors. The additional stock options are granted at a rate of two percent for each director of the original offering. During the current year additional options were granted to new directors. The Company applies APB Opinion 25 in accounting for its fixed stock option plan. Recognition of compensation expense for stock options is not required when options are granted at an exercise price equal to or exceeding the fair market value of the Company's common stock on the date the option is granted. Therefore, no expense related to the fixed stock option plan is reflected on the accompanying financial statements.

      Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been reduced as follows:

                                          1998       1997
                                        -------    -------
                                             (1,000's)
                                        ------------------
         Net income
         ----------
            As reported                 $ 1,237    $ 1,402
                                        =======    =======
            Pro forma                   $ 1,049    $ 1,142
                                        =======    =======

         Basis earnings per share
         ------------------------
            As reported                 $   .57    $   .62
                                        =======    =======
            Pro forma                   $   .48    $   .50
                                        =======    =======

         Diluted earnings per share
         --------------------------
            As reported                 $   .55    $   .60
                                        =======    =======
            Pro forma                   $   .47    $   .49
                                        =======    =======

      The fair value of the options granted was estimated using the Black-Scholes model with the following assumptions: dividend yield of 2.5%; expected life of 7 years; volatility of 25% and a risk-free interest rate of 5.5%. No options were granted during the year ended December 31, 1996. The effects of applying SFAS No. 123 in this pro-forma disclosure may not be indicative of future results.

      The following is a summary of the status of the fixed plan:

                                                        1998                             1997
                                               -------------------------------------------------------
                                               Number of         Exercise       Number of     Exercise
                                                Shares            Price          Shares       Price
                                               ---------        ---------       ---------    ---------
       Outstanding at beginning of year         240,701             $13.125            0     $     0
       Granted                                   10,580              18.375      264,506      13.125
       Exercised                                 (9,919)             13.125      (23,805)     13.125
       Forfeited                                      0                                0
                                                -------                          -------
       Outstanding at end of year               241,362    13.125 to 18.375      240,701      13.125
                                                =======                          ======
       Options exercisable at end of year       241,362   $13.125 to 18.375      240,701     $13.125
                                                =======                          =======

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

Note 20.  Stock Option and Incentive Plan

      The following is a summary of the status of fixed options outstanding at December 31, 1998:

                                      Outstanding Options              Exercisable Options
                                ----------------------------------     -------------------
                                            Average       Weighted                Weighted
                                           Remaining       Average                Average
               Exercise                   Contractual     Exercise                Exercise
              Price Range       Number        Life          Price       Number     Price
          ------------------    -------   -----------     --------     -------   ---------
          $13.125 to $18.375    241,362     8 years       $ 13.355     241,362   $ 13.355

      The Company is considering a stock option reload plan for 1999. This plan will allow exercising previously approved stock options by employees and to reload the stock options for an additional 10 years at fair market value of the stock at the reload date.

Note 21.  Earnings per Share

      The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                                    1998            1997          1996
                                                                 -----------   -------------  -----------
                                                                                  (1,000's)
                                                                 ----------------------------------------
      Income available to common stockholders used in basic EPS   $    1,237      $   1,402       $  773
                                                                  ==========      =========    =========
      Income available to common stockholders after assumed
        conversions of dilutive securities                        $    1,237      $   1,402       $  773
                                                                  ==========      =========    =========

      Weighted average number of common shares used in basic EPS   2,189,020      2,275,233    2,319,798

      Effect of dilutive securities:
         Stock options                                                61,882         48,140            0
                                                                  ----------      ---------    ---------

      Weighted number of common shares and dilutive
        potential common stock used in diluted EPS                 2,250,902      2,323,373    2,319,798
                                                                  ==========      =========    =========


      Earnings per share amounts for 1996 have been restated to give effect to the application of SFAS No. 128 which was adopted by the Company in 1997.

Note 22.  Employment Agreements

      The Company has entered into separate employment agreements with certain officers of the Company. These agreements provide for salary terms, potential severance benefits, and potential benefits which could be due to these officers in the event of a change in control of the Company.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23.  Community Financial Corp. Condensed Financial Information

      The parent company's principal assets are its investment in subsidiary banks, investment securities, and receivables from subsidiaries. The following are the condensed balance sheets for the parent company only as of December 31, 1998 and 1997 and its condensed statements of income and cash flows for the years ended December 31, 1998, 1997, and 1996.


                             CONDENSED BALANCE SHEET

                                                                     At December 31,
                                                               ----------------------------
                                                                   1998            1997
                                                               ------------     -----------
   Assets:
      Cash and cash equivalents                                $      2,223     $     2,827
      Securities held to maturity                                       896           1,651
      Securities available for sale                                       0           1,247
      Investment in subsidiaries                                     29,496          34,237
      Premise and equipment, net                                      1,003               5
      Receivable from subsidiaries                                    1,203           1,428
      Other assets                                                    1,419             888
                                                               ------------     -----------
                                                               $     36,240     $    42,283
                                                               ============     ===========
    Liabilities and Stockholders' Equity:
      Accrued expenses and other liabilities                   $        862     $       956
      Other borrowings                                                    0           5,600
      Payable to subsidiaries                                           112               0
                                                               ------------     -----------
         Total liabilities                                              974           6,556
                                                               ------------     -----------
    Stockholders' equity:
      Common stock                                                       26              26
      Additional paid-in capital                                     25,649          25,754
      Unearned MRP shares                                              (569)           (750)
      Treasury stock                                                 (5,273)         (3,803)
      Unearned ESOP shares                                           (1,164)         (1,428)
      Unrealized gain (loss) on securities
        available for sale, net                                           4              11
      Retained earnings, subject to certain restrictions             16,593          15,917
                                                              -------------     -----------
         Total stockholders' equity                                  35,266          35,727
                                                              -------------     -----------
                                                               $     36,240     $    42,283
                                                               ============     ===========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23.  Community Financial Corp. Condensed Financial Information

                         CONDENSED STATEMENTS OF INCOME

                                                                             Year Ended December 31,
                                                                   ---------------------------------------------
                                                                      1998           1997              1996
                                                                   -----------    ------------    --------------
   Dividends from subsidiary banks                                 $     3,500    $      6,500    $        3,000
   Interest income from subsidiary banks                                   117             136               151
   Interest income                                                         187             449               441
   Non-interest income                                                       7               0                 0
   Interest expense                                                       (302)            (50)                0
   Non-interest expense                                                 (1,183)         (1,393)             (648)
                                                                   -----------    ------------    --------------
      Income before income taxes                                         2,326           5,642             2,944
   Benefit from income taxes                                               419             356                46
                                                                   -----------    ------------    --------------
      Income before undistributed earnings of subsidiaries               2,745           5,998             2,990
   Undistributed (distributions in excess of) earnings of
      subsidiaries                                                      (1,508)         (4,596)           (2,217)
                                                                   -----------    ------------    --------------
      Net income                                                   $     1,237    $      1,402    $          773
                                                                   ===========    ============    ==============


                        CONDENSED STATEMENTS OF CASH FLOW

                                                                              Year Ended December 31,
                                                                  ----------------------------------------------
                                                                      1998           1997              1996
                                                                  ------------    ------------    --------------
    Cash flows from operating activities:
       Net income                                                  $     1,237    $      1,402    $          773
      Adjustments to reconcile net income to net
         cash provided by operating activities
       Equity in earnings of subsidiaries                               (1,992)         (1,904)             (783)
       Dividends received from subsidiaries                              3,500           6,500             3,000
       Stock employee benefit plans                                        456           1,016               387
       Other, net                                                         (378)            564               194
                                                                  ------------    ------------    --------------
         Net cash provided by operating activities                       2,823           7,578             3,571
                                                                  ------------    ------------    --------------

   Cash flows from investing activities:
      Purchase investment in subsidiaries                                    0         (15,515)                0
      Purchases of investment securities                                     0            (515)          (11,490)
      Maturities of investment securities                                1,990              69            16,081
      Receivable from subsidiaries                                         225             266               526
      Purchase of premise and equipment                                 (1,041)             (5)                0
      Proceeds from redemption of subsidiaries stock                     3,030               0                 0
                                                                  ------------    ------------    --------------
         Net cash provided by (used in)
            investing activities                                         4,204         (15,700)            5,117
                                                                  ------------    ------------    --------------

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23.  Community Financial Corp. Condensed Financial Information

                        CONDENSED STATEMENTS OF CASH FLOW

                                                                              Year Ended December 31,
                                                                  ----------------------------------------------
                                                                      1998           1997              1996
                                                                  -------------  -------------   ---------------
   Cash flows from financing activities:
      Common stock repurchased                                     $    (1,470)   $       (392)   $       (4,814)
      Proceeds from other borrowings                                         0           5,600                 0
      Repayment of other borrowings                                     (5,600)              0                 0
      Dividends paid on common stock                                      (561)           (590)                0
                                                                   -----------    ------------    --------------
         Net cash (used in) provided by
            financing activities                                        (7,631)          4,618            (4,814)
                                                                   -----------    ------------    --------------

   Net increase in cash and cash equivalents                              (604)         (3,504)            3,874
   Cash and cash equivalents at beginning of year                        2,827           6,331             2,457
                                                                   -----------    ------------    --------------
   Cash and cash equivalents at end of year                        $     2,223    $      2,827    $        6,331
                                                                   ===========    ============    ==============

Note 24.  Acquisitions

      During 1997, Community Financial Corp. completed cash acquisitions of two bank holding companies and one bank accounted as purchase transactions. The consolidated statement of income for 1997 includes the results of operations from the acquisition dates. Under this method of accounting, assets and liabilities of the acquired are adjusted to their estimated fair value and combined with the historical recorded book values of the assets and liabilities of Community Financial Corp. The actual revaluation of the acquired net assets is subject to the completion of studies and evaluations by management. Community Financial Corp. purchased all of the outstanding shares of the businesses acquired for cash of $15,515,000. Community Financial Corp. borrowed $5,600,000 from UMB Bank of St. Louis to fund these acquisitions. The premiums paid and estimated fair value adjustments have been pushed down to the acquired banks.

      During 1998, the Company finalized its allocation of purchase price related to the acquisitions. Changes in preliminary estimates of the fair values were as follows:

       Decrease in core deposit intangibles     $     (367)
       Increase in other assets                         97
       Decrease in deferred tax asset                 (173)
                                               -----------
       Increase in goodwill                     $     (443)
                                               ===========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 25.  Segment information

            Information concerning operating segments by geographical locations was as follows (in thousands):

                                                      Financial Institutions
                                             -------------------------------------
                                              East                         West
                                            Central  Central   Southern   Central                   Adjust-
                                            Illinois Illinois  Illinois   Illinois  Company  Other   ments    Total
                                          ----------------------------------------  ---------------------------------
       Year Ended December 31, 1996

       Interest Income:
          Loans                           $ 10,462   $        $           $         $    151 $     0   $(151) $ 10,462
          Other                              2,973                                       440       0       0     3,413
                                          --------   -------  ---------   --------  -------- -------   -----  --------
                                            13,435                                       591       0    (151)   13,875
                                          --------   -------  ---------   --------  -------- -------   -----  --------
       Interest Expense:
          Deposits                           6,322                                         0       0       0     6,322
          Other                                406                                         0       0       0       406
                                          --------   -------  ---------   --------  -------- -------   -----  --------
                                             6,728                                         0       0       0     6,728
                                          --------   -------  ---------   --------  -------- -------   -----  --------
       Net interest income                   6,707                                       591       0    (151)    7,147
       Provision for loan losses                10                                         0       0       0        10
                                          --------   -------  ---------   --------  -------- -------   -----  --------
          Net interest income
            after provision                  6,697                                       591       0    (151)    7,137
       Non-interest income                     566                                         1     210       0       777
       Non-interest expense                  6,301                                       648       0    (151)    6,798
                                          --------   -------  ---------   --------  -------- -------   -----  --------
          Income before taxes                  962                                       (56)    210       0     1,116
       Provision for (benefit from) taxes      389                                       (46)      0       0       343
                                          --------   -------  ---------   --------  -------- -------   -----  --------
          Net Income                      $    573   $      0 $       0   $      0  $    (10)$   210   $   0  $    773
                                          ========   =======  =========   ========  ======== =======   =====  ========
       Year Ended December 31, 1997

       Interest Income:
          Loans                           $ 10,822   $   978  $     238   $    105  $    135 $     0   $(135) $ 12,143
          Other                              3,681       427        235         22       500       0       0     4,865
                                          --------   -------  ---------   --------  -------- -------   -----  --------
                                            14,503     1,405        473        127       635       0    (135)   17,008
                                          --------   -------  ---------   --------  -------- -------   -----  --------
       Interest Expense:
          Deposits                           6,287       602        221         72         0       0       0     7,182
          Other                              1,438         0          0          0        50       0       0     1,488
                                          --------   -------  ---------   --------  -------- -------   -----  --------
                                             7,725       602        221         72        50       0       0     8,670
                                          --------   -------  ---------   --------  -------- -------   -----  --------
       Net interest income                   6,778       803        252         55       585       0    (135)    8,338
       Provision for loan losses               194         1         29         12         0       0       0       236
                                          --------   -------  ---------   --------  -------- -------   -----  --------
          Net interest income
             after provision                 6,584       802        223         43       585       0    (135)    8,102
       Non-interest income                     728       155         20         10         0     214       0     1,127
       Non-interest expense                  4,852       746        176         69     1,444       0    (135)    7,152
                                          --------   -------  ---------   --------  -------- -------   -----  --------
          Income before taxes                2,460       211         67        (16)     (859)    214       0     2,077
       Provision for (benefit from) taxes      938        74         19          0      (356)      0       0       675
                                          --------   -------  ---------   --------  -------- -------   -----  --------
          Net Income                      $  1,522   $   137  $      48   $    (16) $   (503)$   214   $   0  $  1,402
                                          ========   =======  =========   ========  ======== =======   =====  ========
       Year Ended December 31, 1998

       Interest Income:
          Loans                           $ 10,294   $ 1,149  $   1,402   $  1,147  $    117 $     0   $(117) $ 13,992
          Other                              5,798       509      1,367        378       187       0       0     8,239
                                          --------   -------  ---------   --------  -------- -------   -----  --------
                                            16,092     1,658      2,769      1,525       304       0    (117)   22,231
                                          --------   -------  ---------   --------  -------- -------   -----  --------
       Interest Expense:
          Deposits                           6,856       746      1,321        943         0       0       0     9,866
          Other                              2,566        81          0          0       302       0       0     2,949
                                          --------   -------  ---------   --------   ------- -------   -----  --------
                                             9,422       827      1,321        943       302       0       0    12,815
                                          --------   -------  ---------   --------   ------- -------   -----  --------
       Net interest income                   6,670       831      1,448        582         2       0    (117)    9,416
       Provision for loan losses               271        10         58        102         0       0       0       441
                                          --------   -------  ---------   --------   ------- -------   -----  --------
          Net interest income
            after provision                  6,399       821      1,390        480         2       0    (117)    8,975
       Non-interest income                     926       262         76        190         7     202       0     1,663
       Non-interest expense                  4,847       913      1,077        978     1,182       0    (117)    8,880
                                          --------   -------  ---------   --------   ------- -------   -----  --------
          Income before taxes                2,478       170        389       (308)   (1,173)    202       0     1,758
       Provision for (benefit from) taxes      886        61         87        (94)     (419)      0       0       521
                                          --------   -------  ---------   --------   ------- -------   -----  --------
          Net Income                      $  1,592   $   109  $     302   $   (214)  $  (754)$   202   $   0  $  1,237
                                          ========   =======  =========   ========   ======= =======   =====  ========

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 25.  Segment information

     During 1997, four additional geographical operating segments were purchased. Accordingly, 1996 information does not include operating results prior to the acquisition. The operating results for 1997 reflect only the operations subsequent to the acquisitions. The 1998 operating results consist of a full year of operations from all locations.

     Other significant items:

                                                      Financial Institutions
                                          ----------------------------------------
                                              East                         West
                                            Central  Central   Southern   Central                   Adjust-
                                            Illinois Illinois  Illinois   Illinois  Company  Other   ments    Total
                                          ----------------------------------------  ---------------------------------
       Year Ended December 31, 1996

       Depreciation                          $   240                                $     0 $     0 $     0  $    240
       Expenditures for premise
         and equipment                           485                                      0       0       0       485
       Dividends paid                          3,000                                    596       0  (3,000)      596
       Undistributed earnings                 (2,427)                                     0     210   2,217         0

       Year Ended December 31, 1997

       Depreciation                          $   292  $    39   $     5   $      5  $     1       0       0       342
       Amortization                                0       35        26         12        0       0       0        73
       Expenditures for premise
          and equipment                          941        9         8          0        5       0       0       963
       Dividends paid                          6,500        0         0          0      590       0  (6,500)      590
       Undistributed earnings                 (4,978)     137        48        (16)       0     214   4,595         0

       Year Ended December 31, 1998

       Depreciation                          $   337  $    39   $    26   $    107       43       0       0       552
       Amortization                                0       60       153        153        0       0       0       366
       Expenditures for premise
          and equipment                          390      823        93          5    1,041       0       0     2,352
       Dividends paid                          3,500        0         0          0      561       0  (3,500)      561
       Undistributed earnings                 (1,908)     109       302       (214)       0     202   1,509         0

     The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, during 1998. SFAS No. 131 establishes standards for reporting information about operating segments in the annual consolidated financial statements and requires selected financial information about operating segments in the interim consolidated financial statements. It also establishes standards for related disclosures about products and services, and geographical areas. Operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating officers and the Board of Directors. The Company has determined the operating segments are the bank affiliates by geographical location. Each operating segment is managed independently with separate Board of Directors. The accounting policies of the operating segments are the same as those described in the summary of significant policies. Other consists of revenue generated by trust department, annuity sales, and broker services which are evaluated from a gross revenue approach on a regular basis with the operating segments.

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 26.  Condensed Quarterly Results of Operations

                                                                     1998
                                                    ---------------------------------------
                                                     Fourth     Third     Second     First
                                                     Quarter   Quarter   Quarter    Quarter
                                                    --------- --------- ---------- --------
      Interest income                                $ 5,623   $ 5,566   $ 5,546    $5,496
      Interest expense                                (3,234)   (3,266)   (3,183)   (3,132)
         Net interest income                           2,389     2,300     2,363     2,364
                                                    --------- --------- ---------- --------
      Provision for loan losses                          (84)      (90)     (132)     (135)
      Non-interest income                                416       443       426       378
      Non-interest expense                            (2,330)   (2,057)   (2,119)   (2,374)
                                                    --------- --------- ---------- --------
      Income before income tax expense                   391       596       538       233

      Income tax expense                                 (65)     (185)     (191)      (80)
                                                    --------- --------- ---------- --------
      Net income                                     $   326   $   411   $   347    $  153
                                                    ========= ========= ========== ========
      Earnings per share:     Basic                  $  0.15   $  0.19   $  0.16    $ 0.07
                              Diluted                $  0.15   $  0.19   $  0.15    $ 0.07


                                                                     1997
                                                    ---------------------------------------
                                                     Fourth     Third     Second     First
                                                     Quarter   Quarter   Quarter    Quarter
                                                    --------- --------- ---------- --------

      Interest income                                $  5,064  $  4,311  $   4,131 $  3,502
      Interest expense                                 (2,751)   (2,227)    (2,002)  (1,690)
                                                    --------- --------- ---------- --------
         Net interest income                            2,313     2,084      2,129    1,812

      Provision for loan losses                          (122)      (59)       (22)     (33)
      Non-interest income                                 319       304        282      222
      Non-interest expense                             (2,134)   (1,672)  (  1,409)  (1,937)
                                                    --------- --------- ---------- --------
      Income before income tax expense                    376       657        980       64

      Income tax (expense) benefit                         15      (271)      (397)     (22)
                                                    --------- --------- ---------- --------
      Net income                                     $    391  $    386 $      583  $    42
                                                    ========= ========= ========== ========
      Earnings per share:     Basic                  $   0.17  $   0.18 $     0.27  $  0.02
                              Diluted                $   0.16  $   0.18 $     0.27  $  0.02

                                        BOARD OF DIRECTORS

Roger A. Charleston                 Shirley B. Kessler                        Brad A. Jones
Chairman of the Board               President                                 Co-Owner of Rural King Supply
Civil Engineer; Owner, Charleston
Engineering                         Allen D. Welker                           Roger L. Haberer
                                    Retired                                   Information Services
Michael F. Bauman                                                             Manager of Westaff
Retired                             Clyde R. King
                                    Retired

                  Wayne H. Benson                       Gary L. Graham
                  Chief Executive Officer               Mayor, City of O'Fallon, IL
                                                        Owner of LUCO, Inc. (River Barge Business)



                                        EXECUTIVE OFFICERS
Shirley B. Kessler             Wayne H. Benson                                Douglas W. Tompson
President                      Chief Executive Officer                        Chief Financial Officer



                                        SUBSIDIARY BANKS
Community Bank & Trust, N.A.  American Bank of Illinois in Highland           The Egyptian State Bank
240 E. Chestnut               12616 Route 143                                 2 South Main Street
Olney, IL 62450               Highland, IL  62249                             Carrier Mills, IL  62917

Saline County State Bank      MidAmerica Bank of St. Clair County
1115 Wilson Street            350 Hartman Lane
Stonefort, IL  62987          O'Fallon, IL  62269



                                        CORPORATE INFORMATION
Independent Certified Accountants  Special Counsel                            Annual Report on Form 10-K
Larsson, Woodyard & Henson, CPAs   Housley Kantarian & Bronstein, P.C.
702 E. Court Street                1220 19th Street, N.W., Suite 700          A copy of the Company's Annual Report on Form 10-K
Paris, Illinois 61944              Washington, D.C.  20036                    for the fiscal year ended December 31, 1998 as filed
                                                                              with the Securities and Exchange Commission will be
General Counsel                    Annual Meeting                             furnished without charge to stockholders as of the
Ray W. Vaughn, Attorney            The 1999 Annual  Meeting of  Stockholders  record date for the 1999 Annual Meeting upon written
308 S. Kitchell                    will be held on  April  26,  1999 at 1:00  request to Corporate Secretary, Community Financial
Olney, Illinois  62450             p.m.  at the  Holiday  Motel  at  1300 S.  Corporation, 240 E. Chestnut Street, Olney,
                                   West Street, Olney, Illinois.              Illinois 62450-2295
Transfer Agent and Registrar
Registrar and Transfer Co.,
Cranford, New Jersey