Form 10-K, Exhibit 13
period 1999-12-31
COMMUNITY FINANCIAL CORP /IL/
filed 2000-03-29
CIK 934858

COMMUNITY FINANCIAL CORP.


     [LOGO]



                                                              1999 ANNUAL REPORT

TABLE OF CONTENTS

Community Financial Corp. .................................................. (i)

Market Information.......................................................... (i)

Letter to Stockholders......................................................   1

Selected Consolidated Financial and Other Data..............................   3

Management's Discussion and Analysis of Financial Condition and Results
  of Operations.............................................................   5

Consolidated Financial Statements...........................................  15

Corporate Information......................................... Inside Back COver

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

     Community Bank & Trust, N.A. ("CB&T") is a national bank operating through six offices serving Richland, Coles, Jasper, Lawrence and Wayne Counties and contiguous counties in Southeastern Illinois. At December 31, 1999, CB&T had total assets of $207.7 million and total deposits of $141.5 million.

     American Bank of Illinois in Highland ("ABI") is an Illinois commercial bank operating through two offices located in Highland and Pocahontas, Illinois and serving Bond and Madison Counties in Western Illinois. At December 31, 1999, ABI had total assets of $31.1 million and total deposits of $26.3 million.

     The Egyptian State Bank ("Egyptian") is an Illinois commercial bank operating through a single office located in Carrier Mills, Illinois and serving Saline County in Southern Illinois. At December 31, 1999, Egyptian had total assets of $24.1 million and total deposits of $20.7 million.

     Saline County State Bank ("Saline") is an Illinois commercial bank operating through two offices located in Stonefort and Creal Springs, Illinois and serving Saline and Williamson Counties in Southern Illinois. At December 31, 1999, Saline had total assets of $16.5 million and total deposits of $14.3 million.

     MidAmerica Bank of St. Clair County ("MidAmerica") is an Illinois commercial bank operating through a single office located in O'Fallon, Illinois and serving St. Clair County in Western Illinois. At December 31, 1999, MidAmerica had total assets of $28.0 million and total deposits of $22.7 million.

MARKET INFORMATION

     The Company's common stock began trading under the symbol "CFIC" on the Nasdaq National Market System on June 30, 1995. There are currently 2,213,645 shares of the common stock outstanding and approximately 559 holders of record of the common stock. Following are the high and low closing sale prices as reported by Nasdaq and dividends declared, by fiscal quarter, during the past two fiscal years.

                                        Dividends                                             Dividends
                      High      Low      Declared                           High     Low      Declared
                    -------   -------   ---------                         -------   -------   ---------
1998                                                   1999
----                                                   ----
First Quarter       $21.000   $18.750     $    --      First Quarter      $11.625    $9.625     $    --
Second Quarter       23.500    16.250          --      Second Quarter      10.375     8.625          --
Third Quarter        17.250    11.750          --      Third Quarter       10.125     8.875          --
Fourth Quarter       13.125    11.000        0.25      Fourth Quarter       9.625     7.750        0.25

                                      (i)

                  [LETTERHEAD OF COMMUNITY FINANCIAL CORP.]

Dear Fellow Stockholder:

     As your Company's recently appointed President and Chief Executive Officer, I am pleased to be writing my first letter to stockholders as part of Community Financial Corp.'s 1999 Annual Report. I consider it an important part of my job to communicate to you and I look forward to keeping you informed on a regular basis.

     With all candor, 1999 was a disappointing year. While our financial condition remains strong, operating results were stagnant and I am not pleased with the year's financial results. Like you, I am a stockholder of Community Financial and I want to see improved financial performance and meaningful growth in the value of our collective investment. To accomplish these goals, and with the close participation and assistance of your Board of Directors, we are taking significant steps to improve your Company's financial performance and, most importantly, to enhance value for all of our stockholders. Before we talk about the future, let's look at what happened in 1999.

                            1999 Financial Results
                            ----------------------

For the year ended December 31, 1999, Community Financial Corp. earned $1,130,000, or $0.53 per share (on a fully diluted basis) as compared to earnings of $1,237,000, or $0.55 per share in 1998. On a year-to-year basis, our earnings decreased $107,000, or $0.2 per share primarily as a result of increased non-interest expense and provisions for loan losses. During the year, cash dividends of $0.25 per share were paid.

     Loan growth during 1999 was impressive, increasing $22.3 million or 14.2%, and I remain encouraged that demand for our loan products remains strong. At year end, your Company's net loans receivable reached $179.5 million. As a result of 1999's robust loan growth, Community Financial's provision for loan losses increased $266,000 to $707,000. Your Company's asset quality remains strong and we closed the year with assets of $309.9 million, a slight increase over the prior year's closing total.

     As we sharpen our focus on improving financial performance and building stockholder value, it is important to remember our origins. Prior to assuming public company status and converting to a commercial bank in 1995, your Company operated as a traditional thrift, primarily engaged in residential mortgage and consumer lending. To this day, our balance sheet still resembles that of a thrift which has held back our performance compared to other commercial banks. Commercial banks offer a wider array of more profitable products, are operationally more efficient and possess asset liability mixes which are less interest rate sensitive. Quite obviously, we need to make changes to become a true commercial bank and improve your Company's performance.

                            Strategic Plan Adopted
                            ----------------------

     Your Board of Directors and I have dedicated ourselves to improving Community Financial's performance and stockholder returns. To that end, we have now completed an extensive and wide ranging analysis of your Company and have adopted a strategic plan to address Community Financial's future and enable us to achieve levels of performance similar to that of commercial banks. To assist us in completing our strategic plan, we retained a nationally recognized bank consulting group, Professional Bank Services.

     As indicated, our analysis addressed every important aspect of your Company's operations and our strategic plan is comprehensive in scope. Highlights of the plan, which we expect to implement over the next two years, include:

 . BANK CONSOLIDATION to control costs and increase operating efficiencies;

 . BALANCE SHEET RESTRUCTURING to maximize loan volume and lower our cost of funds; and,

 . COMMON STOCK REPURCHASE PROGRAM which will enable us to repurchase a significant amount of Community Financial's outstanding common stock.

     Your entire Board of Directors is excited about our strategic plan and your Company's future prospects. We will, of course, provide you with substantially more information regarding your Company's strategic plan as we proceed.

     We look to the future with a renewed sense of optimism as we begin to tackle the challenges facing us. While much hard work remains, I am confident in the abilities of our valued, dedicated and talented employees to successfully implement our strategic plan and to achieve our goals. And, our number one priority in the future will be to enhance the value of your investment in Community Financial Corp.

     In closing, I would like to thank all of our employees for their many contributions. And to our customers, thank you for your business. We will be more dedicated than ever to meeting your banking needs and exceeding your expectations.

     On behalf of your Board of Directors, thank you for your interest and continued support.

                                    Sincerely,

                                    /s/ Wayne H. Benson

                                    Wayne H. Benson
                                    President & Chief
                                    Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

                                                      At December 31,
                                               ---------------------------
                                                   1999            1998
                                               ------------    -----------
                                                     (In thousands)
Assets.......................................     $309,919       $309,840
Loans receivable, net........................      179,467        157,207
Investment securities:
   Available for sale........................       43,771         52,102
Held to maturity.............................       18,407         16,921
Cash and cash equivalents and time deposits..       15,655         22,902
Mortgage-backed and related securities
  available for sale.........................       34,341         42,797
Mortgage-backed and related securities
  held-to-maturity...........................          338            442
Deposits.....................................      225,170        223,933
FHLB advances................................       42,000         44,100
Other borrowings.............................        6,891          4,296
Stockholders' equity.........................       33,826         35,266


--------------------------------------------------------------------------------

Selected Operations Data

                                                      At December 31,
                                                    -------------------
                                                      1999       1998
                                                    --------   --------
                                           (In thousands, except per share data)

Interest income..............................       $ 21,689   $ 22,231
Interest expense.............................        (12,296)   (12,815)
                                                    --------   --------
 Net interest income.........................          9,393      9,416
Provision for loan losses....................           (707)      (441)
                                                    --------   --------
 Net interest income after
  provision for loan losses..................          8,686      8,975
Noninterest income...........................          2,297      1,681
Noninterest expense..........................         (9,322)    (8,880)
 Gain (loss) on sale of assets...............            ( 8)       (18)
                                                    --------   --------
 Income before provision for income tax......          1,653      1,758
Provision for income tax.....................           (523)      (521)
                                                    --------   --------

Net income...................................       $  1,130   $  1,237
                                                    ========   ========
Basic earnings per share.....................       $    .53   $    .57
                                                    ========   ========
Diluted earnings per share...................       $    .53   $    .55
                                                    ========   ========
Cash dividends declared per share............       $    .25   $    .25
                                                    ========   ========

Key Operating Ratios:

                                                               At or for the
                                                          Year Ended December 31,
                                                          -----------------------
                                                            1999           1998
                                                          --------       --------
Performance Ratios:
 Return on average assets (net income
  divided by average total assets)......................     .36%            .40%
 Return on average equity (net income
  divided by average stockholders' equity) (1)..........    3.26            3.43
 Interest rate spread (combined weighted
  average interest rate earned less
  combined weighted average interest
  rate cost)............................................    2.88            2.79
Net yield on interest-earning assets....................    3.19            3.18
Ratio of average interest-earning assets
  to average interest-bearing liabilities...............  107.38          109.02
 Ratio of noninterest expense to average
  total assets..........................................    2.98            2.84

Asset Quality Ratios:
 Nonperforming assets to total assets
  at end of period......................................     .34             .53
 Nonperforming loans to total loans.....................     .44             .75
 Allowance for loan losses to total
  loans at end of period................................     .87            1.24
 Allowance for loan losses to nonperforming
   loans at end of period...............................  198.49          164.78
 Provision for loan losses to total loans
   at end of period.....................................     .39             .28
 Net charge-offs to average loans.......................     .65             .25

Capital Ratios:
 Stockholders' equity to total assets at end of period..   10.91           11.38
 Average stockholders' equity to average assets.........   11.09           11.54

-----------------------
(1) Average stockholders' equity reflects average unrealized losses on securities available for sale for the year ended December 31, 1999 and average unrealized gains on securities available for sale for the year ended December 31, 1998.

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

Possible Year 2000 Computer Program Problems


     A great deal of information has been disseminated about the potential global computer crash that might have occurred in the year 2000. Many computer programs had been programmed to only distinguish the final two digits of the year entered (a common programming practice in earlier years) and, therefore, without correction, could have read entries for the year 2000 as the year 1900 and computed payment, interest or delinquency based on the wrong date.

     The Company conducted a comprehensive review of its computer system to identify applications that could have been affected by the "Year 2000" issue, and developed an implementation plan to address the issue. The Company is happy to report that it did not have any problems, computer or otherwise, resulting from the year 2000. The Company estimates that the expenses resulting from its year 2000 preparations did not exceed $153,000 and are reflected in its results of operation for the year ended December 31, 1999.

Comparison of Financial Condition at December 31, 1999 and 1998

     The Company's financial condition remained fairly constant for the 1999 period as reflected by a slight increase in total assets of $79,000 from $309.8 million at December 31, 1998 to $309.9 million at December 31, 1999. The Company's net loans receivable increased $22.3 million, or 14.2% from $157.2 million at December 31, 1998 to $179.5 million at December 31, 1999. The increase was due to agriculture related loans increasing $2.8 million, or 15.9% from $17.6 million at December 31, 1998 to $20.4 million at December 31, 1999, commercial related loans increasing $3.5 million, or 10.2% from $34.2 million at December 31, 1998 to $37.6 million at December 31, 1999. The growth in agriculture and commercial related lending was the Company's decision to reposition the loan portfolio to more closely reflect that of a commercial banks portfolio. In addition, automobile loans increased by $10.2 million, or 42.0% from $24.2 million at December 31, 1998 to $34.4 million at December 31, 1999 as a result of an automobile promotion during the first half of 1999. Single family residential loans increased $6.2 million or 9.1%, from $68.1 million at December 31, 1998 to $74.3 million at December 31, 1999 as secondary market rates increased and the Company promoting balloon rate loans. The weighted average interest rate on loans increased by 15 basis points from 8.68% at December 31, 1998 to 8.83% at December 31, 1999. The allowance for loan and lease losses decreased $400,000, or 20.0%, from $2.0 million at December 31, 1998 to $1.6 million at December 31, 1999 due to net loan charge offs exceeding the provision for loan losses.

     The Company's investment securities decreased by $6.8 million, or 9.9%, from $69.0 million at December 31, 1998 to $62.2 million at December 31, 1999. The decrease was used primarily to fund the increased loan growth. The Company's mortgage-backed and related securities decreased by $8.5 million, or 19.8%, from $43.2 million at December 31, 1998 to $34.7 million at December 31, 1999. The decrease is the result of principal payback, sales and maturities. The proceeds were primarily used to fund the increased loan growth.

     Deposits increased by $1.2 million, or 0.6% from $223.9 million at December 31, 1998 to $225.2 million at December 31, 1999. The increase was due primarily to non-interest demand deposits increasing $1.9 million, or 14.7% from $12.5 million at December 31, 1998 to $14.4 million at December 31, 1999, money market deposits decreasing $2.0 million, or 8.9% from $22.5 million at December 31, 1998 to $20.5 million at December 31, 1999 and time deposits increasing by $1.5 million, or 1.1% from $134.9 million at December 31, 1998 to $136.3 million at December 31, 1999. The weighted average cost of deposits decreased by 4 basis points from 4.31% for the year ended December 31, 1998 to 4.27% for the year ended December 31, 1999.

    The Company's repurchase agreements increased by $2.6 million, or 60.4%, from $4.3 million at December 31, 1998 to $6.9 million at December 31, 1999. The repurchase program was introduced in 1996 to attract large depositors. The FDIC does not insure these liabilities. The Company's Federal Home Loan Bank advances decreased $2.1 million, or 4.8%, from $44.1 million at December 31, 1998 to $42.0 million at December 31, 1999.

     The Company entered into a line of credit agreement during 1997 which provides the availability of a $10.0 million line of credit at the prime rate. The Company used $5.6 million of this to acquire MidAmerica Bank of St. Clair County in November 1997. During 1998, the Company retired the $5.6 million debt.

Comparison of Operating Results for the Years Ended December 31, 1999 and 1998

     Net Income. Net income was $1.1 million for the year ended December 31, 1999, as compared to $1.2 million for the year ended December 31, 1998. This represents a decrease of $107,000, or 8.6%. The decrease in net income reflects (on a pre-tax basis) the combined effects of a $23,000, or 0.2%, decrease in net interest income, a $626,000, or 37.6%, increase in non-interest income, a $442,000, or 5.0%, increase in non-interest expense and a $266,000, or 60.3%, increase in the provision for loan losses from $441,000 for the year ended December 31, 1998 to $707,000 for the year ended December 31, 1999. The increase in the provision for loan losses was to bring the allowance for loan and lease losses into compliance with the Company's policies partly as the result of the growth in the loan portfolio and partly as the results of net loan charge offs.

     Net Interest Income. Net interest income decreased by $23,000, or 0.2%, from $9.4 million for the year ended December 31, 1998 to $9.4 million for the year ended December 31, 1999. The decrease in net interest income reflects a decrease in interest income of $542,000, or 2.4%, from $22.2 million for the year ended December 31, 1998 to $21.7 million for the year ended December 31, 1999. The decrease was primarily due to average interest earning assets decreasing by $1.9 million, or 0.6% from $296.5 million for the year ended December 31, 1998 to $294.6 million for the year ended December 31, 1999. In addition, the average yield on interest earning assets declined 14 basis points from 7.50% for the year ended December 31, 1998 to 7.36% for the year ended December 31, 1999. The cost of interest-bearing liabilities decreased by $519,000, or 4.0%, from $12.8 million for the year ended December 31, 1998 to $12.3 million for the year ended December 31, 1999. The decrease was due to a decrease in the average cost of liabilities of 23 basis points, from 4.71% for the year ended December 31, 1998 to 4.48% for the year ended December 31, 1999.

     Interest Income. Interest income was $21.7 million for the year ended December 31, 1999, as compared to $22.2 million for the year ended December 31, 1998, representing a decrease of $542,000, or 2.4%. The decrease was primarily due to a decrease of 14 basis points in rates on average earning assets from 7.50% for the year ended December 31, 1998 to 7.36% for the year ended December 31, 1999 in connection with a volume decrease of $1.9 million or 0.6%, from $296.5 million for the year ended December 31, 1998 to $294.6 million for the year ended December 31, 1999. Interest on loans increased by $656,000, or 4.7%, from $14.0 million for the year ended December 31, 1998 to $14.6 million for the year ended December 31, 1999. This is due primarily to a volume increase of $12.3 million, or 7.7%, in the average balance of (net) loans receivable from $158.7 million at December 31, 1998 to $171.0 million at December 31, 1999. Interest income on mortgage-backed and related securities increased $712,000, or 37.6% from $1.9 million for the year ended December 31,1998 to $2.6 million for the year ended December 31, 1999, primarily due to a volume increase in the average balance of $11.7 million or 40.3%, from $29.0 million for the year ended December 31, 1998 to $40.7 million for the year ended December 31, 1999. Interest on investments and interest-bearing deposits decreased by $1.9 million, or 30.1%, from $6.3 million for the year ended December 31, 1998 to $4.4 million for the year ended December 31, 1999. The decrease was primarily the result of a volume decrease in the average balance of investment securities decreasing $17.4 million, or 20.7%, from $84.2 million for the year ended December 31, 1998 to $66.8 million for the year ended December 31, 1999. In addition, the average balance of cash and cash equivalents experienced a volume decrease of $8.4 million, or 34.2%, from $24.6 million for the year ended December 31, 1998 to $16.2 million for the year ended December 31, 1999.

     Interest Expense. Interest expense, which consists primarily of interest on deposits, decreased by $519,000, or 4.0%, from $12.8 million for the year ended December 31, 1998 to $12.3 million for the year ended December 31, 1999. Interest on deposits decreased by $442,000 or 4.5%, from $9.9 million for the year ended December 31, 1998 to $9.4 million for the year ended December 31, 1999. The decrease is primarily due to a rate decrease of 21 basis points, from 4.42% for the year ended December 31, 1998 to 4.21% for the year ended December 31, 1999 as the average balance of interest-bearing deposits remained fairly constant. In addition, interest on other borrowed funds decreased $77,000 or 2.6%, from $3.0 million for the year ended December 31, 1998 to $2.9 million for the year ended December 31, 1999.

     Provision for Loan Losses. The Company established provisions for loan losses of $707,000 and $441,000 for the years ended December 31, 1999 and 1998, respectively. The Company's provisions for loan losses have been increased to reflect the net charge offs for the period and to recognize the 14.2% growth in the loan portfolio. Net charge offs to average loans was .65% and .25% for the periods ending December 31, 1999 and 1998 respectively. Provisions for loan losses to total loans was .39% and .28% for the periods ending December 31, 1999 and 1998 respectively.

     Non-Interest Income. Non-interest income increased by $626,000, or 37.6%, from $1.7 million for the year ended December 31, 1998 to $2.3 million for the year ended December 31, 1999. The increase is primarily due to an increase in service fees which amounted to $407,000 or 29.7%, from $1.4 million for the year ended December 31, 1998 to $1.8 million for the year ended December 31, 1999. Of this increase, $316,000 was due to increased fee income on loans as the loan portfolio increased 14.2%.

     Non-Interest Expense. Non-interest expense increased by $442,000 or 5.0%, from $8.9 million for the year ended December 31, 1998 to $9.3 million for the year ended December 31, 1999. Of the increase, salaries and employee benefits increased $92,000 or 2.1%, from $4.3 million for the year ended December 31, 1998 to $4.4 million for the year end December 31, 1999 as a result of pay rate increases. Depreciation on new computer equipment placed in service in late 1998 increased $174,000 or 48.1%, from $362,000 for the year end December 31, 1998 to $536,000 for the year end December 31, 1999. Occupancy expense increased $139,000 or 27.6%, from $503,000 for the year ended December 31, 1998 to $642,000 for the year ended December 31, 1999. This increase was due primarily to lease expense increasing $32,000 or 246.2%, from $13,000 for the year ended December 31, 1998 to $45,000 for the year ended December 31, 1999 as the result of a full year of operations for the Rt. 130 location of Community Bank & Trust. In addition, real estate taxes increased $63,000 or 58.3%, from $108,000 for the year ended December 31, 1998 to $171,000 for the year ended December 31, 1999 as a result of increased valuations on 1998 taxes payable in 1999.

     Income Taxes. The Company's income tax was $523,000 and $521,000 for the years ended December 31, 1999 and 1998, respectively, which resulted in an effective income tax rate of 31.6% and 29.6%, respectively.

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

                                                              Year Ended December 31,
                                             --------------------------------------------------------------
                                                          1999                            1998
                                             ------------------------------  ------------------------------
                                                                   Average                         Average
                                              Average               Yield/    Average               Yield/
                                              Balance   Interest     Cost     Balance   Interest     Cost
                                             ---------  --------   --------  ---------  --------   --------
                                                                 (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1)................  $170,950   $ 14,649      8.57%   $158,716   $13,993      8.82%
  Investment securities:
     Securities available for sale.........    48,384      3,007      6.21      64,934     4,006      6.17
Securities held to maturity................    18,416        989      5.37      19,288     1,020      5.29
  Mortgage-backed and related securities:
     Securities available for sale.........    40,309      2,586      6.41      28,388     1,862      6.56
     Securities held-to-maturity...........       396         21      5.30          61        33      5.36
  Cash and cash equivalents................    16,168        437      2.70      24,578     1,317      5.36
                                             --------   --------              --------   -------
     Total interest-earning assets.........   294,623     21,689      7.36     296,520    22,231      7.50
Noninterest-earning assets.................    17,817                           16,198
                                             --------                         --------
     Total assets..........................  $312,440                         $312,718
                                             ========                         ========

Interest-bearing liabilities:
  Deposits.................................  $223,784      9,423      4.21    $223,086     9,865      4.42
  Borrowings...............................    50,588      2,873      5.68      48,891     2,950      6.03
                                             --------   --------              --------   -------
     Total interest-bearing liabilities....   274,372     12,296      4.48     271,977    12,815      4.71
                                                        --------                         -------
Noninterest-bearing liabilities............     3,430                            4,647
                                             --------                         --------
Total liabilities..........................   277,802                          276,624
Stockholders' equity.......................    35,726                            6,068
Accumulated gain (loss)
  other comprehensive income...............    (1,088)                              26
                                             --------                         --------
Total liabilities and retained earnings....  $312,440                         $312,718
                                             ========                         ========

Net interest income........................             $  9,393                         $ 9,416
                                                        ========                         =======
Interest rate spread.......................                           2.88%                           2.79%
                                                                    ======                          ======
Net yield on interest-earning assets.......                           3.19%                           3.18%
                                                                    ======                          ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                         107.38%                         109.02%
                                                                    ======                          ======

___________________
(1)  Includes nonaccrual loans.

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


                                               Year Ended December 31,
                                         ------------------------------------
                                           1999      vs.      1998
                                         ------------------------------------
                                                 Increase (Decrease)
                                                        Due to
                                         ------------------------------------
                                                              Rate/
                                          Volume     Rate    Volume    Total
                                         --------  --------  -------  -------
                                                    (In thousands)
Interest Income:
Loans receivable, net                    $ 1,079   $  (392)   $ (30)   $ 657
Investment securities:
   Securities available for sale          (1,021)       30       (8)    (999)
   Securities held to maturity               (46)       16       (1)     (31)
Mortgage-backed and related
   securities:
   Securities available for sale             782       (50)     (21)     711
   Securities held-to-maturity               (12)       20       (7)       1
Cash and cash equivalents                   (451)     (653)     223     (881)
                                         -------   -------    -----    -----
   Total interest-earning assets             331    (1,029)     156     (542)
                                         -------   -------    -----    -----

Interest expense:
 Deposits                                     31      (472)      (1)    (442)
 Borrowings                                  102      (173)      (6)     (77)
                                         -------   -------    -----    -----
   Total interest-bearing liabilities        133      (645)      (7)    (519)
                                         -------   -------    -----    -----

Change in net interest income            $   198   $  (384)   $ 163    $ (23)
                                         =======   =======    =====    =====

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

     The Company has established an Asset and Liability Management Committee which currently is comprised of two non-employee directors and four senior management employees of the Company. This Committee meets on a quarterly basis and reviews the maturities of the Company's assets and liabilities and establishes policies and strategies designed to regulate the Company's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Company's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

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

Interest Rate Sensitivity Analysis

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1999, the Company had a negative one-year interest rate sensitivity gap of 11.9%, as a result of which its net interest income could be adversely affected by rising interest rates and positively affected by falling interest rates. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 which are expected to mature or reprice in each of the time periods shown.

                                                            Over One     Over Five      Over Ten       Over
                                               One Year      Through      Through        Through      Twenty
                                                or Less    Five Years    Ten Years    Twenty Years     Years     Total
                                               --------    ----------    ---------    ------------     -----     -----
                                                                            (In thousands)
Interest-earning assets:
 Investment securities (1)...................  $ 56,209      $  6,447     $  1,149    $          0  $      0   $ 63,805
 Interest-earning deposits...................     6,714             0            0               0         0      6,714
 Fixed-rate single-family mortgage loans.....    21,747        25,712       21,764               0         0     69,223
 Mortgage-backed and related securities (1)..       327           236       35,942               0         0     36,505
 Other loans.................................    26,302        39,722       45,800               0         0    111,824
                                               --------      --------     --------    ------------             --------
   Total.....................................   111,299        72,117      104,655               0         0    288,071
                                               --------      --------     --------    ------------             --------

Interest-bearing liabilities:
 Deposits....................................   103,955       106,817            0               0         0    210,772
 Borrowings..................................    43,891         5,000            0               0         0     48,891
                                               --------      --------     --------    ------------             --------
   Total.....................................   147,846       111,817            0               0         0    259,663
                                               --------      --------     --------    ------------             --------

Interest sensitivity gap.....................  $(36,547)     $(39,700)    $104,655    $          0  $      0   $ 28,408
                                               ========      ========     ========    ============  ========   ========
Cumulative interest sensitivity gap..........  $(36,547)     $(76,247)    $ 28,408          28,408  $ 28,408   $ 28,408
                                               ========      ========     ========    ============  ========   ========
Ratio of interest-earning assets
  to interest-bearing liabilities............     75.3  %       64.5 %       100.0%            N/A%      N/A%     110.9%
                                               ========      ========     ========    ============  ========   ========
Ratio of cumulative gap to total assets......     (11.9)%      (24.3)%         9.2%            9.2%      9.2%       9.2%
                                               ========      ========     ========    ============  ========   ========

     ______________
     (1) Investment securities and mortgage-backed and related securities are included at amortized cost. These securities have not been adjusted for any available for sale valuation reserves.

          The preceding table was prepared utilizing certain assumptions regarding repricing. While management believes that these assumptions are reasonable, the actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The following assumptions were used: (i) adjustable-rate mortgage loans are presented as of their earliest repricing schedule, (ii) commercial and other loans are cash flowed based on their amortization schedule with no prepayments, (iii) fixed- and adjustable-rate mortgage-backed and related securities are analyzed at the cusip level for repricing date and average remaining life. In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity and that other deposits are withdrawn or repriced at an annual rate. Borrowings are presented at their fixed maturity date unless the borrowing has a call feature, at which the call date will be used.

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

     The Company has other sources of liquidity if there is a need for funds. The Company has a portfolio of unpledged investment securities and mortgage-backed and related securities with an aggregate market value of $39.3 million at December 31, 1999 classified as available for sale. Another source of liquidity is the ability to obtain advances from the FHLB of Chicago, Federal Reserve Bank and Independent Bankers Bank. In addition, the Company maintains a portion of its investments in interest-bearing deposits that will be available when needed.

     The Company's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash, and include interest-bearing deposits. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period.

     The Company anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1999, the Company had commitments to originate loans of $15.9 million. Certificates of deposit which are scheduled to mature in less than one year at December 31, 1999 totaled $94.7 million. Management believes that a significant portion of such deposits will remain with the Company.

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

Impact of New Accounting Standards

   Accounting for Derivative Instruments and Hedging Activities


     SFAS No. 133, " Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," amended Statement No. 133 to be effective for all fiscal years beginning after June 15, 2000. Although the Company has not formally completed its evaluation of SFAS No. 133, as amended, the adoption of the statement is not expected to have a material effect on the consolidated financial statements.

               [LETTERHEAD OF LARSSON, WOODYARD & HENSON, LLP]

                         Independent Auditors' Report



To the Board of Directors
Community Financial Corp.
and Subsidiaries
Olney, Illinois

We have audited the accompanying consolidated balance sheets of Community Financial Corp. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Financial Corp. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.


/s/ LARSSON, WOODYARD & HENSON, LLP

February 10, 2000
Paris, Illinois

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                          ASSETS                                   December 31,
                                                                                -------------------
                                                                                  1999        1998
                                                                                --------    -------
                                                                                      (1,000's)
                                                                                -------------------
Cash                                                                            $  8,941   $  8,134
Interest bearing deposits                                                          6,714     14,768
                                                                                --------   --------

  Total Cash and Cash Equivalents                                                 15,655     22,902

Securities available for sale (amortized cost of $45,398
 and $52,168 in 1999 and 1998, respectively)                                      43,771     52,102
Securities held to maturity (estimated market value of
 $18,249 and $17,133 in 1999 and 1998, respectively)                              18,407     16,921
Mortgage-backed and related securities available for sale (amortized
   cost of $36,167 and $42,727 at 1999 and 1998, respectively)                    34,341     42,797
Mortgage-backed and related securities held to maturity
(estimated market value of $352 and $463 at 1999 and 1998, respectively)             338        442
Loans receivable, net                                                            179,467    157,207
Foreclosed real estate, net                                                          257        436
Accrued interest receivable                                                        2,865      3,094
Premises and equipment, net                                                        7,701      7,635
Deferred income taxes                                                              1,518        275
Goodwill and other intangibles                                                     4,158      4,456
Core deposit intangibles                                                             416        517
Other assets                                                                       1,025      1,056
                                                                                --------   --------

Total Assets                                                                    $309,919   $309,840
                                                                                ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                        $225,170   $223,933
Federal Home Loan Bank advances                                                   42,000     44,100
Repurchase agreements                                                              6,891      4,296
Advances from borrowers for taxes and insurance                                       25         32
Accrued interest payable                                                             484        493
Accrued income taxes                                                                 163         58
Other liabilities                                                                  1,360      1,662
                                                                                --------   --------
  Total Liabilities                                                              276,093    274,574
                                                                                --------   --------

Commitments and contingencies

Stockholders' Equity:
 Preferred stock $0.01 par value; 1,000,000 shares authorized;
   0 shares issued at December 31,1999 and 1998
 Common stock $.01 par value; 7,000,000 shares authorized;
   2,213,645 and 2,242,612 shares issued at December 31, 1999
   and 1998, respectively                                                             26         26
 Additional paid-in capital                                                       25,641     25,649
 Treasury stock                                                                   (5,600)    (5,273)
 Shares held for management recognition plan                                        (230)      (569)
 Unallocated employee stock ownership plan (ESOP) shares                            (902)    (1,164)
 Accumulated other comprehensive income                                           (2,279)         4
 Retained earnings                                                                17,170     16,593
                                                                                --------   --------
Total Stockholders' Equity                                                        33,826     35,266
                                                                                --------   --------

Total Liabilities and Stockholders' Equity                                      $309,919   $309,840
                                                                                ========   ========

         See accompanying notes to consolidated financial statements.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   December 31,
                                                                -------------------
                                                                  1999        1998
                                                                --------    -------
                                                                      (1,000's)
                                                                -------------------
Interest income:
 Interest on loans                                              $14,649     $13,993
 Interest on mortgage-backed and related securities               2,607       1,895
 Interest on securities and interest-bearing deposits             4,433       6,343
                                                                -------     -------
    Total interest income                                        21,689      22,231
                                                                -------     -------

Interest expense:
 Interest on deposits                                             9,423       9,865
 Interest on other borrowed funds                                 2,873       2,950
                                                                -------     -------
    Total interest expense                                       12,296      12,815
                                                                -------     -------

    Net interest income                                           9,393       9,416

Provision for loan losses                                           707         441
                                                                -------     -------

    Net interest income after provision for loan losses           8,686       8,975
                                                                -------     -------

Non-interest income
       Service fees                                               1,777       1,370
       Insurance and annuity commissions                            328         203
       Net loss on sale of investments                              (19)          0
       Net gain (loss) on sale of assets                             11         (18)
       Other                                                        192         108
                                                                -------     -------
                                                                  2,289       1,663
                                                                -------     -------
   Non-interest expense
       Salaries and employee benefits                             4,414       4,322
       Occupancy expense                                            642         503
       Equipment and furnishing expense                             724         563
       Data processing expense                                      609         659
       Professional fees                                            332         363
       Federal insurance premium                                    171          97
       Amortization of intangibles                                  399         366
       Other                                                      2,031       2,007
                                                                -------     -------
                                                                  9,322       8,880
                                                                -------     -------

    Income before income taxes                                    1,653       1,758

Provision for income taxes                                          523         521
                                                                -------     -------

    Net income                                                  $ 1,130     $ 1,237
                                                                =======     =======

Basic earnings per share                                        $   .53     $   .57
Diluted earnings per share                                      $   .53     $   .55

         See accompanying notes to consolidated financial statements.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                 Accumulated
                                                              Unallocated                       Other Compre-
                                    Common  Paid-in  Treasury    ESOP       MRP      Retained      hensive             Comprehensive
                                    Stock   Capital   Stock     Shares     Stock     Earnings      Income       Total      Income
                                   -------  ------- ---------  ---------  -------   ----------  -------------  ------- -------------
                                                                 1,000's
                                   -----------------------------------------------------------------------------------
Balance, December 31, 1997             26    25,754    (3,803)    (1,428)    (750)      15,917            11    35,727
Comprehensive Income
 Net income                                                                              1,237                   1,237   $   1,237
                                                                                                                        -----------
 Other comprehensive income
   Unrealized gain (loss)
     on securities                                                                                                              11
   Related tax effects                                                                                                           4
                                                                                                                        ----------
 Total other
   comprehensive income                                                                                   (7)       (7)         (7)
                                                                                                                        ----------
 Total comprehensive income                                                                                              $   1,230
                                                                                                                        ==========
ESOP shares allocated                            66                  264                                           330
Amortization of
  Management Recognition Plan                  (111)                          181                                   70
Treasury stock                                         (1,470)                                                  (1,470)
Stock options exercised                         (60)                                                               (60)
Dividends ($.25 per share)                                                                (561)                   (561)
                                   ------   -------  --------  ---------  -------   ----------  ------------  --------
Balance, December 31, 1998             26    25,649    (5,273)    (1,164)    (569)      16,593             4    35,266
Comprehensive Income
 Net income                                                                              1,130                   1,130   $   1,130
                                                                                                                        ----------
 Other comprehensive income
   Unrealized gain
     (loss) on securities                                                                                                   (3,471)
   Related tax effects                                                                                                       1,175
   Realized loss
     (gain) on securities                                                                                                       19
   Related tax effects                                                                                                          (6)
                                                                                                                        ----------
 Total other
   comprehensive income                                                                               (2,283)   (2,283)     (2,283)
                                                                                                                        ----------
 Total comprehensive income                                                                                                ($1,153)
                                                                                                                        ==========
ESOP shares allocated                            (8)                 262                                           254
Amortization of
  Management Recognition Plan                             (35)                339                                  304
Treasury stock                                           (292)                                                    (292)
Stock options exercised
Dividends ($.25 per share)                                                                (553)                   (553)
                                   ------   -------  --------- ---------- -------   ----------- ------------- --------
Balance, December 31, 1999         $   26   $25,641  ($ 5,600)    ($ 902)  ($ 230)   $  17,170      ($ 2,279)  $33,826
                                   ======   =======  ========  =========  =======   =========== ============  ========

         See accompanying notes to consolidated financial statements.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    December 31,
                                                              ------------------------
                                                                  1999        1998
                                                              -----------  -----------
                                                                      (1,000's)
                                                              ------------------------
Operating activities:
 Net income                                                    $   1,130    $  1,237
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for depreciation                                        735         552
   Provision for loan losses                                         707         441
   Accretion of discounts on securities                              (47)       (160)
   Amortization of premiums on securities                            156         125
   Amortization of intangibles                                       399         366
   Increase in accrued interest receivable                           229        (419)
   Decrease (increase) in deferred income taxes                      (69)         14
   Decrease (increase) in other assets                                29        (502)
   Increase (decrease) in accrued income taxes                       105          12
   Increase (decrease) in accrued interest payable                    (9)         36
   (Decrease) increase in other liabilities                         (301)        506
   MRP stock plans                                                   304          70
   ESOP stock plan                                                   254         330
   Gain on sale of securities and mortgage-backed
    and related securities                                            19           0
   Loss on sale of premises and equipment                            (11)         18
                                                              ----------   ---------
    Net cash provided by operating activities                      3,630       2,626
                                                              ----------   ---------

Investing activities:
 Proceeds from sales of securities available for sale              1,457           0
 Proceeds from maturities of securities held to maturity           6,068       9,442
 Proceeds from maturities of securities available for sale        26,295      50,226
 Proceeds from maturities of mortgage-backed and related
   securities available for sale                                     127           0
 Proceeds from sales of mortgage-backed and related
   securities available for sale                                   2,770           0
 Proceeds from maturing time deposits                                317           0
 Purchase of securities available for sale                       (20,439)    (44,886)
 Purchase of securities held to maturity                          (8,102)     (8,050)
 Purchase of mortgage-backed and related
   securities available for sale                                  (4,981)    (28,363)
 Decrease (increase) in loans receivable                         (22,959)      4,198
 Principal collected on mortgage-backed and related
   securities available for sale                                   8,627       9,909
 Proceeds from foreclosed real estate                                194         162
 Purchase of premises and equipment                                 (801)     (2,352)
 Proceeds from sale of premises and equipment                          0           0
 Purchase of Federal Home Loan Bank stock                           (330)       (125)
                                                              ----------   ---------
   Net cash used in investing activities                         (11,757)     (9,839)
                                                              ----------   ---------

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    December 31,
                                                              ------------------------
                                                                  1999        1998
                                                              -----------  -----------
                                                                      (1,000's)
                                                              ------------------------
Financing activities:
 Net increase (decrease) in deposits                           $   1,237    $  5,018
 Increase (decrease) in advances from borrowers
   for taxes and insurance                                            (8)         (9)
 Proceeds from long term FHLB advances                                 0       7,100
 Repayments of long term FHLB advances                           (19,100)          0
 Increase (decrease) in other borrowings                          17,000      (5,600)
 Increase (decrease) in repurchase agreements                      2,596      (1,027)
 Purchase of treasury stock                                         (292)     (1,470)
 Stock options                                                         0         (60)
 Dividends paid (accrued)                                           (553)       (561)
                                                              ----------   ---------
   Net cash provided by financing activities                         880       3,391
                                                              ----------   ---------

(Decrease) increase in cash and cash equivalents                  (7,247)     (3,822)

Cash and cash equivalents at beginning of year                    22,902      26,724
                                                              ----------   ---------

Cash and cash equivalents at end of year                       $  15,655    $ 22,902
                                                              ==========   =========

Supplemental Disclosures:
 Additional Cash Flows Information:
   Cash paid for:
     Interest on deposits, advances and other borrowings       $  12,305    $ 12,779
 Income taxes:
   Federal                                                     $     500    $    626
   State                                                       $       0    $     40
 Securities transferred to available for sale                  $     504    $      0

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


  Basis of Financial Statement Presentation


     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Community Bank & Trust, N.A., American Bank of Illinois, The Egyptian State Bank, Saline County State Bank and MidAmerica Bank of St. Clair County.

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

     Trading account securities are adjusted to market value through earnings. There were no trading account securities during the years ended December 31, 1999 and 1998.

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

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies

  Goodwill

     Goodwill reflects the excess of cost over fair value of net assets which were acquired during 1997. Goodwill is amortized over 15 years which approximates the periods estimated to be benefited from the assets acquired and liabilities assumed. Accumulated amortization at December 31, 1999 and 1998 was $569,000 and $327,000, respectively.

  Core Deposit Intangible

     Core deposit intangible represents the intangible value of deposit relationships resulting from deposit liabilities assumed in the 1997 acquisitions and is amortized using an accelerated method based on an estimated runoff of the related deposits, not exceeding 7 years. Accumulated amortization at December 31, 1999 and 1998 was $269,000 and $112,000, respectively.

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

   Accounting for Derivative Instruments and Hedging Activities

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," amended Statement No. 133 to be effective for all fiscal years beginning after June 15, 2000. Although the Company has not formally completed its evaluation of SFAS No. 133, as amended, the adoption of the statement is not expected to have a material effect on the consolidated financial statements.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Summary of Significant Accounting Policies

  Reclassifications

    Certain reclassifications have been made to the balances as of December 31, 1998 with no effect on net income, to be consistent with the classifications adopted for December 31, 1999.

Note 2.  Securities

  Securities available for sale are summarized as follows:

                                                                 December 31, 1999
                                              -------------------------------------------------------
                                                               Gross           Gross      Approximate
                                              Amortized      Unrealized      Unrealized     Market
                                                Cost           Gains           Losses        Value
                                              ---------      ----------      ----------   -----------
                                                                       (1,000's)
                                              -------------------------------------------------------
    U. S. government and agency securities    $  42,302      $      0        $    1,627   $   40,675
    State and municipal obligations                 105             0                 0          105
    FRB stock                                       381             0                 0          381
    FHLB stock                                    2,610             0                 0        2,610
                                              ---------      --------        ----------   ----------
                                              $  45,398      $      0        $    1,627   $   43,771
                                              =========      ========        ==========   ==========

                                                                 December 31, 1998
                                              -------------------------------------------------------
                                                               Gross           Gross      Approximate
                                              Amortized      Unrealized      Unrealized     Market
                                                Cost           Gains           Losses        Value
                                              ---------      ----------      ----------   -----------
                                                                       (1,000's)
                                              -------------------------------------------------------
    U. S. government and agency securities    $  48,845      $    131        $      209   $   48,769
    State and municipal obligations                 660            12                 0          672
    FRB stock                                       381             0                 0          381
    FHLB stock                                    2,280             0                 0        2,280
                                              ---------      --------        ----------   ----------
                                              $  52,168      $    143        $      209   $   52,102
                                              =========      ========        ==========   ==========

  The amortized cost and approximate market value of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call options.

                                                                December 31,
                                              ----------------------------------------------
                                                  1999                            1998
                                              ----------------------------------------------
                                                         Approximate             Approximate
                                              Amortized    Market     Amortized    Market
                                                Cost        Value       Cost        Value
                                              ---------  -----------  ---------  -----------
                                                                (1,000's)
                                              ----------------------------------------------
    Due in one year or less                     $ 3,746      $ 3,744    $ 3,325     $ 3,328
    Due after one year through five years        15,245       14,823     22,646      22,615
    Due after five years through ten years       23,416       22,213     23,534      23,496
    Due after ten years                           2,991        2,991      2,663       2,663
                                                -------      -------    -------     -------
                                                $45,398      $43,771    $52,168     $52,102
                                                =======      =======    =======     =======

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2. Securities

  Securities held to maturity are summarized as follows:


                                                            December 31, 1999
                                             -----------------------------------------------
                                                           Gross       Gross     Approximate
                                             Amortized  Unrealized   Unrealized    Market
                                               Cost        Gains       Losses       Value
                                             ---------  -----------  ----------  -----------
                                                                (1,000's)
                                             -----------------------------------------------
    U.S. government and agency securities    $  14,198   $       1   $      185      $14,014
    State and municipal obligations              4,209          35            9        4,235
                                             ---------   ---------   ----------  -----------

                                             $ $18,407   $      36   $      194  $    18,249
                                               =======   =========   ==========  ===========

                                                             December 31, 1998
                                             -----------------------------------------------
                                                          Gross        Gross     Approximate
                                             Amortized  Unrealized   Unrealized    Market
                                                Cost      Gains       Losses       Value
                                             ---------  ----------   ----------  -----------
                                                                (1,000's)
                                             -----------------------------------------------
    U.S. government and agency securities    $  11,450   $      49   $        5  $    11,494
    State and municipal obligations              5,471         171            3        5,639
                                             ---------   ---------   ----------  -----------

                                             $  16,921   $     220   $        8  $    17,133
                                             =========   =========   ==========  ===========

  The amortized cost and approximate market value of securities held to maturity, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities from call and prepayment options.

                                                            December 31,
                                          ----------------------------------------------------
                                                    1999                       1998
                                          -----------------------------------------------------
                                                       Approximate                  Approximate
                                          Amortized       Market      Amortized       Market
                                            Cost          Value         Cost           Value
                                          ---------    -----------   -----------    -----------
                                                               (1,000's)
                                          -----------------------------------------------------
Due in one year or less                   $   4,039    $     4,017   $    3,249       $  3,271
Due after one year through five years        13,296         13,156       12,269         12,412
Due after five years through ten years        1,072          1,076        1,403          1,450
Due after ten years                               0              0            0              0
                                          ---------    -----------   ----------       --------
                                          $  18,407    $    18,249   $   16,921       $ 17,133
                                          =========    ===========   ==========       ========

  Securities with a carrying amount of $26,895,000 and $41,011,000 at December 31, 1999 and 1998 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Securities


 Proceeds from sales of securities, gross gains and gross losses from such sales were as follows:


                                                       Year Ended December 31,
                                                       -----------------------
                                                          1999         1998
                                                       ----------   ----------
                                                               (1,000's)
                                                       -----------------------
   Proceeds from sales                                 $      953   $        0
                                                       ==========   ==========

   Gross gains                                         $        1   $        0
   Gross losses                                                 9            0
                                                       ----------   ----------
   Net gain (loss)                                    ($        8)  $        0
                                                       ==========   ==========

Note 3.  Mortgage-Backed and Related Securities

 Mortgage-backed and related securities available for sale are summarized as follows:

                                                                      December 31, 1999
                                                       ----------------------------------------------
                                                                    Gross       Gross     Approximate
                                                       Amortized  Unrealized  Unrealized    Market
                                                         Cost       Gains       Losses      Value
                                                       ---------  ----------  ----------  -----------
                                                                          (1,000's)
                                                       ----------------------------------------------
  GNMA certificates                                    $  22,241  $       28  $    1,209  $    21,060
  GNMA collateralized
   mortgage obligations                                      135           2           0          137
  FNMA certificates                                          442           0           9          433
  FNMA collateralized mortgage obligations                 2,696           0          80        2,616
  FHLMC certificates                                       2,720          12         105        2,627
  FHLMC collateralized
   mortgage obligations                                    7,933           0         465        7,468
                                                       ---------  ----------  ----------  -----------
                                                       $  36,167  $       42  $    1,868  $    34,341
                                                       =========  ==========  ==========  ===========
                                                                      December 31, 1998
                                                       ----------------------------------------------
                                                                    Gross       Gross     Approximate
                                                       Amortized  Unrealized  Unrealized    Market
                                                         Cost       Gains       Losses      Value
                                                       ---------  ----------  ----------  -----------
                                                                          (1,000's)
                                                       ----------------------------------------------
  GNMA certificates                                    $  26,843  $       88  $       19  $    26,912
  GNMA collateralized
   mortgage obligations                                      998           7           7          998
  FNMA certificates                                        1,509          35           2        1,542
  FNMA collateralized mortgage obligations                 2,375          11          34        2,352
  FHLMC certificates                                       3,960          55          33        3,982
  FHLMC collateralized
   mortgage obligations                                    7,042          14          45        7,011
                                                       ---------  ----------  ----------  -----------
                                                       $  42,727  $      210  $      140  $    42,797
                                                       =========  ==========  ==========  ===========

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3.  Mortgage-Backed and Related Securities


   Mortgage-backed and related securities held to maturity are summarized as follows:


                                            December 31, 1999
                              ----------------------------------------------
                                            Gross      Gross     Approximate
                              Amortized  Unrealized  Unrealized    Market
                                Cost       Gains       Losses       Value
                              ---------  ----------  ----------  -----------
                                                 (1,000's)
                              ----------------------------------------------
GNMA certificates             $     275  $       13  $        0  $       288
FHLMC certificates                   63           1           0           64
                              ---------  ----------  ----------  -----------
                              $     338  $       14  $        0  $       352
                              =========  ==========  ==========  ===========

                                            Gross      Gross     Approximate
                              Amortized  Unrealized  Unrealized    Market
                                Cost       Gains       Losses       Value
                              ---------  ----------  ----------  -----------
                                                 (1,000's)
                              ----------------------------------------------
                              ---------  ----------  ----------  -----------
GNMA certificates             $     364  $       18  $        0  $       382
FHLMC certificates                   78           3           0           81
                              ---------  ----------  ----------  -----------
                              $     442  $       21  $        0  $       463
                              =========  ==========  ==========  ===========

Mortgage-backed and related securities with a carrying amount of $27,277,000 and $17,369,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

The weighted average interest rate on mortgage-backed and related securities is 6.48% and 6.62% at December 31, 1999 and 1998, respectively.


Expected maturities of mortgage-backed securities will differ from contractual maturities because issuers may have the right to prepay obligations with or without penalties. The contractual weighted average life of mortgage-backed securities is 18 years and 20 years at December 31, 1999 and 1998, respectively.

Proceeds from sales of mortgage-backed and related securities, gross gains and gross losses from such sales were as follows:


                                                         Year Ended December 31,
                                                         -----------------------
                                                            1999         1998
                                                         ----------   ----------
                                                                (1,000's)
                                                         -----------------------
     Proceeds from sales                                 $    2,770   $        0
                                                         ==========   ==========
     Gross gains                                         $       12   $        0
     Gross losses                                                23            0
                                                         ----------   ----------

      Net gain (loss)                                   ($       11)  $        0
                                                         ==========   ==========

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Loans Receivable

 Loans receivable consisted of the following:

                                                          December 31,
                                                       ------------------
                                                         1999      1998
                                                       --------  --------
                                                            (1,000's)
                                                       ------------------
  Real estate loans:
   Single-family residential                           $ 74,299  $ 68,057
   Construction                                           5,752     4,470
   Multi-family residential and commercial               16,526     9,451
   Agricultural                                          11,441     6,988
   Commercial                                            15,376    12,954

  Other loans:
   Agricultural                                           8,965    10,636
   Commercial                                             5,740    11,752
   Automobile                                            34,355    24,199
   Credit card                                            1,831     2,015
   Mobile home                                            1,207       997
   Educational                                                5        13
   Deposit accounts                                       1,231     1,697
   Home improvement                                         254       852
   Other                                                  4,065     5,486
                                                       --------  --------
                                                        181,047   159,567
  Less:
   Loans in process                                           0       381
   Allowance for losses                                   1,580     1,979
                                                       --------  --------

                                                       $179,467  $157,207
                                                       ========  ========

Certain consumer loans are shown net of add-on interest at December 31, 1999 and 1998. The add-on interest amounted to $136,000 and $397,000, respectively.


Changes in allowance for loan losses are as follows:

                                                          December 31,
                                                       ------------------
                                                         1999      1998
                                                       --------  --------
                                                            (1,000's)
                                                       ------------------
   Balance at January 1                                $  1,979  $  1,934

     Provision for loan losses                              707       441
     Recoveries                                             372       280
     Loans charged off                                  ( 1,478)   (  676)
                                                       --------  --------

   Balance at December 31                              $  1,580  $  1,979
                                                       ========  ========

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4.  Loans Receivable

 Non-accrued loans are considered as impaired loans by the Company. As of December 31, 1999 and 1998, the amount of interest not recognized on these loans was $36,000 and $49,000 for the respective years ended.

 Impaired loans as of December 31, 1999 and 1998 are summarized as follows (amounts in thousands):

                                               1999    1998
                                               -----  -------

 Impaired loans with a valuation reserve       $ 796   $1,201
 Impaired loans with no valuation reserve          0        0
                                               -----   ------
 Total impaired loans                          $ 796   $1,201
                                               =====   ======

 Valuation reserve on impaired loans           $ 150   $  226


 Average impaired loans, net of valuation reserves, were $1,393,000 and $610,000 for the respective years ended December 31, 1999 and 1998. Cash basis income recognized on these loans during each of the years was immaterial.

 Weighted average interest rate on loans consisted of the following:

                                                 December 31,
                                          --------------------------
                                              1999          1998
                                          -----------    -----------

   Mortgage loans                             8.68%         8.44%
   Other loans                                9.10%         8.93%
     Total loans                              8.83%         8.68%

Note 5.  Accrued Interest Receivable

 Accrued interest receivable consisted of the following:

                                                           December 31,
                                                      -----------------------
                                                        1999           1998
                                                      ---------      --------
                                                             (1,000's)
                                                      -----------------------

     Loans                                            $  1,706       $ 1,679
     Mortgage-backed and related securities                222           261
     Securities                                            937         1,154
                                                      --------       -------
                                                      $  2,865       $ 3,094
                                                      ========       =======

Note 6.  Premises and Equipment

 Premises and equipment are summarized by major classifications as presented below:.

                                                        December 31,
                                                     -----------------
                                                       1999      1998
                                                     -------   --------
                                                         (1,000's)
                                                     ------------------

     Land                                            $ 1,317    $ 1,317
     Building                                          6,362      5,844
     Furniture and equipment                           4,274      4,009
                                                     -------   --------
                                                      11,953     11,170
     Accumulated depreciation                         (4,252)    (3,535)
                                                     -------   --------
                                                     $ 7,701   $  7,635
                                                     =======   ========

 Depreciation included in the consolidated statements of income amounted to $735,000 and $552,000 for the years ended December 31, 1999 and 1998, respectively.

 Improvements to the bank facility at Highland, Illinois was completed at cost of $873,000 with cost incurred in 1998 of $396,000.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7.  Deposit Analysis

 Deposits and weighted average interest rates are summarized as follows (amounts in thousands):

                                                                                  December 31,
                                                            --------------------------------------------------------
                                                                       1999                            1998
                                                            --------------------------------------------------------
                                                                             Weighted                      Weighted
                                                                             Average                        Average
                                                              Amount           Rate         Amount           Rate
                                                            -----------     ---------     -----------     ----------
    Demand deposits, non-interest bearing                      $ 14,398          0.00%      $  12,548      0.00%
    Demand deposits, interest bearing                            27,727          2.51%         27,933      2.17%
    Passbook                                                     26,229          2.92%         26,111      2.90%
    Money market                                                 20,472          3.57%         22,462      3.52%
    Certificates                                                136,344          5.45%        134,879      5.55%
                                                               --------                     ---------

                                                               $225,170          4.27%      $ 223,933      4.31%
                                                               ========                     =========

Certificates had the following remaining maturities (amounts in thousands):

                                                   December 31, 1999
                              ----------------------------------------------------------------
                                                              Two
                               Less Than     One to Two     to Three    After Three
   Rate                        One Year        Years          Years        Years      Totals
   ----                        ---------     ----------    -----------  ----------   ---------
 2 - 3.99%                      $    109      $       0      $       0    $      5   $     114
 4 - 5.99%                        80,412         20,335          4,709       6,894     112,350
 6 - 7.99%                        12,943          4,299          3,537       1,881      22,660
 8 - 9.99%                         1,220              0              0           0       1,220
                                --------     ----------      ---------    --------   ---------

                                $ 94,684      $  24,634      $   8,246    $  8,780   $ 136,344
                                ========     ==========      =========    ========   =========

                                                   December 31, 1998
                              ----------------------------------------------------------------
                                                              Two
                               Less Than     One to Two     to Three    After Three
   Rate                        One Year        Years          Years        Years      Totals
   ----                        ---------     ----------    -----------  ----------   ---------
 2 - 3.99%                      $     76      $       0     $        0    $      1   $      77
 4 - 5.99%                        70,791         18,751          7,480       4,096     101,118
 6 - 7.99%                        19,682          9,883            990       1,922      32,477
 8 - 9.99%                           691            516              0           0       1,207
                                --------      ---------     ----------    --------   ---------

                                $ 91,240      $  29,150     $    8,470    $  6,019   $ 134,879
                                ========      =========     ==========    ========   =========

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7.  Deposit Analysis


 Interest expense on deposits is summarized as follows:


                                          Year Ended December 31,
                                          ------------------------
                                            1999            1998
                                          --------       ---------
                                                 (1,000's)
                                          ------------------------

   Passbook                                $   904        $   837
   Demand deposits                             712            713
   Money market                                721            838
   Certificates                              7,108          7,504
   Penalties on early withdrawals               22             27
                                           -------        -------
                                           $ 9,423        $ 9,865
                                           =======        =======


 At December 31, 1999 and 1998, the Bank had $36,294,000 and $43,713,000,
 respectively, of deposit accounts with balances in excess of $100,000. The Bank did not have brokered deposits at December 31, 1999 and 1998. Deposits in excess of $100,000 are not federally insured.

 The Bank has pledged mortgage-backed and related securities, when required by depositors, for deposits of $100,000 or more. Deposits which had securities pledged amounted to $15,603,000 and $27,032,000 at December 31, 1999 and 1998,
 respectively.

Note 8.  Other Borrowed Funds

 Long term advances from the FHLB consisted of fixed rate callable notes with the initial call at one year and generally quarterly thereafter. Short term advances included $13,000,000 of fixed rate and $900,000 variable rate. The open line of credit interest rate can adjust daily. The FHLB advances were secured by certain mortgage loans and securities. FHLB advances require monthly interest payments. Interest expense for FHLB advances amounted to $2,506,000 and $2,384,000 for the respective years ended December 31, 1999 and 1998, respectively.


 The advances at December 31, 1999 consisted of the following (amounts in thousands):

      Issue                 Maturity
      Date                    Date             Amount         Rate
      ----                  --------          ---------      ------

   Long Term
     June 17, 1997        June 18, 2002       $   5,000       5.710%
     August 6, 1997       August 8, 2002         15,000       5.400%
     January 16, 1998     January 16, 2008        5,000       5.300%
                                              ---------
                                                 25,000
                                              ---------
   Short Term
     December 12, 1999    June 13, 2000          12,000       5.970%
     October 6, 1999      October 6, 2000           900       5.615%
     November 22, 1999    May 22, 2000            1,000       5.830%
                                              ---------
                                                 13,900
                                              ---------
   Open Line of Credit                            3,100       4.740%
                                              ---------
                                              $  42,000
                                              =========

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8.  Other Borrowed Funds


 Scheduled principal reduction of long term advances at December 31, 1999 is as follows: 2000 - $0; 2001 - $0; 2002 - $20,000,000; 2003 - $0; and 2004 - $0;
 and $5,000,000 thereafter.

 The advances at December 31, 1998 consisted of the following (amounts in thousands):


          Issue              Maturity                    Interest
          Date                 Date            Amount      Rate
       ----------         -----------------   --------   --------

      June 17, 1997        June 18, 2002      $ 5,000      5.71%
      July 28, 1997        July 31, 2000        5,000      5.71%
      August 6, 1997       August 8, 2002      15,000      5.40%
      December 8, 1997     December 11, 2002    6,000      5.19%
      December 8, 1997     December 11, 2002    6,000      5.19%
      January 16, 1998     January 16, 2008     5,000      5.30%
      February 19, 1998    February 19, 2008    1,000      4.75%
      April 6, 1998        April 6, 2008        1,100      4.80%
                                              -------
                                              $44,100
                                              =======

 Scheduled principal reduction of these advances at December 31, 1998 is as follows: 1999 - $0; 2000 - $5,000,000; 2001 - $0; 2002 - $32,000,000; and 2008-
 $7,100,000.

 The Company entered into a loan agreement with UMB Bank of St. Louis during 1997 which provided available credit of $10,000,000 at prime interest rate. The Company borrowed $5,600,000 during 1997 which was paid off during 1998. Interest expense amounted to $0 and $302,000 for the respective years ended December 31, 1999 and 1998.

 The subsidiary banks have established lines of credit at other financial institutions. As of December 31, 1999 and 1998 there were no outstanding balances. Interest expense amounted to $68,000 and $0 for the respective years ended December 31, 1999 and 1998.



                                                   FHLB Advances
                                                  --------------------
                                                  Open Line     Term       Lines     Short Term
              1999                                of Credit    Notes    of Credits      Notes
--------------------------------------------      ----------  --------  -----------  -----------
   Balance at December 31                            $3,100   $38,900       $    0        $   0
   Average amount outstanding during the year         2,335    43,223        1,432            0
   Maximum amount outstanding at any month end        8,415    44,100        7,700            0
   Weighted average interest rate:
     During the year                                   5.67%     5.49%        4.76%        0.00%
     End of year                                       4.74%     5.61%        0.00%        0.00%

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8.  Other Borrowed Funds

                                                   FHLB Advances
                                                  -------------------
                                                  Open Line    Term    Lines of   Short Term
1998                                              of Credit    Notes    Credit       Notes
------------------------------------------------  ----------  -------  ---------  -----------
   Balance at December 31                             $   0   44,100          0            0
   Average amount outstanding during the year             0   43,742          0        3,554
   Maximum amount outstanding at any month end            0   44,100          0        5,600
   Weighted average interest rate:
     During the year                                   0.00%    5.45%      0.00%        8.50%
     End of year                                       0.00%    5.37%      0.00%        0.00%

Note 9.  Repurchase Agreements


 The subsidiary banks have entered into repurchase agreements with customers at various interest rates with maturities of six months or less. Interest expense amounted to $299,000 and $264,000 for years ended December 31, 1999 and 1998, respectively. These agreements are not insured by FDIC.


 Summary of repurchase agreements and rates at December 31:


                                                    1999      1998
                                                  ---------  -------
                                                       (1,000's)
                                                  ------------------

   Balance at December 31                           $6,891   $4,296
   Average amount outstanding during the year        6,248    4,963
   Maximum amount outstanding at any month end       8,635    5,874
   Weighted average interest rate:
     During the year                                  4.75%    5.26%
     End of year                                      5.54%    4.92%


                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10.  Stockholders' Equity

Regulatory Restrictions and Capital Requirements

   The principal source of income and funds for the Company are dividends from its subsidiaries. During 2000, the amount of dividends the subsidiaries can pay to the Company without prior approval of regulatory agencies is limited to their 2000 eligible net profits, as defined, and the adjusted retained 1999 and 1998 net income of the subsidiaries. As a practical matter, the banks may restrict dividends to a lesser amount because of the need to maintain adequate capital structures. The Company received $3,500,000 in dividends from the bank subsidiaries in 1998 to repay debt incurred with the 1997 bank acquisitions with prior regulatory approval.

   The Company and its banking subsidiaries are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and probable additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and its banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios. As of the most recent notification from the regulators, the Company and subsidiary banks were considered to be well capitalized.

   The subsidiary banks' actual and minimum required capital amounts and ratios as mandated by the Federal Reserve Board at December 31, 1999, were as follows:

                                                                                    Requirements
                                                                 Minimum          To be Classified
                                                Actual         Requirements     as "Well Capitalized"
Risk-Based Capital to                     -----------------  -----------------  ---------------------
risk weighted assets                       Amount    Ratio    Amount    Ratio     Amount      Ratio
                                          --------  -------  --------  -------  ----------  ---------
   Community Financial Corp.               $33,111   18.99%   $13,950    8.00%    $17,437     10.00%
   Community Bank and Trust, N.A.           21,370   17.14%     9,973    8.00%     12,467     10.00%
   American Bank of Illinois                 2,218   10.82%     1,641    8.00%      2,051     10.00%
   Egyptian State Bank                       2,027   13.45%     1,206    8.00%      1,507     10.00%
   Saline County State Bank                  1,398   10.77%     1,039    8.00%      1,299     10.00%
   MidAmerica Bank of St. Clair County       3,299   18.63%     1,417    8.00%      1,771     10.00%

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Stockholders' Equity

                                                                         Minimum          To be Classified
                                                        Actual         Requirements     as "Well Capitalized"
Risk-Based Capital to                             -----------------  -----------------  ---------------------
risk weighted assets                               Amount    Ratio    Amount    Ratio     Amount      Ratio
                                                  --------  -------  --------  -------  ----------  ---------
   Tier 1 Capital to risk weighted assets

   Community Financial Corp.                        $31,531   18.08%  $ 6,975   4.00%   $10,462       6.00%
   Community Bank and Trust, N.A.                    20,270   16.26%    4,987   4.00%     7,480       6.00%
   American Bank of Illinois                          2,104   10.26%      820   4.00%     1,230       6.00%
   Egyptian State Bank                                1,945   12.90%      603   4.00%       904       6.00%
   Saline County State Bank                           1,308   10.07%      519   4.00%       779       6.00%
   MidAmerica Bank of St. Clair County                3,105   17.53%      708   4.00%     1,062       6.00%

   Tier 1 Capital to average assets

   Community Financial Corp.                         31,531   10.06%   12,542   4.00%    15,677       5.00%
   Community Bank and Trust, N.A.                    20,270    9.60%    8,444   4.00%    10,555       5.00%
   American Bank of Illinois                          2,104    6.90%    1,220   4.00%     1,525       5.00%
   Egyptian State Bank                                1,945    8.34%      933   4.00%     1,166       5.00%
   Saline County State Bank                           1,308    8.15%      642   4.00%       802       5.00%
   MidAmerica Bank of St. Clair County                3,105   13.18%      943   4.00%     1,178       5.00%

 The subsidiary banks' actual and minimum required capital amounts and ratios as mandated by the Federal Reserve Board at December 31, 1998, were as follows:

                                                                         Minimum          To be Classified
                                                        Actual         Requirements     as "Well Capitalized"
Risk-Based Capital to                             -----------------  -----------------  ---------------------
risk weighted assets                               Amount    Ratio    Amount    Ratio     Amount      Ratio
                                                  --------  -------  --------  -------  ----------  ---------
   Community Financial Corp.                      $32,438    20.69%   $12,540   8.00%   $15,675       10.00%
   Community Bank and Trust, N.A.                  20,137    17.84%     9,030   8.00%    11,287       10.00%
   American Bank of Illinois                        1,559    10.03%     1,243   8.00%     1,554       10.00%
   Egyptian State Bank                              3,183    20.02%     1,272   8.00%     1,590       10.00%
   Saline County State Bank                         1,273    18.12%       562   8.00%       703       10.00%
   MidAmerica Bank of St. Clair County              3,536    16.45%     1,720   8.00%     2,150       10.00%

   Tier 1 Capital to risk weighted assets

   Community Financial Corp.                       30,459    19.43%     6,270   4.00%     9,405        6.00%
   Community Bank and Trust, N.A.                  18,725    16.59%     4,515   4.00%     6,772        6.00%
   American Bank of Illinois                        1,439     9.26%       621   4.00%       932        6.00%
   Egyptian State Bank                              3,094    19.46%       636   4.00%       954        6.00%
   Saline County State Bank                         1,179    16.78%       281   4.00%       422        6.00%
   MidAmerica Bank of St. Clair County              3,121    14.52%       860   4.00%     1,290        6.00%

   Tier 1 Capital to average assets

   Community Financial Corp.                       30,459     9.84%    12,376   4.00%    15,470        5.00%
   Community Bank and Trust, N.A.                  18,725     8.64%     8,667   4.00%    10,834        5.00%
   American Bank of Illinois                        1,439     5.58%     1,031   4.00%     1,289        5.00%
   Egyptian State Bank                              3,094    13.11%       944   4.00%     1,180        5.00%
   Saline County State Bank                         1,179     7.36%       641   4.00%       801        5.00%
   MidAmerica Bank of St. Clair County              3,121    13.86%       901   4.00%     1,126        5.00%

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10.  Stockholders' Equity

   At the time of the conversion of Community Bank & Trust, N.A. to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account, $13,950,000, will be maintained for the benefit of eligible account holders and the supplemental eligible account holders who continue to maintain their accounts in the Bank after the conversion in June of 1995. In the event of a complete liquidation, each eligible and the supplemental eligible account holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Community Bank & Trust, N.A. may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

 Treasury Stock

   During 1999, the Company authorized purchasing up to 50,000 shares of the outstanding shares of stock. The Company purchased 28,967 shares of $292,000 with an average cost per share of $10.09. The Company transferred 2,116 shares of unallocated stock held by the MRP trust to treasury stock.

   During 1998, the Company authorized purchasing 5% of the outstanding shares of stock as of December 31, 1997. The Company purchased 118,500 shares, or 5.0% of outstanding shares, for $1,470,000 with an average cost per share of $12.46.



Note 11.  Income Tax

 The components of the provision for income taxes are summarized as follows:

                                                         Year Ended December 31,
                                                         -----------------------
                                                           1999           1998
                                                         --------       --------
                                                                (1,000's)
                                                         -----------------------
Currently payable:  Federal                              $    592       $    514
                    State                                       0              0
 Deferred:    Federal                                         (69)             7
              State                                             0              0
                                                         --------       --------

                                                         $    523       $    521
                                                         ========       ========

 Income tax expense for the years ended December 31, 1999 and 1998 has been provided at an effective rate of approximately 31.64% and 29.64%, respectively. An analysis of such expense for the three years setting forth the reasons for the variations from the federal statutory rates is as follows:

                                                        Year Ended December 31,
                                                        -----------------------
                                                          1999           1998
                                                        --------       --------
                                                               (1,000's)
                                                        -----------------------
   Computed tax at statutory rates                      $    562       $    598
   Increase (decrease) in tax expense resulting from:
     Other                                                    19             (8)
     Tax exempt income - net                                 (58)           (69)
                                                        --------       --------
   Income tax expense                                   $    523       $    521
                                                        ========       ========

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Income Tax

 The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                                     December 31,
                                                                                ----------------------
                                                                                   1999        1998
                                                                                ----------  ----------
                                                                                      (1,000's)
                                                                                ----------------------
   Deferred tax assets:
     Allowance for unrealized losses on securities available for sale           $    1,180  $        1
     Allowance for loan losses                                                         537         606
     Acquisition adjustments                                                           150         135
     Other                                                                               6           4
                                                                                ----------  ----------
                                                                                     1,873         746
                                                                                ----------  ----------
   Deferred tax liabilities:
     Recapture of bad debt reserves                                                     90         180
     Federal Home Loan Bank stock                                                       29          29
     Premises and equipment                                                            108          86
     Core deposit intangible                                                            96         120
     Other                                                                              32          56
                                                                                ----------  ----------
                                                                                       355         471
                                                                                ----------  ----------
     Net deferred tax asset                                                     $    1,518  $      275
                                                                                ==========  ==========

 In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryback years, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the deferred tax assets are deductible, at December 31, 1999 and 1998, management believes it is more likely than not that the Bank will realize the benefits of these deductible differences.


 The Company has a capital loss carryover, as of December 31, 1999, amounts to $329,000 and will start to expire in 2006. No deferred taxes have been recorded for this carryover.

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

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.  Commitments and Contingencies


 The subsidiary banks had outstanding firm commitments to originate loans as follows:


                                       December 31,
                                     -----------------
                                       1999     1998
                                     -------   -------
                                         (1,000's)
                                     -----------------

  Real estate                        $  605    $1,316
  Credit card loans                   7,332     6,807
                                     ------    ------

  Commitments to originate loans     $7,937    $8,123
                                     ======    ======

  Unused lines of credit             $7,947    $8,655
                                     ======    ======

 Interest rates on the above commitments ranged from 6.75% to 16.90% and 6.66% to 16.90% at December 31, 1999 and 1998, respectively.

 There were no outstanding commitments to purchase or sell securities at December 31, 1999 and 1998, respectively.

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


Note 13.  Related Parties


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


                                            December 31,
                                     ------------------------
                                        1999          1998
                                     ---------     ----------
                                            (1,000's)
                                     ------------------------

   Balance December 31                $  1,712     $    967
   New loans                               503          823
   Repayments                             (806)         (78)
                                      --------     --------

   Balance December 31                $  1,409     $  1,712
                                      ========     ========

Note 14.  Carrying Amounts and Fair Value of Financial Instruments

  Carrying amounts and estimated fair values for financial instruments at December 31:


                                                                1999                          1998
                                                      -----------------------        ---------------------
                                                      Carrying     Estimated         Carrying   Estimated
                                                       Amount      Fair Value         Amount    Fair Value
                                                      --------    -----------        --------   ----------
                                                             (1,000's)                      (1,000's)
                                                      -----------------------        ---------------------
Financial Assets
Cash and cash equivalents                               $ 15,655   $ 15,655             $ 22,902   $ 22,902
Securities                                                63,647     62,178               69,023     69,235
Mortgage-backed and related securities                    34,679     36,519               43,239     43,260
Loans receivable                                         179,467    179,307              157,207    157,632
Accrued interest receivable                                2,865      2,865                3,094      3,094

Financial Liabilities
Deposits                                                 225,170    216,403              223,933    222,240
FHLB advances                                             42,000     40,599               44,100     41,864
Repurchase agreements                                      6,891      6,714                4,296      4,296
Accrued interest payable                                     484        484                  493        493
Advances for taxes and insurance                              25         25                   32         32

Off-Balance-Sheet Financial Instruments
 Commitments to extend credit                                  0      7,937                    0      8,123
 Unused lines of credit                                        0      7,947                    0      8,655

 The fair value of cash and interest bearing deposits, including federal funds sold, are considered short term investments and carrying value was considered to be a reasonable estimate of fair value.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14.  Carrying Amounts and Fair Value of Financial Instruments


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

 The fair value of noninterest bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1999 and 1998. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. This value, which includes such cost assumptions related to interest rates, deposit run-off, maintenance costs and float opportunity costs, is presented on a discounted cash flow basis. The value related to the recorded cost of acquired deposits is also included therein.

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


Note 14.  Carrying Amounts and Fair Value of Financial Instruments


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

Note 15.  Employee Stock Ownership Plan (ESOP)


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

 As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity and dividends on unallocated ESOP shares are used to release additional shares. The trustees' of the plan may direct payments of cash dividends be paid to the participants or to be credited to participant accounts and invested. Compensation expense for the ESOP was $208,000 and $403,000 for December 31, 1999 and 1998. The ESOP shares were as follows:


                                                          1999       1998
                                                        --------  ----------

      Allocated shares                                   100,435      74,033
      Shares ratably released for allocation              21,160      21,160
      Unallocated shares                                  90,005     116,407
                                                        --------  ----------

      Total ESOP shares                                  211,600     211,600
                                                        ========  ==========

      Fair value of unreleased shares at December 31    $844,000  $1,310,000
                                                        ========  ==========

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 16.  Management Recognition Plans


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

 Compensation expense for the Management Recognition Plan was as follows:


                                         December 31,
                                      -------------------
                                        1999       1998
                                      -------    --------
                                            (1,000's)
                                      -------------------

   MRP vesting                        $   253    $    253
   MRP tax bonus                           82          94
   Retirement MRP vesting                  51          31
   Retirement MRP tax bonus                14          11
                                      -------    --------

                                      $   400    $    389
                                      =======    ========

Note 17.  Stock Appreciation Rights

 The Company, at its sole discretion, may from time to time grant stock appreciation rights (SARs) to employees either in conjunction with, or independently of, any options granted. The exercise price as to any SARs shall not be less than the market value of the shares at the time of the grant. No SARs had been granted.

Note 18.  Stock Option and Incentive Plan

 Also on January 12, 1996, the stockholders of the Company approved a fixed stock option and incentive plan. The option plan provides for the granting of stock options and stock appreciation rights to certain employees and directors and has a term of ten years from the effective date of the plan after which no awards may be granted. The plan reserved 264,506 authorized, but unissued shares (or treasury shares) of common stock for issuance upon the future exercise of options or stock appreciation rights. At the effective date of the plan, certain executive officers and directors received a grant to purchase up to 264,506 shares of common stock at an exercise price per share equal to its fair market value on that date. The plan provides for additional stock options to be granted for new members to the Board of Directors. The additional stock options are granted at a rate of two percent for each director of the original offering. During 1998 additional options were granted to new directors. The Company applies APB Opinion 25 in accounting for its fixed stock option plan. Recognition of compensation expense for stock options is not required when options are granted at an exercise price equal to or exceeding the fair market value of the Company's common stock on the date the option is granted. Therefore, no expense related to the fixed stock option plan is reflected on the accompanying financial statements.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                         NOTES TO FINANCIAL STATEMENTS



Note 18.  Stock Option and Incentive Plan

 Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been reduced as follows:


                                               1999          1998
                                              ---------   ----------
                                                   (1,000's)
                                              ----------------------

     Net income
     ----------
       As reported                            $   1,130     $  1,237
                                              =========     ========
       Pro forma                              $   1,013     $  1,049
                                              =========     ========
     Basis earnings per share
     ------------------------
       As reported                            $     .53     $    .57
                                              =========     ========
       Pro forma                              $     .48     $    .48
                                              =========     ========
     Diluted earnings per share
     --------------------------
       As reported                            $     .53     $    .55
                                              =========     ========
       Pro forma                              $     .48     $    .47
                                              =========     ========


 The fair value of the options granted was estimated using the Black-Scholes model with the following assumptions: dividend yield of 2.5%; expected life of 7 years; volatility of 25% and a risk-free interest rate of 5.5%. The effects of applying SFAS No. 123 in this pro-forma disclosure may not be indicative of future results.

 The following is a summary of the status of the fixed plan:

                                                    1999                              1998
                                        ------------------------------      ----------------------------
                                         Number of       Exercise           Number of      Exercise
                                          Shares          Price              Shares          Price
                                        ----------  ------------------      ---------  -----------------
   Outstanding at beginning of year        241,362   13.125 to 18.375         240,701            $13.125
   Granted                                       0                             10,580             18.375
   Exercised                                     0                             (9,919)            13.125
   Forfeited                                 3,968             13.125               0
                                           -------                            -------
   Outstanding at end of year              237,394                            241,362   13.125 to 18.375
                                           =======                            =======
   Options exercisable at end of year      237,394   13.125 to 18.375         241,362   13.125 to 18.375
                                           =======                            =======

 The following is a summary of the status of fixed options outstanding at December 31, 1999:

                                       Outstanding Options          Exercisable Options
                                 --------------------------------   -----------------------
                                            Average     Weighted                  Weighted
                                           Remaining    Average                    Average
      Exercise                            Contractual   Exercise                  Exercise
     Price Range                  Number      Life       Price       Number         Price
 --------------------            -------  -----------  ----------   -------       ---------
   $13.125 to $18.375             237,394   7 years      $13.36     237,394         $13.36

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 19.  Earnings per Share

 The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                                    1999         1998
                                                                 -----------  ----------
                                                                        (1,000's)
                                                                 -----------------------
   Income available to common stockholders used in basic EPS     $    1,130   $    1,237
                                                                 ==========   ==========

   Income available to common stockholders after assumed
     conversions of dilutive securities                          $    1,130   $    1,237
                                                                 ==========   ==========

   Weighted average number of common shares used in basic EPS     2,120,399    2,189,020

   Effect of dilutive securities:
     Stock options                                                        0       61,882
                                                                 ----------   ----------

   Weighted number of common shares and dilutive
     potential common stock used in diluted EPS                   2,120,399    2,250,902
                                                                 ==========   ==========

Note 20.  Employment Agreements


 The Company has entered into separate employment agreements with certain officers of the Company. These agreements provide for salary terms, potential severance benefits, and potential benefits which could be due to these officers in the event of a change in control of the Company.

Note 21.  Community Financial Corp. Condensed Financial Information

 The parent company's principal assets are its investment in subsidiary banks, investment securities, and receivables from subsidiaries. The following are the condensed balance sheets for the parent company only as of December 31, 1999 and 1998 and its condensed statements of income and cash flows for the years ended December 31, 1999 and 1998.

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  Community Financial Corp. Condensed Financial Information


                            CONDENSED BALANCE SHEET

                                                                At December 31,
                                                              ---------------------
                                                                 1999       1998
                                                              --------    ---------
  Assets:
   Cash and cash equivalents                                   $ 1,446      $ 2,223
   Securities held to maturity                                     580          896
   Investment in subsidiaries                                   30,376       29,496
   Premise and equipment, net                                      796        1,003
   Receivable from subsidiaries                                    938        1,203
   Other assets                                                    342        1,419
                                                              --------    ---------

                                                               $34,478      $36,240
                                                              ========    =========
  Liabilities and Stockholders' Equity:
   Accrued expenses and other liabilities                      $   585      $   862
   Payable to subsidiaries                                          67          112
                                                              --------    ---------
     Total liabilities                                             652          974
                                                              --------    ---------

  Stockholders' equity:
   Common stock                                                     26           26
   Additional paid-in capital                                   25,641       25,649
   Unearned MRP shares                                            (230)        (569)
   Treasury stock                                               (5,600)      (5,273)
   Unearned ESOP shares                                           (902)      (1,164)
   Accumulated other comprehensive income                       (2,279)           4
   Retained earnings, subject to certain restrictions           17,170       16,593
                                                              --------    ---------
     Total stockholders' equity                                 33,826       35,266
                                                              --------    ---------

                                                               $34,478      $36,240
                                                              ========    =========

                        CONDENSED STATEMENTS OF INCOME

                                                              Year Ended December 31,
                                                              -----------------------
                                                                  1999       1998
                                                              ----------  -----------

 Dividends from subsidiary banks                                  $    0    $ 3,500
 Interest income from subsidiary banks                                84        117
 Interest income                                                      76        187
 Non-interest income                                                 122          7
 Interest expense                                                      0       (302)
 Non-interest expense                                             (1,244)    (1,183)
                                                              ----------  ---------
   Income before income taxes                                       (962)     2,326
 Benefit from income taxes                                           383        419
                                                              ----------  ---------
   Income before undistributed earnings of subsidiaries             (579)     2,745
 Undistributed (distributions in excess of) earnings of
   subsidiaries                                                    1,709     (1,508)
                                                              ----------  ---------

   Net income                                                     $1,130    $ 1,237
                                                              ==========  =========

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  Community Financial Corp. Condensed Financial Information

                       CONDENSED STATEMENTS OF CASH FLOW

                                                      Year Ended December 31,
                                                     -------------------------
                                                         1999          1998
                                                     -----------   -----------
 Cash flows from operating activities:
   Net income                                           $1,130        $ 1,237
   Adjustments to reconcile net income to net
     cash provided by operating activities
   Equity in earnings of subsidiaries                   (1,709)        (1,992)
   Dividends received from subsidiaries                      0          3,500
   Stock employee benefit plans                            558            456
   Other, net                                              236           (378)
                                                        ------        -------
     Net cash provided by operating activities             215          2,823
                                                        ------        -------

 Cash flows from investing activities:
   Purchase investment in subsidiaries                       0              0
   Purchases of investment securities                        0              0
   Maturities of investment securities                     308          1,990
   Receivable from subsidiaries                           (418)           225
   Purchase of premise and equipment                       (37)        (1,041)
   Proceeds from redemption of subsidiaries stock            0          3,030
                                                        ------        -------
     Net cash provided by (used in)
      investing activities                                (147)         4,204
                                                        ------        -------

   Cash flows from financing activities:
   Common stock repurchased                               (292)        (1,470)
   Proceeds from other borrowings                            0              0
   Repayment of other borrowings                             0         (5,600)
   Dividends paid on common stock                         (553)          (561)
                                                        ------        -------
     Net cash (used in) provided by
      financing activities                                (845)        (7,631)
                                                        ------        -------

 Net increase in cash and cash equivalents                (777)          (604)

 Cash and cash equivalents at beginning of year          2,223          2,827
                                                        ------        -------

 Cash and cash equivalents at end of year               $1,446        $ 2,223
                                                        ======        =======

                   COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22.  Segment information


 Information concerning operating segments by geographical locations was as follows (in thousands):

                                                   Financial Institutions
                                         ----------------------------------------
                                           East                          West
                                         Central   Central   Southern   Central                    Adjust-
                                         Illinois  Illinois  Illinois  Illinois   Company   Other   ments    Total
                                         --------  --------  --------  ---------  --------  -----  -------  -------
   Year Ended December 31, 1998

   Interest Income:
     Loans                                $10,294    $1,149    $1,402    $1,147   $   117    $  0   ($117)  $13,992
     Other                                  5,798       509     1,367       378       187       0       0     8,239
                                          -------    ------    ------    ------   -------    ----  ------   -------
                                           16,092     1,658     2,769     1,525       304       0    (117)   22,231
                                          -------    ------    ------    ------   -------    ----  ------   -------
   Interest Expense:
     Deposits                               6,856       746     1,321       943         0       0       0     9,866
     Other                                  2,566        81         0         0       302       0       0     2,949
                                          -------    ------    ------    ------   -------    ----  ------   -------
                                            9,422       827     1,321       943       302       0       0    12,815
                                          -------    ------    ------    ------   -------    ----  ------   -------
   Net interest income                      6,670       831     1,448       582         2       0    (117)    9,416
   Provision for loan losses                  271        10        58       102         0       0       0       441
                                          -------    ------    ------    ------   -------    ----  ------   -------
     Net interest income
      after provision                       6,399       821     1,390       480         2       0    (117)    8,975
   Non-interest income                        926       262        76       190         7     202       0     1,663
   Non-interest expense                     4,847       913     1,077       978     1,182       0    (117)    8,880
                                          -------    ------    ------    ------   -------    ----  ------   -------
     Income before taxes                    2,478       170       389      (308)   (1,173)    202       0     1,758
   Provision for (benefit from) taxes         886        61        87       (94)     (419)      0       0       521
                                          -------    ------    ------    ------   -------    ----  ------   -------
     Net Income                           $ 1,592    $  109    $  302     ($214)    ($754)   $202  $    0   $ 1,237
                                          =======    ======    ======    ======   =======    ====  ======   =======

   Year Ended December 31, 1999

   Interest Income:
     Loans                                $10,486    $1,546    $1,331    $1,286   $    84    $  0    ($84)  $14,649
     Other                                  5,081       337     1,113       433        76       0       0     7,040
                                          -------    ------    ------    ------   -------    ----  ------   -------
                                           15,567     1,883     2,444     1,719       160       0     (84)   21,689
                                          -------    ------    ------    ------   -------    ----  ------   -------
   Interest Expense:
     Deposits                               6,312       778     1,286     1,047         0       0       0     9,423
     Other                                  2,766       107         0         0         0       0       0     2,873
                                          -------    ------    ------    ------   -------    ----  ------   -------
                                            9,078       885     1,286     1,047         0       0       0    12,296
                                          -------    ------    ------    ------   -------    ----  ------   -------
   Net interest income                      6,489       998     1,158       672       160       0     (84)    9,393
   Provision for loan losses                  537        18        52       100         0       0       0       707
                                          -------    ------    ------    ------   -------    ----  ------   -------
     Net interest income
      after provision                       5,952       980     1,106       572       160       0     (84)    8,686
   Non-interest income                      1,214       360       221       186       122     308    (122)    2,289
   Non-interest expense                     5,025     1,168     1,118       973     1,244       0    (206)    9,322
                                          -------    ------    ------    ------   -------    ----  ------   -------
     Income before taxes                    2,141       172       209      (215)     (962)    308       0     1,653
   Provision for (benefit from) taxes         904        49        18       (65)     (383)      0       0       523
                                          -------    ------    ------    ------   -------    ----  ------   -------
     Net Income                           $ 1,237    $  123    $  191     ($150)    ($579)   $308  $    0   $ 1,130
                                          =======    ======    ======    ======   =======    ====  ======   =======

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 22.  Segment information

  Other significant items:

                                             Financial Institutions
                                   --------------------------------------------
                                    East                                West
                                   Central    Central      Southern    Central
                                   Illinois   Illinois     Illinois    Illinois   Company      Other     Adjustments   Total
                                   --------   --------     --------    --------   -------     -------    ----------- ---------
   Year Ended December 31, 1998

   Depreciation                      $  337    $    39        $  26      $  107        43           0             0        552
   Amortization                           0         60          153         153         0           0             0        366
   Expenditures for premise
     and equipment                      390        823           93           5     1,041           0             0      2,352
   Dividends paid                     3,500          0            0           0       561           0        (3,500)       561
   Undistributed earnings            (1,908)       109          302        (214)        0         202        (1,509)         0

   Year Ended December 31, 1999

   Depreciation                      $  307    $    50        $  39      $   96       243           0             0        735
   Amortization                           0         93          153         153         0           0             0        399
   Expenditures for premise
     and equipment                      116        554           75          19        37           0             0        801
   Dividends paid                         0          0            0           0       553           0             0        553
   Undistributed earnings             1,237        123          191        (150)        0         308        (1,709)         0

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

                  COMMUNITY FINANCIAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23.  Condensed Quarterly Results of Operations

                                                          1999
                                         --------------------------------------
                                          Fourth    Third     Second    First
                                         Quarter   Quarter   Quarter   Quarter
                                         --------  --------  --------  --------

   Interest income                        $5,496   $ 5,542   $ 5,432   $ 5,219
   Interest expense                       (3,088)   (3,113)   (3,051)   (3,044)
                                         -------   -------   -------   -------
     Net interest income                   2,408     2,429     2,381     2,175

   Provision for loan losses                (230)     (211)     (188)      (78)
   Non-interest income                       751       493       580       465
   Non-interest expense                   (2,494)   (2,122)   (2,425)   (2,281)
                                         -------   -------   -------   -------

   Income before income tax expense          435       589       348       281

   Income tax expense                       (133)     (222)      (87)      (81)
                                         -------   -------   -------   -------

   Net income                             $  302   $   367   $   261   $   200
                                         =======   =======   =======   =======

   Earnings per share:   Basic            $ 0.14   $  0.18   $  0.12   $  0.10
                         Diluted          $ 0.14   $  0.18   $  0.12   $  0.10


                                                         1998
                                         -------------------------------------
                                         Fourth    Third     Second    First
                                         Quarter   Quarter   Quarter   Quarter
                                         -------   -------   -------   -------

   Interest income                        $5,623   $ 5,566   $ 5,546   $ 5,496
   Interest expense                       (3,234)   (3,266)   (3,183)   (3,132)
                                         -------   -------   -------   -------
     Net interest income                   2,389     2,300     2,363     2,364

   Provision for loan losses                 (84)      (90)     (132)     (135)
   Non-interest income                       416       443       426       378
   Non-interest expense                   (2,330)   (2,057)   (2,119)   (2,374)
                                         -------   -------   -------   -------

   Income before income tax expense          391       596       538       233

   Income tax expense                        (65)     (185)     (191)      (80)
                                         -------   -------   -------   -------

   Net income                             $  326   $   411   $   347   $   153
                                         =======   =======   =======   =======

   Earnings per share:   Basic            $ 0.15   $  0.19   $  0.16   $  0.07
                         Diluted          $ 0.15   $  0.19   $  0.15   $  0.07

                                     BOARD OF DIRECTORS

Roger A. Charleston                                  Shirley B. Kessler                         Brad A. Jones
Chairman of the Board                                Retired President and                      Co-Owner of Rural King Supply
Civil Engineer; Owner, Charleston                    Chief Executive Officer
Engineering

Michael F. Bauman                                    C. Richard King                            Roger L. Haberer
Real Estate Investor                                 Retired                                    Information Services Manager of
                                                                                                Westaff

          Wayne H. Benson                                                      Gary L. Graham
          President and                                                         Mayor, City of O'Fallon, IL
          Chief Executive Officer                                               Owner of LUCO, Inc. (River Barge Business)


                                                        EXECUTIVE OFFICERS


Wayne H. Benson                                                                                 Douglas W. Tompson
President and                                                                                   Chief Financial Officer
Chief Executive Officer

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


                                                       CORPORATE INFORMATION

Independent Certified Accountants             Special Counsel                                   Annual Report on Form 10-K
Larsson, Woodyard & Henson, CPAS              Stradley Ronon Housley Kantarian &
702 E. Court Street                           Bronstein, LLP                                    A copy of the Company's Annual
Paris, Illinois 61944                         1220 19th Street, N.W., Suite 700                 Report on Form 10-K for the fiscal
                                              Washington, D.C.  20036                           year ended December 31, 1999 as
General Counsel                                                                                 filed with the Securities and
Ray W. Vaughn, Attorney                      Annual Meeting                                     Exchange Commission will be
308 S. Kitchell                              The 2000 Annual Meeting of Stockholders            furnished without charge to
Olney, Illinois  62450                       will be held on April 27, 2000 at 11:00            stockholders as of the record date
                                             a.m. at the Holiday Motel at 1300 S.               for the 2000 Annual Meeting upon
Transfer Agent and Registrar                 West Street, Olney, Illinois.                      written request to Corporate
Registrar and Transfer Co.,                                                                     Secretary, Community Financial
 Cranford, New Jersey                                                                           Corp., 240 E. Chestnut Street,
                                                                                                Olney, Illinois 62450-2295